   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000.



                                                      REGISTRATION NO. 333-93757

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                            TENNECO AUTOMOTIVE INC.
                   TENNECO AUTOMOTIVE OPERATING COMPANY INC.
                            CLEVITE INDUSTRIES INC.
                              THE PULLMAN COMPANY
                          TENNECO GLOBAL HOLDINGS INC.
                      TENNECO INTERNATIONAL HOLDING CORP.
                                 TMC TEXAS INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         3714                  76-0515284
           DELAWARE                         3714                  74-1933558
           DELAWARE                         3714                  22-2940561
           DELAWARE                         3714                  02-0359911
           DELAWARE                         3714                  76-0450674
           DELAWARE                         3714                  74-2067082
           DELAWARE                         3714                  76-0523820
                                      (Primary Standard
(State or other jurisdiction of          Industrial            (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification No.)

                           -------------------------
                             500 NORTH FIELD DRIVE
                          LAKE FOREST, ILLINOIS 60045
                           TELEPHONE: (847) 482-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------

                    TIMOTHY R. DONOVAN                                                Copy to:
         SENIOR VICE PRESIDENT AND GENERAL COUNSEL                                 JODI A. SIMALA
                  TENNECO AUTOMOTIVE INC.                                          JENNER & BLOCK
                   500 NORTH FIELD DRIVE                                            ONE IBM PLAZA
                LAKE FOREST, ILLINOIS 60045                                    CHICAGO, ILLINOIS 60611
                 TELEPHONE: (847) 482-5000                                    TELEPHONE (312) 923-2692
            (Name, address, including zip code,
        and telephone number, including area code,
                   of agent for service)

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective Registration Statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
                           -------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

        The information in this preliminary prospectus is not complete and may be changed. We are not offering to sell, or asking you to buy, any securities. We will not make any offer to sell these securities or accept any offer to buy them until we have delivered this prospectus in its final form. We also will not sell those securities in any jurisdiction where it would be illegal to offer or sell them, or solicit purchasers, prior to registering or qualifying them under that jurisdiction's securities laws.


PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION; DATED FEBRUARY 2, 2000)


                                  TENNECO LOGO

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                   11 5/8% SENIOR SUBORDINATED NOTES DUE 2009
             ($500,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   11 5/8% SENIOR SUBORDINATED NOTES DUE 2009
                                       OF

                            TENNECO AUTOMOTIVE INC.
                        (FORMERLY KNOWN AS TENNECO INC.)

                       PRINCIPAL TERMS OF EXCHANGE OFFER

- We are offering a total of $500,000,000 of new notes, which are registered with the Securities and Exchange Commission, in exchange for our outstanding notes.


- The exchange offer expires 5:00 p.m., New York City time, on        ,2000,
  unless extended.


- You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

- The exchange offer is not subject to any condition other than that the exchange offer will not violate applicable law or any applicable interpretations of the Staff of the Securities and Exchange Commission.
- There is no existing market for the new notes, and we do not intend to apply for their listing on any securities exchange or for their quotation through the Nasdaq Stock Market.

- We believe the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- We will not receive any proceeds from the exchange offer.

- The terms of the new notes are substantially identical to the outstanding notes, except for various transfer restrictions and registration rights relating to the outstanding notes.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.


      YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 18
                  BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this prospectus is        , 2000.

                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Prospectus Summary.....................       1
Risk Factors...........................      18
Forward-looking Statements.............      25
Where You Can Find More Information....      26
Incorporation of Information by
  Reference............................      26
Use of Proceeds........................      28
Capitalization.........................      29
Unaudited Pro Forma Consolidated
  Financial Statements.................      30
Supplemental Consolidated Financial
  Data.................................      36
Selected Financial Data................      37
The Exchange Offer.....................      41
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      51



                                           PAGE
                                           ----
The Spin-off...........................      72
Business...............................      77
Management.............................      91
Principal Stockholders.................     101
Description of Senior Credit
  Facility.............................     102
Description of the New Notes...........     105
United States Federal Income Tax
  Consequences.........................     145
Plan of Distribution...................     151
Legal Matters..........................     152
Experts................................     152
Index to Financial Statements..........     F-1


                            ------------------------

     Some of the market data included in this prospectus is based on independent industry publications or other publicly available information. Although we believe that these independent sources are reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.


     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US WHICH IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SEE "AVAILABLE INFORMATION" AND "INCORPORATION BY REFERENCE." THIS INFORMATION, EXCLUDING EXHIBITS TO THE INFORMATION UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION, IS AVAILABLE WITHOUT CHARGE TO ANY HOLDER OR BENEFICIAL OWNER OF OUTSTANDING NOTES UPON WRITTEN OR ORAL REQUEST TO TIMOTHY R. DONOVAN, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, TENNECO AUTOMOTIVE INC., 500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS 60045, TELEPHONE NUMBER (847) 482-5000. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. THEREFORE, YOU MUST REQUEST INFORMATION ON OR BEFORE
            , 2000.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of this exchange offer and for a more complete understanding of our business, you should read carefully this entire prospectus and the documents incorporated by reference in this prospectus.

     Unless the context otherwise requires, in this prospectus:

     - "Tenneco" refers to Tenneco Automotive Inc., a Delaware corporation, and its subsidiaries. Tenneco was known as Tenneco Inc. before the spin-off of Tenneco Inc.'s packaging and administrative services businesses on November 4, 1999.

     - "Automotive," "we," "us" and "our" refer to Tenneco after giving effect to the spin-off described above.

     - "Pactiv" or "Packaging" refers to Pactiv Corporation, a Delaware corporation, and its subsidiaries. Pactiv owns the packaging and administrative service businesses that Tenneco spun-off on November 4, 1999. Pactiv was known as Tenneco Packaging Inc. before the spin-off.


     Because of the spin-off, Tenneco's financial statements presented in this prospectus reflect its former paperboard packaging and specialty packaging segments as discontinued operations. See Note 2 to the audited Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries included in this prospectus.


                               THE EXCHANGE OFFER

     On October 14, 1999, we completed the private offering of $500 million of 11 5/8% Senior Subordinated Notes due 2009. We are now offering to exchange these outstanding notes for new notes that have been registered under the Securities Act of 1933. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer within 180 days of the issuance of the outstanding 11 5/8% Senior Subordinated Notes due 2009. You should read the discussion under the headings "-- Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the new, registered notes. You should also read the discussion under the headings "-- Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes.

                                  OUR COMPANY

GENERAL

     We are one of the world's largest designers, manufacturers and distributors of automotive ride control and emissions control products and systems for the automotive original equipment, or "OE," market and repair and replacement market, or aftermarket, with leading market shares in North America and Europe. We operate a global business with 1998 net sales of approximately $3.2 billion and sell products in over 100 countries. We have approximately 23,500 employees and 100 facilities in 25 countries. Our executive offices are located at 500 North Field Drive, Lake Forest, IL 60045. The phone number is (847) 482-5000.

     We manufacture and sell ride control products, such as shock absorbers, struts and suspension systems, which are designed to function as safety components for vehicles in addition to providing a comfortable ride. We also manufacture and sell emissions control components, such as mufflers, catalytic converters, manifolds and pipes, all of which play a critical role in safely conveying noxious exhaust gases away from the passenger compartment, reducing the level of pollutants and reducing engine exhaust noise.

     In the OE market, we serve more than 25 different original equipment manufacturers, or "OEMs," on a global basis, with our largest OE customers being Ford, DaimlerChrysler, General Motors, Volkswagen Group and Toyota. We provide products or systems for six of the top ten passenger car models and eight of the top ten light truck models produced globally for 1998. Sales across our OEM customer base are well-diversified for our industry, with our two largest customers, Ford and DaimlerChrysler, representing 12.8% and 10.9%, respectively, of 1998 net sales. Over the last several years, we have successfully executed a strategy to increase our presence in the OE market. As a result, we have increased our OE net sales from $736 million to $1,962 million, or by 167%, from 1994 to 1998.

     In the aftermarket, we serve over 500 customers, including wholesalers and retailers such as National Auto Parts Association (NAPA), Monro Muffler Brake and Advance Auto Parts in North America, and Temot, Autodistribution International and Kwik-Fit in Europe. Our top 10 aftermarket customers accounted for less than 11% of our 1998 net sales. We sell our ride control products primarily under the well-recognized Monroe(R) brand name. Our Monroe(R) ride control product line has achieved 98% brand recognition in North America within its targeted consumer market. We sell our emissions control products primarily under the Gillet(TM) and industry-leading Walker(R) brand names.

     We are well-balanced across our product lines, markets and geographic regions. Ride control accounted for 44% of our 1998 net sales and 55% of our 1998 operating income, and emissions control accounted for the remainder. As described above, we have achieved a balanced OE and aftermarket revenue base by successfully increasing our sales to OEMs over the last several years. Furthermore, our aftermarket business benefits from the design, manufacturing and technological expertise of our OE business, and we believe this OE expertise provides us with a significant advantage over many of our aftermarket competitors. In the past five years, through internal growth and several strategic acquisitions, we believe we have also strengthened our market position around the globe. Currently, we have operations in 25 countries and generated approximately 48% of our 1998 net sales in markets outside of North America. We believe our participation in both the OE and aftermarket businesses and our geographic presence reduce our exposure to the cyclicality of the automotive industry.

     We have focused on improving our advanced technology position relative to our competition in the OE market and have implemented a strategy to leverage this position into the aftermarket. As a result, in 1998 we were awarded the Chrysler Technology Role Model Award (awarded to one manufacturer each year) based on our Walker(R) electronic silencing technology and the successful implementation of an advanced suspension technology. Also in 1998, we were named Volvo Supplier of the Year in recognition of our technology and overall quality. Our commitment to high quality standards and sound management practices and policies is demonstrated by our successful participation in the International Standards Organization/Quality Standards certificants process. Over 90% of our manufacturing facilities have achieved ISO 9000 certification, excluding facilities held in joint ventures. Of those 60 manufacturing facilities where we have determined that QS certification is required to service our customers or would provide us with an advantage in securing additional business, 85% have achieved QS 9000 certification, and we are pursuing certification of the remaining 15%. In addition, we have received Ford Q1 certification at 20 facilities and 1998 Chrysler Gold Pentastar Awards at four facilities.

     The following table sets forth our estimated 1998 market positions by product category based on unit volume estimates for each of our primary geographic regions. These estimates are prepared in accordance with what we believe to be standard industry practice and are based on industry sources and our knowledge of our relative position in each market.

PRODUCT CATEGORY                     REGION       MARKET POSITION(1)
----------------                     ------       ------------------
Aftermarket Emissions Control     North America           #1
                                  Europe                  #1
Aftermarket Ride Control          North America           #1
                                  Europe                  #1
OE Emissions Control              North America           #1
                                  Europe                  #2
OE Ride Control                   North America           #2
                                  Europe                  #4

-------------------------

(1) Calculations of our market position for 1998 exclude components manufactured by OEMs, other than Delphi Automotive Systems Corporation, which was separated from General Motors in May 1999.

COMPETITIVE STRENGTHS

     Several significant existing and emerging trends are dramatically reshaping the automotive industry. Key trends that we believe are affecting automotive parts suppliers include customer and supplier consolidation, increased OEM outsourcing of development, design and systems integration activities, globalization and standardization. We believe that we are positioned to respond to these trends because of our following strengths.


     Tier 1 Capabilities. The OEMs are consolidating and are increasingly outsourcing parts and systems to simplify the vehicle assembly process, lower costs, and reduce vehicle development time. This shift has created the role of the Tier 1 systems integrator and supplier. We have been a Tier 1 integrator for over ten years. We supply modules or systems for 25 vehicle platforms currently in production worldwide and we have modules or systems for three additional platforms under development. We also work extensively with our OEM customers in designing and engineering ride control and emissions control products and systems for existing and new vehicle platforms. We are currently working with OEMs on 33 "global" platforms, which are single platforms in production and/or development in two or more regions. One or more of our products were included on more than 70 vehicle launches for the 21 months ended September 30, 1999.


     Global Presence. OEMs are increasingly requiring suppliers to provide parts on a global basis. This requires a worldwide approach to supply chain management, engineering, sales and distribution. Our global presence positions us to meet the global sourcing, quality and engineering requirements of our customers. Our worldwide footprint, in addition to our 19 manufacturing facilities in the United States, includes 32 emissions control manufacturing facilities and 17 ride control manufacturing facilities located in Argentina, Australia, Belgium, Brazil, Canada, China, the Czech Republic, India, Mexico, New Zealand, South Africa, Spain, Turkey and the United Kingdom. As a result, we believe we are well-positioned to meet the demand of OEMs for globally positioned suppliers, as well as to meet the needs of aftermarket customers by providing high-quality, brand-named products on a worldwide basis.

     Technology Leadership. Automotive OEMs are increasingly demanding technological innovation from suppliers for improved vehicle performance and functionality, causing the technical content of automobiles to increase rapidly. To continue developing innovative products, systems and modules, we maintain 16 research and development facilities and have entered into several strategic alliances focused on advanced technology designs. We provide technologically advanced products by regularly updating and enhancing our product line and introducing new products. For example, we developed several adaptive damping systems which reduce undesirable vehicle motion. Also, we developed a self-lubricating elastomer, which has the additional ability to reduce friction between moving components in a suspension system, thereby reducing noise and vibration. As a result of increased technological content, we believe our future success in the aftermarket will depend on our success in maintaining and expanding our OE markets. We believe our strong OE presence will give us a significant advantage by allowing us to introduce our OE products to the aftermarket as these products move through their life cycles.

     Strong OEM Relationships. We have long-standing relationships with our OEM customers around the world. We work with these customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. We believe our success in developing these relationships can be attributed to our design and manufacturing performance and global capabilities.

     Well-Positioned on Popular Vehicle Platforms and Across Aftermarket Distribution Channels. We manufacture and distribute products for many of the most-recognized car and light truck models worldwide. Our products are included on six of the top ten passenger car models and eight of the top ten light truck models produced globally for 1998, including: the VW Golf, GM Corsa, Ford Escort, Toyota Corolla, Opel Astra, Honda Civic, Ford F-Series Pickup, Chevy CK Pickup, Ford Explorer, Dodge Ram Pickup, Ford Ranger, Dodge Caravan, Toyota Hilux and Ford Windstar. For the aftermarket, we have a dedicated sales force and consumer brand marketing professionals who sell and market our products through all the primary channels of distribution, including full-line and specialty warehouse distributors, jobbers, installers, car dealers and automotive parts retailers. We have recently adopted a strategy to enhance our aftermarket profitability by introducing differentiated product lines targeted to the different aftermarket distribution channels. For example, in the fourth quarter of 1999, we introduced to the professional installer channel a premium ride control product which uses acceleration-sensitive damping technology.

BUSINESS STRATEGY

     Our objective is to enhance profitability by leveraging our global position in the manufacture of emissions control and ride control products and systems. We intend to use our competitive strengths and balanced mix of products, markets, customers and distribution channels to capitalize on many of the significant existing and emerging trends in the automotive industry. The key components of our business strategy are described below.

     "Own" the Product Life Cycle. We believe that leveraging our proprietary "black box" OE design and engineering capabilities enables us to utilize our OE technology to introduce new products into the aftermarket, where these products should continue to generate future revenue streams. Innovative products such as Sensa-Trac(R) shocks, which provide balance between comfort and control, and Quiet-Flow(TM) mufflers, which reduce back pressure without sacrificing noise control, are examples of how our market balance between OE and aftermarket sales allows us to leverage our cost structure over the entire product life cycle.

     Develop and Commercialize Innovative, Value-Added Products. We intend to continue to manufacture and develop innovative, value-added products, both on our own and through strategic alliances, with a focus on the development of highly engineered systems and complex assemblies and modules. These products generally carry higher profit margins than standard components and allow a supplier to differentiate its offerings from its competitors. Furthermore, we intend to expand our product lines by continuing to identify and target new fast-growing niche markets, by developing new products for existing markets, by making strategic acquisitions and by establishing alliances with other suppliers. For example, we introduced a new acceleration-sensitive damping product to the aftermarket installer channel in the fourth quarter of 1999, and our Walker(R) electronic noise cancellation products incorporate technology that we acquired but which had not previously been applied to the automotive market.

     Leverage Aftermarket Brand Names. We manufacture and market brand-named products, including Monroe(R) ride control products and Walker(R) emissions control products. We also have been successful in introducing additional branded products outside of the Monroe(R) and Walker(R) umbrellas, such as Rancho(R) ride control products, DynoMax(R) high performance emissions control products, Clevite(TM) elastomeric vibration control components and Aluminox(TM) emissions control products in Europe. We are also capitalizing on our brand strength by incorporating newly acquired product lines within existing product families. Our brand equity is a key asset in a time of customer consolidation and merging channels of distribution.

     Diversify End-Markets. We intend to continue to leverage our design, marketing and manufacturing capabilities by producing products for a variety of adjacent end-markets. We are targeting opportunities in the aerospace, two-wheeler, specialty vehicle, industrial and heavy duty vehicle markets, and we have already expanded our product offerings to include exhaust products for motorcycles and suspension springs for golf carts. We believe these new markets will allow us to capitalize on our existing technical and manufacturing infrastructure to achieve growth, and we expect these markets to generate margins above traditional OE margins.

     Expand Full-System Capabilities. The automotive parts industry is undergoing a consolidation of parts suppliers, as OEMs increasingly require suppliers to provide design assistance and innovation for full systems rather than just individual components. In response to this trend, we continually focus on the development of highly engineered systems and complex assemblies and modules which provide value-added solutions to customers and generally carry higher profit margins than individual components. We are also committed to expanding our systems capabilities by establishing joint ventures and strategic alliances, such as our agreement with Ohlins Racing A.B. to jointly develop advanced, electronically controlled suspension damping systems.

     Maintain Operating Cost Leadership. We intend to seek continuous cost reduction through, among other things, standardizing products and processes, increasing efficiency and enhancing global coordination. We have adopted several management techniques to assist in improving best practices and maintaining efficiency. For example, we have adopted a process of measuring the economic value added of our operations to help ensure that returns exceed capital costs. We have also introduced the Business Operating System as a disciplined approach to manage continuous improvement by assembling and analyzing data for quick and effective problem resolution.

     Execute Focused Acquisitions and Alliances. Historically, we have been successful at identifying and capitalizing on strategic acquisitions and alliances to achieve growth. As described above, we intend to continue to pursue strategic alliances and focused acquisitions to obtain proven proprietary technology and recognized research capabilities necessary to help develop leadership in systems integration. An example of this is our acquisition of Kinetic Ltd., discussed below, which significantly expanded our capability in advanced ride control technology suspension systems.

RECENT DEVELOPMENTS

     Strategic Repositioning. Several dynamics continue to challenge our aftermarket business, including increasing average product lives, consolidating distribution channels and increasing competition. Our plan to address these dynamics consists of: (1) the rationalization of manufacturing and distribution operations in order to reduce our cost structure; (2) the elimination of selected quarterly promotional programs in order to better balance demand and supply within our aftermarket distribution channels; (3) the introduction of a strategy to more effectively manage product lines targeted at different aftermarket distribution channels; and (4) management changes and the introduction of management techniques designed to improve our best practices and identify additional cost savings.


     In the fourth quarter of 1998, we recorded a pre-tax charge to income from continuing operations of $53 million ($34 million after-tax). This represented severance benefits, exit costs and asset impairments related to the closing of two plant locations and five distribution centers and the elimination of 302 positions at those locations, as well as the elimination of 454 administrative positions in our business unit and corporate operations. This rationalization of manufacturing and distribution capabilities has increased the capacity utilization of our existing facilities and has effectively reduced our breakeven point in the aftermarket. We expect to realize annual savings of about $27 million as a result of these restructuring initiatives. While we have begun to realize the benefits of the restructuring, we expect these savings will be fully realized beginning in the second quarter of 2000. To further reduce our cost structure, we recorded a pre-tax restructuring charge of $55 million in the fourth quarter of 1999. This charge includes $37 million to close a European ride control manufacturing facility and to restructure other European units, $15 million in North America to close an OE exhaust facility, and $3 million for headcount reductions in South America and Asia. Once the restructuring is complete in early 2001, we expect to realize annual cost savings of $25 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."


     Acquisition of Kinetic. In early 1999, we acquired Kinetic Ltd., an Australian company with a proprietary technology in advanced suspension engineering. The Kinetic Suspension System is a passive and reactive hydraulic/mechanical system which offers advanced roll-control technology, thereby enhancing both on-road handling and off-road performance. This system was recently named the Gold Award winning entry of the International Grand Prix for Technical Innovation at the Paris Equip Auto Showcase. We have established a group of dedicated employees to develop and pursue a roll-out of the Kinetic technology in both the OE market and the aftermarket. We are working with four OEMs on prototypes based on this technology, and we have been awarded business on a platform for a vehicle scheduled for introduction in 2002.

     The Spin-off. The spin-off of Pactiv was the final step in the transformation of Tenneco from a highly diversified industrial corporation to independent companies focused on their core businesses. Earlier this year, Tenneco separated its paperboard packaging business from the rest of its operations and used the cash proceeds to repay a portion of its short-term debt. On November 4, 1999, Tenneco separated its packaging and administrative services businesses from the rest of its operations by completing the spin-off of Pactiv to holders of Tenneco common stock. For more information, see "The Spin-off."

     The following describes the principal transactions that Tenneco and Pactiv undertook to complete the spin-off.

     - Corporate Restructuring Transactions. Tenneco restructured the ownership of its existing businesses before the spin-off so that the assets, liabilities and operations of (a) its packaging business and administrative services operations were owned directly and indirectly by Pactiv and (b) its automotive business were owned directly and indirectly by Tenneco and its non-packaging subsidiaries.


     - Debt Realignment. Before the spin-off, Tenneco realigned substantially all of its then-existing debt through a combination of tender offers, exchange offers, prepayments and other refinancings. The purpose was to allocate this debt between us and Pactiv before the companies were separated. To retire its existing public debt, Tenneco exchanged some series of its then-existing public debt for new Pactiv public debt and purchased other series of this debt for cash. Tenneco conducted a concurrent consent solicitation which removed the restrictions on Tenneco's operations that were included in the related indenture. Tenneco also repaid other non-public debt and repurchased subsidiary preferred stock. To finance the cash tender offers and other cash payments, we issued the $500 million of outstanding notes pursuant to a private offering and entered into a new senior secured credit facility.


     - Distribution of Packaging Common Stock. Tenneco completed the spin-off by distributing all Pactiv common stock to the holders of Tenneco common stock at a one-for-one ratio.


     Fourth Quarter 1999. On January 25, 2000, we reported record revenues for the fourth quarter of 1999 of $806 million, compared to $769 million for the fourth quarter 1998. We also reported a fourth quarter 1999 loss from continuing operations of $143 million, or $4.25 per diluted share, which includes transaction costs, a restructuring charge and stand-alone company costs. Included in fourth quarter results are transaction and other costs and charges of (1) $94 million after tax, or $2.80 per diluted share, primarily resulting from the spin-off of Pactiv, (2) $50 million after tax, or $1.50 per diluted share, related to the restructuring described above, and (3) $6 million, or 17 cents per diluted share, in after-tax costs associated with becoming a stand-alone company.



     Before these stand-alone costs and charges, income from continuing operations for the fourth quarter 1999 was $7 million, or 22 cents per diluted share. This compares to a loss of $16 million, or 47 cents per diluted share, in the fourth quarter of 1998, before including an after-tax restructuring charge of $34 million, or $1.02 per diluted share, and previously unallocated Tenneco after-tax costs of $3 million, or 8 cents per diluted share. Strong revenue growth in North America, coupled with restructuring programs in the North American aftermarket business, drove this year-over-year improvement.



     We improved our cash flow from operations 230%, generating $99 million in the fourth quarter 1999 compared to $30 million in the fourth quarter of 1998. Our strong cash performance since the spin-off allowed us to reduce our debt level by $68 million, to $1,634 million at year-end 1999. This performance was driven primarily by working capital improvements in receivables, inventory and payables.



     Earnings before interest expense, income taxes and minority interest for the quarter, before the charges and costs, increased significantly to $52 million compared to a loss of $4 million, before restructuring and the previously unallocated Tenneco costs, in the fourth quarter of 1998. Earnings before interest expense, income taxes, minority interest and depreciation and amortization for the quarter was $86 million, before the charges and stand-alone costs, compared to $36 million, before restructuring charges and unallocated costs, in the fourth quarter a year earlier.



     Our North American revenues for the fourth quarter 1999 were $439 million compared to $393 million the prior year. North American OE revenues were $301 million, an increase of 14% compared to $265 million reported in the fourth quarter 1998. North American aftermarket revenues rose 9% to $138 million from $128 million in the prior year, marking the first quarter-over-quarter revenue improvement for the North American aftermarket since the third quarter of 1997.



     Fourth quarter European revenues were $290 million compared with $303 million reported in 1998. European OE revenues declined 3% to $204 million from $211 million reported a year earlier. European aftermarket revenues were $86 million, a 7% decline from $92 million recorded in the fourth quarter of 1998. Increased revenue from the full ramp-up of the Ford Focus was offset by the weakened Euro, OE price pressure and aftermarket mix shift.



     Our operations in the rest of the world, consisting of operations in South America, Asia and Australia, reported revenues of $77 million in the fourth quarter of 1999, an increase of 5% compared to $73 million reported in 1998. Difficult economic conditions in South America and softer OE sales in Australia were partially offset by increased OE exhaust business in China, and improved aftermarket business in India and Japan.



     We recorded pre-tax transaction and other costs of $59 million to complete the series of actions necessary to spin-off Pactiv. These costs include severance, legal, banking, accounting and other fees and expenses. Also included is a charge of $12 million to write down the value of a receivable from a former business which we sold in the mid-1990's. Deteriorating performance by that business, as well as a consolidation in its primary industry, has caused us to revise our estimate of the proceeds we will ultimately collect on the receivable.



     We incurred incremental pre tax stand-alone costs in the fourth quarter of 1999 of $9 million. These costs, incurred after the November 4 spin-off of Pactiv, include the addition of functions necessary to operate as a separate public company, as well as administrative costs for information technology and payroll and accounts payable services, which the company receives under contractual agreements entered into in connection with the spin-off. While these costs will continue in 2000 and beyond, they did not exist in the fourth quarter of 1998.


                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


     The exchange offer relates to the exchange of up to $500 million aggregate principal amount of outstanding notes for an equal aggregate principal amount of new notes. The new notes will be our obligations, entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes, except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement executed as part of the offering of the outstanding notes. When we refer to the "notes" in this prospectus, except where the context otherwise requires we are referring to both the outstanding notes and the new notes.



     If we do not complete the exchange offer on or before April 11, 2000, the interest rate on the outstanding notes will increase by .25% per annum during each subsequent 90-day period, up to a maximum overall increase of 1% per annum, until we complete the exchange offer.



Registration Rights
Agreement......................    You are entitled to exchange your outstanding
                                   notes for registered new notes with
                                   substantially identical terms. The exchange offer is intended to satisfy these rights.
                                   After you exchange your outstanding notes in the exchange offer, you will no longer be entitled to any exchange or registration rights with respect to your notes.


The Exchange Offer.............    We are offering to exchange $1,000 principal
                                   amount of new 11 5/8% Senior Subordinated
                                   Notes due 2009 which have been registered under the Securities Act for each $1,000 principal amount of our outstanding 11 5/8%
                                   Senior Subordinated Notes due 2009.


Expiration Time................    The exchange offer will expire at 5:00 p.m.,
                                   New York City time, on           , 2000,
                                   unless we decide to extend the expiration time.


Conditions to the Exchange
Offer..........................    We will not complete this exchange offer if
                                   it violates applicable law or staff
                                   interpretations of the Securities and
                                   Exchange Commission. Holders of outstanding notes will have specified rights against our company under the registration rights agreement executed as part of the private offering of the outstanding notes should we fail to complete the exchange offer. See "The
                                   Exchange Offer -- Purpose and Effect of the
                                   Exchange Offer."


Resale of the New Notes........    We believe that the new notes may be offered
                                   for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described below. We have based this belief on letters issued in connection with past offerings of this kind in which the staff of the Securities and Exchange
                                   Commission has interpreted the laws and
                                   regulations relating to the resale of notes to the public without the requirement of further registration under the Securities
                                   Act. See Shearman & Sterling (available July
                                   2, 1993); Morgan Stanley & Co. Incorporated
                                   (available June 5, 1991); and Exxon Capital
                                   Holdings Corporation (available May 13,
                                   1988). In order for the new notes to be
                                   offered for resale, resold or otherwise
                                   transferred by you:


                                   - you must acquire the new notes in the
                                     ordinary course of your business;

                                   - you must not participate or intend to
                                     participate, and you must have no
                                     arrangement or understanding with any
                                     person to participate, in the distribution of the new notes issued to you;

                                   - you must not be a broker-dealer who
                                     purchased your outstanding notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act; and

                                   - you must not be an "affiliate" of ours
                                     within the meaning of Rule 405 under the Securities Act.

                                   If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against this liability.


                                   If you are a broker-dealer and you are issued new notes in this exchange offer for your own account in exchange for outstanding notes which were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as it may be amended or supplemented, in connection with any resale of new notes issued in the exchange offer.


                                   For a period of 180 days after the date this exchange offer is completed, we will make this prospectus and any amendment or supplement to this prospectus available to broker-dealers for use in connection with resales.

                                   We are not offering to exchange with you, and will not accept surrenders for exchange from you, in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction. Furthermore, if you acquire the new notes, you are responsible for compliance with securities or blue sky laws regarding resales. We assume no responsibility for compliance with these requirements.

Accrued Interest on the New
  Notes and the Outstanding
Notes..........................    Each new note will bear interest from October
                                   14, 1999, the issuance date of the
                                   outstanding notes. The holders of outstanding notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those outstanding notes from October 14, 1999 to the date of issuance of the new notes.
                                   Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the new notes.

                                   Consequently, if you exchange your
                                   outstanding notes for new notes, you will receive the same interest payment on April 15, 2000, which is the first interest payment date with respect to the outstanding notes and the new notes, that you would have received if you had not accepted this exchange offer.

Procedures for Tendering
  Outstanding Notes............    If you are a holder of an outstanding note
                                   and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, before the expiration time:


                                   - an original or a facsimile of a properly
                                     completed and duly executed copy of the
                                     letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

                                   - if the original notes you own are held of
                                     record by The Depository Trust Company
                                     ("DTC") in book-entry form and you are
                                     making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program system of DTC in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the new notes to you. The Automated Tender Offer Program allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

                                   In addition, you must deliver to the exchange agent on or before the expiration time:

                                   - if you are effecting delivery by book-entry
                                     transfer, a timely confirmation of
                                     book-entry transfer of your outstanding
                                     notes into the account of the exchange
                                     agent at DTC; or

                                   - if necessary, the documents required for
                                     compliance with the guaranteed delivery
                                     procedures.

                                   By executing and delivering the letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

                                   - the person receiving the new notes in this
                                     exchange offer, whether or not that person is the holder, is receiving them in the ordinary course of business;

                                   - neither you nor any other person receiving
                                     your new notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of the new notes; and

                                   - neither you nor any other person receiving
                                     your new notes in the exchange offer is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, or, if you are an "affiliate" of ours, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

Special Procedures for
Beneficial
  Owners.......................    If you are a beneficial owner of outstanding
                                   notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes in this exchange offer, you should promptly contact the registered holder and instruct that person to tender on your behalf. If you wish to tender on your own behalf you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures.....................    If you wish to tender your outstanding notes
                                   and:


                                   - time will not permit your notes or other
                                     required documents to reach the exchange agent before the expiration time; or


                                   - the procedure for book-entry transfer
                                     cannot be completed on time;

                                   you may tender outstanding notes by
                                   completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. See "The Exchange
                                   Offer -- Guaranteed Delivery Procedures."

Shelf Registration Statement...    We have agreed to register the outstanding
                                   notes on a shelf registration statement and use our best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange
                                   Commission if:

                                   - any changes in law or of the applicable
                                     interpretations of the staff of the
                                     Securities and Exchange Commission do not permit us to effect this exchange offer;


                                   - we do not complete the exchange offer on or
                                     before April 11, 2000; or


                                   - any holder of outstanding notes is not
                                     eligible under applicable securities laws to participate in the exchange offer, and the holder has requested us to file the shelf registration statement and has satisfied conditions relating to the provision of information to us.


                                   We have agreed to maintain the effectiveness of the shelf registration statement for, in some circumstances, at least two years from the date of the original issuance of the outstanding notes to cover resales of those notes held by the holders. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."


Withdrawal Rights..............    You may withdraw the tender of your
                                   outstanding notes at any time before the expiration time.

Acceptance of Outstanding Notes
and
  Delivery of New Notes........    So long as this exchange offer does not
                                   violate applicable law or staff
                                   interpretations of the Securities and
                                   Exchange Com-
                                   mission, we will accept for exchange any and all outstanding notes which are properly tendered and not validly withdrawn before the expiration time. The new notes issued in this exchange offer will be delivered promptly following the expiration time.

United States Federal Income
Tax
  Consequences.................    Based on the advice of our counsel, we
                                   believe the exchange of outstanding notes for new notes will not be a taxable exchange for United States federal income tax purposes.
                                   See "United States Federal Income Tax
                                   Consequences."

Consequences of Failure to
Exchange.......................    All outstanding notes that are not exchanged
                                   will continue to be subject to the
                                   restrictions on transfer contained in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in connection with a shelf registration statement as described above, we will have no obligation to register outstanding notes under the Securities Act after we complete the exchange offer.

                                   To the extent that outstanding notes are tendered and accepted in this exchange offer, we expect that the trading market for outstanding notes will be adversely affected. See "Risk Factors."

Exchange Agent.................    The Bank of New York is serving as the
                                   exchange agent in connection with the
                                   exchange offer. The exchange agent will
                                   assist us in the exchange offer by performing various administrative functions on our behalf.

Dissenter's Rights.............    No dissenter's rights of appraisal exist in
                                   connection with the exchange offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     For a more complete description of the terms of the new notes, see "Description of the New Notes."

Issuer........................   Tenneco Automotive Inc.

General.......................   The form and terms of the new notes are
                                 identical in all material respects to the form and terms of the outstanding notes except that:

                                 - the new notes will bear a "Series B"
                                   designation to differentiate them from the outstanding notes, which bear a "Series A" designation;

                                 - the new notes have been registered under the
                                   Securities Act and, therefore, will not bear legends restricting their transfer; and


                                 - the holders of new notes generally will not
                                   be entitled to rights under the registration rights agreement, including any registration rights or rights to additional interest.

                                 The new notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which the outstanding notes were issued.

Notes Offered.................   $500,000,000 aggregate principal amount of
                                 11 5/8% Senior Subordinated Notes due 2009.

Maturity......................   October 15, 2009.

Interest Payments.............   April 15 and October 15, commencing April 15,
                                 2000.

Optional Redemption...........   At any time on or after October 15, 2004, we
                                 may redeem the new notes in whole or in part, at a redemption price of 105.813% of their principal amount, declining ratably to their principal amount after October 15, 2007, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Some
  Equity Offerings............   At any time and from time to time on or prior
                                 to October 15, 2002, we may redeem the new notes with the net cash proceeds of some equity offerings, as long as:
                                   - we pay 111.625% of the principal amount of
                                     the new notes to be redeemed, plus accrued and unpaid interest, if any, to the \date of redemption; and
                                   - at least 65% of the aggregate principal
                                     amount of all notes issued under the
                                     indenture remain outstanding afterwards.

Change of Control.............   Upon a change of control with respect to us,
                                 you will have the right, as a holder of new notes, to require us to repurchase all of your new notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We might not be able to pay you the required price for new notes you request us to purchase at that time because we may not have enough funds or the terms of our other debt may prevent us from paying you. See "Description of the New Notes -- Change of Control."

Ranking.......................   The new notes will be unsecured and will rank
                                 in right of payment behind all of our existing and future senior debt. The new notes will effectively rank in right of payment behind debt and other liabilities of our subsidiaries which are not guarantors. Because the new notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, holders of new notes will not be entitled to receive any payment until all holders of our senior debt have been paid in full.

                                 On a pro forma basis after giving effect to the spin-off, at September 30, 1999 we would have had approximately $1,173 million of senior debt outstanding and approximately $459 million available for borrowing under our new senior secured credit facility. See "Unaudited Pro Forma Consolidated Financial Statements" and "The Spin-off -- Debt Realignment." Holders of the new notes will rank in right of payment behind all of this outstanding debt and available debt.

Guarantees....................   All of our material domestic wholly owned
                                 subsidiaries will fully and unconditionally guarantee the new notes on a joint and several basis. Our future material domestic restricted subsidiaries that incur indebtedness will be required to execute a similar guarantee. The subsidiary guarantees will each be unsecured and rank in right of payment behind each subsidiary guarantor's existing and future senior debt.

Restrictive Covenants.........   We will issue the new notes under an indenture
                                 between us and The Bank of New York, as
                                 trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:
                                 - incur more debt;
                                 - create liens;
                                 - pay dividends and make distributions or
                                   repurchase stock;
                                 - make investments;
                                 - merge or consolidate or transfer and sell assets;
                                 - issue stock of subsidiaries; and
                                 - engage in transactions with affiliates.

                                 These covenants are subject to a number of important exceptions and limitations, which are described under the heading "Description of the New Notes." All of our present subsidiaries are restricted for purposes of the indenture.

Risk Factors..................   You should consider carefully all of the
                                 information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to participate in the exchange offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data as of and for each of the fiscal years in the five years ended December 31, 1998 were derived from the audited financial statements of Tenneco and its consolidated subsidiaries. The following summary consolidated financial data as of and for each of the nine month periods ended September 30, 1999 and 1998 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the summary consolidated historical financial data of Tenneco as of and for the nine months ended September 30, 1999 and 1998 include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the nine months ended September 30, 1999 as indicative of the results that may be expected for the full year.

     The following summary unaudited pro forma consolidated financial data as of and for the nine months ended September 30, 1999, and for the year ended December 31, 1998, reflect the effects of:

     - the debt realignment;

     - the spin-off of Pactiv and related transactions; and

     - the April 1999 contribution of Pactiv's containerboard assets to a new joint venture and the June 1999 sale of Pactiv's folding carton assets. These two transactions are reflected only in the pro forma statement of income data since they were completed before the date of the pro forma balance sheet.

     The unaudited pro forma consolidated statement of income data have been prepared as if these transactions occurred January 1, 1998; the unaudited pro forma consolidated balance sheet data have been prepared as if the debt realignment, spin-off and related transactions occurred on September 30, 1999. The summary unaudited pro forma consolidated financial data are not necessarily indicative of what Tenneco's results of operations would have been had these transactions described above actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

     Following the spin-off, Tenneco executed a one-for-five reverse stock split. All share and per share amounts in the summary consolidated financial data reflect the reverse stock split.

     There is other information we believe is relevant to understanding our results of operations following the spin-off. These items relate to corporate overhead costs incurred by Tenneco and its administrative services operations that we expect will differ for us following the spin-off. For further information you should see "Supplemental Consolidated Financial Data."

     You should read all of this information in conjunction with the:

     - "Unaudited Pro Forma Consolidated Financial Statements"; and

     - "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        (continued on next page)


                                                 YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------------
                                    PRO FORMA
                                      1998          1998          1997          1996
                                    ---------       ----          ----          ----
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA:
Revenues
 Net sales and operating
   revenues......................  $    3,237    $     3,237   $     3,226   $     2,980
 Other income, net...............         (25)           (25)           37           (22)
                                   -----------   -----------   -----------   -----------
                                        3,212          3,212         3,263         2,958
                                   -----------   -----------   -----------   -----------
Costs and expenses(a)
 Cost of sales (exclusive of
   depreciation shown below).....       2,332          2,332         2,303         2,140
 Engineering, research, and
   development...................          31             31            34            70
 Selling, general, and
   administrative................         477            472           421           412
 Depreciation and amortization...         150            150           110            94
                                   -----------   -----------   -----------   -----------
                                        2,990          2,985         2,868         2,716
                                   -----------   -----------   -----------   -----------
Income from continuing operations
 before interest expense, income
 taxes, and minority interest....         222            227           395           242
   Interest expense (net of
    interest capitalized)(b).....         169             69            58            60
   Income tax expense............         (29)            13            80            79
   Minority interest.............          --             29            23            21
                                   -----------   -----------   -----------   -----------
Income from continuing
 operations......................  $       82            116           234            82
                                   ===========
Income (loss) from discontinued
 operations, net of income tax
 (c).............................          NA            139           127           564
Extraordinary loss, net of income
 tax(d)..........................          NA             --            --          (236)
Cumulative effect of changes in
 accounting principles, net of
 income tax(e)...................          NA             --           (46)           --
                                                 -----------   -----------   -----------
Net income (loss)................          NA    $       255   $       315   $       410
                                                 ===========   ===========   ===========
Average number of shares of
 common stock outstanding
   Basic.........................  33,701,115     33,701,115    34,052,946    33,921,875
   Diluted.......................  33,766,906     33,766,906    34,160,327    34,105,223
Earnings (loss) per average share
 of common stock --
   Basic:
    Continuing operations........  $     2.43    $      3.45   $      6.87   $      2.45
    Discontinued operations(c)...          NA           4.13          3.73         16.27
    Extraordinary loss(d)........          NA             --            --         (6.96)
    Cumulative effect of changes
      in accounting
      principles(e)..............          NA             --         (1.35)           --
                                                 -----------   -----------   -----------
                                                 $      7.58   $      9.25   $     11.76
                                                 ===========   ===========   ===========
   Diluted:
    Continuing operations........  $     2.42    $      3.44   $      6.85   $      2.43
    Discontinued operations(c)...          NA           4.12          3.72         16.18
    Extraordinary loss(d)........          NA             --            --         (6.96)
    Cumulative effect of changes
      in accounting
      principles(e)..............          NA             --         (1.35)           --
                                                 -----------   -----------   -----------
                                                 $      7.56   $      9.22   $     11.65
                                                 ===========   ===========   ===========
Cash dividends per common
 share...........................          NA    $      6.00   $      6.00   $      9.00
BALANCE SHEET DATA:
 Net assets of discontinued
   operations(c).................          NA    $     1,739   $     1,771   $     1,883
 Total assets....................          NA    $     4,759   $     4,682   $     4,653
 Short-term debt(b)..............          NA            304            75            74
 Long-term debt(b)...............          NA            671           713           639
 Debt allocated to discontinued
   operations(b).................          NA          2,456         2,123         1,590
 Minority interest...............          NA            407           408           304
 Shareowners' equity.............          NA          2,504         2,528         2,646
STATEMENT OF CASH FLOWS DATA:
 Net cash provided (used) by
   operating activities..........          NA    $       532   $       519   $       253

                                                                             NINE MONTHS
                                   YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                   -------------------------   ---------------------------------------
                                                                PRO FORMA
                                      1995          1994          1999          1999          1998
                                      ----          ----        ---------       ----          ----
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA:
Revenues
 Net sales and operating
   revenues......................  $     2,479   $     1,989   $    2,473    $     2,473   $     2,468
 Other income, net...............           60            (8)          10             10            12
                                   -----------   -----------   -----------   -----------   -----------
                                         2,539         1,981        2,483          2,483         2,480
                                   -----------   -----------   -----------   -----------   -----------
Costs and expenses(a)
 Cost of sales (exclusive of
   depreciation shown below).....        1,788         1,354        1,812          1,812         1,731
 Engineering, research, and
   development...................           60            38           39             39            18
 Selling, general, and
   administrative................          360           307          307            303           333
 Depreciation and amortization...           83            52          110            110           110
                                   -----------   -----------   -----------   -----------   -----------
                                         2,291         1,751        2,268          2,264         2,192
                                   -----------   -----------   -----------   -----------   -----------
Income from continuing operations
 before interest expense, income
 taxes, and minority interest....          248           230          215            219           288
   Interest expense (net of
    interest capitalized)(b).....           44            33          126             58            49
   Income tax expense............           91            52           31             60            48
   Minority interest.............           23            --           --             21            22
                                   -----------   -----------   -----------   -----------   -----------
Income from continuing
 operations......................           90           145   $       58             80           169
                                                               ===========
Income (loss) from discontinued
 operations, net of income tax
 (c).............................          645           307           NA            (99)          146
Extraordinary loss, net of income
 tax(d)..........................           --            (5)          NA             (7)           --
Cumulative effect of changes in
 accounting principles, net of
 income tax(e)...................           --           (39)          NA           (134)           --
                                   -----------   -----------                 -----------   -----------
Net income (loss)................  $       735   $       408           NA    $      (160)  $       315
                                   ===========   ===========                 ===========   ===========
Average number of shares of
 common stock outstanding
   Basic.........................   34,552,840    32,461,438   33,423,014     33,423,014    33,785,955
   Diluted.......................   34,702,331    32,582,485   33,491,690     33,491,690    33,876,785
Earnings (loss) per average share
 of common stock --
   Basic:
    Continuing operations........  $      2.60   $      4.46   $     1.74    $      2.40   $      4.99
    Discontinued operations(c)...        18.32          7.61           NA          (2.98)         4.35
    Extraordinary loss(d)........           --          (.15)          NA           (.20)           --
    Cumulative effect of changes
      in accounting
      principles(e)..............           --         (1.20)          NA          (4.00)           --
                                   -----------   -----------                 -----------   -----------
                                   $     20.92   $     10.72                 $     (4.78)  $      9.34
                                   ===========   ===========                 ===========   ===========
   Diluted:
    Continuing operations........  $      2.59   $      4.45   $     1.73    $      2.40   $      4.97
    Discontinued operations(c)...        18.24          7.58           NA          (2.98)         4.34
    Extraordinary loss(d)........           --          (.15)          NA           (.20)           --
    Cumulative effect of changes
      in accounting
      principles(e)..............           --         (1.20)          NA          (4.00)           --
                                   -----------   -----------                 -----------   -----------
                                   $     20.83   $     10.68                 $     (4.78)  $      9.31
                                   ===========   ===========                 ===========   ===========
Cash dividends per common
 share...........................  $      8.00   $      8.00           NA    $      4.50   $      4.50
BALANCE SHEET DATA:
 Net assets of discontinued
   operations(c).................  $     1,469   $       700           NA    $     1,483   $     1,940
 Total assets....................  $     3,635   $     2,315   $    3,017    $     4,494   $     4,999
 Short-term debt(b)..............          109            31           63            237           197
 Long-term debt(b)...............          469           303        1,610            796           822
 Debt allocated to discontinued
   operations(b).................        1,454           813           NA          1,985         2,233
 Minority interest...............          301           301           17            411           410
 Shareowners' equity.............        3,148         2,900          441          2,140         2,664
STATEMENT OF CASH FLOWS DATA:
 Net cash provided (used) by
   operating activities..........  $     1,443   $       450           NA    $      (166)  $       365


                                                        (continued on next page)


                                                 YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------------
                                    PRO FORMA
                                      1998          1998          1997          1996
                                    ---------       ----          ----          ----
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net cash (used) by investing
activities.......................          NA    $      (754)  $      (887)  $      (685)
 Net cash provided (used) by
   financing activities..........          NA            216           354           147
 Capital expenditures for
   continuing operations.........          NA            195           221           188
OTHER DATA:
 EBITDA(f).......................  $      372    $       377   $       505   $       336
 Ratio of earnings to fixed
   charges(g)....................         1.3            2.2           4.8           2.3

                                                                             NINE MONTHS
                                   YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                   -------------------------   ---------------------------------------
                                                                PRO FORMA
                                      1995          1994          1999          1999          1998
                                      ----          ----        ---------       ----          ----
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net cash (used) by investing
activities.......................  $    (1,162)  $      (113)          NA    $    (1,068)  $      (469)
 Net cash provided (used) by
   financing activities..........         (356)         (151)          NA          1,244            96
 Capital expenditures for
   continuing operations.........          208           114           NA            104           121
OTHER DATA:
 EBITDA(f).......................  $       331   $       282   $      325    $       329   $       398
 Ratio of earnings to fixed
   charges(g)....................          2.6           5.4          1.7            2.3           3.2


-------------------------

NOTE: The Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries discussed in the following notes are included in this prospectus. They cover the three years ended December 31, 1998 and the nine months ended September 30, 1999 and 1998.

(a) Automotive recorded charges for restructuring and realignment of operations of $53 million in 1998, $64 million in 1996 and $22 million in 1994.

(b) Debt amounts for 1998, 1997, and 1996, and for September 30, 1998, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging and paperboard packaging segments. Debt amounts for September 30, 1999, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging segment. Debt amounts for 1995 and 1994 are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging, paperboard packaging, energy, and shipbuilding segments. Interest expense for all periods presented is net of interest expense allocated to income from discontinued operations. These allocations of debt and related interest expense are based on the ratio of Tenneco's investment in the specialty packaging, paperboard packaging, energy, and shipbuilding segments' respective net assets to Tenneco consolidated net assets plus debt. See Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(c) Discontinued operations reflected in the above periods consist of Tenneco's
    (1) specialty packaging segment, which was discontinued in August 1999, (2) paperboard packaging segment, which was discontinued in June 1999, (3) energy and shipbuilding segments, which were discontinued in December 1996,
    (4) farm and construction equipment segment, which was discontinued in March 1996, and (5) chemicals and brakes operations, which were discontinued during 1994. See Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(d) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's debt preceding its 1996 corporate reorganization and the 1999 loss recognized in connection with the contribution of the containerboard assets to a new joint venture. See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(e) In 1999, Tenneco implemented the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." In addition, effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In 1997, Tenneco implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(f) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the consolidated historical or pro forma statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating performance of Tenneco, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Tenneco believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(g) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. For purposes of computing these ratios, preferred stock dividends have been included in the calculations on a pre-tax basis.

                                  RISK FACTORS

     You should read and carefully consider each of the following factors, as well as the other information contained or incorporated by reference into this prospectus, before making a decision to tender your outstanding notes in the exchange offer.

     The risk factors set forth below, other than the first and second risk factors described below, are generally applicable to the outstanding notes as well as the new notes.

RISKS FACTORS RELATED TO INVESTMENT IN THE NOTES

     IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES PURSUANT TO THIS EXCHANGE OFFER, YOU MIGHT NOT BE ABLE TO EVER SELL YOUR OUTSTANDING NOTES.


     As outstanding notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted outstanding notes will be adversely affected. We anticipate that most holders of the outstanding notes will elect to exchange the outstanding notes for new notes due to the general absence of restrictions on the resale of new notes under the Securities Act. Therefore, we anticipate that the liquidity of the market for any outstanding notes remaining after the consummation of the exchange offer will be substantially limited.


     We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes.

     If you do not tender your outstanding notes or if we do not accept some of your outstanding notes, those outstanding notes will continue to be subject to the transfer and exchange restrictions in:

     - the indenture,

     - the legend on the outstanding notes, and

     - the offering memorandum relating to the outstanding notes.

     The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from these requirements. If you do not tender your outstanding notes, or if your outstanding notes are not accepted for exchange, generally you will have no further right to require us to register your outstanding notes after the exchange offer. Except in connection with this exchange offer, we do not presently intend to register the outstanding notes under the Securities Act.

    THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW NOTES AND NO GUARANTEE THAT A MARKET WILL DEVELOP OR THAT YOU WILL BE ABLE TO SELL YOUR NEW NOTES.


     The new notes will constitute a new issue of securities, and there has not been an established trading market for the new notes. A market may not develop, and you may not be able to resell your new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.



     The liquidity of, and trading market for, the new notes may also be materially and adversely affected by declines in the market for high-yield securities generally. Such a decline may materially and adversely affect such liquidity and trading, independent of our financial performance and prospects.

    OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES. THIS DEBT COULD ALSO ADVERSELY AFFECT OUR OPERATING FLEXIBILITY AND PUT US AT A COMPETITIVE DISADVANTAGE.

     We have incurred a substantial amount of debt as a result of the debt realignment related to the spin-off of Pactiv. As of September 30, 1999, on a pro forma basis, we would have had indebtedness for money borrowed of about $1,673 million if the spin-off had occurred on that date. This debt will require significant interest payments. See "Unaudited Pro Forma Consolidated Financial Statements." Subject to the limits contained in the indenture for the notes and the new senior secured bank credit facility we entered into in connection with the spin-off, we and our subsidiaries may incur additional debt from time to time to finance capital expenditures, investments or acquisitions, or for other general corporate purposes.

     Our substantial level of debt and these significant demands on our cash resources could have important effects on your investment. These effects may include:

     - making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

     - making it more difficult for us to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

     - requiring a substantial portion of our cash flow to be dedicated to debt service payments instead of other purposes;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our financial flexibility in planning for and reacting to changes in the industry in which we compete;

     - placing us at a disadvantage as compared to less leveraged competitors;
       and

     - limiting our ability to borrow additional funds and increasing the cost of borrowing.

     Our ability to pay principal and interest on the notes, to repay our secured debt and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets.

     OUR OPERATIONS ARE SUBSTANTIALLY RESTRICTED BY THE TERMS OF OUR DEBT, WHICH COULD ADVERSELY AFFECT US AND INCREASE YOUR CREDIT RISK.

     The indenture relating to the notes and the new senior secured bank credit facility we entered into in connection with the spin-off include a number of significant financial and other restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants, among other things, restrict our ability to:

- dispose of assets;

- incur liens, guarantees or additional debt;

- engage in sale-leaseback transactions;

- pay dividends or make distributions;

- engage in mergers or consolidations,

- enter into investments or acquisitions;

- engage in transactions with affiliates; and

- repurchase or redeem capital stock.

    THE INDENTURE AND OUR NEW SENIOR SECURED BANK CREDIT FACILITY CONTAIN RESTRICTIVE COVENANTS THAT, IF NOT SATISFIED OR WAIVED, COULD RESULT IN ACCELERATION OF OUR OUTSTANDING DEBT OBLIGATIONS.

     The indenture and our new senior secured bank credit facility each contain a number of restrictive covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under our senior secured credit facility could foreclose on our assets. If we were able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and rates.

    DESPITE OUR DEBT LEVELS AFTER THE SPIN-OFF, WE MAY STILL BE ABLE TO INCUR SIGNIFICANTLY MORE DEBT.


     Despite the restrictions and limitations described above, we may be able to incur significant additional indebtedness. The new senior secured credit facility we entered into in connection with the spin-off will permit additional borrowings of approximately $459 million, on a pro forma basis at September 30, 1999 after giving effect to the spin-off, and the indenture governing the notes also permits us to incur additional indebtedness in specified circumstances. If additional debt is added to our existing debt levels, the related risks that we face could increase.


     THE NOTES ARE SUBORDINATED TO ALL OF OUR SENIOR AND SECURED DEBT.

     The payment of principal, interest and any other obligations with respect to the notes and the subsidiary guarantees is generally subordinated to, and ranks in right of payment behind, all of our and the subsidiary guarantors' debt. This includes debt under the new senior secured bank credit facility but will exclude any future indebtedness that expressly provides that it ranks equal to, or junior in right of payment to, the notes and the subsidiary guarantees. Further, as described below, the notes are subordinated in right of repayment to obligations of the non-guarantor subsidiaries, including without limitation any trade payables of those subsidiaries. As of September 30, 1999, the non-guarantor subsidiaries had outstanding indebtedness of approximately $561 million and other outstanding liabilities, including trade payables and accrued expenses, of $412 million. See "Description of the New Notes -- Subordination."


     Upon any distribution to our creditors or the creditors of a subsidiary guarantor in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt, including the lenders under the new senior secured credit facility, will be entitled to be paid in full in cash before any payment may be made with respect to the notes. Because we and the subsidiary guarantors may not have sufficient funds or assets to pay all creditors, holders of notes may receive less, ratably, than the holders of senior debt. In addition, our new senior secured credit facility is secured by (1) substantially all of our domestic assets, (2) 100% of the capital stock of our material domestic subsidiaries and (3) up to 66% of the capital stock of our material first-tier foreign subsidiaries. Accordingly, upon our liquidation or reorganization, the holders of notes will have no claim against these assets or the capital stock of these subsidiaries until the lenders under this bank credit facility are paid in full. See "Description of Senior Credit Facility."


     In addition, the payment of principal, interest and any other obligations with respect to the notes will be prohibited in the event of a payment default on any of our senior debt and may be delayed, at the option of the holders of that senior debt, for up to 179 consecutive days in the event of specified non-payment defaults. See "Description of the New Notes -- Subordination."

     As of September 30, 1999, on a pro forma basis as if the spin-off had occurred on that date, we had approximately $1,173 million of consolidated senior debt outstanding and approximately $459 million of maximum undrawn capacity under our new revolving credit facility. In addition, subject to the terms of the indenture, we will be permitted to borrow substantial additional indebtedness, including senior debt, in the future.


    NOT ALL OF OUR SUBSIDIARIES GUARANTEE THE NOTES, AND ASSETS OF OUR NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES.


     Some of our subsidiaries are not guarantors of the notes. Payments on the notes will only be required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the notes unless those assets are transferred (by dividend or otherwise) to us or a subsidiary guarantor.

     As of, and for the nine months ended, September 30, 1999, the non-guarantor subsidiaries represented approximately 51% of the consolidated assets of Automotive (excluding net assets of discontinued operations), approximately 56% of the consolidated net sales of Automotive (excluding intercompany sales), and approximately 53% of the consolidated EBITDA of Automotive. The non-guarantor subsidiaries consist of all of our foreign subsidiaries and immaterial domestic subsidiaries. To the extent we expand our international operations, a larger percentage of our consolidated assets, net sales, EBITDA and operating income may be derived from non-guarantor foreign subsidiaries. Our ability to repatriate cash from foreign subsidiaries may be limited. See "-- Risks Relating to Our Business -- We are subject to risks related to our international operations."

    THE SUBSIDIARY GUARANTEES RAISE FRAUDULENT TRANSFER ISSUES, WHICH COULD IMPAIR THE ENFORCEABILITY OF THE SUBSIDIARY GUARANTEES.

     Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

     - insolvent or was rendered insolvent because of the guarantee;

     - engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, noteholders would cease to have a claim against the guarantor and would be solely creditors of Tenneco and any other guarantors.

    WE MAY NOT HAVE SUFFICIENT FUNDS OR BE PERMITTED BY OUR SENIOR DEBT TO PURCHASE NOTES UPON A CHANGE OF CONTROL.

     Upon a change of control, we will be required to make an offer to purchase all outstanding notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes, or that restrictions in our senior secured bank credit facility or other senior debt we may incur in the future would permit us to make the required repurchases. For the foreseeable future, we expect covenants in our new senior secured credit facility will not permit us to make the required repurchases.

RISKS RELATING TO OUR BUSINESS

    CONSOLIDATION AMONG AUTOMOTIVE PARTS CUSTOMERS AND SUPPLIERS COULD MAKE IT MORE DIFFICULT FOR US TO COMPETE FAVORABLY.

     Our financial condition and results of operations could be adversely affected because the customer base for automotive parts is consolidating in both the original equipment market and aftermarket. As a result, we are competing for business from fewer customers. Due to the cost focus of these major customers, we have been, and expect to continue to be, required to reduce prices. We cannot be certain that we will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions required by existing customers and necessary to win additional business.

     Furthermore, the trend towards consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales. See "Business -- Industry Trends."

     WE ARE DEPENDENT ON LARGE CUSTOMERS FOR FUTURE REVENUES.

     We depend on major vehicle manufacturers for a substantial portion of our net sales. For example, during 1998 Ford and DaimlerChrysler accounted for 12.8% and 10.9% of our net sales, respectively. The loss of all or a substantial portion of our sales to any of our large volume customers could have a material adverse effect on our financial condition and results of operations by reducing cash flows and our ability to spread costs over a larger revenue base. We may make fewer sales to these customers for a variety of reasons, including: (1) loss of awarded business; (2) reduced or delayed customer requirements; or (3) strikes or other work stoppages affecting production by the customers. See "Business -- Analysis of Revenues."

    WE MAY NOT BE ABLE TO SUCCESSFULLY RESPOND TO THE CHANGING DISTRIBUTION CHANNELS FOR AFTERMARKET PRODUCTS.

     Major automotive aftermarket retailers, such as AutoZone and Advance Auto Parts, are attempting to increase their commercial sales by selling directly to automotive parts installers in addition to individual consumers. These installers have historically purchased from their local warehouse distributors and jobbers, who are our more traditional customers. We cannot assure you that we will be able to maintain or increase aftermarket sales through increasing our sales to retailers. Furthermore, because of the cost focus of major retailers, we have been, and expect to continue to be, required to offer price concessions. Our failure to maintain or increase aftermarket sales, or to offset the impact of any reduced sales or pricing through cost improvements, could have an adverse impact on our business and operating results.

     WE MAY BE UNABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE AUTOMOTIVE PARTS INDUSTRY.

     The automotive parts industry is highly competitive. Although the overall number of competitors has decreased due to ongoing industry consolidation, we face significant competition within each of our major product areas. The principal competitive factors are price, quality, service, product performance, design and engineering capabilities, new product innovation and timely delivery. For more information about the automotive parts industry, see
"Business -- Overview of Automotive Parts Industry" and "Business -- Industry Trends." We cannot assure you that we will be able to continue to compete favorably in this competitive market or that increased competition will not have a material adverse effect on our business by reducing our ability to increase or maintain sales or profit margins.

    WE MAY BE UNABLE TO REALIZE OUR BUSINESS STRATEGY OF IMPROVING OPERATING PERFORMANCE.

     We have either implemented or plan to implement several important strategic initiatives designed to improve our operating performance. The failure to achieve the goals of these initiatives could have a material adverse effect on our business, particularly since we rely on these initiatives to offset pricing pressures from our customers, as described above. We cannot assure you that we will be able to successfully implement or realize the expected benefits of any of these initiatives or that we will be able to sustain improvements made to date. See "Prospectus Summary -- Our Company -- Recent Developments" and "Business -- Business Strategy."

     WE ARE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

     We have manufacturing and distribution facilities in many countries, principally in North America, Europe and Latin America, and sell our products worldwide. For 1998, about 48% of our net sales were derived from operations outside North America. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

     - exposure to local economic conditions;

     - exposure to local political conditions, including the risk of seizure of assets by foreign government;

     - currency exchange rate fluctuations;

     - controls on the repatriation of cash; and

     - export and import restrictions.

     WE MAY BE UNABLE TO REALIZE SALES REPRESENTED BY OUR AWARDED BUSINESS.

     The realization of future sales from awarded business is inherently subject to a number of important risks and uncertainties, including as to the number of vehicles that our OE customers will actually produce, the timing of that production and the mix of options that our OE customers and consumers may choose. In addition, our customers generally have the right to replace us with another supplier at any time for a variety of reasons. Accordingly, we cannot assure you that we will in fact realize any or all of the future sales represented by our awarded business.

     EXCHANGE RATE FLUCTUATIONS COULD CAUSE A DECLINE IN OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a result of our international operations, we generate a significant portion of our net sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business. For example, where we have significantly more costs than revenues generated in a foreign currency, we are subject to risk if that foreign currency appreciates against the U.S. dollar because the appreciation effectively increases our cost in that country. We generally seek to mitigate the effect of exchange rate fluctuations from time to time through the use of derivative financial instruments, but cannot assure you that we will continue this practice or be successful in these efforts.

     The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments. For more information about the impact of exchange rate fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    THE CYCLICALITY OF AUTOMOTIVE PRODUCTION AND SALES COULD CAUSE A DECLINE IN OUR FINANCIAL CONDITION AND RESULTS.

     A decline in automotive sales and production would likely cause a decline in our sales to vehicle manufacturers, and could result in a decline in our results of operations and financial condition. The automotive industry has been characterized historically by periodic fluctuations in overall demand for vehicles due to, among other things, changes in general economic conditions and consumer preferences. These fluctuations generally result in corresponding fluctuations in demand for our products. The highly cyclical nature of the automotive industry presents a risk that is outside our control and that cannot be accurately predicted.

    LONGER PRODUCT LIVES OF AUTOMOTIVE PARTS ARE ADVERSELY AFFECTING AFTERMARKET DEMAND FOR SOME OF OUR PRODUCTS.

     The average useful life of automotive parts has been steadily increasing in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. Additional increases in the average useful lives of automotive parts are likely to adversely affect the demand for our aftermarket products. Aftermarket sales represented approximately 39% of our net sales for 1998. See
"Business -- Industry Trends."

    THE HOURLY WORKFORCE IN THE AUTOMOTIVE INDUSTRY IS HIGHLY UNIONIZED AND OUR BUSINESS COULD BE ADVERSELY AFFECTED BY LABOR DISRUPTIONS.

     Substantially all of the hourly employees of North American vehicle manufacturers are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America under collective bargaining agreements. In addition, vehicle manufacturers and their employees in other countries are also subject to labor agreements. A work stoppage or strike at the production facilities of a significant customer, at our facilities or at a significant supplier could have an adverse impact on us by disrupting demand for our products and/or our ability to manufacture our products.

    WE MAY INCUR MATERIAL PRODUCT WARRANTY COSTS.

     From time to time, we receive product warranty claims from our customers. Vehicle manufacturers are increasingly requiring their outside suppliers to guarantee or warrant their products and to bear the costs of repair and replacement of these products under new vehicle warranties. We cannot assure you that costs associated with providing product warranties will not be material.

    WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO SUCCESSFULLY TRANSITION TO AN INDEPENDENT PUBLIC COMPANY.

     Automotive has never operated as a stand-alone company and has historically been able to rely, to some degree, on the earnings, assets and cash flow of Pactiv's business for capital requirements and some administrative services. Accordingly, the pro forma consolidated financial statements for Tenneco included in this document may not necessarily reflect the results of operations and financial condition that would have been achieved if Tenneco had operated independently of Pactiv during the periods presented.


     IF NOT FULLY RESOLVED, THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use two-digit date fields. Consequently, these systems, hardware and equipment will not be able to recognize dates properly beyond the year 1999. If we did not complete on a timely and cost-efficient basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if our major suppliers, financial institutions or others with whom we conduct business were unsuccessful in implementing timely solutions, year 2000 issues could have a material adverse effect on our financial condition and results of operations. This adverse effect could result from interruptions in our ability to manufacture our products, process and ship orders, and properly bill and collect accounts receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISK FACTORS RELATING TO THE SPIN-OFF

     WE COULD BE ADVERSELY AFFECTED IF THE SPIN-OFF, THE CORPORATE RESTRUCTURING TRANSACTIONS OR THE DEBT REALIGNMENT ARE NOT VALID UNDER FRAUDULENT TRANSFER OR LEGAL DIVIDEND STATUTES.

     In connection with the spin-off, Tenneco undertook numerous corporate restructuring transactions and realigned its debt, which, along with the spin-off, are subject to federal and state fraudulent conveyance laws. Under these laws, if a court determines that one of the parties to these transactions did not receive fair consideration and, at the time, was insolvent, had unreasonably small capital or was unable to pay its debts as they came due, the court could reverse the transactions or the spin-off or impose liability on the parties. The resulting complications and costs could have a material adverse effect on us.

     In addition, the corporate restructuring transactions, debt realignment and spin-off are subject to state corporate distribution statutes. For example, under Delaware law, a corporation may only pay dividends to its stockholders either: (1) out of its surplus, calculated as net assets minus capital; or (2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, subject to some restrictions. Although all distributions are intended to be made entirely from surplus, we cannot assure you that a court will not later determine that the spin-off, one or more of the corporate restructuring transactions or the debt realignment was unlawful under state corporate law. This could allow the court to reverse the transactions. The resulting complications and costs could have a material adverse effect on us.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends" and "estimates," and similar expressions, identify these forward-looking statements. These forward-looking statements are contained principally under the headings " Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in "Risk Factors," as well as:

     - general economic, business and market conditions;

     - operating hazards associated with our business;

     - changes in automobile manufacturers' actual and forecasted requirements for our products;

     - labor disruptions at our facilities or at any of our significant customers or suppliers;

     - customer acceptance of new products;

     - capital availability or costs, including changes in interest rates or market perceptions of our company;

     - changes by the Financial Accounting Standards Board or the Securities and Exchange Commission of authoritative generally accepted accounting principles or policies;

     - the impact of laws and regulations, including environmental laws and regulations; and

     - the occurrence or non-occurrence of circumstances beyond our control.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 covering the offering of the new notes. This document does not contain all of the information included in this registration statement and its associated exhibits and schedules. For more information about us and the new notes, you should read this registration statement and its associated exhibits and schedules. This document summarizes provisions of contracts and other documents that it refers you to. If we have filed any contract or other document as an exhibit to the registration statement covering the new notes, you should read the exhibit for a more complete understanding of the contract or document involved. Each statement in this document summarizing the provisions of a contract or other document is qualified in all respects by reference to the actual document.

     We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy our filings with the SEC at the public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of those filings at prescribed rates by (a) calling the SEC at 1-800-SEC-0330, or (b) writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access the filings electronically on the SEC's website at http://www.sec.gov. Because our common stock is listed on the New York, Chicago and Pacific Stock Exchanges, you may review reports and other information concerning us at these exchanges.

     In addition, we maintain a website where you can find information about us at http://www.tenneco-automotive.com.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The SEC allows "incorporation by reference" of information filed with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, except that information filed in later-dated documents will automatically update and supersede the information contained in earlier-dated documents.

     The following documents filed with the SEC by us, File No. 1-12387, are incorporated by reference into this document and shall be deemed to be a part hereof:

        (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        (b) our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1999, the fiscal quarter ended June 30, 1999, as amended, and the fiscal quarter ended September 30, 1999;

        (c) our Definitive Proxy Statements for the Annual Meeting of Stockholders held on May 11, 1999 and the Special Meeting of Stockholders held on October 25, 1999;

        (d) our Current Report on Form 8-K dated April 12, 1999;

        (e) our Current Report on Form 8-K dated July 14, 1999.

        (f) our Current Report on Form 8-K dated August 20, 1999, which includes financial and other information that supersedes the comparable information in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 and our Current Report on Form 8-K dated July 14, 1999;

        (g) our Current Report on Form 8-K dated October 4, 1999, as amended;

        (h) our Current Report on Form 8-K dated October 7, 1999;

        (i) our Current Report on Form 8-K dated October 12, 1999;

        (j) our Current Report on Form 8-K dated October 25, 1999;

        (k) our Current Report on Form 8-K dated November 4, 1999; and

        (l) All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the termination of the offering of the new notes.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The net proceeds of the sale by us of the outstanding notes were approximately $482 million, after deducting underwriting discounts and commissions and other expenses of the offering payable by us. These net proceeds, together with initial borrowings under our new senior secured credit facility and new credit facilities entered into by Pactiv, were used to fund the cash portions of the debt realignment. See "The Spin-off -- Debt Realignment."

                                 CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of Tenneco as of September 30, 1999, and the unaudited pro forma capitalization of Tenneco as of September 30, 1999 after giving effect to the debt realignment and the spin-off and related transactions, each as if they occurred on that date. You should read this table in conjunction with the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Statements," each of which is included elsewhere in this prospectus.

                                                                     TENNECO
                                                              ----------------------
                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN MILLIONS)
Short-term debt, including current maturities of long-term
debt........................................................    $  237      $   63
Long-term debt..............................................       796          22
Senior Credit Facility(a)...................................        --       1,088
11 5/8% Senior subordinated notes due 2009..................        --         500
Debt allocated to discontinued operations(b)................     1,985          --
                                                                ------      ------
Total debt..................................................     3,018       1,673(c)
                                                                ------      ------
Minority interest of continuing operations..................       411          17
Minority interest of discontinued operations................        21          --
                                                                ------      ------
Total minority interest.....................................       432          17
                                                                ------      ------
Shareowners' equity.........................................     2,140         441
                                                                ------      ------
Total capitalization........................................    $5,590      $2,131
                                                                ======      ======

-------------------------

(a) The senior credit facility consists of $1,050 million in term loans borrowed upon the consummation of the spin-off and a $500 million revolving credit facility, of which $38 million on a pro forma basis was borrowed upon consummation of the spin-off. See "Description of Senior Credit Facility."

(b) Tenneco's historical practice was to incur debt for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco has been allocated to the net assets of Tenneco's discontinued specialty packaging segment based on the portion of Tenneco's investment in the specialty packaging segment which Tenneco deemed to be debt. This allocation is generally based upon the ratio of specialty packaging's net assets to Tenneco's consolidated net assets plus debt.

(c) Represents amounts outstanding under the Tenneco borrowings incurred in connection with the debt realignment. The pro forma capitalization is based on the actual results of the cash tender offer and the exchange offer completed as part of Tenneco's debt realignment prior to the spin-off. After completion of those offers, Tenneco retained the obligation to repay approximately $85 million in debt securities not tendered or exchanged by security holders. Of these securities, approximately $63 million were due on November 15, 1999, and are reflected as current maturities of long-term debt in the above table. The remaining $22 million of these securities is shown as long-term debt. See "The Spin-off -- Debt Realignment" and "Description of Senior Credit Facility."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet of Tenneco as of September 30, 1999, and the Unaudited Pro Forma Consolidated Statements of Income for the nine months ended September 30, 1999 and the year ended December 31, 1998, reflect the effects of:

     - the debt realignment;

     - the spin-off of Pactiv and related transactions; and

     - the April 1999 contribution of Pactiv's containerboard assets to a new joint venture and the June 1999 sale of Pactiv's folding carton assets (the "paperboard transactions"). These two transactions are reflected only in the pro forma statement of income data since they were completed before the date of the pro forma balance sheet.

     The Unaudited Pro Forma Consolidated Statements of Income have been prepared as if these transactions occurred as of January 1, 1998. The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if the debt realignment, spin-off and related transactions occurred on September 30, 1999. The Unaudited Pro Forma Consolidated Financial Statements for these periods are not necessarily indicative of the results that would have actually occurred if these transactions had been consummated as of September 30, 1999 or January 1, 1998, or results which may be attained in the future.

     The spin-off represents the pro rata distribution of Pactiv common stock to the holders of Tenneco common stock. Consequently, no gain or loss will be recognized as a result of the spin-off.

     Following the spin-off, Tenneco executed a one-for-five reverse stock split. All share and per share amounts in the unaudited pro forma consolidated financial statements reflect the reverse stock split.

     The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable.

     You should read the Unaudited Pro Forma Consolidated Financial Statements in conjunction with the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for the year ended December 31, 1998 and the nine months ended September 30, 1999.

                                    TENNECO

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (MILLIONS)

                                                                  PRO FORMA ADJUSTMENTS
                                                                  ---------------------
                                                                                SPIN-OFF     CONSOLIDATED
                                                    TENNECO        DEBT       AND RELATED      TENNECO
                                                  AS REPORTED   REALIGNMENT   TRANSACTIONS    PRO FORMA
                                                  -----------   -----------   ------------   ------------
                     ASSETS
Current assets:
  Cash and temporary cash investments...........    $   42         $  --        $    --         $   42
  Receivables...................................       680            --             --            680
                                                                                     --
  Inventories...................................       403            --             --            403
  Other current assets..........................        91            31(a)          --            122
                                                    ------         -----        -------         ------
     Total current assets.......................     1,216            31             --          1,247
Plant, property, and equipment, net.............     1,055            --             --          1,055
Goodwill and intangibles, net...................       505            --             --            505
Other assets and deferred charges...............       235            34(a)         (59)(f)        210
Net assets of discontinued operations...........     1,483            --         (1,483)(b)         --
                                                    ------         -----        -------         ------
     Total assets...............................    $4,494         $  65        $(1,542)        $3,017
                                                    ======         =====        =======         ======

                LIABILITIES AND
              SHAREOWNERS' EQUITY

Current liabilities:
  Short-term debt (including current maturities
     on long-term debt).........................    $  237         $(174)(a)    $    --         $   63
  Trade payables................................       365            --             --            365
  Other current liabilities.....................       286            --             --            286
                                                    ------         -----        -------         ------
     Total current liabilities..................       888          (174)            --            714
Long-term debt..................................       796           814(a)          --          1,610
Deferred income taxes...........................       104            --            (24)(f)         80(d)
Other liabilities and deferred credits..........       155            --             --            155
Minority interest...............................       411          (394)(a)         --             17
Shareowners' equity.............................     2,140          (181)(a)     (1,483)(b)        441
                                                                                    (35)(f)
                                                    ------         -----        -------         ------
     Total liabilities and shareowners'
       equity...................................    $4,494         $  65        $(1,542)        $3,017
                                                    ======         =====        =======         ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               PRO FORMA ADJUSTMENTS
                                                     -----------------------------------------
                                                                                    SPIN-OFF      CONSOLIDATED
                                        TENNECO       PAPERBOARD       DEBT       AND RELATED       TENNECO
                                      AS REPORTED    TRANSACTIONS   REALIGNMENT   TRANSACTIONS     PRO FORMA
                                      -----------    ------------   -----------   ------------    ------------
REVENUES
  Net sales and operating
     revenues.......................  $      2,473       $ --          $ --          $  --        $      2,473
  Other income, net.................            10         --            --             --                  10
                                      ------------       ----          ----          -----        ------------
                                             2,483         --            --             --               2,483
                                      ------------       ----          ----          -----        ------------
OPERATING COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below)......         1,812         --            --             --               1,812
  Engineering, research, and
     development....................            39         --            --             --                  39
  Selling, general, and
     administrative.................           303         --            --              4(f)              307
  Depreciation and amortization.....           110         --            --             --                 110
                                      ------------       ----          ----          -----        ------------
                                             2,264         --            --              4               2,268
INCOME BEFORE INTEREST EXPENSE,
  INCOME TAXES, AND MINORITY
  INTEREST..........................           219         --            --             (4)                215
Interest expense....................            58        (15)(c)        83(e)          --                 126(e)
Income tax expense..................            60          6(g)        (33)(g)         (2)(g)              31
Minority interest...................            21         --           (21)(h)         --                  --
                                      ------------       ----          ----          -----        ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS........................  $         80       $  9          $(29)         $  (2)       $         58
                                      ============       ====          ====          =====        ============
EARNINGS PER SHARE
  Average shares of common stock --
       Basic........................    33,423,014                                                  33,423,014
       Diluted......................    33,491,690                                                  33,491,690
  Income from continuing
     operations --
       Basic........................         $2.40                                                       $1.74
       Diluted......................         $2.40                                                       $1.74

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           PRO FORMA ADJUSTMENTS
                                                 ------------------------------------------
                                                                                 SPIN-OFF     CONSOLIDATED
                                    TENNECO       PAPERBOARD       DEBT        AND RELATED      TENNECO
                                  AS REPORTED    TRANSACTIONS   REALIGNMENT    TRANSACTIONS    PRO FORMA
                                  -----------    ------------   -----------    ------------   ------------
REVENUES
  Net sales and operating
     revenues...................  $      3,237       $ --          $ --           $  --       $      3,237
  Other income, net.............           (25)        --            --              --                (25)
                                  ------------       ----          ----           -----       ------------
                                         3,212         --            --              --              3,212
                                  ------------       ----          ----           -----       ------------
OPERATING COSTS AND EXPENSES:
  Cost of sales (exclusive of
     depreciation shown
     below).....................         2,332         --            --              --              2,332
  Engineering, research, and
     development................            31         --            --              --                 31
  Selling, general, and
     administrative.............           472         --            --               5(f)             477
  Depreciation and
     amortization...............           150         --            --              --                150
                                  ------------       ----          ----           -----       ------------
                                         2,985         --                             5              2,990
                                  ------------       ----          ----           -----       ------------
INCOME BEFORE INTEREST EXPENSE,
  INCOME TAXES, AND MINORITY
  INTEREST......................           227         --            --              (5)               222
Interest expense................            69        (53)(c)       153(e)           --                169(e)
Income tax expense (benefit)....            13         21(g)        (61)(g)          (2)(g)            (29)
Minority interest...............            29         --           (29)(h)          --                 --
                                  ------------       ----          ----           -----       ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................  $        116       $ 32          $(63)          $  (3)      $         82
                                  ============       ====          ====           =====       ============
EARNINGS PER SHARE
  Average shares of common
     stock --
       Basic....................    33,701,115                                                  33,701,115
       Diluted..................    33,766,906                                                  33,766,906
  Income from continuing
     operations --
       Basic....................         $3.45                                                       $2.43
       Diluted..................         $3.44                                                       $2.43

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) To reflect adjustments to Tenneco's debt for the debt realignment and the assumed payment of interest on Tenneco consolidated debt tendered or exchanged as part of the pre-spin-off debt realignment. The adjustment to equity reflects the net impact of the debt realignment, the recording of debt issue costs and deferred income taxes related to the debt realignment. Tenneco acquired certain subsidiary preferred stock as part of the debt realignment. In the cash tender offer, Tenneco offered to purchase securities with a book value of approximately $1,374 million. Of this amount, approximately $1,292 million was tendered by security holders. Therefore, Tenneco retained the obligation to pay the remaining $82 million of debt securities as they become due. Approximately $63 million of these securities were due on November 15, 1999 and have been reflected as current maturities on long-term debt on the accompanying pro forma balance sheet. In the exchange offer, Tenneco offered to exchange new Pactiv public debt securities for Tenneco debt securities with a book value of approximately $1,166 million. Of this amount, approximately $1,163 million was exchanged by security holders. Therefore, Tenneco retained the obligation to pay the remaining $3 million of debt securities as they become due. The new Pactiv debt securities were recorded at the net carrying amount of the Tenneco debt securities for which they were exchanged. In other words, the new Pactiv debt securities were not considered to be "substantially different" for accounting purposes from the Tenneco debt securities for which they were exchanged. Tenneco will incur an extraordinary charge as a result of the debt realignment related to the cash tender offers which it expects will be approximately $12 million after tax. Other costs, including transaction costs and costs associated with foreign tax restructuring initiatives, will be incurred by Tenneco in connection with the corporate restructuring transactions and the spin-off, which Tenneco estimates will be approximately $50 million after-tax. The effect on Tenneco's debt of these costs has been reflected in this pro forma adjustment. However, these charges have not been included in the unaudited pro forma consolidated statements of income.

(b) To reflect the spin-off of Pactiv common stock to holders of Tenneco common stock at an exchange ratio of one share of Pactiv common stock for each share of Tenneco common stock.

(c) To reflect the adjustment to interest expense resulting from the use of $854 million of proceeds from (1) the contribution of the containerboard assets of Tenneco's paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. and (2) the sale of Tenneco's folding carton operations. For the purpose of this pro forma adjustment, the $854 million of Tenneco short-term debt, with an average annual effective interest rate of 6 1/4%, was assumed to be repaid.

(d) Deferred income taxes at September 30, 1999 include $45 million of net operating loss carryforwards which will be utilized by Pactiv in connection with the paperboard transactions.

(e) To reflect the adjustment to interest expense from the allocation of Tenneco debt to Pactiv in the debt realignment as follows:


                                                 NINE MONTHS ENDED    YEAR ENDED
                                                   SEPTEMBER 30,     DECEMBER 31,
                                                       1999              1998
                                                 -----------------   ------------
                                                          (IN MILLIONS)
Interest expense on historical debt(1).........        $(58)             $(69)
Reduction of interest expense from paperboard
  transactions(2)..............................          15                53
Interest expense on the new Tenneco
  borrowings(3)................................         122               162
Amortization of debt financing costs and
  commitment fees(4)...........................           4                 7
                                                       ----              ----
Adjustment to interest expense.................        $ 83              $153
                                                       ====              ====


-------------------------

        (1) Weighted average outstanding historical debt and average annual effective interest rates were $1,010 million and 7.2%, respectively, for the nine months ended September 30, 1999 and $1,155 million and 7.0%, respectively, for the year ended December 31, 1998.

        (2) See Note (c) above.

        (3) Weighted average outstanding debt and average annual effective interest rate for the new Tenneco borrowings were assumed to be $1,673 million and 9 5/8%, respectively, for the nine months ended September 30, 1999 and the year ended December 31, 1998.

        (4) Represents commitment fees on the unused borrowing capacity of the new financing arrangements to be entered into prior to the spin-off and the amortization of deferred debt financing costs.

    A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2 million, before the effect of income taxes.

(f) To reflect the increase in net periodic pension costs resulting from the transfer to Pactiv of prepaid pension costs attributable to Automotive employees. Automotive employees will no longer participate in the Tenneco Retirement Plan following the spin-off and Pactiv has become the sponsor of this plan. These prepaid pension costs were transferred to Pactiv in connection with the corporate restructuring transactions.

(g) To reflect the income tax expense effects of pro forma adjustments at an assumed statutory tax rate of 40%.

(h) To eliminate the minority interest related to the acquisition of subsidiary preferred stock in connection with the debt realignment.

                    SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     Tenneco has historically incurred costs at the corporate level, including administrative services, corporate overhead, and costs related to operation as a public company, which have not been fully allocated to the operating segments. Because these functions became part of Pactiv upon the spin-off, the costs have been included in Pactiv's historical operating results and are not in our historical or pro forma EBIT. We must be able to obtain these functions in order to operate as a public company following the spin-off. We have entered into services agreements under which Pactiv and a third party will provide us with specified administrative services for a period of time. Additionally, our EBIT includes charges for restructuring and sales of receivables which we believe require additional explanation. The following information discusses these items in detail and their financial impact on Tenneco.


                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                            (MILLIONS)
     - Costs for shared services -- Pactiv owns the
       administrative services operations. Tenneco must
       acquire the services from Pactiv and third party
       service providers under services agreements. Had the
       administrative services operations been allocated
       based on the provisions of the services agreements,
       approximately $27 million would have been billed to
       Automotive for 1998, and Automotive would have
       incurred $3 million in additional depreciation.......        $(30)                $(23)
     - Public company costs -- Tenneco will not have the
       benefit of corporate operations such as treasury,
       corporate secretary, tax reporting, internal audit,
       board of directors and other public company functions
       following the spin-off. Tenneco must replace these
       functions so that it can operate as a public company
       following the spin-off. Tenneco estimates that had it
       operated as a stand-alone, separate entity it would
       have incurred additional costs for these
       functions............................................        $(20)                $(15)
     - Sale of receivables -- Tenneco's results of
       operations include costs related to a receivables
       sale program operated by Tenneco prior to the
       spin-off. The debt realignment contemplates the
       termination of this program. The pro forma financial
       statements of Tenneco calculate interest on debt
       balances assuming these receivables have not been
       sold.................................................        $ 19                 $  2
     - Restructuring charge -- Tenneco recorded a
       restructuring charge in the fourth quarter of 1998
       for the costs of a plan designed to reduce
       administrative and operational costs. Refer to Note 3
       to the audited Financial Statements of Tenneco
       Automotive Inc. and Consolidated Subsidiaries........        $ 54                 $ --
     - Cost savings -- The restructuring plan contemplates
       closing certain facilities and terminating employees
       to reduce cost of sales. Refer to "Management's
       Discussion and Analysis of Financial Condition and
       Results of Operations" for further information on the
       expected savings.....................................        $ 25                 $ 10

                            SELECTED FINANCIAL DATA

     The following consolidated selected financial data as of and for each of the fiscal years in the five years ended December 31, 1998, were derived from the audited financial statements of Tenneco and its consolidated subsidiaries. The following consolidated selected financial data as of and for each of the nine month periods ended September 30, 1999 and 1998 were derived from Tenneco's unaudited condensed financial statements and its consolidated subsidiaries. In the opinion of Tenneco's management, the selected financial data of Tenneco as of and for the nine months ended September 30, 1999 and 1998, include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the nine months ended September 30, 1999 as indicative of the results that may be expected for the full year.

     Following the spin-off, Tenneco executed a one-for-five reverse stock split. All share and per share amounts in the selected financial data reflect the reverse stock split.

     There is other information we believe is relevant to understanding our results of operations following the spin-off. These items relate to corporate overhead costs incurred by Tenneco and its administrative services operations that we expect will differ following the spin-off. For further information you should see "Supplemental Consolidated Financial Data."

     You should read all of this information in conjunction with the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for the year ended December 31, 1998 and for the nine months ended September 30, 1999, contained elsewhere in this prospectus.

                                                                                                               Nine Months
                                                       Years Ended December 31,                            Ended September 30,
                                  -------------------------------------------------------------------   -------------------------
                                    1998(a)       1997(a)       1996(a)        1995          1994         1999(a)       1998(a)
                                    -------       -------       -------        ----          ----         -------       -------
STATEMENTS OF INCOME DATA(B):
  Net sales and operating
    revenues from continuing
    operations..................  $     3,237   $     3,226   $     2,980   $     2,479   $     1,989   $     2,473   $     2,468
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income from continuing
  operations before interest
  expense, income taxes, and
  minority interest --
    Automotive..................  $       248   $       407   $       249   $       240   $       223   $       223   $       305
    Other.......................          (21)          (12)           (7)            8             7            (4)          (17)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total.....................          227           395           242           248           230           219           288
Interest expense (net of
  interest capitalized)(c)......           69            58            60            44            33            58            49
Income tax expense..............           13            80            79            91            52            60            48
Minority interest...............           29            23            21            23            --            21            22
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations....................          116           234            82            90           145            80           169
Income (loss) from discontinued
  operations, net of income
  tax(d)........................          139           127           564           645           307           (99)          146
Extraordinary loss, net of
  income tax(e).................           --            --          (236)           --            (5)           (7)           --
Cumulative effect of changes in
  accounting principles, net of
  income tax(f).................           --           (46)           --            --           (39)         (134)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............          255           315           410           735           408          (160)          315
Preferred stock dividends.......           --            --            12            12            60            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss) to common
  stock.........................  $       255   $       315   $       398   $       723   $       348   $      (160)  $       315
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Average number of shares of
  common stock outstanding
    Basic.......................   33,701,115    34,052,946    33,921,875    34,552,840    32,461,438    33,423,014    33,785,955
    Diluted.....................   33,766,906    34,160,327    34,105,223    34,702,331    32,582,485    33,491,690    33,876,785
Earnings (loss) per average
  share of common stock --
    Basic:
      Continuing operations.....  $      3.45   $      6.87   $      2.45   $      2.60   $      4.46   $      2.40   $      4.99
      Discontinued
        operations(d)...........         4.13          3.73         16.27         18.32          7.61         (2.98)         4.35
      Extraordinary loss(e).....           --            --         (6.96)           --          (.15)         (.20)           --
      Cumulative effect of
        changes in accounting
        principles(f)...........           --         (1.35)           --            --         (1.20)        (4.00)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  $      7.58   $      9.25   $     11.76   $     20.92   $     10.72   $     (4.78)  $      9.34
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
    Diluted:
      Continuing operations.....  $      3.44   $      6.85   $      2.43   $      2.59   $      4.45   $      2.40   $      4.97
      Discontinued
        operations(d)...........         4.12          3.72         16.18         18.24          7.58         (2.98)         4.34
      Extraordinary loss(e).....           --            --         (6.96)           --          (.15)         (.20)           --
      Cumulative effect of
        changes in accounting
        principles(f)...........           --         (1.35)           --            --         (1.20)        (4.00)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  $      7.56   $      9.22   $     11.65   $     20.83   $     10.68   $     (4.78)  $      9.31
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per common
  share.........................  $      6.00   $      6.00   $      9.00   $      8.00   $      8.00   $      4.50   $      4.50

                                                        (continued on next page)

                                                                                                               Nine Months
                                                              Years Ended December 31,                     Ended September 30,
                                              ---------------------------------------------------------   ---------------------
                                               1998(a)     1997(a)     1996(a)      1995        1994       1999(a)     1998(a)
                                               -------     -------     -------      ----        ----      ---------   ---------
                                                                     (Millions Except Per Share Amounts)
BALANCE SHEET DATA(B):
  Net assets of discontinued
    operations(d)...........................  $   1,739   $   1,771   $   1,883   $   1,469   $     700   $   1,483   $   1,940
  Total assets..............................      4,759       4,682       4,653       3,635       2,315       4,494       4,999
  Short-term debt(c)........................        304          75          74         109          31         237         197
  Long-term debt(c).........................        671         713         639         469         303         796         822
  Debt allocated to discontinued
    operations(c)...........................      2,456       2,123       1,590       1,454         813       1,985       2,233
  Minority interest.........................        407         408         304         301         301         411         410
  Shareowners' equity.......................      2,504       2,528       2,646       3,148       2,900       2,140       2,664
STATEMENT OF CASH FLOWS DATA(B)
  Net cash provided (used) by operating
    activities..............................  $     532   $     519   $     253   $   1,443   $     450   $    (166)  $     365
  Net cash (used) by investing activities...       (754)       (887)       (685)     (1,162)       (113)     (1,068)       (469)
  Net cash provided (used) by financing
    activities..............................        216         354         147        (356)       (151)      1,244          96
  Capital expenditures for continuing
    operations..............................        195         221         188         208         114         104         121
OTHER DATA:
  EBITDA(g).................................  $     377   $     505   $     336   $     331   $     282   $     329   $     398
  Ratio of earnings to fixed charges(h).....        2.2         4.8         2.3         2.6         5.4         2.3         3.2

-------------------------

NOTE: The Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries discussed in the following notes are included in this prospectus. They cover the three years ended December 31, 1998 and the nine months ended September 30, 1999 and 1998.

(a) For a discussion of the significant items affecting comparability of the financial information for the years ended 1998, 1997, and 1996, and for the nine months ended September 30, 1999 and 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) During the periods presented, Tenneco completed numerous acquisitions. The most significant acquisition was Automotive's acquisition of Clevite for $328 million in July 1996. See Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information. See also "Business -- Strategic Acquisitions and Alliances" included elsewhere in this prospectus.

(c) Debt amounts for 1998, 1997, and 1996, and for June 30, 1998, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging and paperboard packaging segments. Debt amounts for September 30, 1999, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging segment. Debt amounts for 1995 and 1994 are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging, paperboard packaging, energy, and shipbuilding segments. Interest expense for periods presented is net of interest expense allocated to income from discontinued operations. These allocations of debt and related interest expense are based on the ratio of Tenneco's investment in the specialty packaging, paperboard packaging, energy, and shipbuilding segments' respective net assets to Tenneco consolidated net assets plus debt. See Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(d) Discontinued operations reflected in the above periods consist of Tenneco's
    (1) specialty packaging segment, which was discontinued in August 1999, (2) paperboard packaging segment, which was discontinued in June 1999, (3) energy and shipbuilding segments, which were discontinued in December 1996,
    (4) farm and construction equipment segment, which was discontinued in March 1996, and (5) chemicals and brakes operations, which were discontinued during 1994. See Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(e) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's debt preceding its 1996 corporate reorganization and the 1999 loss recognized in connection with the contribution of the containerboard assets to a new joint venture. See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(f) In 1999, Tenneco implemented the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." In addition, effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferred method to an expense-as-incurred method. In 1997, Tenneco implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries for additional information.

(g) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating

                                                        (continued on next page)
    performance of Tenneco, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Tenneco believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods, particularly when acquisitions are involved, or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(h) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. For purposes of computing these ratios, preferred stock dividends have been included in the calculations on a pre-tax basis.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     Tenneco originally sold the outstanding notes to Salomon Smith Barney Inc. and certain other initial purchasers, under the terms of a purchase agreement dated October 8, 1999. The initial purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. As a condition to the purchase agreement, Tenneco, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, in which Tenneco and the guarantors agreed to:


          (1) file a registration statement registering the new notes with the Securities and Exchange Commission within 120 days after the original issuance of the outstanding notes;

          (2) use their best efforts to have the registration statement relating to the new notes declared effective by the Securities and Exchange Commission within 150 days after the original issuance of the outstanding notes; and

          (3) unless the exchange offer would not be permitted by applicable law or staff interpretation of the Securities and Exchange Commission, commence the exchange offer and use their best efforts to issue, within 180 days after the original issuance of the outstanding notes, new notes in exchange for all outstanding notes tendered before the expiration time.

     We have agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes. The registration rights agreement also requires us to include in the prospectus for the exchange offer information necessary to allow broker-dealers to satisfy the prospectus delivery requirements in connection with resales of the new notes received by those broker-dealers in the exchange offer. See "-- Resale of the New Notes."


     For each outstanding note properly surrendered to us in the exchange offer, the holder of that note will receive a new note having a principal amount equal to that of the surrendered outstanding note. See "-- Interest on the New Notes" for a description of how interest will accrue on each new note and cease to accrue on the outstanding notes.


     We have agreed to file with the Securities and Exchange Commission a shelf registration statement to cover resales of the outstanding notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement if:

          (1) we are not permitted to consummate the exchange offer because it is not permitted by applicable law or interpretations of the staff of the Securities and Exchange Commission; or


          (2) the exchange offer is not consummated on or before April 11, 2000; or


          (3) any holder of "private exchange notes" so requests; or

          (4) in the case of any holder of outstanding notes who participates in the exchange offer, that holder does not receive new notes that may be resold without restriction under state and federal securities laws, other than due solely to the holder's status as an affiliate of ours.

     For purposes of the foregoing, "private exchange notes" refer to notes that are issued privately by us in exchange for outstanding notes to any initial purchaser of outstanding notes who holds such notes acquired by it and having, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of outstanding notes who is not entitled to participate in the exchange offer, upon the request of that initial purchaser or holder. Any private exchange notes will be issued simultaneously with the delivery of the new notes in the exchange offer, and will be identical in all material respects to the new notes.

     We will, in the event of the filing of a shelf registration statement, provide to each holder of outstanding notes eligible to participate in the shelf registration statement copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A holder of outstanding notes that sells the notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including indemnification obligations. In addition, each such holder will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement.


     We will pay liquidated damages to each holder of outstanding notes if:

          (1) we fail to file any of the registration statements on or before the date specified for such filing in the registration rights agreement;

          (2) any of such registration statements is not declared effective by the Securities and Exchange Commission before the date specified for such effectiveness (the "Effectiveness Target Date");


          (3) we fail to consummate the exchange offer on or before April 11, 2000; or


          (4) any shelf registration statement is declared effective but thereafter ceases to be effective during the periods specified in the registration rights agreement, unless all notes have been disposed of thereunder. Each such event described in clauses (1) through (4), above, is referred to herein as a "registration default".


     The amount of liquidated damages will be equal to a per annum rate of 0.25% on the principal amount of outstanding notes held by each holder with respect to the first 90-day period immediately following the occurrence of the first registration default. Liquidated damages will increase by an additional per annum rate of 0.25% with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of 1.00% per annum on the principal amount of outstanding notes. We will pay all accrued liquidated damages on each interest payment date in the manner provided for the payment of interest in the notes' indenture. Following the cure of all registration defaults, the accrual of liquidated damages will cease.


TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, we will accept all outstanding notes
validly tendered before 5:00 p.m., New York City time, on      , 2000. We will
issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes in the exchange offer in integral multiples of $1,000.


     The form and terms of the new notes are identical to the outstanding notes except for the following:

          (1) the new notes bear a Series B designation and a different CUSIP number from the outstanding notes to differentiate the new notes from the outstanding notes;

          (2) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

          (3) the holders of the new notes will not generally be entitled to rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the notes in certain circumstances relating to the timing of the exchange offer, all of which rights generally will terminate when the exchange offer is terminated.

     The new notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which the outstanding notes were issued. As of the date of this prospectus, $500 million in aggregate principal amount of the notes is outstanding. Only a registered holder of outstanding notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the notes indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer.


     The holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the notes' indenture in connection with the exchange offer.

     We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.


     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration time. If the unaccepted outstanding notes were tendered by book-entry transfer they will be returned by book-entry transfer to the designated account.


     Those holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."


     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of outstanding notes who did not exchange their outstanding notes for new notes in the exchange offer on terms which may differ from those contained in the registration rights agreement. We may use this prospectus, as it may be amended of supplemented from time to time, in connection with any such additional exchange offers. Such additional exchange offers may take place from time to time until all outstanding notes have been exchanged for new notes.


EXPIRATION TIME; EXTENSIONS; AMENDMENTS

     The term "expiration time" shall mean 5:00 p.m., New York City time, on
          , 2000 unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration time" shall mean the latest time to which the exchange offer is extended.

     We have no current plans to extend the exchange offer. In order to extend the expiration time, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, in each case prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

     We reserve the right, in our sole discretion, to


          - delay accepting any outstanding notes, or


          - terminate the exchange offer,

if any of the conditions set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied, in each case by giving oral or written notice of such delay, extension or termination to the exchange agent. We also reserve the right to extend the exchange offer or amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement of the matter. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes and the exchange offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, assuming the exchange offer would otherwise expire during that five to ten business-day period.


     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise or otherwise communicate any public announcement other than by making a timely release of the announcement to the Dow Jones News Service.

INTEREST ON THE NEW NOTES


     Each new note will bear interest from October 14, 1999, the issuance date of the outstanding notes. The holders of outstanding notes that are accepted for exchange will be deemed to have waived the right to receive payment of any accrued interest on those outstanding notes from October 14, 1999 to the date of issuance of the new notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the new notes in exchange therefor. Consequently, if you exchange your outstanding notes for new notes, you will receive the same interest payment on April 15, 2000, which is the first interest payment date with respect to the outstanding notes and the new notes, that you would have received if you had not accepted the exchange offer.


PROCEDURES FOR TENDERING

     Only a registered holder of outstanding notes may tender outstanding notes in the exchange offer. To effectively tender in the exchange offer, a holder must transmit to The Bank of New York, as exchange agent, before the expiration time either:

     - a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with the signature on the letter of transmittal guaranteed if the letter of transmittal so requires, and all other documents required by the letter of transmittal, or

     - if the outstanding notes are being tendered pursuant to the book-entry procedures described below, an "Agent's Message" (as defined below) instead of a letter of transmittal.

     In addition, prior to the expiration time, either:

     - the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal; or

     - the exchange agent must receive a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below, along with a properly completed letter of transmittal or a properly transmitted Agent's Message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration time.

     By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading "-- Resale of the New Notes."

     The tender by a holder of outstanding notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or outstanding notes should be sent to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transactions for them.


     Only a registered holder of outstanding notes may tender outstanding notes in connection with the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books, any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver their notes by book-entry transfer at DTC.


     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly contact the person in whose name the notes are registered and instruct the registered holder to tender on the beneficial owner's behalf. If, as a beneficial owner, you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an Eligible Institution (defined below) unless the notes tendered are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder's name appears on such notes with the signature on such bond powers guaranteed by an Eligible Institution.

     If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

     We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the outstanding notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer. Subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of outstanding notes by causing the transfer of outstanding notes into the exchange agent's account with respect to outstanding notes in accordance with DTC's procedures for transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration time, or the guaranteed delivery procedures described below must be complied with. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program ("ATOP") of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an "Agent's

Message" to the exchange agent. The term "Agent's Message" means a message transmitted by DTC, which when received by the exchange agent forms part of the confirmation of a book-entry transfer, and which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes which are the subject of such book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against that participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that the participant has received and agrees to be bound by the notice of guaranteed delivery.



     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tenders of outstanding notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if outstanding notes are submitted in a principal amount greater than the principal amount of outstanding notes being tendered by such tendering holder, such unaccepted or non-exchanged outstanding notes will be returned by the exchange agent to the tendering holders, or, in the case of notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with such book-entry transfer facility, unless otherwise provided in the letter of transmittal designated for such outstanding notes, as soon as practicable following the expiration time.


GUARANTEED DELIVERY PROCEDURES

     Those holders who wish to tender their outstanding notes and:

          - whose outstanding notes are not immediately available; or

          - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration time; or

          - who cannot complete the procedures for book-entry transfer before the expiration time,

may effect a tender if:

          - the tender is made through an Eligible Institution;


          - before the expiration time, the exchange agent receives from that Eligible Institution a properly completed and duly executed notice of guaranteed delivery, a form of which accompanies this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five New York Stock Exchange trading days after the date on which expiration time occurs, either (a) the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent or (b) a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC, along with a letter of transmittal or Agent's Message, will be delivered to the exchange agent; and


          - either (a) the properly completed and duly executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer and all other documents required by the letter of transmittal or (b) if applicable, confirmation of a book-entry transfer into the exchange agent's account at DTC, along with a properly completed and duly executed letter of transmittal or properly transmitted Agent's Message, are actually received by the exchange agent within five NYSE trading days after the expiration time.


     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to the expiration time.

     To effectively withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration time. Any notice of withdrawal must:

          - specify the name of the person having deposited the outstanding notes to be withdrawn;

          - identify the outstanding notes to be withdrawn, including the certificate number or numbers and the aggregate principal amount of the notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;


          - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and


          - specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes.

     All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange because of the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration time.

CONDITIONS OF THE EXCHANGE OFFER

     The exchange offer is subject to the condition that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     If we determine that the exchange offer is not permitted by applicable law or staff interpretation, we may terminate the exchange offer. In connection with any termination we may:


          - refuse to accept any outstanding notes and return any outstanding notes that have been tendered;

          - extend the exchange offer and retain all outstanding notes tendered before the expiration time, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes; or

          - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been properly withdrawn.

     If the waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise expire during that period.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:


 By Regular or Certified Mail:    By Facsimile: 212-815-6339     By Overnight Courier or Hand:
     The Bank of New York             (Eligible Guarantor            The Bank of New York
    101 Barclay Street, 7E            Institutions Only)            101 Barclay Street, 7E
      New York, NY 10286                                              New York, NY 10286
    Attn: Ayikwei Aryeetey         To Confirm by Telephone:         Attn: Ayikwei Aryeetey
    Reorganization Section               212-815-3687               Reorganization Section
                                    Attn: Ayikwei Aryeetey


     Any requests or deliveries to an address or facsimile number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation for tenders is being made by mail. Additional solicitations, however, may be made by our officers and regular employees and those of our affiliates in person, by telegraph or telephone.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent, however, reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.


     We will pay the cash expenses incurred by us in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.


     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     Because the terms of the new notes are not "substantially different" from the terms of the outstanding notes, the new notes will be recorded at the same carrying value as the outstanding notes, which is face value as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange transaction for accounting purposes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for new notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:


     - as set forth in the legend printed on the outstanding notes and in the indenture as a consequence of the issuance of the outstanding notes under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and


     - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

RESALE OF THE NEW NOTES

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe the new notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any holder (other than (1) a broker-dealer who purchased such notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (2) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided, however, that the holder is acquiring the new notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the new notes. In the event that our belief is inaccurate, holders of new notes who transfer new notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.


     If, however, any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, that holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the referenced no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each participating broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the exchanged outstanding notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We will make this prospectus, as it may be amended or supplemented from time to time, available for use by such broker-dealers in connection with resales of new notes received in exchange for outstanding notes for a period of 180 days after the exchange offer is completed.

     As contemplated by these no-action letters and the registration rights agreement, each holder tendering outstanding notes in the exchange offer is required to represent to us in the letter of transmittal, that, among things:

          (1) the person receiving the new notes pursuant to the exchange offer, whether or not such person is the holder, is receiving them in the ordinary course of business;

          (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes and that such holder is not engaged in, and does not intend to engage in, a distribution of new notes;


          (3) neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, or, if the holder is an "affiliate" of ours, that the holder will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and



          (4) the holder acknowledges and agrees that:


             (a) any person participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the new notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed above and under the heading "-- Purpose and Effect of the Exchange Offer;" and


             (b) any broker-dealer that receives new notes for its own account in exchange for outstanding notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such new notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act.


     The exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction.

     All resales must be made in compliance with state securities or "blue sky" laws. Such compliance may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following review of Tenneco's financial condition and results of operations should be read in conjunction with the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries and notes thereto presented beginning on page F-1.

GENERAL

     Tenneco's Automotive business is one of the world's largest designers, manufacturers, and distributors of ride control and emissions control products and systems for the automotive original equipment market and aftermarket, with leading market shares in North America and Europe. Now that the spin-off of Pactiv is complete, Tenneco's continuing business consists solely of the Automotive business.


     In the original equipment business, Automotive sells most of its products under business awards which generally last for the production life of the platform model. See "Risk Factors -- Risks Relating to Our Business." Automotive normally begins working on products awarded for new or redesigned models two to five years before the marketing of those models to the public. One or more of Automotive's products were included on 70 vehicle launches in the 21 months ended September 30, 1999. The portion of Automotive's net sales derived from the original equipment market has increased significantly over the past several years, from approximately 37 percent in 1994, to approximately 61 percent in 1998, as Automotive has continued to focus on the introduction of new products into the original equipment market.


     In the aftermarket business, Automotive sells its products through all of the primary channels of distribution, including full-line and specialty warehouse distributors, jobbers, installers, car dealers and automotive parts retailers. Several dynamics continue to challenge the aftermarket business. These dynamics include longer average product lives, consolidating distribution channels and increased competition. Automotive's plan to address these dynamics consists of: (1) the rationalization of manufacturing and distribution operations in order to reduce the cost structure; (2) the elimination of selected quarterly promotional programs in order to better balance demand and supply within the aftermarket distribution channels; (3) the introduction of a strategy to more effectively manage product lines targeted at different aftermarket distribution channels; and (4) management changes and the introduction of management techniques designed to improve Automotive's best practices and identify additional cost savings. As a result, while aftermarket revenues have decreased, Automotive believes these actions improve its strategic position.


     - In the fourth quarter of 1998, Automotive recorded a $53 million pre-tax ($34 million after-tax) restructuring charge which represented severance benefits, exit costs, and asset impairments related to closing two plant locations and five distribution centers in North America and the elimination of 302 positions at those facilities as well as the elimination of 454 administrative positions. These actions are expected to result in annual cost savings of $27 million, including $2 million in reduced depreciation expense. Automotive expects those savings will be fully realized beginning in the second quarter of 2000. See "-- Nine Months Ended September 30, 1999 and 1998 -- Restructuring and Other Charges." To further reduce its cost structure, Automotive is also implementing a supplemental restructuring plan which will involve the closure of additional manufacturing and distribution facilities in North America and Europe. This supplemental plan has been approved by the Board of Directors and resulted in an additional charge in the fourth quarter of 1999 of approximately $55 million before taxes. This charge includes $37 million to close a European ride control manufacturing facility and to restructure other European units; $15 million in North America to close an OE exhaust facility; and $3 million for headcount reductions in South America and Asia. Once the restructuring is complete in early 2001, Tenneco expects to realize annual cost savings of $25 million.


     - To better align demand and supply within its distribution channels, during the fourth quarter of 1998 Automotive eliminated selected quarterly promotional programs, principally in the North American aftermarket, and has implemented a marketing strategy designed to increase demand at the consumer level. These actions, which initially reduced revenues and profitability, position Automotive for growth as supply and demand are better aligned in the aftermarket and customer inventories become normalized.

     - To improve its competitive position in the aftermarket, Automotive has introduced a strategy to more effectively manage product lines targeted at different aftermarket distribution channels. This strategy is designed to introduce differentiated product lines targeted at different distribution channels. These include (1) the introduction of a premium ride control product ("Monroe Reflex(TM)") which incorporates acceleration-sensitive damping to the professional installer channel in the fourth quarter of 1999 and the subsequent repositioning of Sensa-Trac(R) as a lower-priced offering, (2) the introduction of several lower-priced exhaust product offerings, and (3) the targeting of additional retail sales channels.

     - To enhance its management team and focus, Automotive initiated several management changes and introduced several management techniques, including a measurement approach for analyzing the economic value added of operations and the Business Operating System as a disciplined approach to manage continuous improvement.

BACKGROUND OF THE SPIN-OFF TRANSACTIONS


     Tenneco Automotive Inc. was known as Tenneco Inc. before the spin-off, on November 4, 1999, of Tenneco Inc.'s packaging business, as described below. In this Management's Discussion and Analysis, discussions of Tenneco refer to Tenneco Inc. and its subsidiaries before the spin-off and to Tenneco Automotive Inc. and its subsidiaries after the spin-off.


     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives to separate the automotive, paperboard packaging and specialty packaging businesses. Subsequently, Tenneco completed the following actions:

     - In January 1999, Tenneco announced an agreement to contribute its containerboard business to a new joint venture with an affiliate of Madison Dearborn Partners. The proceeds from the transaction, including debt assumed by the new joint venture, were approximately $2 billion. The transaction closed in April 1999. Tenneco retained a 43% percent interest in the joint venture.

     - In April 1999, Tenneco announced an agreement to sell its folding carton operations to Caraustar Industries. This transaction closed in June 1999. The folding carton operations and the containerboard business together represented Tenneco's paperboard packaging operating segment.

     - On November 4, 1999, Tenneco completed the spin-off of Tenneco Packaging Inc., now known as Pactiv Corporation. The morning following the spin-off, Tenneco changed its name from "Tenneco Inc." to "Tenneco Automotive Inc." and effected a reverse stock split whereby every five shares of Tenneco common stock were converted into one share of Tenneco's new common stock.

     The separation of the automotive and packaging businesses was accomplished by the spin-off of the common stock of Packaging to Tenneco shareowners. At the time of the spin-off, Packaging included Tenneco's specialty packaging business, the remaining interest in the containerboard joint venture and Tenneco's administrative services operations. After the spin-off, Packaging changed its name to Pactiv Corporation. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the spin-off would be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

     Before the spin-off, Tenneco realigned substantially all of its existing debt through a combination of tender offers, exchange offers, and other refinancings. The company's debt realignment was financed by borrowings by Tenneco under new credit facilities, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities and the issuance by Packaging of its new publicly-traded debt in exchange for certain series of the publicly-traded debt of Tenneco that was outstanding before the spin-off and debt realignment. The debt of Packaging was rated investment grade and the debt of Tenneco was rated non-investment grade by both Standard & Poor's and Moody's debt rating agencies.

     As a result of these transactions, Tenneco's former specialty and paperboard packaging operating segments are presented as discontinued operations in the accompanying financial statements. Tenneco's sole continuing operation is its automotive segment ("Automotive"). Refer to Notes 2 and 3 to the financial statements for further information related to discontinued operations.

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

  RESULTS OF CONTINUING OPERATIONS

     Net Sales and Operating Revenues


                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                  -------------------------------
                                                   1999       1998      % CHANGE
                                                  -------    -------    ---------
                                                      (MILLIONS)
North America.................................    $1,321     $1,287          3 %
Europe........................................       945        949         --
Rest of World.................................       207        232        (11)
                                                  ------     ------
                                                  $2,473     $2,468         --
                                                  ======     ======


     Revenues for Automotive's North American operations were $1.3 billion, a 3 percent increase over the same period in 1998. Aftermarket revenues decreased $82 million in the nine months ended September 30, 1999 from the comparable period in 1998. Weaker industry conditions in the North American aftermarket were more than offset by the $116 million increase in sales to North American original equipment manufacturers. This increase is primarily attributable to Tenneco Automotive's strong presence in the light duty truck market, where North American light duty truck production has increased by one million units from the nine months ended September 30, 1998 to the comparable period in 1999, and otherwise generally higher North American vehicle production levels.

     Automotive's European revenues were $945 million, essentially flat from the same period a year earlier. European aftermarket revenues decreased $36 million in the nine months ended September 30, 1999 from the comparable period in 1998. This reduction was offset by increased sales to European original equipment manufacturers of $32 million for the nine months ended September 30, 1999 compared to the same period in 1998 resulting primarily from new program launches.

     Automotive's revenues from operations in the rest of the world decreased 11 percent to $207 million compared to $232 million in the nine months ended September 30, 1998. Difficult economic conditions in South America and currency devaluation in Brazil led to a $38 million decrease in revenues. This was partially offset by an increase of $13 million in revenues from solid Australian and improving Asian results.

     Income Before Interest Expense, Income Taxes and Minority Interest ("Operating Income")


                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     ------------------------
                                                     1999    1998    % CHANGE
                                                     ----    ----    --------
                                                      (MILLIONS)
North America....................................    $143    $129       11 %
Europe...........................................      74     147      (50)
Rest Of World....................................       6      29      (79)
Other............................................      (4)    (17)      NM
                                                     ----    ----
                                                     $219    $288      (24)%
                                                     ====    ====

     North American operating income was $143 million for the nine months ended September 30, an 11 percent improvement over the same period in the prior year. Improved operating efficiencies in manufacturing and other cost reduction actions including results from earlier period restructuring initiatives contributed $26 million to these results. Additionally, Automotive's strong position in the solid selling light truck market and otherwise generally higher North American vehicle production levels increased operating income by $18 million. Lower North American aftermarket volumes and the change in accounting principles with respect to the capitalization of start-up activities somewhat offset this improvement in operating income for the nine months ended September 30, 1999 compared to the same period in 1998.

     European operating income decreased 50 percent from $147 million to $74 million. The lower operating income in Europe is primarily attributable to the change in accounting for platform start-up costs, lower aftermarket volumes and a shift in the mix of original equipment revenues from higher to lower margin business.

     Operating income from operations in the rest of the world declined 79 percent to $6 million from $29 million, as difficult economic conditions in South America and currency devaluation in Brazil reduced operating income by $16 million.

     Operating Income as a Percentage of Revenue

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                      1999    1998    % CHANGE
                                                      ----    ----    --------
North America.....................................    10.8%   10.0%       8 %
Europe............................................     7.8    15.5      (50)
Rest of World.....................................     2.9    12.5      (77)
Tenneco Automotive................................     8.9%   11.7%     (24)%

     Since revenue was essentially flat, operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above.

     Interest Expense, net of interest capitalized

     For the nine months ended September 30, 1998, Tenneco allocated $129 million in interest expense to discontinued specialty packaging operations. For the comparable period in 1999, $115 million in interest expense was allocated to discontinued operations. Adjusting for this allocation, interest expense was $5 million lower in the first three quarters of 1999 than the comparable period in 1998. The lower interest expense is primarily attributable to debt reduction from the proceeds of the sale of Tenneco's containerboard interest early in the second quarter of 1999.

     Income Taxes

     Tenneco's effective tax rate for the nine months ended September 30, 1999 was 37% compared to 20% in the third quarter last year. The 1998 rate was lower as a result of certain non-recurring foreign tax benefits in that quarter. The 1999 rate was unfavorably impacted by the tax effect of the recapitalization of Automotive's foreign subsidiaries.

     Earnings Per Share

     In October 1999, Tenneco's shareowners approved an amendment to the Certificate of Incorporation providing for a one-for-five reverse stock split of Tenneco's common stock. As a result, the reverse stock split is reflected for all periods in this computation of earnings per share of common stock outstanding. Income from continuing operations was $2.40 per diluted common share for the nine months ended September 30, 1999, compared to $4.97 per diluted common share in the comparable period of 1998. Discontinued operations generated a loss of $2.98 per diluted common share during 1999 compared to income of $4.34 per diluted common share for the prior year. The current year period also included a $.20 per diluted common share extraordinary loss on early retirement of debt in connection with the sale of the containerboard assets, and $4.00 per diluted common share of charges related to the cumulative effect of changes in accounting principles noted above. Net loss was $4.78 per diluted common share for the nine months ended September 30, 1999, compared to $9.31 net income per diluted common share in the comparable period of 1998.

     Minority Interest

     Minority interest is primarily related to dividends on the preferred stock of a U.S. subsidiary. The preferred stock was repurchased before the spin-off in conjunction with Tenneco's debt realignment.

  RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax, or $1.02 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of Automotive's North American aftermarket business. A staff and related cost reduction plan, which covers employees in Automotive's operating units and corporate operations, is expected to cost $17 million.

     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers, resulting in the elimination of 302 positions. The staff and related cost reduction plan involves the elimination of 454 administrative positions in Automotive's business units and its corporate operations.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization expense of approximately $2 million on an annual basis.

     As of September 30, 1999, approximately 670 employees have been terminated. To address customer service and production transfer issues, the closure of one plant location and one Automotive aftermarket distribution center has been delayed until the first and second quarters of 2000, respectively. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the initial plan and are expected to be complete by the fourth quarter of 1999. During the nine months ended September 30, 1999, the Automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                                              CASH
                                                                            PAYMENTS
                                                                           NINE MONTHS
                                                      DECEMBER 31, 1998       ENDED        BALANCE AT
                                                        RESTRUCTURING     SEPTEMBER 30,   SEPTEMBER 30,
                                                       CHARGE BALANCE         1999            1999
                                                      -----------------   -------------   -------------
                                                                         (MILLIONS)
Severance...........................................         $15                $6             $ 9
Facility exit costs.................................           1                 1              --
                                                             ---                --             ---
                                                             $16                $7             $ 9
                                                             ===                ==             ===

     Automotive expects to realize annual savings of $27 million as a result of these restructuring initiatives, primarily from a reduction in salary and related employee expenses. Reduced depreciation charges comprise $2 million of the balance. Tenneco expects these savings will be fully realized beginning in the second quarter of 2000.


     To further reduce its cost structure, Tenneco is also implementing a supplemental restructuring plan which was discussed above under "General" and will involve the closure of additional manufacturing facilities in North America and Europe. This supplemental plan has been approved by the Board of Directors and resulted in an additional charge in the fourth quarter of 1999 of approximately $55 million before taxes.


  DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     On November 5, 1999, Tenneco spun-off its specialty packaging businesses into a separate, independent company. The specialty packaging company also owns the remaining interest in the containerboard joint venture and the administrative services operations. The specialty and paperboard packaging businesses, and the administrative services operations, have been reflected as discontinued operations in the accompanying financial statements.

     Revenues and income for the paperboard packaging discontinued operations are shown in the following table.


                                                               THREE MONTHS     NINE MONTHS
                                                                  ENDED            ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                              --------------   --------------
                                                              1999     1998    1999     1998
                                                              -----    -----   -----   ------
                                                                        (MILLIONS)
Net sales and operating revenues............................   $--     $415    $ 445   $1,185
                                                               ===     ====    =====   ======
Income before income taxes and interest allocation..........   $ 8     $ 35    $  30   $  101
Income tax (expense) benefit................................    --      (12)     (11)     (38)
                                                               ---     ----    -----   ------
Income before interest allocation...........................     8       23       19       63
Allocated interest expense, net of income tax...............    --       (8)      (5)     (20)
                                                               ---     ----    -----   ------
Income from discontinued operations before disposition......     8       15       14       43
Gain (loss) on disposition, net of income tax...............    --       10     (169)      19
                                                               ---     ----    -----   ------
Income (loss) from discontinued operations..................   $ 8     $ 25    $(155)  $   62
                                                               ===     ====    =====   ======


     Revenues and income for the specialty packaging business and administrative services operations are shown in the following table:


                                                               THREE MONTHS      NINE MONTHS
                                                                  ENDED             ENDED
                                                              SEPTEMBER 30,     SEPTEMBER 30,
                                                              --------------   ---------------
                                                              1999     1998     1999     1998
                                                              -----    -----   ------   ------
                                                                         (MILLIONS)
Net sales and operating revenues............................  $754     $696    $2,158   $2,067
                                                              ====     ====    ======   ======
Income before income taxes and interest allocation..........    69       74       213      247
Income tax (expense) benefit................................   (39)     (36)      (87)     (96)
                                                              ----     ----    ------   ------
Income before interest allocation...........................    30       38       126      151
Allocated interest expense, net of income tax...............   (26)     (23)      (70)     (67)
                                                              ----     ----    ------   ------
Income (loss) from discontinued operations..................  $  4     $ 15    $   56   $   84
                                                              ====     ====    ======   ======


     The current year period also included a $7 million extraordinary loss on early retirement of debt in connection with the sale of the containerboard assets.

     Nine months ended September 30, 1999 results from discontinued operations for the specialty packaging segment includes a pre-tax charge of $29 million relating to a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees and the closing of the Greenwich, Connecticut headquarters facility.

  CHANGES IN ACCOUNTING PRINCIPLES

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million (net of a $50 million tax benefit), or $3.05 per diluted common share. The change in accounting principle decreased income from continuing operations by $11 million (net of a $8 million tax benefit), or $.33 per diluted common share for the nine months ended September 30, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the nine months ended September 30, 1998, would have been lower by $10 million (net of a $7 million tax benefit), or $.30 per diluted common share. For the three months ended September 30, 1999, the change in accounting principle decreased income from continuing operations by $6 million (net of $4 million tax benefit), or $.18 per diluted common share. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended September 30, 1998, would have been lower by $5 million (net of a $3 million tax benefit), or $.15 per diluted common share.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into independent public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. Tenneco recorded an after-tax charge for the cumulative effect of this change in accounting principle of $32 million (net of a $22 million tax benefit), or $.95 per diluted common share. The change in accounting principle increased income from continuing operations by $8 million (net of $5 million in income tax expense), or $.24 per diluted common share for the nine months ended September 30, 1999. If the new accounting principle had been applied retroactively, income from continuing operations for the nine months ended September 30, 1998, would have been higher by $1 million (net of $1 million in income tax expense), or $.03 per diluted common share. For the three months ended September 30, 1999, the change in accounting principle increased income from continuing operations by $3 million (net of $1 million in income tax expense), or $.09 per diluted common share. If the new accounting principle had been applied retroactively, income from continuing operations for the three months ended September 30, 1998, would have been higher by $3 million (net of $2 million in income tax expense), or $.09 per diluted common share.

  LIQUIDITY AND CAPITAL RESOURCES

     Capitalization


                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                1999            1998       % CHANGE
                                                            -------------   ------------   --------
                                                                     (MILLIONS)
Short term debt and current maturities....................     $  237          $  304         (22)%
Long-term debt............................................        796             671          19
Debt allocated to discontinued operations.................      1,985           2,456         (19)
                                                               ------          ------
Total debt................................................      3,018           3,431         (12)
                                                               ------          ------
Minority interest of continuing operations................        411             407           1
Minority interest of discontinued operations..............         21              14          50
                                                               ------          ------
Total minority interest...................................        432             421           3
                                                               ------          ------
Common shareowners' equity................................      2,140           2,504         (15)
                                                               ------          ------
Total capitalization......................................     $5,590          $6,356         (12)%
                                                               ======          ======


     Tenneco's ratio of debt to total capitalization was 54 percent at September 30, 1999 and at December 31, 1998. This ratio was calculated before giving effect to the debt realignment and spin-off, described below, which were completed after September 30, 1999. Tenneco expects its debt to total capitalization ratio to increase significantly as a result of these transactions.

     Prior to the spin-off, Tenneco realigned substantially all of its existing debt. To accomplish this, Tenneco initiated an offer to exchange Packaging debt securities for Tenneco debt securities having a book value of $1,166 million. Tenneco also initiated a cash tender offer to purchase debt securities having a book value of $1,374 million and repaid substantially all of its short-term borrowings. Finally, Tenneco retired approximately $400 million of subsidiary preferred stock. These transactions were financed by borrowings by Tenneco under a new credit facility, senior subordinated debt issued by Tenneco, and borrowings by Packaging under new credit facilities. The debt of Packaging was rated investment grade and the debt of Tenneco was rated non-investment grade by debt rating agencies.

     As part of the debt realignment, on September 30, 1999 Tenneco entered into a $1.55 billion committed senior secured financing arrangement with a syndicate of banks and other financial institutions consisting of: (i) a $500 million, six-year revolving credit facility; (ii) a $450 million six-year term loan;
(iii) a $300 million eight-year term loan and; (iv) a $300 million eight and one-half year term loan. A portion of each term loan is payable in quarterly installments beginning September 30, 2001. Borrowings under this facility bear interest at an annual rate equal to, at the borrower's option, either (i) the London Interbank Offering Rate plus a margin of 275 basis points for the six-year revolving credit facility and the six-year term loan, 325 basis points for the eight-year term loan and 350 basis points for the eight and one-half year term loan; or (ii) a rate consisting of the greater of The Chase Manhattan Bank's prime rate or the Federal Funds rate plus 50 basis points, plus a margin of 175 basis points for the six-year revolving credit facility and the six-year term loan, 225 basis points for the eight-year term loan and 250 basis points for the eight and one-half year term loan. Under the provisions of the senior credit facility agreement, the interest margins for borrowings under the revolving credit facility and the six-year term loan may be adjusted based on the consolidated leverage ratio (total debt divided by consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") as defined in the senior credit facility agreement) measured at the end of each quarter starting with the fiscal quarter ending December 31, 2000.

     The senior credit facility agreement requires that Tenneco initially maintain: (i) a consolidated leverage ratio (consolidated indebtedness divided by consolidated EBITDA) not greater than 4.75; (ii) a consolidated interest coverage ratio (consolidated EBITDA divided by consolidated interest expense) not less than 2.00; and (iii) a consolidated fixed charge coverage ratio (consolidated EBITDA less consolidated capital expenditures, divided by consolidated interest expense) not less than 1.00. Under the terms of the senior credit facility agreement, the maximum permitted consolidated leverage ratio will decrease beginning in the year 2001, the minimum permitted consolidated interest coverage ratio will increase beginning in the year 2001 and the minimum permitted consolidated fixed charge coverage ratio will increase beginning in the year 2002. The senior credit facility agreement also contains restrictions on Tenneco's operations that are customary for similar facilities, including limitations on: (a) incurring additional liens; (b) sale and leaseback transactions; (c) liquidations and dissolutions (d) incurring additional indebtedness or guarantees; (e) capital expenditures; (f) dividends; (g) mergers and consolidations; and (h) prepayments and modifications of subordinated and other debt instruments. Compliance with these requirements and restrictions is a condition for any incremental borrowings under the senior credit facility agreement and failure to meet these requirements enables the lenders to require repayment of any outstanding loans.

     The senior subordinated debt indenture requires that Tenneco, as a condition to incurring certain types of indebtedness not otherwise permitted, initially maintain an interest coverage ratio of not less than 2.00. Under the terms of the indenture, the minimum interest coverage ratio will increase beginning in 2001. The indenture also contains restrictions on Tenneco's operations, including limitations on: (1) incurring additional indebtedness or liens; (2) dividends; (3) distributions and stock repurchases; (4) investments; and (5) mergers and consolidations. See "Description of the New Notes."

     Upon completion of the debt realignment and spin-off, Tenneco's total indebtedness was approximately $1.7 billion. Tenneco believes that cash flows from operations, combined with available borrowing capacity described above, will generally be sufficient to meet its future capital requirements for the following year.

     Cash Flows


                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                    -------------------------
                                                     1999    1998    % CHANGE
                                                    ------   -----   --------
                                                      (MILLIONS)
Cash provided (used) by:
  Operating activities -- continuing operations...  $ (100)  $  33     (403)%
  Investing activities -- continuing operations...  $ (161)  $(181)      11 %
  Financing activities............................  $1,244   $  96    1,195 %


  Operating Activities

     Cash provided by continuing operating activities declined by $133 million for the nine months ended September 30, 1999 compared to the comparable 1998 period. Income from continuing operations was $89 million lower and investments in working capital were $63 million more for the nine months ended September 30, 1999 compared to the 1998 period. The increase in working capital was primarily attributable to the one-time impact of terminating Automotive's accounts receivable factoring program in connection with the spin-off, which increased receivables by $67 million.

     Cash provided by Tenneco's discontinued operations declined by $398 million in the first nine months ended 1999 compared to the 1998 period. The paperboard operations were responsible for $213 million which is primarily attributable to the purchase of containerboard business accounts receivable in contemplation of the sale of the containerboard business in April. Additionally, containerboard results are reflected for the first four months in 1999 and for the first nine months in 1998 due to the sale of this business. Investment in working capital within the specialty packaging business increased by $139 million in the nine months ended 1999 compared to the 1998 period.

  Investing Activities

     Cash used by investing activities from continuing operations was $20 million lower in the nine months ended September 30, 1999 compared to the same period in 1998. Capital expenditures were $17 million lower in the nine months ended September 30, 1999 compared to the same period in 1998 due to more effective capital management. This was offset by the acquisition of Kinetic Ltd. for $36 million. Kinetic, an Australian suspension engineering company with advanced roll-control technology, provides enhanced on-road handling while improving off-road performance.

     Cash used by investments in discontinued operations increased by $619 million in the nine months ended September 30, 1999 compared to the 1998 period. During the second quarter of 1999, Tenneco acquired for approximately $1.1 billion certain assets previously used by the containerboard business under operating leases and timber cutting rights. This was required in order to complete the April containerboard sale. The source of the funds for these capital expenditures was borrowings by Packaging prior to the containerboard sale. See "Financing Activities" below. Tenneco also received approximately $300 million in proceeds related to the containerboard and folding carton sale transactions.

  Financing Activities

     Excluding borrowings required to complete the containerboard sale transaction, cash used by financing activities was $517 million for the nine months ended September 30, 1999. This primarily reflected the use of the net proceeds of the containerboard sale transaction to reduce Tenneco's short-term debt.

     Before the containerboard sale transaction, Packaging borrowed approximately $1.8 billion. These borrowings were used to acquire the assets used under operating leases and timber cutting rights described under "Investing Activities" above, and to purchase the containerboard business accounts receivable described under "Operating Activities" above. Packaging remitted the balance of the borrowings to Tenneco to retire short-term debt. Packaging contributed the containerboard business to the new joint venture subject to the approximately $1.8 billion in new debt. The debt reduction, which resulted from this contribution, is shown on the Statements of Cash Flows as a non-cash financing activity.

  YEAR 2000


     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use a two-digit date field. Consequently, these systems will not be able to properly recognize dates beyond the year 1999 ("the Year 2000 issue"). Tenneco's significant technology transformation projects have addressed the Year 2000 issue in those areas where replacement systems were installed for other business reasons. Where existing systems and equipment remained in place beyond 1999, Tenneco identified and assessed Year 2000 issues and remediated, replaced or established alternative procedures addressing non-Year 2000 compliant systems, hardware, and equipment.



     Tenneco completed all Year 2000 remediation efforts as described above by December 31, 1999. No material Year 2000 issues have been identified as of the filing of this document.



     Tenneco completed the inventory of its systems and equipment, including computer systems and business applications, as well as date-sensitive technology embedded in its equipment and facilities. Tenneco planned for and undertook remediation, replacement, or establishment of alternative procedures for non-compliant Year 2000 systems and equipment; and tested, remediated, replaced or developed alternative procedures for systems and equipment.


     Tenneco believes that approximately 99 percent of Automotive's major business applications systems and approximately 99 percent of Automotive's manufacturing equipment had achieved Year 2000 compliance as of September 30, 1999. Tenneco has confirmed that none of its Automotive products are date-sensitive. Remediation, replacement, or establishment of alternative procedures for systems and equipment were undertaken on a business priority basis.



     Tenneco also contacted Automotive's major suppliers, financial institutions, and others with whom Automotive conducts business to determine whether they would be able to resolve in a timely manner Year 2000 problems possibly affecting Automotive. A majority of these entities, including critical suppliers, responded by advising as to the status of their efforts and by stating that they expected to become Year 2000 compliant in a timely manner. Based on these responses, critical suppliers were assigned a risk rating. Tenneco continued corresponding with critical high risk third parties to obtain information and updates on their Year 2000 efforts, and to assess new suppliers, financial institutions and others with whom Automotive began to conduct business.



     Based upon current estimates, Tenneco believes that costs to address Automotive's Year 2000 issues and implement necessary changes to its existing systems and equipment, including costs incurred to date, will range from $15 to $17 million. As of September 30, 1999, approximately $13 million of the costs had been incurred. These costs are being expensed as they are incurred, except that in some instances Tenneco may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.



     If Tenneco had been unable to complete on a timely and cost-effective basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if those with whom Automotive conducts business had been unsuccessful in implementing timely solutions, Year 2000 issues could have had a material adverse effect on Tenneco's financial condition or results of operations. Possible worst case scenarios include interruptions in Automotive's ability to manufacture its products, process and ship orders, and bill and collect accounts receivable due to internal systems failures or the systems failures of its suppliers or customers. Tenneco believes it has timely resolved Automotive's own Year 2000 issues.



     As part of its planning and readiness activities, Tenneco developed Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans were developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers. Contingency plans included alternative suppliers, as necessary, and assuring the availability of key personnel at year end to address unforeseen Year 2000 problems.


  EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro," among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of the Company's operational divisions as well as its corporate offices. That Committee had two principal objectives: (1) to determine the impact of the Euro on Tenneco's business operations, and (2) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Tenneco implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Tenneco believes that the costs associated with transitioning to the Euro will not be material to its consolidated financial position or the results of its operations.

  ENVIRONMENTAL AND OTHER MATTERS

     Tenneco and certain of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements.

     At October 1, 1999, Tenneco had been designated as a potentially responsible party in four Superfund sites. Tenneco has estimated its share of the remediation costs for these sites to be approximately $2 million in the aggregate and has established reserves that it believes are adequate for such costs. This amount is evenly split between continuing operations and discontinued operations. In addition, Tenneco may have the obligation to remediate current or former facilities and estimates its share of remediation costs at these facilities to be approximately $16 million for continuing operations. For both the Superfund sites and its current and former facilities, Tenneco has established reserves that it believes are adequate for these costs. Although Tenneco believes its estimates of remediation costs are reasonable and are based on the latest available information, the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. At some sites, Tenneco expects that other parties will contribute to the remediation costs. In addition, at the Superfund sites, the Comprehensive Environmental Response, Compensation and Liability Act provides that Tenneco's liability could be joint and several, meaning that Tenneco could be required to pay in excess of its share of remediation costs. Tenneco's understanding of the financial strength of other potentially responsible parties has been considered, where appropriate, in Tenneco's determination of its estimated liability. Tenneco believes that the costs associated with its current status as a potentially responsible party in the Superfund sites referenced above, or as a liable party at its current or former facilities, will not be material to its consolidated financial position or results of operations.

     Tenneco estimates that its capital expenditures for environmental matters for 1999 and 2000 will be $2 million and $3 million, respectively.

     Tenneco is party to various other legal proceedings arising from its operations. Tenneco believes that the outcome of these other proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

YEARS 1998 AND 1997

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations of $116 million for the year ended December 31, 1998, compared to $234 million for the same period in 1997. The 1998 figure includes a $34 million after-tax charge to restructure the automotive aftermarket business and to reduce overhead and manufacturing costs throughout every part of the business. Excluding the restructuring charge, Tenneco's income from continuing operations for the 1998 period was $150 million compared to $234 million for the year ended December 31, 1997. The decline results from lower Automotive operating income combined with higher interest expense and minority interest.

     Net Sales and Operating Revenues

                                                                                %
                                                           1998      1997     CHANGE
                                                          ------    ------    ------
                                                             (MILLIONS)
Automotive............................................    $3,237    $3,226      --%

     Automotive's revenue for 1998 was essentially flat with 1997 as increases in original equipment revenue in North America and Europe of $215 million were offset by a $165 million decline in aftermarket revenues throughout the world, a $54 million reduction due to the adverse impact of a strong U.S. dollar, with the remaining change due to the mix of products sold. Original equipment revenue increased as Automotive continued to place its ride control and exhaust products on many of the world's best-selling vehicles. Lower aftermarket demand was driven by customer consolidations that temporarily increased field inventory levels in North America and Europe; milder than normal winter weather; and continuing soft Asian and South American replacement markets. Additionally, Automotive began reducing its quarterly promotional programs in an effort to better balance supply and demand going into 1999.

     Operating Income

     The following table presents operating income for the years 1998 and 1997.

                                                         1998      1997      % CHANGE
                                                         ----      ----      --------
                                                           (MILLIONS)
Automotive...........................................    $248      $407        (39)%
Other................................................     (21)      (12)        NM
                                                         ----      ----
                                                         $227      $395        (43)%
                                                         ====      ====

     Excluding restructuring charges, a comparison of Tenneco's 1998 and 1997 operating income is as follows:

                                                         1998      1997      % CHANGE
                                                         ----      ----      --------
                                                           (MILLIONS)
Automotive...........................................    $301      $407        (26)%
Other................................................     (21)      (12)        NM
                                                         ----      ----
                                                         $280      $395        (29)%
                                                         ====      ====

     Automotive's operating income in 1998 reflected strong volume growth in the original equipment business which was more than offset by lower volumes in the aftermarket. The net impact of volume was a decline in operating income of $43 million. Adverse currency movements caused a further deterioration of $14 million. The 1997 operating income included $10 million related to the favorable resolution of a legal action and a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which had proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimate for completing the initiatives. Charges in 1998 for bad debts, a higher level of costs related to customer acquisition activity and marketing, and pricing adjustments in the original equipment business produced the balance of the earnings decline.

     Tenneco's "Other" operating loss in 1997 reflects gain on liquidation of overseas subsidiaries.

     Operating Income as a Percentage of Revenue

     Operating income as a percentage of revenue for 1998 and 1997, including the fourth quarter 1998 restructuring charge, were as follows:

                                                          1998      1997      % CHANGE
                                                          ----      ----      --------
Automotive............................................    7.7%      12.6%       (39)%
Total.................................................    7.0%      12.2%       (43)%

     Operating income as a percentage of revenue declined primarily as a result of the factors cited in the discussion of operating income above since revenue was essentially flat.

     Excluding the fourth quarter 1998 restructuring charge described below, operating income as a percentage of revenue for the same periods were as follows:

                                                          1998      1997      % CHANGE
                                                          ----      ----      --------
Automotive............................................    9.3%      12.6%       (26)%
Total.................................................    8.7%      12.2%       (29)%

     Interest Expense, net of interest capitalized

     Tenneco incurred interest expense of $69 million, a $11 million increase over 1997. For the year 1998, $171 million of interest expense was allocated to discontinued operations compared with $158 million during 1997. Adjusting for the allocation, interest expense increased by $24 million. This increase was attributable to higher average debt levels in 1998 resulting from inclusion for the full year of amounts used to acquire the protective and flexible packaging business of KNP BT in late April 1997 for the specialty packaging segment, a higher level of working capital to support higher revenue levels and Tenneco's share repurchase activity.

     Income Taxes

     Tenneco's effective tax rate for 1998 was 8 percent, compared to 24 percent for 1997. The 1998 effective tax rate was lower than the statutory rate as a result of certain non-recurring foreign and state tax benefits, lower foreign tax rates and a reduction in Tenneco's estimated tax liabilities related to certain global tax audits. The 1997 effective tax rate benefitted from the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets.

     Minority Interest

     Minority interest was $29 million in 1998, compared to $23 million in 1997. This primarily represents dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information.

  DISCONTINUED OPERATIONS


     See Note 2 to the audited Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries contained elsewhere in this document for information regarding the results of discontinued operations.


     Fourth quarter 1998 results from discontinued operations for the paperboard packaging segment include a pre-tax charge of $14 million related to Tenneco's restructuring plan to reduce administrative and operational overhead costs. The paperboard packaging restructuring plan involved closing four box plants and the elimination of 78 manufacturing and 198 administrative positions.

  CHANGE IN ACCOUNTING PRINCIPLE

     As required by the FASB's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million or $.27 per diluted common share in the fourth quarter of 1997, which was reported as a cumulative effect of a change in accounting principle.

  EARNINGS PER SHARE

     Income from continuing operations was $3.44 per diluted common share for 1998, compared to $6.85 per diluted common share in 1997. (All references to earnings per share in this Management's Discussion and Analysis are on a diluted basis unless otherwise noted.) Discontinued operations contributed $4.12 per diluted common share for 1998 compared to $3.72 per diluted common share for 1997. For 1997, Tenneco also recorded a charge for the cumulative effect of a change in accounting principle noted above of $1.35 per diluted common share, resulting in net income of $9.22 per diluted common share compared to $7.56 per diluted common share for 1998.

  CASH FLOWS

                                                                1998     1997
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 532    $ 519
  Investing activities......................................     (754)    (887)
  Financing activities......................................      216      354

     Operating Activities

     Cash flow provided by operating activities was $13 million higher in 1998 than in 1997. Income before depreciation, depletion and amortization was $78 million lower than in 1997, largely as a result of higher interest expense and the restructuring charge taken during the fourth quarter of 1998, for which the bulk of the cash outflows will occur during 1999. Noncash charges for deferred income taxes were higher in 1997 than in 1998, primarily as a result of tax benefits derived from the 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years.

     Investing Activities

     Investing activities used $133 million less cash in 1998 than in 1997. Capital expenditures for continuing operations declined by $26 million in 1998. Capital expenditures and acquisitions for discontinued operations decreased in 1998 by $124 million, as lower acquisitions in 1998 were partially offset by higher capital spending. During 1998, the most significant acquisitions were Richter Manufacturing, a North American protective packaging business, and the Belvidere, Illinois dual-ovenable paperboard tray manufacturing facility of Champion International. Acquisition activity in 1997 primarily related to the purchase of KNP BT's protective and flexible packaging business. The higher capital expenditures were primarily a result of $84 million spent to acquire certain leased timberlands in contemplation of the separation of the containerboard assets from Tenneco's other businesses.

     Financing Activities

     Financing activities in 1998 generated $138 million less cash than in 1997. During 1997, a Tenneco subsidiary issued preferred stock, the net proceeds of which were $99 million. During 1998, Tenneco repurchased $22 million more of its common stock than in 1997. During 1997, Tenneco refinanced a portion of its short-term debt by issuing $100 million of 10-year 7 1/2% notes, $200 million of 30-year 7 7/8% debentures, and $300 million of 20-year 7 5/8% debentures. The net proceeds of these debt offerings was $593 million. During 1998, Tenneco's short-term debt (excluding current maturities on long-term debt) increased by $540 million.

     Capital Commitments

     Tenneco estimates that expenditures of approximately $231 million will be required by its Automotive and specialty packaging businesses after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Of this amount, approximately $121 million pertains to the continuing Automotive operations and approximately $110 million pertains to the discontinued specialty packaging operations.

     Dividends on Common Stock

     In October 1999, Tenneco's shareowners approved an amendment to the Certificate of Incorporation providing for a one-for-five reverse stock split of Tenneco's common stock. As a result, the reverse stock split is reflected in the dividends declared on its common shares. Tenneco Inc. declared dividends on its common shares of $1.50 per share for each quarter in 1998. Declaration of dividends is at the discretion of the Board of Directors. The Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions, and anticipated developments concerning Tenneco's business and operations.


     Now that the spin-off of Packaging is complete, Tenneco is highly leveraged and restricted with respect to the payment of dividends by the terms of its financing arrangements. Accordingly, its annual dividend is expected to be nominal. For the first quarter of 2000, the Board of Directors approved a dividend of $.05 per share of common stock payable March 14, 2000 to shareholders of record at the close of business on February 25, 2000.


  DERIVATIVE FINANCIAL INSTRUMENTS

     Foreign Currency Exchange Rate Risk

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Tenneco has from time to time also entered into forward contracts to hedge its net investment in foreign subsidiaries. Tenneco does not currently enter into derivative financial instruments for speculative purposes.

     In managing its foreign currency exposures, Tenneco identifies and aggregates naturally occurring offsetting positions and then hedges residual exposures through third party derivative contracts. The following table summarizes by major currency the notional amounts, weighted average settlement rates, and fair value for foreign currency forward purchase and sale contracts as of December 31, 1998. All contracts in the following table mature in 1999.

                                                              DECEMBER 31, 1998
                                           --------------------------------------------------------
                                                                     WEIGHTED
                                             NOTIONAL AMOUNT         AVERAGE          FAIR VALUE
                                           IN FOREIGN CURRENCY   SETTLEMENT RATES   IN U.S. DOLLARS
                                           -------------------   ----------------   ---------------
                                                      (MILLIONS EXCEPT SETTLEMENT RATES)
Belgian Francs                  -Purchase           594               0.029              $  17
                                -Sell              (644)              0.029                (19)
British Pounds                  -Purchase            98               1.660                163
                                -Sell              (152)              1.660               (252)
Canadian Dollars                -Purchase           112               0.654                 73
                                -Sell              (176)              0.654               (115)
Danish Krone                    -Purchase            79               0.157                 12
                                -Sell                --                  --                 --
French Francs                   -Purchase           497               0.179                 89
                                -Sell               (97)              0.179                (17)
German Marks                    -Purchase             3               0.599                  2
                                -Sell               (56)              0.599                (33)
Portuguese Escudo               -Purchase         1,947               0.006                 11
                                -Sell               (30)              0.006                 --
Spanish Pesetas                 -Purchase         4,545               0.007                 32
                                -Sell              (325)              0.007                 (2)
U.S. Dollars                    -Purchase           105               1.000                105
                                -Sell               (33)              1.000                (33)
Other                           -Purchase           395                .043                 17
                                -Sell              (719)              0.068                (49)
                                                                                         -----
                                                                                         $   1
                                                                                         =====

     Interest Rate Risk

     Following the realignment of Tenneco's debt in connection with the spin-off of Packaging, Tenneco's financial instruments that are sensitive to market risk for changes in interest rates are its debt securities. Tenneco primarily uses a revolving credit facility to finance its short-term capital requirements. Tenneco pays a current market rate of interest on these borrowings. Tenneco finances its long-term capital requirements with long-term debt with original maturity dates ranging from 6 to 8 and one-half years. Tenneco has $500 million of long-term debt obligations that have fixed interest rates and $1.05 billion of long-term debt obligations that have variable interest rates which pay a current market rate of interest. Should Tenneco decide to redeem its fixed rate, long-term debt securities prior to their stated maturity, it would generally incur costs based on the fair value of the debt at that time.

     Since Tenneco's debt was issued in connection with the debt realignment, its book value approximates its fair value.

     The statements and other information (including the tables) in this "Derivative Financial Instruments" section constitute "forward-looking statements."

YEARS 1997 AND 1996

     The year ended December 31, 1997, represents the first full year of Tenneco Inc. and consolidated subsidiaries' operation as a global manufacturing company focused on its automotive parts and packaging businesses.

     Tenneco Inc. was spun-off from the company previously known as Tenneco Inc. ("Old Tenneco") on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities and operations of Old Tenneco such that the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and the administrative services ("Tenneco Business Services") businesses were owned by Tenneco Inc. and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). Old Tenneco distributed the shares of Tenneco Inc. and Newport News to its shareowners on December 11, 1996. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business ("Energy") and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso Natural Gas Company.


     Although the separation of Tenneco Inc. from Old Tenneco was structured as a spin-off for legal, tax and other reasons, Tenneco Inc. kept certain important aspects of Old Tenneco, including its executive management, Board of Directors and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues and operating income of Old Tenneco prior to the distributions and merger. Consequently, this Management's Discussion and Analysis of Financial Condition and Results of Operations and Tenneco's financial statements for periods prior to the distributions and merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the distributions and merger, as discontinued operations. Refer to Note 2 to the audited Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion.


     For purposes of this Management's Discussion and Analysis "Tenneco" or the "Company" refers to Old Tenneco and its subsidiaries before the above described corporate reorganization transactions and to Tenneco Inc., formerly known as New Tenneco Inc., and its subsidiaries after those transactions.

     The following review of Tenneco's financial condition and results of operations should be read in conjunction with the financial statements and related notes of Tenneco Automotive Inc. and Consolidated Subsidiaries.

  RESULTS OF CONTINUING OPERATIONS

     Tenneco reported income from continuing operations for the year ended December 31, 1997, of $234 million compared to $82 million for the same period in 1996. The improvement resulted from record operating results at Automotive and a lower effective tax rate for 1997 compared to 1996.

     Net Sales and Operating Revenues

                                                                              %
                                                         1997      1996     CHANGE
                                                        ------    ------    ------
                                                           (MILLIONS)
Automotive............................................  $3,226    $2,980       8%

     Automotive's revenue increase over 1996 resulted from acquisition performance, volume gains, and improved pricing and product mix. Companies acquired in 1996 and 1997 contributed $238 million to revenue gains during 1997. For companies acquired in 1996, these revenue gains include only revenues earned through the first anniversary of the 1996 acquisition. Performance following the first year of ownership is included in the other year over year measures of performance. Volume growth with both existing and new customers resulted in revenue increases of $128 million, while improved price realizations and a more favorable product mix added $35 million to 1997 revenues. These revenue gains were partially offset by the impact of the strong U.S. dollar in overseas markets, which resulted in $141 million in lower revenues than would have been realized had the U.S. dollar not strengthened during the year.

     Operating Income

                                                                             %
                                                           1997    1996    CHANGE
                                                           ----    ----    ------
                                                            (MILLIONS)
Automotive...............................................  $407    $249      63%
Other....................................................   (12)     (7)     NM
                                                           ----    ----
                                                           $395    $242      63%
                                                           ====    ====

     During 1996, Automotive recorded a pre-tax charge of $64 million to streamline certain exhaust operations and realign the ride control product line. Absent this charge, 1996 operating income would have been $313 million. The remaining increase in operating income during 1997 is primarily attributable to acquisition performance, cost reduction initiatives, and improved realizations, partially offset by the impact of the strong U.S. dollar in overseas markets. Acquisitions, including the impact of 1996 transactions calculated through the first anniversary of the date of each acquisition, added $35 million to 1997 operating income. Cost reduction initiatives contributed more than $40 million to the 1997 operating income improvement while improved pricing realization and product mix combined with volume growth resulted in higher 1997 operating income of more than $30 million. During the third quarter of 1997, Automotive benefited from a net reduction of $4 million in certain reserves, primarily related to ongoing reorganization initiatives which have proceeded more rapidly and efficiently than planned, allowing Automotive to adjust its cost estimates for completing these initiatives. Additionally, favorable resolution of a legal action contributed $10 million to third quarter 1997 results. Partially offsetting these operating income gains was the impact of the strong U.S. dollar on overseas earnings, which reduced 1997 operating income by $22 million, and fourth quarter charges totaling $4 million related to a customer bankruptcy and a prior asset sale.

     The increase in Tenneco's "Other" operating loss reflects the cost of factoring a higher level of receivables, offset in part by gain recognized on liquidation of overseas subsidiaries in 1997.

     Operating Income as a Percentage of Revenue

     Operating income as a percentage of revenue for 1997 and 1996 were as follows:

                                                                               %
                                                             1997    1996    CHANGE
                                                             ----    ----    ------
Automotive.................................................  12.6%   8.4%      50%
Total......................................................  12.2%   8.1%      51%

     Automotive's operating income as a percentage of revenue increased as operating income grew 63 percent while revenues increased by 8 percent.

     Interest Expense, net of interest capitalized

     Tenneco incurred interest expense of $216 million during 1997, an increase of $21 million over 1996. These amounts include $158 million and $135 million of interest allocated to discontinued operations in 1997 and 1996, respectively. The increase reflects a higher level of borrowings during 1997, resulting primarily from acquisitions made in both Specialty Packaging and Automotive, as well as Tenneco's share repurchase activity.

     Income Taxes

     Tenneco's effective tax rate for 1997 was 24 percent, compared to 43 percent for 1996. The 1997 tax rate was lower than the statutory rate due to the non-recurring impact of certain foreign tax benefits and the benefit of previously unrecognized deferred tax assets. For 1996, the effective tax rate was in excess of the statutory rate primarily as a result of the realignment charges recorded for Automotive's European operations which were not fully benefited for tax purposes.

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

     Minority Interest


     Minority interest in 1997 was $23 million compared to $21 million in 1996. This is primarily related to dividends on the preferred stock of a U.S. subsidiary. In December 1997, this subsidiary issued additional preferred stock. See Note 10 to the audited Financial Statements of Tenneco Inc. and Consolidated Subsidiaries contained elsewhere in this document for additional information. The preferred stock was repurchased before the spin-off in conjunction with Tenneco's debt realignment.


  DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     For 1997, discontinued operations include the Paperboard Packaging and the Specialty Packaging operations, which were discontinued in June and August 1999, respectively. The Paperboard Packaging operations generated income of $21 million after income tax expense of $10 million, or $.12 per diluted common share. The Specialty Packaging operations generated income of $106 million after income tax expense of $75 million, or $.63 per diluted common share.

     For 1996, discontinued operations include the Paperboard Packaging and Specialty Packaging operations, as well as, the energy and shipbuilding operations, which were discontinued in December 1996, and the farm and construction equipment operations, which were discontinued in March 1996. During this year, income from discontinued operations from Paperboard Packaging was $71 million, net of income tax expense of $48 million; income from Specialty Packaging discontinued operations was $65 million, net of income tax expense of $67 million; income from discontinued operations for energy was $127 million, net of income tax expense of $32 million; income from discontinued operations for shipbuilding was $70 million, net of income tax expense of $32 million; loss from discontinued operations for farm and construction equipment was $1 million, net of an income tax benefit of $1 million. Additionally, income from discontinued operations included a $340 million gain, net of income tax expense of $83 million, on the sale of Tenneco's remaining investment in the farm and construction equipment business, and transaction costs -- consisting primarily of financial advisory, legal, accounting, printing, and other costs -- of $108 million, net of an income tax benefit of $17 million, that were incurred in connection with the 1996 corporate reorganization. In total, discontinued operations generated $564 million of income, net of income tax expense of $244 million, or $3.23 per diluted common share.

     See the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries contained elsewhere in this document for further discussion of discontinued operations.

     Income from discontinued operations in 1997 included a one-time $38 million pre-tax gain which resulted from the refinancing of two containerboard mill leases. Income from the discontinued Paperboard Packaging business in 1996 included a $50 million pre-tax gain on the sale of certain recycled paperboard assets to a joint venture with Caraustar Industries and a pre-tax charge of $6 million to reorganize Packaging's folding carton operations.

     Extraordinary loss for 1996 was $236 million, net of an income tax benefit of $126 million, or $1.38 per diluted common share. The extraordinary loss was incurred as a result of the debt realignment undertaken before the December 1996 corporate reorganization and consists principally of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

  EARNINGS PER SHARE

     Income from continuing operations was $6.85 per diluted common share in 1997, up from $2.43 per diluted common share in 1996. Tenneco also recorded income from discontinued operations of $3.72 per diluted common share and a charge for the cumulative effect of a change in accounting principle discussed above of $1.35 per diluted common share, resulting in net income of $9.22 per diluted common share for 1997. During 1996, discontinued operations earned $16.18 per diluted common share while Tenneco recorded an extraordinary loss on retirement of debt of $6.96 per diluted common share. Net income in 1996 was $11.65 per diluted common share. Average shares of common stock outstanding increased

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

slightly during 1997. For further information regarding the calculation of earnings per share, refer to the Notes to the Financial Statements of Tenneco Automotive Inc. and Consolidated Subsidiaries contained elsewhere in this document.

  CASH FLOWS

                                                                1997     1996
                                                                -----    -----
                                                                  (MILLIONS)
Cash provided (used) by:
  Operating activities......................................    $ 519    $ 253
  Investing activities......................................     (887)    (685)
  Financing activities......................................      354      147

     Operating Activities

     Cash flow provided by operating activities was $266 million higher in 1997 than 1996. Tenneco's discontinued operations generated $308 million in 1997 and used $15 million in cash flow in 1996, for an improvement of $323 million. Within continuing operations, income before depreciation was higher in 1997 by $168 million. Tenneco also generated cash flow benefits from tax refunds during 1997, resulting primarily from the December 1996 reorganization and debt realignment and a 1996 tax net operating loss which was carried back to earlier years. These positive benefits were more than offset by increased working capital associated with higher revenue levels and increased cash outflows associated with the realignment plan implemented in the fourth quarter of 1996.

     Investing Activities

     During 1996 Tenneco's investing cash flows included expenditures of $425 million for businesses acquired, primarily for Clevite. Capital expenditures for continuing operations in 1997 were $33 million higher than in 1996. The sale of discontinued operations provided $24 million in 1997 and $1,197 million in 1996 of investing cash flow. The 1996 amount arose primarily from sale of Tenneco's remaining Case Corporation shares and a business owned by Energy. Tenneco also spent $622 million in 1997 and $1,106 million in 1996 for capital expenditures and business acquisitions for discontinued operations. In April 1997, Specialty Packaging acquired the flexible and protective packaging businesses of KNP BT. In 1996, Specialty Packaging acquired the foam products business.

     Financing Activities

     During 1997, Tenneco refinanced a portion of its short term debt by issuing $100 million of 10 year 7 1/2% notes, $200 million of 30 year 7 7/8% debentures, and $300 million of 20 year 7 5/8% debentures. The net proceeds to Tenneco of these debt offerings was $593 million. Tenneco retired $23 million in long-term debt during 1997 according to its terms and reduced short-term debt by a net $31 million. A subsidiary of Tenneco also issued preferred stock, the net proceeds of which were $99 million. During 1996, financing activities included the debt realignment executed in December to facilitate the separation of New Tenneco, Energy, and Newport News, as well as the issuance of $296 million in preferred stock by Old Tenneco which remained with Old Tenneco in the Energy merger. During 1997, Tenneco issued $48 million in common stock, related to employee benefit plans, and repurchased $132 million in common stock under its common stock repurchase plan. Tenneco also paid 1997 dividends on its common stock of $204 million. Activity in 1996 included common stock issued of $164 million, common stock repurchases of $172 million, common and preferred stock dividends of $313 million and cash of $99 million transferred to Energy and Newport News in the December 1996 corporate reorganization.

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

                                  THE SPIN-OFF

     The details of Tenneco's spin-off of Pactiv and the transactions completed in connection therewith are described below.

MANNER OF SPIN-OFF

     To effect the spin-off, Tenneco's Board of Directors declared a special distribution consisting of all of the capital stock of Pactiv. The shares of common stock of Pactiv were distributed to holders of record of Tenneco's outstanding common stock at the close of business on October 29, 1999, without any consideration being paid by those holders, on the basis of one share of common stock of Pactiv for every share of common stock of Tenneco. The spin-off became effective after the close of business on November 4, 1999.

CORPORATE RESTRUCTURING TRANSACTIONS

     Before the spin-off, Tenneco effected various corporate restructuring transactions which restructured, divided and separated its then-existing businesses so that, in general, the assets, liabilities and operations of its packaging businesses and administrative services operations were owned and operated, directly or indirectly, by Pactiv and would, therefore, be spun-off to Tenneco's then-existing stockholders. As a result of the spin-off, our remaining assets, liabilities and operations consist primarily of those assets, liabilities and operations related to Tenneco's automotive business.

     Upon completion of the corporate restructuring transactions and spin-off, Tenneco's assets at the time of the spin-off were allocated as follows:

     - We received or retained all of Tenneco's assets at the time not expressly allocated to Pactiv or its subsidiaries as described below; and


     - Pactiv received or retained (1) those assets related to the conduct of Tenneco's past and current packaging businesses and administrative services operations and (2) all rights expressly allocated to Pactiv and its subsidiaries under the distribution agreement we entered into with Pactiv to implement the spin-off, or any related agreement we entered into with Pactiv as part of the spin-off.


     Upon completion of the corporate restructuring transactions and spin-off, Tenneco's liabilities at the time of the spin-off were allocated as follows:


     - We assumed or retained responsibility for (1) those liabilities related to the assets allocated to us as described above and the current and past conduct of Tenneco's automotive business, (2) liabilities for possible violations of securities laws in connection with the spin-off related to disclosures or omissions regarding Automotive's business, results of operations, prospects or management, (3) those liabilities expressly allocated to us or our subsidiaries under the distribution agreement or any related agreement, and (4) all other liabilities of Tenneco or any of its subsidiaries which do not constitute Pactiv liabilities, as described below; and


     - Pactiv assumed or retained responsibility for: (1) those liabilities related to the Pactiv assets described above and the current and past conduct of Tenneco's packaging businesses and administrative services operations, (2) liabilities for possible violations of securities laws in connection with the spin-off related to disclosures or omissions regarding Pactiv's business, results of operations, prospects or management, and (3) those other liabilities expressly allocated to Pactiv or its subsidiaries under the distribution agreement or any related agreement.

     In addition, we and Pactiv each agreed to be responsible for one-half of any third-party liability imposed on either party that is both (1) related to the transactions undertaken as part of the spin-off, such as the debt realignment, and (2) based on a claim (a) under Delaware corporate law, such as a claim for a breach of fiduciary duties, or (b) under applicable securities laws, but only to the extent the alleged violation is not specifically related to disclosures or omissions about either party's business operations as provided by that party.

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

DEBT REALIGNMENT

     Prior to the spin-off, Tenneco realigned its debt, including transaction fees and specified preferred stock obligations, through a combination of tender offers, exchange offers, prepayments and other refinancings. As part of the debt realignment, Tenneco (1) offered to purchase for cash approximately $1,283 million aggregate principal amount of various series of its outstanding public debt securities (the "Tender Offers"), (2) offered to exchange up to approximately $1,176 million aggregate principal amount of newly issued debt securities of Pactiv for its remaining series of outstanding public debt securities (the "Exchange Offers"), (3) repaid approximately $934 million of other non-public debt and (4) repurchased $400 million of outstanding subsidiary preferred stock.

     The Tender and Exchange Offers were completed on November 4, 1999, with Tenneco retiring approximately $2,376 million aggregate principal amount of its outstanding public debt. Approximately $84 million aggregate principal amount of Tenneco's public debt was outstanding after completion of the Tender and Exchange Offers, of which $63 was retired in November 1999 in accordance with its terms. As part of the Tender and Exchange Offers, Tenneco solicited consents from the holders of its public debt to amendments to the indenture under which the debt was issued. The required consents were received, and the indenture was amended to eliminate all of the operating restrictions that were formerly contained in the indenture.

     To fund the cash portions of the debt realignment, we (1) borrowed $1,092 million under a new senior secured credit facility, described below under "Description of Senior Credit Facility", and (2) issued the outstanding notes which are subject to this exchange offer. Also as part of the debt realignment, Pactiv (1) made borrowings under new credit facilities entered into in connection with the spin-off and remitted the proceeds to Tenneco and (2) issued new public debt pursuant to the Exchange Offers described above.

     Now that the debt realignment is complete, we are responsible for all of Tenneco's existing public debt that was not retired in the Tender or Exchange Offers, borrowings under the new senior secured credit facility and the outstanding notes. Pactiv is responsible for its new public debt securities issued in the Exchange Offers and the borrowings under the new Pactiv credit facilities described above.

RELATIONSHIP BETWEEN US AND PACTIV AFTER THE SPIN-OFF


     The distribution agreement and principal related, or ancillary, agreements that we entered into with Pactiv in connection with the spin-off are described below.


     DISTRIBUTION AGREEMENT

     In addition to providing for the terms of the spin-off and the various actions that were required to be taken before the spin-off, the distribution agreement contains other provisions governing the relationship between us and Pactiv after the spin-off.


     Responsibility for Liabilities. The distribution agreement provides that after the spin-off date: (1) we are responsible for paying, performing and discharging our allocated liabilities according to their terms, and (2) Pactiv is responsible for paying, performing and discharging its allocated liabilities according to their terms. See "-- Corporate Restructuring Transactions." The distribution agreement provides for cross-indemnities so that: (1) we must indemnify Pactiv and its respective subsidiaries, directors, officers, employees and agents, and other related parties, against all losses arising out of or in connection with our allocated liabilities or the breach of the distribution agreement or any ancillary agreement by us; and (2) Pactiv must indemnify us and our respective subsidiaries, directors, officers, employees and agents, and other related parties, against all losses arising out of or in connection with Pactiv's allocated liabilities or the breach of the distribution agreement or any ancillary agreement by Pactiv.


     Further Assurances. We and Pactiv have each agreed to use all reasonable efforts to take all action following the spin-off that is reasonably necessary or advisable to consummate the transactions contemplated by and carry out the purposes of the distribution agreement.

     Information Sharing. The distribution agreement provides for the transfer and sharing of books and records between us and Pactiv and provides that each party will grant to the other access to specified information in such party's possession, subject to confidentiality requirements and legal privilege issues.


     Intercompany Accounts. According to the distribution agreement, in general all intercompany receivables, payables and loans between Tenneco's automotive business, on the one hand, and its packaging businesses and administrative services operations, on the other hand, that did not arise from ordinary trading transactions were settled, capitalized or converted into ordinary trade obligations as of the close of business on the spin-off date. Further, all intercompany agreements between these businesses, other than those contemplated in connection with the spin-off and specified trade supply agreements, were terminated.

     Expenses. Tenneco used a portion of the funds borrowed by us and Pactiv as part of the debt realignment to fund the payment of fees, costs and expenses associated with the spin-off. Under the distribution agreement, other specified fees, costs and expenses related to the spin-off but not funded in connection with the debt realignment will be shared equally by us and Pactiv. All other fees, costs and expenses will be paid by the party incurring the fees, costs or expenses.

     HUMAN RESOURCES AGREEMENT

     The human resources agreement entered into between us and Pactiv governs labor, employment, compensation and benefit matters in connection with the spin-off. Under the human resources agreement, each of us and Pactiv agreed to:

     - continue employment of each of our respective retained employees, subject to our rights to terminate employees, with the same compensation as before the spin-off date;

     - continue to honor all related existing collective bargaining agreements in accordance with their terms;

     - recognize related incumbent labor organizations, subject to our rights to seek changes in our relationships with the organizations; and

     - continue sponsorship of hourly employee benefit plans in accordance with their terms.

     Effective on the spin-off date, Pactiv became the sponsor of the Tenneco Retirement Plan and of the Tenneco Thrift Plan and Tenneco Thrift Plan for Hourly Employees (collectively, the "Tenneco Thrift Plan"). We will establish one or more thrift plans similar to the Tenneco Thrift Plan to which the account balances of retained and former employees of Automotive in the Tenneco Thrift Plan will be transferred. The benefits accrued by Automotive employees in the Tenneco Retirement Plan were frozen as of the last day of November 1999, and Pactiv will amend the Tenneco Retirement Plan to provide that all benefits accrued through that day by Automotive employees are fully vested and non-forfeitable. Generally, each of us and Pactiv will retain liabilities with respect to benefits accrued by our respective current and former employees under the Tenneco Inc. Supplemental Executive Retirement Plan and with respect to the welfare benefits of our respective current and former employees and their dependents. In addition, as of the spin-off date, participation by current and former employees of Automotive in the Tenneco Inc. Deferred Compensation Plan was discontinued and we succeeded to those liabilities.

     Under the human resources agreement, Tenneco generally caused outstanding restricted stock and performance share equivalent unit awards to become fully earned and vested before the spin-off. Tenneco common stock options held by Pactiv employees were replaced by options to purchase shares of Pactiv common stock on terms economically equivalent to the old Tenneco options. Tenneco common stock options held by Automotive employees were adjusted to maintain equivalent economic terms to the options outstanding immediately prior to the spin-off.

     TAX SHARING AGREEMENT

     A tax sharing agreement was also entered into between us and Pactiv in connection with the spin-off. This agreement provides for the allocation of tax liabilities between the parties arising before, as a result of and after the spin-off. As a general rule, we are liable for all taxes not specifically allocated to Pactiv under the terms of the tax sharing agreement. Generally, Pactiv is liable for taxes imposed exclusively on Pactiv and its affiliates engaged in the packaging and administrative services businesses. In the case of U.S. federal income taxes imposed on the combined activities of Tenneco's automotive and packaging groups, Pactiv is generally liable to us for federal income taxes attributable to the activities of its group. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which the taxes are imposed. In the case of state income taxes imposed on the combined activities of the business groups, Pactiv will generally be liable for the tax that would be imposed if the Pactiv group had filed combined returns for its group.

     In general, and except as provided below, any taxes imposed on or resulting from any or all of the spin-off, the corporate restructuring transactions and the debt realignment will be the responsibility of the legal entity on which the taxes are imposed. However, if any of those transaction taxes arise due to any action taken or permitted by us or Pactiv that is inconsistent with any representations or warranties made in connection with the IRS letter ruling requested and received by Tenneco in connection with the spin-off, that entity, either us or Pactiv, will be responsible for the resulting tax liability. Additionally, if any transaction taxes arise under Section 355(e) of the Internal Revenue Code as a result of a 50% ownership shift, as defined below, then the resulting corporate tax burden will be borne by the entity, either us or Pactiv, that experienced the 50% ownership shift. Any income tax liability that results from the spin-off, corporate restructuring transactions or debt realignment, but which is not due to either a 50% ownership shift or an action that is inconsistent with the tax treatment contemplated in the IRS letter ruling request, will be shared equally by us and Pactiv.

     Section 355(e) of the Internal Revenue Code, which was enacted in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting together pursuant to a plan or series of related transactions that includes the spin-off. This provision can be triggered by some reorganizations involving the acquisition of the assets of the company making the distribution or the spun-off subsidiary. There is a presumption that any 50% ownership shift that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisitions are not part of a plan or series of related transactions.

     We and Pactiv agreed not to take or permit actions inconsistent or partially inconsistent with the IRS letter ruling request on or before the period ending two calendar years from the date of the spin-off, unless the action has been consented to by the other. These agreements could restrict the ability of us or Pactiv to engage in some corporate transactions, redeem stock, dispose of assets except in the ordinary course of business or be the target of an acquisition transaction during that period.

     TRANSITION SERVICES AGREEMENT

     Prior to the spin-off, Tenneco's administrative services operations provided a number of services to Tenneco's operating units. These services included: (1) financial accounting services; (2) employee benefits administration for all major salaried and hourly benefit plans; (3) human resources and payroll services; (4) mainframes and distributed systems operations; (5) telecommunications and network operations and management; (6) help desk support; and (7) disaster recovery support.

     Upon completion of the spin-off, Tenneco's administrative services operations became a part of Pactiv. Accordingly, we entered into a transition services agreement with Pactiv under which Pactiv will continue to provide us with specified administrative services. Specifically, Pactiv will provide or cause to be provided to us the following services:

     - financial reporting, human resource administration, cash management and tax services for a period of up to one year following the spin-off, for which we will pay a fixed fee; and

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

     - telecommunication and information technology services ("ITOC Services") until December 31, 2001, for which we will pay Pactiv its direct costs plus 50% of Pactiv's unreimbursed overhead expenses related to providing the ITOC Services.

     In addition, we entered into a separate agreement with a third-party service provider to provide us with accounts payable, payroll processing and related services through December 31, 2002. For these services, we will pay a fixed fee, subject to adjustment based on actual usage.

     We estimate that our fee for these services is currently approximately $3.4 million per month. We will generally receive a rebate equal to 25% of any overhead costs savings and 50% of any direct costs savings that Pactiv achieves in providing its services, except that we will receive the full benefit of any direct costs savings attributable to volume reductions.

     In addition, the transition services agreement with Pactiv contemplates that on or before December 31, 2001 Pactiv will transfer to us, with no additional consideration paid to Pactiv, assets that will enable us to provide the ITOC Services for ourselves. To the extent this transfer occurs before December 31, 2001 and we therefore assume expenses for the provision of the related ITOC Services, we will receive a credit against the applicable fees described above.

     Because we retained a portion of the administrative support for Tenneco's European operations, we also agreed to provide Pactiv with specified administrative services for its European operations for an initial period of six months beginning on the date of the spin-off. After the initial six-month period, Pactiv may elect to have us continue to provide specified services for up to six months on a month-to-month basis. Pactiv will pay us a monthly fee for these services.

     INSURANCE AGREEMENT

     The insurance agreement entered into between us and Pactiv provides for the separation and administration of Tenneco's insurance programs in effect prior to the spin-off and the purchase of "run-off " policies for fiduciaries and directors and officers. In general, the insurance agreement provides that we and Pactiv will obtain coverage for the period ending in December 1996 through Tenneco's pre-existing policies. For the period between December 1996 and the spin-off, we and Pactiv will obtain coverage through Tenneco's existing policies plus supplemental coverage that was purchased. "Run-off" insurance policies were also purchased that remain in effect for seven years and provide coverage for acts prior to the spin-off by directors, officers and fiduciaries of benefit and pension plans. We and Pactiv will each be responsible for administering our respective insurance programs after the spin-off and for purchasing insurance as necessary to cover our respective losses arising after the spin-off. The insurance agreement also allocates responsibility for the payment of premiums and deductibles, and the distribution of insurance proceeds.

     TRADEMARK TRANSITION LICENSE AGREEMENT


     After the spin-off, we continue to hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco," "Ten" and "Tenn" alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and throughout the world. In connection with the spin-off, Pactiv entered into a trademark transition license agreement with us. Under this agreement, we granted to Pactiv and its subsidiaries a limited, royalty-free license to use the Trademarks with respect to Pactiv businesses, subject to quality standards and other conditions. In general, the license will expire (1) 60 days after the spin-off, with respect to the use of the Trademarks in corporate names, (2) 12 months after the spin-off, with respect to stationery and similar supplies, and (3) 18 months after the spin-off, with respect to signage and other advertising material.


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

                                    BUSINESS

TENNECO BEFORE THE SPIN-OFF

     Before the spin-off, Tenneco was a global manufacturing company whose major businesses consisted of (1) the manufacture and sale of automotive emissions control and ride control products and systems, and (2) the manufacture and sale of specialty packaging and consumer products for the foodservice, consumer, protective, flexible and institutional/industrial markets. Now that the spin-off is complete, our remaining operations consist solely of Automotive. See "The Spin-off."

     Tenneco was incorporated in 1996 under the name "New Tenneco Inc." as a wholly owned subsidiary of the company then known as Tenneco Inc. At that time, the company's major businesses were shipbuilding, energy, automotive and packaging. On December 11, 1996, the "old" Tenneco completed the transfer of its automotive and packaging businesses to Tenneco, and spun off Tenneco to its public stockholders. In connection with that spin-off, the "old" Tenneco also spun off its shipbuilding division to its public stockholders and the remaining energy company was acquired by El Paso Natural Gas Company. Unless the context otherwise requires, for periods prior to December 11, 1996, references to Tenneco Inc. also refer to the company formerly known as Tenneco.

GENERAL

     With 1998 revenues of over $3.2 billion, we are one of the world's largest producers of automotive emissions control and ride control systems and products. We serve both original equipment (OE) manufacturers and replacement markets worldwide through leading brands, including Monroe(R) brand ride control and Walker(R) brand emissions control products. On an independent basis, we would have ranked as number 457 based on revenues on the 1998 Fortune 500 listing of U.S. companies.

     As an automotive parts supplier, we design, market and sell individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to the vast majority of vehicle manufacturers and throughout all aftermarket distribution channels.

OVERVIEW OF AUTOMOTIVE PARTS INDUSTRY

     The automotive parts industry is generally separated into two categories:
(1) "original equipment" or "OE" sales, in which parts are sold in large quantities directly to original equipment vehicle manufacturers; and (2) "aftermarket" sales, in which parts are sold as replacement parts in varying quantities to a wide range of wholesalers, retailers and installers. In the OE market, parts suppliers are generally divided into tiers -- "Tier 1" suppliers, who provide their products directly to original equipment manufacturers, and "Tier 2" or "Tier 3" suppliers, who sell their products principally to other suppliers for combinations into the other suppliers' own product offerings.

     Demand for automotive parts in the OE market is driven by the number of new vehicle sales, which in turn is largely determined by prevailing economic conditions. Although OE demand is tied to planned vehicle production, parts suppliers also have the opportunity to grow through increasing product content and customer and market penetration. Companies with global presence in advanced technology, engineering, manufacturing and support capabilities, such as us, are in the best position to take advantage of these opportunities.

     Demand for aftermarket products is fundamentally driven by the quality of OE parts, the number of vehicles in operation, the average age of the vehicle fleet and vehicle usage. Innovative aftermarket products that upgrade the performance or safety of an automobile's original parts, as several of our products do, can also drive aftermarket demand.

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

INDUSTRY TRENDS

     Currently, several significant existing and emerging trends are dramatically reshaping the automotive industry. As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends that we believe are affecting automotive parts suppliers include:

     CUSTOMER AND SUPPLIER CONSOLIDATION

     The customer base for automotive parts is consolidating in both the OE market and aftermarket. Because of recent business combinations among vehicle manufacturers -- such as the DaimlerChrysler merger and Ford's acquisition of Volvo -- and in the aftermarket -- such as AutoZone's acquisition of Chief Auto Parts and CSK Auto's acquisition of Big Wheel/Rossi -- suppliers are competing for the business of fewer customers. The cost focus of these major customers is causing suppliers to reduce prices.


     Consolidation is also occurring among automotive parts suppliers, particularly those who supply vehicle makers. The approximate number of Tier 1 suppliers is projected to decrease from 1,500 to 600 between 1998 and 2005. The primary reasons for this consolidation include: (1) an increasing desire by original equipment manufacturers to work with fewer, larger suppliers that can provide fully-integrated systems; and (2) the inability of smaller suppliers to compete on price with the larger companies who benefit from purchasing and distribution economies of scale. A supplier's viability in this consolidating market depends, in part, on its continuing ability to maintain and increase operating efficiencies by reducing costs and improving productivity. Also important is a supplier's ability to provide value-added services such as materials management, specialized engineering capabilities and integration of individual components into modules and systems. With our strong market positions in emissions control and ride control products and our demonstrated ability to integrate and deliver modules and systems, we are well-positioned to respond to increasing customer consolidation.


     INCREASED OE OUTSOURCING AND DEMAND FOR FULL-SYSTEM INTEGRATION BY
SUPPLIERS

     Original equipment manufacturers are moving towards outsourcing automotive parts and systems to simplify the vehicle assembly process, lower costs and reduce vehicle development time. Outsourcing allows original equipment manufacturers to take advantage of the lower cost structure of the automotive parts suppliers and to benefit from multiple suppliers engaging in simultaneous development efforts. Development of advanced electronics has enabled formerly independent vehicle components to become "interactive," leading to a shift in demand from individual parts to fully-integrated systems. As a result, automotive parts suppliers offer original equipment manufacturers component products individually, as well as in a variety of integrated forms such as modules and systems:

     - "Modules" are groups of component parts arranged in close physical proximity to each other within a vehicle. Modules are often assembled by the supplier and shipped to the original equipment manufacturer for installation in a vehicle as a unit. Seats, instrument panels, axles and door panels are examples.

     - "Systems" are groups of component parts located throughout a vehicle which operate together to provide a specific vehicle function. Anti-lock braking systems, safety restraint systems, emissions control and power train systems are examples.

This shift in demand towards fully-integrated systems has created the role of the Tier 1 systems integrator. These systems integrators will increasingly have the responsibility to execute a number of activities, such as design, product development, engineering, testing of component systems and purchasing from Tier 2 suppliers. We are an established Tier 1 supplier with ten years of product integration experience. We have modules or systems for 25 vehicle platforms in production worldwide and modules or systems for three additional platforms under development. For example, we supply ride control modules for the Chrysler JA Cirrus/Stratus/Breeze and the emissions control system for the Porsche Boxster.

     GLOBALIZATION OF THE AUTOMOTIVE INDUSTRY

     Original equipment manufacturers are increasingly requiring suppliers to provide parts on a global basis. As the customer base of original equipment manufacturers changes, and emerging markets become more important to achieving growth, suppliers must be prepared to provide products any place in the world. This requires a worldwide approach to supply chain management, engineering, sales and distribution:

     - Growing Importance of Emerging Markets. Because the North American and Western European automotive markets are relatively mature, original equipment manufacturers are increasingly focusing on emerging markets for growth opportunities, particularly China, Eastern Europe, India and Latin America. This increased OE focus has, in turn, increased the growth opportunities in the aftermarkets in these regions.

     - Governmental Tariffs and Local Parts Requirements. Many governments around the world require that vehicles sold within their country contain specified percentages of locally produced parts. Additionally, some governments place high tariffs on imported parts.

     - Location of Production Closer to End Markets. Original equipment manufacturers and parts suppliers have relocated production globally on an "on-site" basis that is closer to end markets. This international expansion allows suppliers to pursue sales in developing markets and take advantage of relatively lower labor costs.

With facilities around the world, including the key regions of North America, South America, Europe and Asia, we can supply our customers on a global basis.

     GLOBAL RATIONALIZATION OF OE VEHICLE PLATFORMS

     Original equipment manufacturers are increasingly designing "global" platforms. A "global" platform is a basic mechanical structure of a vehicle that can accommodate different features and is in production and/or development in two or more regions. Thus, original equipment manufacturers can design one platform for a number of similar vehicle models. This allows manufacturers to realize significant economies of scale through limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures and power window and door lock mechanisms. We believe that this shift towards standardization will have a large impact on automotive parts suppliers, who should experience a reduction in production costs as original equipment manufacturers reduce variations in components. We also expect parts suppliers to experience higher production volumes per unit and greater economies of scale, as well as reduced total investment costs for molds, dies and prototype development. We currently work with original equipment manufacturers on 33 "global" platforms.

     INCREASING ELECTRONIC COMPONENTS AND TECHNOLOGICAL INNOVATION

     As consumers continue to demand competitively priced vehicles with increased performance and functionality, the number of electronic components utilized in vehicles is increasing. By replacing mechanical functions with electronics and by integrating mechanical and electronic functions within a vehicle, original equipment manufacturers are achieving improved emissions control, improved safety and more sophisticated features at lower costs.


     In addition, automotive parts customers are increasingly demanding technological innovation from suppliers to address more stringent emissions and other regulatory standards and to improve vehicle performance. To continue developing innovative products, systems and modules, we maintain 16 research and development facilities and have entered into several strategic alliances focused on advanced technology designs. For example, we have developed several adaptive damping systems which reduce undesirable vehicle motion. Also, we have developed the self-lubricating elastomer, which has the additional ability to reduce friction between moving components in a suspension-system, thereby reducing noise and vibration.

     INCREASING ENVIRONMENTAL STANDARDS

     Automotive parts suppliers and original equipment manufacturers are designing products and developing materials to comply with increasingly stringent environmental requirements. Government regulations adopted over the past decade require substantial reductions in automobile tailpipe emissions, longer warranties on parts of an automobile's pollution-control equipment and additional equipment to control fuel-vapor emissions. Some of these regulations also mandate more frequent emissions and safety inspections for the existing fleet of vehicles. Manufacturers have responded by focusing their efforts towards technological development to minimize pollution. As a leading supplier of emissions control systems with strong technical capabilities, we are well-positioned to benefit from more rigorous environmental standards.

     EXTENDED PRODUCT LIFE OF AUTOMOTIVE PARTS


     The average useful life of automotive parts -- both OE and replacement -- has been steadily increasing in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. Accordingly, a supplier's future viability in the aftermarket will depend, in part, on its ability to reduce costs and leverage its advanced technology and recognized brand names to maintain or achieve additional sales. As a Tier 1 OE supplier, we are well-positioned to leverage our products and technology into the aftermarket. Furthermore, an opportunity exists for replacement of certain parts to increase as the average age of vehicles on the road increases. For example, from 1990 to 1997 the average age of cars in the U.S. increased from 7.8 to 8.7 years.


     GROWING RETAIL AFTERMARKET DISTRIBUTION


     During the last decade, the number of retail automotive parts chains, such as AutoZone and Advance Auto Parts, has been growing while the number of traditional automotive parts stores that sell to installers ("jobbers") has been declining. Since 1990, the number of retail automotive parts stores has increased from approximately 10,000 to approximately 14,000, while the number of jobbers has decreased from approximately 25,000 to approximately 21,000. In addition, since retailers are attempting to grow their commercial sales to automotive parts installers, they are increasingly adding premium brands to their product portfolios. This enables them to offer the option of a premium brand, which is often preferred by their commercial customers, or a standard product, which is often preferred by their retail customers. We are well-positioned to respond to this changing aftermarket situation because of our focus on cost reduction and high-quality, premium brands.


BUSINESS STRATEGY

     Our objective is to enhance profitability by leveraging our global position in the manufacture of emissions control and ride control products and systems. We intend to apply our competitive strengths and balanced mix of products, markets, customers and distribution channels to capitalize on many of the significant existing and emerging trends in the automotive industry. The key components of our business strategy are described below.

     "OWN" THE PRODUCT LIFE CYCLE

     Using our global engineering capabilities and its advanced technology position, we are pursuing opportunities to design unique, value-added products for vehicle manufacturers that yield higher margins in the OE market. We expect to take advantage of our OE technology investments by moving these differentiated products into the aftermarket, where they should continue to generate future revenue streams through the entire life of the vehicle. Innovative products such as Sensa-Trac(R) shocks and Quiet-Flow(TM) mufflers are examples of where our market balance between OE and aftermarket sales allows us to leverage our cost structure over the entire product life cycle.

     DEVELOP AND COMMERCIALIZE INNOVATIVE, VALUE-ADDED PRODUCTS


     We intend to continue to focus on the development of highly engineered systems and complex assemblies and modules which provide value-added solutions to customers and generally carry higher profit margins than individualized components. Furthermore, we intend to expand our product lines by continuing to identify and fill new fast-growing niche markets, by developing new products for existing markets, by acquiring companies with product portfolios that complement the products we currently supply and by establishing strategic alliances with other suppliers.


     One example of our focus on innovation is our acquisition in early 1999 of Kinetic Ltd., an Australian advanced suspension engineering company with advanced roll-control technology. This technology also provides enhanced on-road handling while improving off road performance. In addition, in an effort to further enhance our electronic competencies we entered into an agreement with Siemens Automotive S.A. in late 1998 to cooperate in the development and commercialization of advanced electronically controlled ride control and suspension technologies. Also in late 1998, we reached an agreement with Ohlins Racing A.B. to jointly develop advanced, electronically controlled suspension damping systems which decrease spring movement.

     LEVERAGE AFTERMARKET BRAND NAMES

     We manufacture and market leading brand-name products. Monroe(R) ride control products and Walker(R) emissions control products, which have been offered to consumers for over 50 years, are two of the most recognized brand-name products in the automotive parts industry. We continue to emphasize product value differentiation with these brands and its other primary brands, including:

     - the Monroe Sensa-Trac(R) line of shock absorbers, that has been enhanced by the Safe-Tech(TM) system technology which incorporates a fluon banded piston to improve performance and durability;

     - Walker's Quiet-Flow(TM) muffler, which features an open-flow design that increases exhaust flow, improves sound quality and significantly reduces exhaust backpressure when compared to other replacement mufflers;

     - Rancho(R) ride control products for the high-performance light truck market;

     - DynoMax(R) high-performance emissions control systems;

     - Walker Perfection(TM) catalytic converters;

     - Clevite(TM) elastomeric vibration control components, which are primarily rubber products used to reduce vibration through "cushioning" a connection or contact point; and

     - in European markets, Walker(R) and Aluminox(TM) mufflers.

     We are also capitalizing on our brand strength by incorporating newly acquired product lines within existing product families. Our brand equity is a key asset in a time of customer consolidation and merging channels of distribution.

     DIVERSIFY END-MARKETS

     One of our goals is to apply our existing design, marketing and manufacturing capabilities to produce products for a variety of adjacent markets. We believe that these capabilities could be used for heavy duty vehicle and industrial applications, various recreational vehicles, scooters and bicycles. We expect that expanding into markets other than automotive parts will allow us to capitalize on our advanced technical and manufacturing infrastructure to achieve growth in higher margin businesses.

     EXPAND FULL-SYSTEM CAPABILITIES

     The automotive parts industry is encountering a consolidation of parts suppliers, as original equipment manufacturers require suppliers to provide design assistance and innovation and full-system capabilities rather than just specific parts. In response to this trend, we have developed integrated, electronically linked global engineering and manufacturing facilities to maintain our presence on top selling vehicles. We have over 10 years of experience as an integrator of systems and modules. We are currently supplying modules or systems for 25 vehicle platforms worldwide and have modules or systems for three additional platforms under development. We also plan to continue to dedicate more resources towards strengthening technical capability and design expertise and to pursue appropriate strategic acquisitions, joint ventures, strategic alliances and cooperative development agreements to increase our ability to deliver full-system capabilities.


     MAINTAIN OPERATING COST LEADERSHIP

     We intend to continue to reduce costs by:

     - standardizing products and processes throughout our operations;

     - further developing our global supply chain management capabilities;

     - improving our information technology;

     - increasing efficiency through employee training;

     - investing in more efficient machinery; and

     - enhancing the global coordination of costing and quoting procedures.


     In the fourth quarter of 1998, we began a restructuring designed to reduce administrative and operational overhead costs. The largest part of the $53 million pre-tax restructuring charge which was recorded in income from continuing operations related to the restructuring of our North American aftermarket operations. The operational restructuring, designed to better match our capacity to market demand, involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. We expect to complete this by mid-2000. The administrative restructuring involved the reduction of approximately 450 administrative staff positions. We completed this by the end of 1999. We are also implementing a supplemental restructuring plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."


     We have also adopted Business Operating System as a disciplined system to promote and manage continuous improvement. BOS focuses on the assembly and analysis of data for quick and effective problem resolution to create more efficient and profitable operations.

     We have also adopted a management process of measuring the economic value of its operations to help ensure returns exceed capital costs. We are planning to link the successful application of this management discipline to our incentive compensation program.

     EXECUTE FOCUSED ACQUISITIONS AND ALLIANCES

     In the past, we have been successful in identifying and capitalizing on strategic acquisitions and alliances to achieve growth. Through these acquisitions and alliances, we have: (1) expanded our product portfolio; (2) realized incremental business with existing customers; (3) gained access to new customers; and (4) achieved leadership positions within new geographic markets.

     Where appropriate, we intend to continue to pursue strategic acquisitions that complement our existing technology and systems development efforts. This focused strategy will assist us to identify and acquire smaller-scale companies with proven proprietary technology and recognized research capabilities necessary to help develop further leadership in systems integration. Any potential acquisition will be expected to meet strict financial criteria to ensure it increases economic value. We also plan to continue to pursue joint venture and alliance opportunities to achieve our objectives and enhance profitability.

ANALYSIS OF REVENUES

     The following table provides for each of the years 1996 through 1998, and for the nine months ended September 30, 1999, information relating to our net sales, by primary product lines and markets:

                                                        NET SALES (MILLIONS)
                                          ------------------------------------------------
                                             NINE MONTHS         YEAR ENDED DECEMBER 31,
                                                ENDED           --------------------------
                                          SEPTEMBER 30, 1999     1998      1997      1996
                                          ------------------     ----      ----      ----
EMISSIONS CONTROL SYSTEMS & PRODUCTS
  Aftermarket.........................          $  407          $  590    $  686    $  710
  OE Market...........................           1,033           1,224     1,067       989
                                                ------          ------    ------    ------
                                                 1,440           1,814     1,753     1,699
                                                ------          ------    ------    ------
RIDE CONTROL SYSTEMS & PRODUCTS
  Aftermarket.........................             483             685       782       768
  OE Market...........................             550             738       691       513
                                                ------          ------    ------    ------
                                                 1,033           1,423     1,473     1,281
                                                ------          ------    ------    ------
       Total Automotive...............          $2,473          $3,237    $3,226    $2,980
                                                ======          ======    ======    ======

     CUSTOMERS


     We have developed long-standing business relationships with our customers around the world. We work together with our customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. With a balanced mix of OE and aftermarket products and facilities in major markets worldwide, we are well-positioned to meet customer needs. We have a strong, established reputation with customers for providing high-quality products at competitive prices, as well as for timely delivery and customer service.

     We serve more than 25 different original equipment manufacturers on a global basis, and our products or systems are included on six of the top 10 passenger car models and eight of the top 10 light truck models produced globally for 1998. Our current OE customers include:

NORTH AMERICA    EUROPE                       INDIA
CAMI             BMW                          Maruti Suzuki
DaimlerChrysler  DaimlerChrysler              TELCO
Ford             DAF                          Bajaj
Freightliner     Daihatsu
General Motors   Fiat                         AUSTRALIA
Honda            Ford                         Ford
Mazda            Jaguar                       General Motors/Holden
Mitsubishi       Lada                         Mitsubishi
Navistar         Leyland                      Toyota
Nissan           Mitsubishi
NUMMI            Nissan                       JAPAN
Toyota           Opel                         Mazda
Volkswagen       Peugeot/Citroen              Nissan
                 Porsche                      Suzuki
SOUTH AMERICA    Renault/Matra                Toyota
DaimlerChrysler  Rover/Land Rover
Fiat             Saab/Scania                  CHINA
Ford             Toyota                       DaimlerChrysler
General Motors   Volkswagen/Audi/SEAT/Skoda   Citroen
Honda            Volvo                        Ford
Renault                                       Toyota
Toyota                                        Volkswagen
Volkswagen
                                              THAILAND
                                              General Motors
                                              Isuzu


     Our aftermarket customers are comprised of full-line and specialty warehouse distributors, retailers, jobbers (traditional automotive parts stores that have historically sold primarily to installers), installer chains and car dealers. These customers include such wholesalers and retailers as National Auto Parts Association (NAPA), Monro Muffler Brake, and Advance Auto Parts in North America and Temot, Autodistribution International and Kwik-Fit in Europe. We have a balanced mix of aftermarket customers, with our top 10 aftermarket customers accounting for less than 11% of our total net sales for 1998.


     For each of the last three years, fewer than five customers individually accounted for 5% or more of our net sales. For example, Ford accounted for approximately 11.5%, 13.2% and 12.8% of our net sales in 1996, 1997 and 1998, respectively, and DaimlerChrysler accounted for approximately 9.6%, 8.9% and 10.9% of our net sales in 1996, 1997 and 1998, respectively. No other customer accounted for more than 10% of our net sales for those years.

     COMPETITION

     We operate in highly competitive markets. Customer loyalty is a key element of competition in these markets and is developed through long-standing relationships, customer service, value-added products and timely delivery. Product pricing and services provided are other important competitive factors.


     In both the OE market and aftermarket, we compete with vehicle manufacturers, some of which are also customers of ours, and numerous independent suppliers. In the OE market, we believe that we are among the top three suppliers in the world for both emissions control and ride control products and systems. In the aftermarket, we believe that we are the market share leader in the supply of both emissions control and ride control products in the world.

EMISSIONS CONTROL SYSTEMS

     Vehicle emissions control products and systems play a critical role in safely conveying noxious exhaust gases away from the passenger compartment, reducing the level of pollutants and engine exhaust noise to an acceptable level. Precise engineering of the exhaust system -- from the manifold that connects an engine's exhaust ports to an exhaust pipe, to the catalytic converter that eliminates pollutants from the exhaust, to the muffler -- leads to a pleasant, tuned engine sound, reduced pollutants and optimized engine performance.

     We design, manufacture and distribute a variety of automotive emissions control systems, which include components such as:

     - mufflers;

     - resonators -- help the muffler eliminate noise;

     - catalytic converters -- devices used to convert harmful gaseous emissions, such as carbon monoxide, from a vehicle's exhaust system into harmless components such as water vapor and carbon dioxide;

     - fabricated exhaust manifolds -- made of sheet metal or tubes and collect gases from individual cylinders of a vehicle's engine and direct them into a single exhaust pipe;

     - pipes -- connect various parts of an exhaust system;

     - hydroformed tubing -- forms into various geometric shapes, such as Y-pipes or T-pipes, and provide flexibility in design; and

     - electronic noise cancellation products.

We entered this product line in 1967 with the acquisition of Walker Manufacturing Company, which was founded in 1888. When the term "Walker" is used in this document, it refers our affiliates that produce emissions control products and systems.

     Walker supplies emissions control products used in six of the 10 top passenger car models and five of the 10 top light truck models produced globally for 1998. With the acquisition of Heinrich Gillet GmbH & Co. in 1994, Walker also became one of Europe's leading OE emissions control systems suppliers.

     The following table provides for each of the years 1996 through 1998, and for the nine months ended September 30, 1999, information relating to our sales of emissions control systems:

                                                     PERCENTAGE OF NET SALES
                                          ----------------------------------------------
                                             NINE MONTHS        YEAR ENDED DECEMBER 31,
                                                ENDED           ------------------------
                                          SEPTEMBER 30, 1999    1998      1997      1996
                                          ------------------    ----      ----      ----
UNITED STATES MARKET
  Aftermarket.........................            31%            37%       43%       46%
  OE Market...........................            69%            63%       57%       54%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====
FOREIGN SALES
  Aftermarket.........................            27%            30%       36%       38%
  OE Market...........................            73%            70%       64%       62%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====
TOTAL SALES BY GEOGRAPHIC AREA
  United States.......................            39%            41%       44%       44%
  European Union......................            45%            44%       41%       43%
  Canada..............................             8%             7%        7%        6%
  Other areas.........................             8%             8%        8%        7%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====

RIDE CONTROL SYSTEMS

     Superior ride control is governed by a vehicle's suspension system, including its shock absorbers and struts. Shock absorbers and struts help maintain vertical loads placed on a vehicle's tires to help keep the tires in contact with the road. A vehicle's ability to steer, brake and accelerate depends on the contact between the vehicle's tires and the road. Worn shocks and struts can allow excess weight transfer from side to side, which is called "roll", from front to rear, which is called "pitch", and up and down, which is called "bounce". Variations in tire-to-road contact can affect a vehicle's handling and braking performance and the safe operation of a vehicle. Shock absorbers are designed to control vertical loads placed on tires by providing resistance to vehicle roll, pitch and bounce. Thus, by maintaining the tire-to-road contact, ride control products are designed to function as safety components of a vehicle, in addition to providing a comfortable ride.

     We design, manufacture and distribute a variety of ride control products and systems. Our ride control offerings include:

     - shock absorbers;

     - struts;

     - electronically adjustable suspension systems that change performance based on inputs like steering and braking;


     - vibration control components, including rubber-like bushings and mountings, that reduce vibration between metal parts of a vehicle;


     - springs; and


     - modular assemblies, which are combinations of parts that are provided to customers as a unit.



     We manufacture and market replacement shock absorbers for virtually all North American, European and Asian makes of automobiles. In addition, we manufacture and market shock absorbers and struts for use on passenger cars and trucks, as well as for other uses such as exercise and recreational equipment. We supply ride control products used in three of the top 10 passenger car models and seven of the 10 top light truck models produced globally for 1998. We entered the ride control product line in 1977 with the acquisition of Monroe Auto Equipment, which was founded in 1916 and introduced the world's first automotive shock absorber in 1926. When the term "Monroe" is used in this document it refers to our affiliates that produce ride control products and systems.

     The following table provides for each of the years 1996 through 1998, and for the nine months ended September 30, 1999, information relating to our sales of ride control equipment:

                                                     PERCENTAGE OF NET SALES
                                          ----------------------------------------------
                                             NINE MONTHS        YEAR ENDED DECEMBER 31,
                                                ENDED           ------------------------
                                          SEPTEMBER 30, 1999    1998      1997      1996
                                          ------------------    ----      ----      ----
UNITED STATES MARKET
  Aftermarket.........................            41%            43%       50%       62%
  OE Market...........................            59%            57%       50%       38%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====
FOREIGN SALES
  Aftermarket.........................            52%            53%       56%       59%
  OE Market...........................            48%            47%       44%       41%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====
TOTAL SALES BY GEOGRAPHIC AREA
  United States.......................            49%            47%       48%       48%
  European Union......................            29%            32%       27%       34%
  Canada..............................             5%             3%        3%        3%
  Other areas.........................            17%            18%       22%       15%
                                                 ----           ----      ----      ----
                                                 100%           100%      100%      100%
                                                 ====           ====      ====      ====

SALES AND MARKETING

     We sell directly to original equipment manufacturers. To maintain our customer focus, our OE sales force is organized into customer-dedicated teams. These sales teams service the original equipment manufacturers at a regional facility level, with global coordination and support from our headquarters.


     For the aftermarket, we use a dedicated sales force and consumer brand marketing professionals to sell and market our products. This group provides extensive marketing support to aftermarket customers, including trade and consumer marketing, promotions and general advertising. We maintain an aftermarket customer order fill rate of 95%, which reflects the percentage of the average customer order we are able to fill from inventory. We sell our aftermarket products through five primary channels of distribution: (1) the traditional three-step distribution system: full-line warehouse distributors, jobbers and installers; (2) the specialty two-step distribution system: specialty warehouse distributors that carry only specified automotive product groups and installers; (3) direct sales to retailers; (4) direct sales to installer chains; and (5) direct sales to car dealers.


MANUFACTURING AND ENGINEERING

     We use state-of-the-art manufacturing to achieve superior product quality at the lowest operating costs possible. Our manufacturing strategy centers on a lean production system that reduces overall costs -- especially indirect costs -- while maintaining quality standards and reducing manufacturing cycle time. We deploy new technology where it makes sense to differentiate our processes from our competitors' or to achieve balance in one piece flow-through production lines.

     EMISSIONS CONTROL

     Walker operates 11 manufacturing facilities in the U.S. and six engineering and technical facilities worldwide. Walker also operates 32 manufacturing facilities outside of the U.S. and has a controlling interest in six joint ventures that own manufacturing facilities in China, Germany, India, and Sweden. See "-- Properties."

     Walker attempts to locate original equipment manufacturing facilities close to its OE customers to provide products on demand, or "just-in-time." Eleven of Walker's plants are just-in-time facilities.

     During the 1990's, Walker expanded its converter and emission system design, development, test and manufacturing capabilities. Walker's engineering capabilities now include advanced predictive design tools, advanced prototyping processes and state-of-the-art testing equipment. This expanded technological capability makes Walker a "full system" integrator, supplying complete emissions control systems from the manifold to the tailpipe, to provide full emission and noise control. It also allows Walker to provide just-in-time delivery and, when feasible, sequence delivery of emissions control systems to meet customer production requirements.

     RIDE CONTROL

     Monroe operates eight manufacturing facilities in the U.S. and ten engineering and technical facilities worldwide. Monroe also operates 17 manufacturing facilities outside of the U.S. and has a controlling interest in three joint ventures that own manufacturing facilities in China and India. Monroe is attempting to locate original equipment manufacturing facilities close to customers to provide products on demand, or just-in-time. See
"-- Properties."

     In designing its shock absorbers and struts, Monroe uses advanced engineering and test capabilities to provide product reliability, endurance and performance. Monroe's engineering capabilities feature advanced computer-aided design equipment and testing facilities. Monroe's dedication to innovative solutions has led to such technological advances as:

     - adaptive damping systems -- adapts to the vehicle's motion to better control undesirable vehicle motions;

     - electronically adjustable suspensions -- changes suspension performance based on a variety of inputs such as steering, braking, vehicle height, and velocity; and

     - air leveling systems -- manually or automatically adjust the height of the vehicle.

Conventional shock absorbers and struts generally compromise either ride comfort or vehicle control. Monroe's innovative grooved-tube, gas-charged shock absorbers and struts provide both ride comfort and vehicle control, resulting in improved handling, less roll, reduced vibration and a wider range of vehicle control. This technology can be found in Monroe's premium quality Sensa-Trac(R) shock absorbers. In late 1997, Monroe further enhanced this technology by adding the Safe-Tech(TM) fluon banded piston, which improves shock absorber performance and durability.

PROPERTIES

     We lease our principal offices, which are located at 500 North Field Drive, Lake Forest, Illinois, 60045.

     Walker operates 11 manufacturing facilities in the U.S. and six engineering and technical facilities worldwide. Walker also operates 32 manufacturing facilities outside of the U.S. and has a controlling interest in six joint ventures that own manufacturing facilities in China, Germany, India and Sweden.

     Monroe operates eight manufacturing facilities in the U.S. and ten engineering and technical facilities worldwide. Monroe also operates 17 manufacturing facilities outside of the U.S. and has a controlling interest in three joint ventures that own manufacturing facilities in China, South Africa and India.

     Our manufacturing locations outside of the U.S. are located in Canada, Mexico, Belgium, Spain, the United Kingdom, the Czech Republic, Turkey, South Africa, France, Denmark, Sweden, Germany, Poland, Portugal, Argentina, Brazil, Australia, and New Zealand. Sales offices are located in Australia, Canada, Italy, Japan, Poland, Russia, and Sweden.

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

     Of our properties described above, approximately one-half are owned and one-half are leased. Twelve of the properties are held through joint ventures. We also have distribution facilities at our manufacturing sites and at a few offsite locations, substantially all of which are leased.

     Our commitment to sound management practices and policies is also demonstrated by our successful participation in the International Standards Organization/Quality Systems certification process (ISO/QS). ISO/QS certifications are yearly audits that certify that a company's facilities meet stringent quality and business systems requirements. Without either ISO or QS certification, we would not be able to supply original equipment manufacturers locally or globally. Over 90% of our manufacturing facilities have achieved ISO 9000 certification, excluding facilities held in joint ventures. Of those 60 manufacturing facilities where we have determined that QS certification is required to service our customers or would provide us with an advantage in securing additional business, 85% have achieved QS 9000 certification, and we are pursuing certification of the remaining 15%.

     We believe that substantially all of our plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future.

     We also believe that we have generally satisfactory title to the properties owned and used in our respective businesses.

STRATEGIC ACQUISITIONS AND ALLIANCES

     Strategic acquisitions, joint ventures and alliances have been an important part of our growth. Through this strategy, we have expanded to meet customers' global requirements. This strategy has also allowed us to acquire or align with companies that possess proven technology and research capabilities, furthering our leadership in systems integration.

     EMISSIONS CONTROL

     - In 1996, we established a joint venture in Dalian, China to supply emissions control systems to the Northern Chinese automotive market, expanded our North American heavy duty truck aftermarket business through the acquisition of Stemco Inc. and acquired Minuzzi, the second largest manufacturer of exhaust products in Argentina.

     - In 1997, we acquired Autocan, a Mexican catalytic converter and exhaust pipe assembly manufacturer. We also acquired the manufacturing operations of MICHEL, a privately owned, Polish-based manufacturer of replacement market emissions control systems for passenger cars in Eastern Europe.

     - In 1998, we established a joint venture in Shanghai, China to supply emissions control systems to the Central and Southern Chinese automotive markets. We also established a joint venture in Pune, India to supply emissions control systems to OE customers and the aftermarket.

     - In 1999, we began manufacturing emissions control systems at a new facility in Curitiba, Brazil to supply original equipment customers in this growing regional market.

     RIDE CONTROL

     - In 1995, we acquired a 51% interest in a joint venture that has three ride control manufacturing facilities in India and acquired a 51% interest in a joint venture that has one ride control manufacturing facility in China.

     - In July 1996, we acquired The Pullman Company and its Clevite products division. Clevite is a leading original equipment manufacturer of elastomeric vibration control components, including bushings, engine mounts and control arms, for the auto, light truck and heavy truck markets. These products connect major metal parts and help isolate noise, vibration and shock. With this acquisition, we expanded our capability to deliver ride control systems to original equipment manufacturers. The Clevite acquisition also complemented our interest in global growth opportunities, since both Clevite and Monroe have manufacturing operations in Mexico and Brazil.

     - In September 1996, we acquired full ownership of Monroe Amortisor Imalat ve Ticaret, a Turkish shock absorber manufacturer, in which we previously held a 16.7% ownership interest.

     - In December 1996, we acquired 94% of the voting stock of Fric-Rot S.A.I.C., the leading producer and marketer of ride control products in Argentina. In 1997, we increased our interest in Fric-Rot to more than 99% through the purchase of additional shares.

     - In 1996, we also expanded our presence in Australia's ride control product market with the acquisition of National Springs.

     - In 1997, we entered into a joint venture which resulted in our acquisition of majority ownership of Armstrong, a leading South African manufacturer of ride control products.

     - In early 1999, we completed our acquisition of Kinetic, an Australian advanced suspension engineering company with advanced roll-control technology. Also in 1999, we licensed elastomer technology and equipment from Draftex, a French company. We intend to apply this technology to manufacturing engine mounts and ride control products for sale in Mexico, Central America and South America.

LEGAL AND ENVIRONMENTAL PROCEEDINGS

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information about our potential environmental liability.

     In May 1999, Tenneco Inc., Tenneco Packaging Inc. and a number of containerboard manufacturers were named as defendants in a civil class action antitrust lawsuit pending in the United States District Court for the Eastern District of Pennsylvania. The lawsuit alleges that the defendants conspired to raise linerboard prices for corrugated containers and corrugated sheets, respectively, from October 1, 1993 through November 30, 1995, in violation of
Section 1 of the Sherman Act. The lawsuit seeks treble damages in an unspecified amount, plus attorney fees. Under and in accordance with the distribution agreement, as between us and Pactiv, Pactiv will be responsible for defending the claims and for any liability resulting from the action. Accordingly, we believe the outcome of this litigation will not have a material adverse effect on our financial position or results of operations.

     We are party to various other legal proceedings arising from our operations. We believe that the outcome of these other proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or results of operations.

OTHER


     As of September 30, 1999, we had approximately 23,500 employees, 34% of which were covered by collective bargaining agreements and 16% of which are governed by European works councils. Around 20 of our existing labor agreements, covering a total of approximately 3,000 employees, are scheduled for renegotiation in 2000. We regard our employee relations as generally satisfactory.


     The principal raw material utilized by us is steel. We believe that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers.


     We hold a number of domestic and foreign patents and trademarks relating to our products and businesses. We manufacture and distribute our products primarily under the Walker(R) and Monroe(R) brand names, which are well-recognized in the marketplace and are registered trademarks of ours. The patents, trademarks and other intellectual property owned by or licensed to us are important in the manufacturing, marketing and distribution of our products.

                                   MANAGEMENT

BOARD OF DIRECTORS

     In connection with the spin-off, the Board of Directors of Tenneco Inc. was restructured. This restructured Board of Directors governs our management and operations now that the spin-off is complete.

     Our Board of Directors is currently divided into three classes serving staggered three-year terms. On October 25, 1999, our stockholders approved a proposal to eliminate our staggered board structure and provide instead for the annual election of directors. Under this proposal, the staggered board structure will be phased out over the next three annual stockholders' meetings, with directors being elected annually after the expiration of the current staggered board terms set forth below.

     Information concerning the individuals who serve as our directors and their terms is provided below.

  Terms Expiring at the 2000 Annual Meeting of Stockholders -- Class I

     MARK ANDREWS -- Mr. Andrews has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. Mr. Andrews is 73 and has been a director of Tenneco since 1987. He became a director of Pactiv in connection with the spin-off.

     DAVID B. PRICE, JR. -- Mr. Price has been an Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials, a producer of chemical additives and specialty plastics for use in consumer and industrial products, since July 1997. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 20-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. Mr. Price is 53 years old and was named a director in November 1999.

  Terms Expiring at the 2001 Annual Meeting of Stockholders -- Class II

     DANA G. MEAD, CHAIRMAN OF THE BOARD -- In connection with the spin-off, Mr. Mead retired as Chief Executive Officer of Tenneco. He served as an executive officer of Tenneco from April 1992, when he joined Tenneco as Chief Operating Officer, to November 1999. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp, and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Packaging Corporation of America, Pactiv (Chairman), Textron Inc., Zurich Allied AG, Pfizer Inc. and Newport News Shipbuilding Inc. Mr. Mead is 63 years old and has been a director of Tenneco since 1992. Mr. Mead will continue, on a non-executive basis, as the Chairman of the Board through March 2000.

     M. KATHRYN EICKHOFF -- Ms. Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985, was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc., and Fleet Bank, NA. Ms. Eickhoff is 60 years old, and has been a director of Tenneco since 1987. She previously served as a member of the Tenneco Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.

     ROGER B. PORTER -- Mr. Porter is Director of the Center for Business and Government at Harvard University and is the IBM Professor of Business and Government. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of RightCHOICE Managed Care, Inc., National Life Insurance Company, and Zions Bancorporation. Mr. Porter is 53 years old and has been a director of Tenneco since January 1998. He became a director of Pactiv in connection with the spin-off.

  Terms Expiring at the 2002 Annual Meeting of Stockholders -- Class III

     MARK P. FRISSORA -- Mr. Frissora is our Chief Executive Officer and has been serving as our President since April 1999. From 1996 to April 1999, he held various positions within our operations including Senior Vice President and General Manager of North American Original Equipment. Mr. Frissora joined us in 1996 from Aeroquip-Vickers Corporation, where he served from 1991 as Vice President of North American marketing, sales and distribution. Mr. Frissora is 44 years old.

     SIR DAVID PLASTOW -- Sir David Plastow was Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences, from 1990 until his retirement 1998. He served as Chairman of Inchcape plc, a multi-national marketing and distribution company, from June 1992 to December 1995, and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of FT Everard & Sons Limited. Sir David Plastow is 67 years old and has been a director of Tenneco since May 1996. He previously served as a member of the Board of Directors of Tenneco from 1985 until 1992.

     PAUL T. STECKO -- Mr. Stecko became the Chief Executive Officer of Packaging Corporation of America, Pactiv's containerboard joint venture, in connection with the April 1999 formation of that venture. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Pactiv. Prior to joining Tenneco, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is 54 years old and has been a director of Tenneco since November 1998. He is also a director of State Farm Mutual Insurance Company and the Chairman of the Board of Packaging Corporation of America. He became a director of Pactiv in connection with the spin-off.

EXECUTIVE OFFICERS

     The following provides information concerning the persons who serve as our executive officers now that the spin-off is complete. These individuals were named as our company's executive officers effective November 4, 1999, the day of the Pactiv spin-off, at which time the then-existing executive officers of Tenneco resigned. Prior to that time, these individuals served Tenneco's automotive operations in various capacities. Accordingly, for periods prior to November 4, 1999, references to service to "us" or "our company" reflect services to Tenneco's automotive operations.


                                       AGE AT
             NAME                SEPTEMBER 30, 1999                         TITLE
             ----                ------------------                         -----
Mark P. Frissora...............          44           Chief Executive Officer
Richard J. Sloan...............          61           Executive Vice President and Managing Director --
                                                        Europe
Mark A. McCollum...............          40           Senior Vice President and Chief Financial Officer
Richard P. Schneider...........          52           Senior Vice President -- Global Administration
Timothy R. Donovan.............          43           Senior Vice President and General Counsel
Timothy E. Jackson.............          45           Senior Vice President and General Manager --
                                                      North American Original Equipment and Worldwide
                                                        Program Management
David G. Gabriel...............          41           Senior Vice President and General Manager --
                                                      North American Aftermarket


     MARK P. FRISSORA -- See "-- Board of Directors," above, for information about Mr. Frissora.

     RICHARD J. SLOAN -- Mr. Sloan was named our Executive Vice President and Managing Director -- Europe in October 1999. Prior to joining our company, Mr. Sloan spent 18 years with United Technologies Automotive ("UTA"). He served as President of UTA's Worldwide Interior Division from 1998 to October 1999 and President of UTA Europe from 1993 to 1998.

     MARK A. MCCOLLUM -- Mr. McCollum joined us in April 1998 from Tenneco, where as Vice President, Corporate Development he was responsible for executing Tenneco's strategic transactions. From January 1995 to April 1998, he served in various capacities with Tenneco, including Vice President, Financial Analysis and Planning and Corporate Controller. Before joining Tenneco, Mr. McCollum spent 14 years with the international public accounting firm of Arthur Andersen LLP, serving as an audit and business advisory partner of the company's worldwide partnership from 1991 to December 1994.

     RICHARD P. SCHNEIDER -- As Senior Vice President -- Global Administration, Mr. Schneider is responsible for the development and implementation of human resources programs and policies and corporate communications activities for our worldwide operations. He joined us in 1994 from International Paper Company where, during his 20-year tenure, he held key positions in labor relations, management development, personnel administration and equal employment opportunity.

     TIMOTHY R. DONOVAN -- Mr. Donovan was named Senior Vice President and General Counsel of our company in August 1999. Mr. Donovan was a partner in the law firm of Jenner & Block from 1989 until his resignation in September 1999, and most recently served as the Chairman of the firm's Corporate and Securities Department and as a member of its Executive Committee.

     TIMOTHY E. JACKSON -- Mr. Jackson was named Senior Vice President and General Manager -- North American Original Equipment and Worldwide Program Management in June 1999. Mr. Jackson joined the company from ITT Industries where he was President of the company's Fluid Handling Systems Division. With over 20 years of management experience, 14 within the automotive industry, he was also Chief Executive Officer for HiSAN, a joint venture between ITT Industries and Sanoh Industrial Company. Mr. Jackson has also served in senior management positions at BF Goodrich Aerospace and General Motors Corporation.

     DAVID G. GABRIEL -- Mr. Gabriel was named Senior Vice President and General Manager -- North American Aftermarket in August 1999. From March to August 1999, Mr. Gabriel was the Vice President of Operations for our company's North American aftermarket business. From March 1997 to March 1999, he served as Vice President of Manufacturing for our company's North American aftermarket business. From February 1995 to March 1997, he served as Executive Director of Supplier Development for Tenneco Business Services. Before joining Tenneco in February 1995, Mr. Gabriel spent 15 years in various operating positions of increasing responsibility with the Pepsi Cola Company and Johnson and Johnson. From 1993 to February 1995, Mr. Gabriel was Director of Supplier Development at the Pepsi Cola Company.

STOCK OWNERSHIP OF MANAGEMENT

     The following table shows, as of November 30, 1999, the number of shares of our company's common stock beneficially owned by: (1) each director; (2) each person who is named in the Summary Compensation Table, below; and (3) all directors and executive officers, as a group. The table also shows: (a) common stock equivalents held by these directors and executive officers under benefit plans; and (b) the total number of shares of common stock and common stock equivalents held.


                                                             SHARES OF COMMON      COMMON STOCK     TOTAL SHARES
                                                           STOCK OWNED(1)(2)(3)   EQUIVALENTS(4)   AND EQUIVALENTS
                                                           --------------------   --------------   ---------------
DIRECTORS
Mark Andrews.............................................           5,147                 --              5,147
M. Kathryn Eickhoff......................................           5,634                 --              5,634
Mark P. Frissora.........................................         112,202             75,000            187,202
Dana G. Mead.............................................       1,016,492              9,078          1,025,570
Sir David Plastow........................................           4,900                 --              4,900
Roger B. Porter..........................................           2,711                 --              2,711
David B. Price, Jr. .....................................              --                 --                 --
Paul T. Stecko...........................................           5,125                 --              5,125
EXECUTIVE OFFICERS
Mark A. McCollum.........................................          88,363             21,000            109,363
Richard P. Schneider.....................................          69,311             16,500             85,811
David G. Gabriel.........................................          39,670             15,000             54,670
All executive officers and directors as a group..........       1,418,440(5)         199,578          1,618,018(5)


-------------------------
(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for: (a) restricted shares; and (b) shares that executive officers and directors have the right to acquire pursuant to stock options.


(2) Includes restricted shares. At November 30, 1999, Messrs. Frissora, McCollum, Schneider and Gabriel held 68,385, 29,308, 29,308 and 19,538 restricted shares, respectively. Also includes shares that are subject to options, which are exercisable within 60 days of November 30, 1999 for Ms. Eickhoff and Messrs. Andrews, Frissora, Mead, Plastow, Porter, McCollum, Schneider and Gabriel to purchase 3,764, 1,882, 39,315, 977,516, 3,764,
    1,882, 58,273, 37,073 and 18,535 shares, respectively.



(3) Less than one percent of the outstanding shares of our common stock, except
    (1) for Mr. Mead, who beneficially owns approximately 3.0% and (2) for all directors and executive officers as a group, who beneficially own approximately 4.1%.


(4) Common stock equivalents are distributed in shares of our common stock or, in some circumstances, cash after the individual ceases to serve as a director or officer or after the applicable performance period. Mr. Mead's stock equivalent units are credited to his account under the Tenneco Inc. Deferred Compensation Plan and are, therefore, already vested.


(5) Includes 1,142,004 shares that are subject to options that are exercisable within 60 days of November 30, 1999, by all executive officers and directors as a group, and includes 214,924 restricted shares for all executive officers and directors as a group.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three standing committees. These committees have the following described responsibilities and authority:

     The Audit Committee, comprised solely of outside directors, has the responsibility, among other things, to: (1) recommend the selection of our independent public accountants; (2) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services;
(3) review with management and such independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities; (4) review with management and the independent public accountants our certified financial statements and exercise general oversight of our financial reporting process; and (5) review with us litigation and other legal matters that may affect our financial condition and monitor compliance with our business ethics and other policies.

     The Compensation/Nominating/Governance Committee, comprised solely of outside directors, has the responsibility, among other things, to: (1) establish the salary rate of officers and employees of our company and its subsidiaries;
(2) examine periodically the compensation structure of our company; and (3) supervise the welfare and pension plans and compensation plans of our company. It will also have significant corporate governance responsibilities, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Board; (b) review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at our annual stockholders' meeting; (c) review the function and composition of the other committees of the Board and recommend membership on these committees; and (d) review the qualifications and recommend candidates for election as officers of our company.

     The Three-year Independent Director Evaluation Committee, comprised solely of outside directors, has the responsibility, among other things, to review our qualified offer rights plan at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate that plan.

EXECUTIVE COMPENSATION

     The following table shows the compensation paid for 1998 by Tenneco to: (1) our Chief Executive Officer, who became our Chief Executive Officer upon the spin-off of Pactiv; and (2) each of our next three most highly compensated executive officers, based on 1998 compensation and after giving effect to the Pactiv spin-off, other than the Chief Executive Officer. The table shows amounts paid to these persons for all services provided to Tenneco and its subsidiaries. Messrs. Sloan, Donovan and Jackson had no compensation from Tenneco and its subsidiaries prior to 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                             LONG-TERM
                                                      ANNUAL COMPENSATION                  COMPENSATION
                                             --------------------------------------   -----------------------
                                                                                      RESTRICTED
                                                                     OTHER ANNUAL       STOCK                      ALL OTHER
        NAME AND PRINCIPAL POSITION          SALARY(1)    BONUS     COMPENSATION(2)   AWARDS(3)    OPTIONS(4)   COMPENSATION(5)
        ---------------------------          ---------   --------   ---------------   ----------   ----------   ---------------
Mark P. Frissora...........................  $252,300    $130,000      $ 31,234        $450,720      65,881         $ 9,393
Chief Executive Officer
Mark A. McCollum...........................  $211,800    $ 75,000      $110,678              --      28,235         $   584
Senior Vice President and Chief Financial
Officer
Richard P. Schneider.......................  $216,310    $ 80,000      $ 39,169              --      28,235         $12,683
Senior Vice President -- Global
Administration
David G. Gabriel...........................  $182,353    $ 60,000      $ 15,720        $187,800      18,823         $ 7,288
Senior Vice President and General
  Manager -- North
  American Aftermarket


-------------------------

(1) Includes base salary plus amounts paid in lieu of matching contributions to the Tenneco Thrift Plan.


(2) Includes amounts attributable to: (a) the value of personal benefits provided by Tenneco to executive officers, such as the personal use of Tenneco-owned property, and relocation expenses; (b) reimbursement for taxes; and (c) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes, and amounts paid as Dividend Equivalents to the individuals named in the table for 1998 was as follows: $1,013 for reimbursement of taxes; $8,760 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Frissora; $58,946 in relocation expenses, $20,745 for reimbursement of taxes, $8,400 in Dividend Equivalents and $20,000 perquisite allowance for Mr. McCollum; $3,950 for reimbursement of taxes, $10,200 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Schneider; and $3,720 in Dividend Equivalents and $12,000 in perquisite allowance for Mr. Gabriel.


(3) Includes the dollar value of grants of restricted shares based on the price of Tenneco common stock on the date of grant. At December 31, 1998, Messrs. Frissora, McCollum, Schneider and Gabriel held 19,300; 7,000; 11,500; and 8,100 restricted shares and/or performance share equivalent units, respectively. The value at December 31, 1998, based on a per share/equivalent unit price of $34.063 on that date, of all restricted shares/performance units held was $657,416 for Mr. Frissora, $238,441 for Mr. McCollum, $391,725 for Mr. Schneider and $275,910 for Mr. Gabriel. These restricted shares and performance share equivalent units were vested immediately prior to the spin-off. Dividends/Dividend Equivalents were paid on the restricted shares/performance share equivalent units held by each individual.

(4) Upon completion of the Pactiv spin-off, employee stock options granted before the spin-off which remained outstanding were adjusted to give effect to (1) the spin-off and (2) the one-for-five reverse stock split of our common stock effected in connection with the spin-off. The adjustment for the spin-off amended the number of shares subject to these options, as well as their exercise prices, so that the options immediately after the spin-off had equivalent economic terms to the options immediately before the spin-off. Amounts presented give effect to this adjustment.

(5) Includes amounts attributable during 1998 to benefit plans of Tenneco as follows:

    (a) The amounts contributed pursuant to Tenneco's Thrift Plan for the accounts of Messrs. Frissora, Schneider and Gabriel were $6,400, $5,013 and $5,000, respectively.

    (b) The dollar values paid by Tenneco for insurance premiums under the Tenneco group life insurance plan (including dependent life) for Messrs. Frissora, McCollum, Schneider and Gabriel were $2,993, $584, $7,670 and $2,288, respectively.


     In connection with completion of the spin-off and the separation of our automotive business into a stand-alone public company, we made equity incentive awards to our executive officers. These awards consisted of grants of stock options, restricted stock, performance share units and stock equivalent units.


     At the time of the spin-off, Messrs. Frissora, Sloan, McCollum, Schneider, Donovan, Jackson and Gabriel received options to purchase 375,000, 165,000, 120,000, 90,000, 90,000, 90,000 and 75,000 shares of common stock, respectively, at an exercise price equal to 100% of the fair market value of a share of common stock on the date of grant. These grants are intended to represent three-year awards.


     Upon the spin-off, Messrs. Frissora, Sloan, McCollum, Schneider, Donovan, Jackson and Gabriel were also granted 75,000, 30,000, 21,000, 16,500, 16,500,
16,500 and 15,000 performance share units, respectively. These grants are also intended to represent a three-year award.


     Also in connection with the spin-off, we awarded shares of restricted common stock to our executive officers, which vest in equal annual increments over three years, assuming the grantee continues to be employed by us. Messrs. Frissora, Sloan, McCollum, Schneider, Donovan, Jackson and Gabriel were granted 68,385, 39,077, 29,308, 29,308, 29,308, 29,308 and 19,538 shares of restricted common stock, respectively.


     The final piece of the equity incentive awards we made in connection with the spin-off is comprised of awards of common stock equivalent units which vest in equal annual installments over a three-year period based on the achievement of performance goals. The units are payable in cash based on the market price of our common stock at the time of payment. Messrs. Sloan, McCollum, Schneider, Donovan, Jackson and Gabriel received 162,114, 113,430, 87,567, 87,567, 87,567 and 89,349 common stock equivalent units, respectively.



     Also at the time of the spin-off, Mr. Frissora's annual salary was increased to $580,000 and his bonus target was increased to $550,000. Bonus targets for Messrs. McCollum, Schneider, and Gabriel have been increased on a prorated basis for 1999. See also "-- Termination of Employment and Change-in-Control Arrangements."


                            OPTIONS GRANTED IN 1998

     The following table shows the number of options to purchase Tenneco common stock granted during 1998 to the persons named in the Summary Compensation Table above.


                                                     PERCENT OF
                             SHARES OF                 TOTAL
                           COMMON STOCK           OPTIONS GRANTED
                            UNDERLYING          TO TENNECO EMPLOYEES     EXERCISE      EXPIRATION       GRANT DATE
        NAME           OPTIONS GRANTED(#)(1)         IN 1998(%)         PRICE($)(2)       DATE       PRESENT VALUE(3)
        ----           ---------------------    --------------------    -----------    ----------    ----------------
Mr. Frissora.........          65,881                   2.0%              $19.46        7/21/08          $360,150
Mr. McCollum.........          28,235                    .9%              $19.46        7/21/08          $154,350
Mr. Schneider........          28,235                    .9%              $19.46        7/21/08          $154,350
Mr. Gabriel..........          18,823                    .5%              $19.46        7/21/08          $102,900


-------------------------


(1) Gives effect to the adjustments of outstanding options in connection with the Pactiv spin-off and our one-for-five reverse stock split in November 1999 described in Note (4) to the Summary Compensation Table, above.

(2) All options were granted with exercise prices equal to 100% of the fair market value of a share of Tenneco common stock on the date of grant. The exercise prices were adjusted to give effect to the Pactiv spin-off and our one-for-five reverse stock split. See Note (4) to the Summary Compensation Table, above.


(3) The Black-Scholes valuation was performed using the following assumptions:
    25.6% volatility, 5.7% risk free interest rate, 3.2% expected dividend rate and 10 year option life.

                            OPTIONS AT 1998 YEAR-END

     The following table shows the number of options to purchase Tenneco common stock held at December 31, 1998 by the persons named in the Summary Compensation Table above. No Tenneco options were exercised in 1998, and there were no in-the-money Tenneco options as of December 31, 1998.


                                                                      TOTAL NUMBER OF
                                                                    UNEXERCISED OPTIONS
                                                                          HELD AT
                                                                    DECEMBER 31, 1998(1)
                                                                ----------------------------
                            NAME                                EXERCISABLE    UNEXERCISABLE
                            ----                                -----------    -------------
Mr. Frissora................................................      15,607          123,286
Mr. McCollum................................................      42,305           93,336
Mr. Schneider...............................................      17,279           99,414
Mr. Gabriel.................................................      11,094           43,833


-------------------------

(1) Gives effect to the adjustments of outstanding options in connection with the Pactiv spin-off and our one-for-five reverse stock split in November 1999 described in Note (4) to the Summary Compensation Table, above.


                           LONG-TERM INCENTIVE PLANS
                PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN 1998

     The following table shows information concerning performance-based awards made during 1998 to the persons named in the Summary Compensation Table above.

                                NUMBER OF SHARES,     PERFORMANCE OR         ESTIMATED FUTURE PAYOUTS UNDER
                                    UNITS OR           OTHER PERIOD          NON-STOCK PRICE-BASED PLANS(1)
                                      OTHER          UNTIL MATURATION    ---------------------------------------
             NAME                 RIGHTS(1)(2)         OR PAYOUT(3)      THRESHOLD(4)    TARGET(4)    MAXIMUM(4)
             ----               -----------------    ----------------    ------------    ---------    ----------
Mr. Frissora..................        1,000              4 years             25%           100%          150%
Mr. McCollum..................          700              4 years             25%           100%          150%
Mr. Schneider.................          900              4 years             25%           100%          150%
Mr. Gabriel...................          400              4 years             25%           100%          150%

-------------------------

(1) Estimated future payouts are based on earnings per share ("EPS") from continuing operations. However, these performance share equivalent units were deemed to be earned at the target level and vested prior to the spin-off.

(2) Each performance share equivalent unit represents one share of common stock that may be earned under the award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under the award, adjusted to give effect to our one-for-five reverse stock split in November 1999.

(3) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals. However, these performance share equivalent units were deemed to be earned at the target level and vested prior to the spin-off.

(4) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis. However, these performance share equivalent units were deemed to be earned at the target level and vested prior to the spin-off.

                               PENSION PLAN TABLE

     The following table shows the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan and the Tenneco Inc. Supplemental Executive Retirement Plan to persons in specified remuneration and years of credited participation classifications. In connection with the spin-off, Pactiv became the sponsor of the Tenneco Retirement Plan. We expect to adopt a salaried defined benefit pension plan patterned after the Tenneco Retirement Plan. Our plan will count service prior to the spin-off for all purposes, including benefit accrual, but there will be an offset for benefits accrued under the Tenneco Retirement Plan. Therefore, as to our employees, the benefits described in the table will be provided by a combination of payments from the Tenneco Retirement Plan and our new plan. We also expect to adopt plans similar to the Tenneco Inc. supplemental pension plan. We also expect to adopt a key executive pension plan covering executive officers which will call for benefits commencing at age 55 of 4% of compensation (salary and bonus) per year of service up to a maximum of 50%, reduced by payments under all other company-sponsored qualified and non-qualified defined benefit pension plans.

                                   YEARS OF CREDITED PARTICIPATION
   ANNUAL     -------------------------------------------------------------------------
REMUNERATION     5         10         15         20         25         30         35
------------     -         --         --         --         --         --         --
$250,000      $19,642   $ 39,285   $ 58,928   $ 78,571   $ 98,214   $117,857   $137,500
$300,000      $23,571   $ 47,142   $ 70,714   $ 94,285   $117,857   $141,428   $165,000
$350,000      $27,500   $ 55,000   $ 82,500   $110,000   $137,500   $165,000   $192,500
$400,000      $31,428   $ 62,857   $ 94,285   $125,714   $157,142   $188,571   $220,000
$450,000      $35,357   $ 70,714   $106,071   $141,428   $176,785   $212,142   $247,500
$500,000      $39,285   $ 78,571   $117,857   $157,142   $196,428   $235,714   $275,000
$550,000      $43,214   $ 86,428   $129,642   $172,857   $216,071   $259,285   $302,500
$600,000      $47,142   $ 94,285   $141,428   $188,571   $235,714   $282,857   $330,000
$650,000      $51,071   $102,142   $153,214   $204,285   $255,357   $306,428   $357,500
$700,000      $55,000   $110,000   $165,000   $220,000   $275,000   $330,000   $385,000

-------------------------

1. The benefits shown above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation, which is comprised of salary and bonus. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Frissora, McCollum, Schneider and Gabriel are 2, 4, 4 and 4, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

2. If Mr. Frissora completes 10 years of service in the period commencing January 1, 1999, he will be entitled to benefits commencing at age 55 of at least 40% of his average salary plus bonus determined over a three-year period.

COMPENSATION OF DIRECTORS

     Fee Structure. Each director who is not also an employee of us or our subsidiaries, an "outside director," will be paid a yearly retainer fee of $35,000 for service on the Board of Directors. In general, 100% of that fee will be paid in the form of stock-settled common stock equivalents (the "directors' stock equivalents"), as described below. A director may elect, however, to have up to 40%, or $14,000, of the fee paid in cash. These outside directors also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors. Outside directors receive $1,000 for each meeting of the Board of Directors attended, and each one who serves as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee is paid a fee of $7,000 per chairmanship. Outside directors who serve as members of these committees are paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee receive $1,000 plus expenses for each meeting of that committee attended.

     Common Stock Equivalents/Options. As described above, all or a portion of an outside director's retainer fee is paid in common stock equivalent units. These directors' stock equivalents will be payable in shares of our common stock after an outside director ceases to serve as a director. Final distribution of these shares may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant. Each outside director will also receive an annual grant of an option to purchase up to 5,000 shares of common stock and 1,000 performance share equivalent units as additional incentive compensation. Directors options: (a) are granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted; (b) have terms of ten years; and (c) will fully vest six months from the grant date. Once vested, the directors options will be exercisable at any time during the option term.

     Deferred Compensation Plan. We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $14,000 of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options will include stock equivalent units of our common stock, which may be paid out in either cash or shares of our common stock.

     Restricted Stock. In satisfaction of residual obligations under the discontinued retirement plan for directors, Ms. Eickhoff and Mr. Andrews will receive a yearly grant of $15,400 in value of restricted shares of our common stock. The restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture if Ms. Eickhoff or Mr. Andrews ceases to serve on the Board prior to the expiration of the restricted period. This restricted period ends upon his or her normal retirement from the Board, unless he or she is disabled, dies, or the Compensation/Nominating/Governance Committee of the Board, at its discretion, determines otherwise. During the restricted period, Ms. Eickhoff and Mr. Andrews will be entitled to vote the shares and receive dividends.

     TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     We maintain a key executive change-in-control severance benefit plan. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of our company, as that term is defined in the plan. The plan is designed to achieve this purpose through the provision of severance benefits for key employees and officers whose positions are terminated following a change-in-control as provided in the plan. Under the plan, we expect that Messrs. Frissora, McCollum, Schneider and Gabriel would have become entitled to receive payments from us in the amount of $2,115,000, $1,428,999, $1,295,001 and $924,999, respectively, had their positions been terminated on November 30, 1999 following a change-in-control, based on their current 1999 salaries of $580,000, $315,000, $315,000 and $235,000, respectively. In addition, restricted shares held in the name of those individuals under restricted stock plans would have automatically reverted to us, and we would have been obliged to pay those individuals the fair market value of those restricted shares. Their performance share equivalent units would also have been fully vested and paid.


     Other than in connection with a change-in-control, we have agreed that if Mr. Frissora's employment is terminated other than for death, disability or non-performance of duties, he will be paid two times the total of his current salary and his bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, and his stock options will remain exercisable for at least 90 days. We have agreed to provide Mr. Schneider severance benefits similar to those with respect to Mr. Frissora, except he would be paid one and one-half times the total of his current salary plus his bonus for the immediately preceding year.


     Mr. Sloan receives an annual salary of $350,000. His target bonus is $255,000 and he is included in the group of executors who qualify for the benefits described above with respect to a change in control.



     Mr. Donovan receives an annual salary of $290,000. His target bonus is $150,000 and he is included in the group of executives who qualify for the benefits described above with respect to a change-in-control.



     Mr. Jackson receives an annual salary of $250,000. His target bonus is $150,000 and he is included in the group of executives who qualify for the benefits described above with respect to a change-in-control.


     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1998, Tenneco paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $25,000 for financial consulting services. These services have not been and will not be provided in 1999.


     In connection with the spin-off, Mr. Mead resigned as Chief Executive Officer of Tenneco, and he entered into a revised agreement with Tenneco. Under that agreement: (1) Mr. Mead will be paid an amount equivalent to three times the total of his annual salary plus bonus; (2) if certain performance goals are met, he will be entitled to an adjusted target bonus for 1999 prorated through the date of his separation; (3) his stock options were made exercisable, one-half were replaced by Pactiv options and one-half continue as Automotive options (the number and exercise price of such options being determined under the generally applicable rules applied in connection with the spin-off and which maintain the economic equivalent of the currently outstanding options); (4) for purposes of Tenneco's Supplemental Executive Retirement Plan, he will be treated as though he had remained employed until age 65; and (5) was granted options to purchase up to 50,000 shares of Pactiv common stock and options to purchase up to 50,000 shares of our common stock at the time of the spin-off. Mr. Mead's agreement is with an entity which is a subsidiary of Pactiv now that the spin-off is complete, and the expense associated therewith was included in the spin-off expenses and part of the debt realignment.


     During 1999, Mr. Mead was indebted to an affiliate of Tenneco in connection with a relocation loan of approximately $400,000. In September 1999, that obligation was canceled.

     During 1999, Mr. Frissora was indebted to Tenneco. Such indebtedness was incurred in connection with his relocation and all amounts outstanding are secured by a subordinated mortgage note, without interest. Principal will only be payable in full upon termination of his employment prior to 2003 except for a termination without cause or following a change-in-control. The approximate aggregate amount outstanding is $400,000.

     During 1999, Mr. McCollum was indebted to an affiliate of Tenneco in connection with a relocation loan of approximately $400,000. In July 1999, that obligation was canceled.


     During 1998, Tenneco and its subsidiaries paid the law firm of Jenner & Block, of which Mr. Donovan was a partner, approximately $13.5 million for legal services, a substantial portion of which related to work for Pactiv. During 1999 and 2000, Jenner & Block continued to provide legal services to Tenneco and its subsidiaries.


     For additional information concerning certain relationships between Tenneco and members of Tenneco's management prior to the spin-off, see the Tenneco Inc. Proxy Statement for the Annual Meeting of Shareowners held on May 11, 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of our company's common stock beneficially owned as of December 27, 1999 by owners of more than 5% of our common stock who are known to us.

                  NAME AND ADDRESS                          SHARES OF             PERCENT OF COMMON
               OF BENEFICIAL OWNER(1)                 COMMON STOCK OWNED(1)      STOCK OUTSTANDING(1)
               ----------------------                 ---------------------      --------------------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..........       4,152,208(2)               12.32%(2)
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204-2429

Gabelli Asset Management Inc........................       2,405,220(3)                7.14%(3)
  One Corporate Center
  Rye, New York 10580-1435

Highfields Capital Management.......................       2,612,998(4)                7.76%(4)
  200 Clarendon Street
  Boston, Massachusetts 02117

-------------------------

(1) This information is based on information contained in filings made with the Securities and Exchange Commission regarding the ownership of our common stock, adjusted to give effect to the one-for-five reverse stock split we completed on November 5, 1999.

(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 906,768 shares, shared voting power over 3,245,440 shares, and sole dispositive power over 4,152,208 shares. Barrow, Hanley also advised Tenneco that it is a registered investment advisor and these shares are held on behalf of various clients.

(3) Gabelli Funds, LLC ("Gabelli Funds"), a wholly-owned subsidiary of Gabelli Asset Management Inc. ("GAMI"), is the beneficial owner of 2.68% of the common stock outstanding. Gabelli Funds has indicated that it has sole voting power over 903,000 shares and sole dispositive power over 903,000 shares. Gabelli Funds has the same principal business address as GAMI. GAMCO Investors, Inc. ("GAMCO"), a wholly owned subsidiary of GAMI, is the beneficial owner of 4.40% of the common stock outstanding. GAMCO has indicated that it has sole voting power over 1,481,820 shares and sole dispositive power over 1,482,220 shares. GAMCO has the same principal business address as GAMI. Gemini Capital Management Ltd. ("Gemini") is the beneficial owner of .06% of the common stock outstanding. Gemini has indicated that it has sole voting power over 20,000 shares and sole dispositive power over 20,000 shares. The address of Gemini's principal office is as follows: c/o Appleby, Spurling & Kempe, Cedar House, Cedar Avenue, Hamilton HM12, Bermuda. Mario J. Gabelli is the Chief Executive Officer of GAMCO and the Chief Investment Officer of GAMCO and Gabelli Funds. Marc Gabelli is the President and Chief Investment Officer of Gemini. Gabelli Funds and GAMCO also advised Tenneco that they are registered investment advisors.

(4) Highfields GP LLC ("Highfields GP") is the general partner of Highfields Capital Management ("Highfields"). Highfields GP has the same principal business address as Highfields. Highfields Capital Management LP ("Highfields Management") is the investment advisor to Highfields Capital I LP ("Highfields I"), Highfields II LP ("Highfields II") and Highfields Capital Ltd. ("Highfields Limited," collectively, the "Funds"). Highfields Management has the same principal business address as Highfields. Jonathon
    S. Jacobson and Richard L. Grubman are both managing partners of Highfields GP. Highfields GP, Highfields Management, Mr. Jacobson and Mr. Grubman filed a statement with respect to the common stock owned by the Funds. The Funds are the beneficial owners of 7.76% of the common stock outstanding. The Funds have sole voting power over 2,612,998 shares and sole dispositive power over 2,612,998 shares. Highfields Limited is the beneficial owner of 5.6% of the common stock outstanding. Highfields Limited has indicated that it has sole voting power over 1,878,239 shares and sole dispositive power over 1,878,239 shares. Highfields Limited's principal business address is as follows: c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896, George Town, Grand Cayman, Cayman Islands. Neither Highfields I nor Highfields II owns more than 5% of the common stock outstanding.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

GENERAL

     In connection with the spin-off, we entered into a senior secured credit facility with a syndicate, or group, of banks and financial institutions, including Citibank as syndication agent, Commerzbank and Bank of America as co-documentation agents and The Chase Manhattan Bank as administrative agent for the lenders' syndicate. The credit facility is referred to as a senior credit facility because borrowings under the credit facility are our unsubordinated obligations and are secured as described below under the heading "-- Guarantee; Security."

     As is customary when a number of financial institutions form a syndicate to make a loan, the lead arranger is responsible for enlisting other financial institutions to participate in the loan. The syndication agent and the administrative agent are authorized to perform mechanical and administrative functions associated with making and monitoring the loan on behalf of all of the other lenders who make up the lending syndicate.

     The senior secured credit facility consists of:

     - a Term Loan A facility of $450 million in term loans;

     - a Term Loan B facility of $300 million in term loans;

     - a Term Loan C facility of $300 million in term loans; and

     - the revolving credit facility of up to $500 million in revolving credit loans, including letters of credit of up to $250 million.

     We borrowed $1,072 million under the senior secured credit facility substantially contemporaneously with the spin-off, which consisted of $1,050 million in term loans and $22 million under the revolving credit facility. The proceeds of these borrowings were used to fund a portion of the debt realignment. Following the spin-off, the revolving credit facility will be available for general corporate purposes.

REPAYMENT

     The terms of the senior secured credit facility require that the revolving credit facility be repaid on or before the sixth anniversary of the funding date. Prior to that date, funds may be borrowed, repaid and reborrowed under the revolving credit facility without premium or penalty. The revolving credit facility will terminate in 2005. The term loans under the senior secured credit facility have varying maturities from six to eight and one-half years, a portion of which will be payable in quarterly installments beginning September 30, 2001, and the remainder of which will be payable at maturity.

GUARANTEE; SECURITY

     The senior credit facility is jointly and severally guaranteed by each of our material direct and indirect domestic subsidiaries. The senior credit facility is also secured by substantially all of our tangible and intangible domestic assets and is collateralized by a perfected security interest in all of the capital stock of our material domestic subsidiaries and in up to 66% of the capital stock of our first-tier foreign subsidiaries. The collateral will be permanently released if we achieve specified long-term debt ratings and a portion of the term loans has been paid in full.

COVENANTS

     The senior credit facility requires us to maintain compliance with the following financial tests:

     - Maximum Leverage Ratio. Our maximum leverage ratio, which is the ratio of our consolidated indebtedness to our consolidated EBITDA, cannot exceed a fixed amount at the end of each period of four consecutive fiscal quarters commencing with the quarter ending March 31, 2000.

     - Minimum Fixed Charge Coverage Ratio. Our fixed charge coverage ratio, which is the ratio of our consolidated EBITDA less our consolidated capital expenditures to our consolidated cash interest expense, must exceed a minimum level at the end of each period of four consecutive fiscal quarters commencing with the period ending December 31, 2000.

     - Minimum Interest Coverage Ratio. Our interest coverage ratio, which is the ratio of consolidated EBITDA to consolidated cash interest expense, must exceed a minimum level at the end of each period of four consecutive fiscal quarters commencing with the period ending on December 31, 2000. For the fiscal quarters ending March 31, June 30 and September 30, 2000, our interest coverage ratio must exceed the minimum level for the one, two or three fiscal quarters, respectively, ending with each such fiscal quarter.

     In addition, the senior secured credit facility contains negative covenants limiting (with some exceptions), among other things:

     - additional liens;

     - additional indebtedness or guarantees;

     - additional capital expenditures;

     - transactions with affiliates;

     - mergers and consolidations;

     - prepayments and modifications of the outstanding and new notes, and other debt instruments;

     - additional lines of business;

     - liquidations and dissolutions;

     - sales or other dispositions of assets;

     - dividends;

     - investments;

     - loans and advances; and

     - sales and leasebacks.

INTEREST

     The borrowings under the senior secured credit facility bear interest at a floating rate and may be maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate, which is the greater of (1) the applicable prime lending rate of the administrative agent or (2) the Federal Funds Effective Rate plus 1/2 of 1%, plus, in each case, the applicable margin as described below. Eurodollar loans will bear interest at the Eurodollar rate as described in the senior secured credit facility, plus the applicable margin as described below.

     The applicable margin with respect to the revolving credit facility and Term Loan A will vary from time to time in accordance with a pricing grid based on our leverage ratio. The initial applicable margin with respect to the revolving credit facility and Term Loan A is (1) 1.75%, in the case of base rate loans and (2) 2.75% in the case of Eurodollar loans. The applicable margins with respect to Term Loan B and Term Loan C will not fluctuate. The applicable margin for Term Loan B is (1) 2.25% in the case of base rate loans and (2) 3.25% in the case of Eurodollar loans. The applicable margin with respect to Term Loan C is
(1) 2.50% in the case of base rate loans and (2) 3.50% in the case of Eurodollar loans.

MANDATORY PREPAYMENTS

     The senior secured credit facility requires us to prepay the term loan facilities with:

     - 100% of the net proceeds of any issuance or incurrence of indebtedness after the funding date by us or our subsidiaries, subject to exceptions for permitted debt;

     - 50% of the net proceeds of any issuance of equity by us or our subsidiaries, subject to some exceptions;

     - 100% of the net proceeds of any sale or other disposition by us or our subsidiaries of any assets, subject to certain exceptions, unless such proceeds are reinvested in assets useful in our business, with certain exceptions;

     - 75% of excess cash flow as defined in the senior credit facility; and

     - 100% of the net proceeds of casualty insurance, condemnation awards or other recoveries, to the extent such proceeds are not reinvested in other assets useful in our business and subject to some other exceptions.

     The mandatory prepayment percentages listed above, other than the percentage relating to issuance of equity, will be reduced if we achieve certain performance measures established in the facility.

                          DESCRIPTION OF THE NEW NOTES


     The Company issued the outstanding notes, and will issue the new notes, under an indenture (the "Indenture") dated as of October 14, 1999, as amended, by and among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The following summary of the Indenture does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, which is incorporated herein by reference, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from us and is filed as an exhibit to the registration statement that includes this prospectus. The definitions of most of the capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Tenneco Automotive Inc. and not its Subsidiaries.


     The new notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. The form and terms of the new notes will be identical to the outstanding notes except for the following:

          (1) the new notes bear a Series B designation and a different CUSIP number from the outstanding notes to differentiate the new notes from the outstanding notes;

          (2) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

          (3) the holders of the new notes will not generally be entitled to rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the notes in certain circumstances relating to the timing of the exchange offer, all of which rights generally will terminate when the exchange offer is terminated.

     As used in this section, unless the context otherwise requires, the term "notes" refers collectively to all notes issued under the indenture, including the outstanding notes and new notes.

     The new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the notes at the Trustee's corporate office in New York, New York. Interest may be paid at the Trustee's corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes are limited in aggregate principal amount to $750,000,000, of which $500,000,000 were issued on the Issue Date, and will mature on October 15, 2009. Additional notes may be issued from time to time subject to the limitations set forth under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the notes will accrue at the rate of 11 5/8% per annum and will be payable semiannually in cash on each April 15 and October 15 commencing on April 15, 2000, to the persons who are registered holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, provided, however, that interest on any new notes issued in the exchange offer will accrue from and including the Issue Date for the outstanding notes. See "The Exchange Offer -- Interest on the New Notes.".

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

     The notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 15, 2004 upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 15 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2004........................................................    105.813%
2005........................................................    103.875%
2006........................................................    101.938%
2007 and thereafter.........................................    100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to October 15, 2002, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes issued at a redemption price equal to 111.625% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that:

     - no notes of a principal amount of $1,000 or less shall be redeemed in part; and

     - if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.


     Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A separate note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.


SUBORDINATION

     The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of

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

assets or securities of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt must first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the notes. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, regularly accruing fees with respect to, or other Obligations with respect to, any Senior Debt, no payment or distribution of any kind or character shall be made by or on behalf of the Company with respect to any Obligations on the notes or to acquire, redeem or defease any of the notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for such Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Designated Senior Debt have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for such Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall:

     - make any payment or distribution of any kind or character with respect to any Obligations on the notes; or

     - acquire, redeem or defease any of the notes for cash or property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the Default Notice was delivered to the Trustee and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not after a period of 360 consecutive days, unless such event of default shall have been cured or waived or ceased to exist for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions of the Designated Senior Debt under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of notes, may recover less, ratably, than holders of Senior Debt.

     Any payment or distribution made to the Trustee or the holders of the notes at a time when such payment or distribution is prohibited by the subordination provisions of the Indenture shall be turned over to the holders of the Senior Debt or their Representative as their interests may appear.

GUARANTEES

     The notes are guaranteed by each of the Company's Wholly Owned Domestic Restricted Subsidiaries (other than any Immaterial Domestic Subsidiaries) as of the Spin-Off Date (after giving effect to the Spin-Off Transactions) and will be guaranteed by certain of the Company's Restricted Subsidiaries formed or acquired after the Spin-Off Date. See "-- Certain Covenants -- Issuance of Subsidiary Guarantees." The Guarantee of each Guarantor will be subordinated to all Guarantor Senior Debt of such Guarantor to the same extent as the notes are subordinated to all Senior Debt. In the event of either (i) the issuance or sale of Capital Stock of a Guarantor which results in the Guarantor no longer being a Subsidiary of the Company, (ii) a Guarantor becoming an Unrestricted Subsidiary or (iii) the sale of all or substantially all of the assets of a Guarantor pursuant to an Asset Sale which complies with the provisions set forth under "-- Certain Covenants -- Limitation on Asset Sales," the applicable Guarantor's Guarantee will be released. The amount of each Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause such Guarantee to be enforceable.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company will:

     - repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender or holder which has accepted such offer; or

     - obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the notes as provided below.

     The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below.

     Within 30 days following the date upon which the Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is required to be made, there can be no assurance that the Company will be permitted by the terms of its Senior Debt to make such a Change of Control Offer or that it will have available funds sufficient to pay either (1) all Indebtedness under the Credit Agreement and other Senior Debt the terms of which require payments upon a Change of Control or (2) the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to require the purchase of notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. On the Spin-Off Date (after giving effect to the Spin-Off Transactions) and after the Spin-Off Date the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness:

          (a) the Company, any Guarantor, any Finance Subsidiary that is a Domestic Restricted Subsidiary and any Accounts Receivable Entity that is a Domestic Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than:

        - 2.0 to 1.0, if the incurrence were to occur on or prior to October 15, 2001; or

        - 2.25 to 1.0, if the incurrence were to occur after October 15, 2001;
          and

          (b) any Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

             (i) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than:

           - 2.0 to 1.0, if the incurrence were to occur on or prior to October 15, 2001; or

           - 2.25 to 1.0, if the incurrence were to occur after October 15, 2001; and

             (ii) if the agreements governing such Indebtedness contain an encumbrance or restriction on the ability of the applicable Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) to pay dividends or make distributions on or in respect of its Capital Stock, the Combined Fixed Charge Coverage Ratio of the Restricted Subsidiaries that are not Guarantors would be greater than 2.5 to 1.0.

     No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including without limitation, Indebtedness under the Credit Agreement pursuant to clause (2) of the definition of Permitted Indebtedness).

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

     Limitation on Restricted Payments. On the Spin-Off Date (after giving effect to the Spin-Off Transactions) and after the Spin-Off Date, the Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

          (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary); or

          (c) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

          (1) a Default or an Event of Default shall have occurred and be continuing;

          (2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness"; or

          (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Spin-Off Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

             (v) $30.0 million; plus

             (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter during which the Spin-Off Date occurs and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

             (x) 100% of the Fair Market Value of the net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Spin-Off Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net proceeds from a Public Equity Offering to the extent used to redeem notes); plus

             (y) without duplication of any amounts included in clause (3)(x) above, 100% of the Fair Market Value of the net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company's Capital Stock (excluding any net proceeds from a Public Equity Offering to the extent used to redeem the notes) subsequent to the Spin-Off Date; plus

             (z) an amount equal to the lesser of (A) the sum of the Fair Market Value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and/or the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company and each Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries" or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock (or rights or options therefor) of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $15.0 million in the aggregate;

          (4) dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis;

          (5) the distribution of the Capital Stock of Packaging to the Company's shareholders pursuant to the Spin-Off Transactions; and

          (6) repurchases on the Spin-Off Date in connection with the Spin-Off Transactions, of any of the Variable Rate Voting Participating Preferred Stock, par value $.01, of Tenneco International Holding Corp. outstanding on the Issue Date.

     In determining the aggregate amount of Restricted Payments made subsequent to the Spin-Off Date in accordance with clause (3) of the first paragraph of this covenant "-- Limitation on Restricted Payments", amounts expended pursuant to clauses (1), (2) and (3) shall be included in such calculation.

     Limitation on Asset Sales. After the Spin-Off Date the Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

          (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

          (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either
     (A) to repay any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor, (B) to acquire Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

     On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $35.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $35.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $35.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries after the Spin-Off Date as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist after the Spin-Off Date or become effective after the Spin-Off Date, any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

          (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reasons of:

          (1) applicable law;

          (2) the Indenture;

          (3) the Credit Agreement;

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          (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

          (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (6) agreements existing on the Spin-Off Date to the extent and in the manner such agreements are in effect on the Spin-Off Date;

          (7) any other agreement entered into after the Spin-Off Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Spin-Off Date;

          (8) any instrument governing Indebtedness of a Foreign Restricted Subsidiary;

          (9) customary restrictions on the transfer of any property or assets arising under a security agreement governing a Lien permitted under the Indenture;

          (10) any agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (5), (6) or (8) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (5), (6) or (8);

          (11) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions pending such sale or disposition; and

          (12) any agreement, instrument or Lien placing encumbrances or restrictions applicable only to a Finance Subsidiary or an Accounts Receivable Entity.

     Limitation on Issuances of Capital Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries (other than a Finance Subsidiary or an Accounts Receivable Entity) to issue any Preferred Stock after the Spin-Off Date (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own after the Spin-Off Date any Preferred Stock of any Restricted Subsidiary (other than a Finance Subsidiary or an Accounts Receivable Entity). The Company will not, and will not permit any Restricted Subsidiary to, issue, sell, transfer or dispose of on or after the Spin-Off Date any Capital Stock of any Restricted Subsidiary (other than a Finance Subsidiary or an Accounts Receivable Entity) that is not a Guarantor (other than the granting of Liens permitted by the covenant described under "-- Limitation on Liens") unless such issuance, sale, transfer or disposition results in the issuer of such Capital Stock no longer being a Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist after the Spin-Off Date, any Liens of any kind against or upon any property or assets of the Company or any of the Guarantors, whether owned on the Spin-Off Date or acquired after the Spin-Off Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Guarantee, the notes or such Guarantee are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2) in all other cases, the notes are equally and ratably secured, except for:

             (A) Liens existing as of the Spin-Off Date to the extent and in the manner such Liens are in effect on the Spin-Off Date;

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             (B) Liens securing Senior Debt and Liens securing Guarantor Senior
        Debt;

             (C) Liens securing the notes and any Guarantees;

             (D) Liens in favor of the Company or a Guarantor;

             (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

             (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist after the Spin-Off Date, Indebtedness that is senior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) after the Spin-Off Date all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness";

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

          (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more

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Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. In addition, for purposes of the foregoing, consummation of the Spin-Off Transactions was deemed not to be a transfer, conveyance or disposition of substantially all of the Company's assets.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; and

          (5) the Company shall have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist after the Spin-Off Date any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (x) Affiliate Transactions permitted under paragraph (b) below; and

          (y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) on or after the Spin-Off Date involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Spin-Off Date that involves an

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

aggregate Fair Market Value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to:

          (1) employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

          (2) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management;

          (3) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

          (4) Restricted Payments, Permitted Investments or Permitted Liens permitted by the Indenture; and

          (5) the Spin-Off Transaction Agreements.

     Issuance of Subsidiary Guarantees. If, on or after the Spin-Off Date after giving effect to the Spin-Off Transactions, the Company forms or acquires any Domestic Restricted Subsidiary (other than (w) an Acquired Subsidiary for so long as it is not a Wholly Owned Domestic Restricted Subsidiary, (x) a Finance Subsidiary, (y) an Accounts Receivable Entity or (z) an Immaterial Domestic Subsidiary) that incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary), or if, on or after the Spin-Off Date, any Restricted Subsidiary that is not a Guarantor guarantees any Indebtedness of the Company or a Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, to:

          (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture; and

          (2) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be.

     Thereafter, such Domestic Restricted Subsidiary or Restricted Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.

     Payments for Consent. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid to all holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may, on or after the Spin-Off Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns

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

Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

          (3) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture.

     The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

          (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness);

          (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

          (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary ("Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

          (1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by an officers' certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee with such annual and quarterly reports and such information, documents and other

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reports specified in Section 13 or 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Spin-Off Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days), aggregates $75.0 million;

          (5) one or more judgments in an aggregate amount in excess of $75.0 million not covered by adequate insurance shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7) any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is such a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture); or

          (8) the Release Conditions are not satisfied on or prior to December 31, 1999 and the Company fails to effect the special redemption on or prior to January 14, 2000.

     If an Event of Default (other than an Event of Default specified in clause
(6) above) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company and (if given by the holders) the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid

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

principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. If any Designated Senior Debt is outstanding at the time of any acceleration of the notes, the Company shall not make any payment with respect to the notes until five business days after the holders of such Designated Senior Debt receive notice of such acceleration.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause

          (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

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

          (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the notes.

          In order to exercise Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

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          (7) the Company shall have delivered to the Trustee an officers'
     certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes and subordination provisions, as expressly provided for in the Indenture) as to all outstanding notes when:

          (1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) the Company and/or the Guarantors have paid all other sums payable under the Indenture; and

          (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (4) make any notes payable in money other than that stated in the notes;

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          (5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

          (6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the holders;

          (8) modify the provisions of "-- Certain Covenants -- Payments for Consent" in any manner adverse to a holder of notes; or

          (9) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The new notes initially will be represented by one or more permanent certificates in registered, global form without interest coupons (the "new global notes"). The new global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the new global notes may be transferred, in whole, and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the new global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited

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circumstances described below, owners of beneficial interests in the new global notes will not be entitled to receive physical delivery of certificated notes.

     In addition, transfers of beneficial interests in the new global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of the Euroclear System and Cedel, S.A., which may change from time to time.

     Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

DEPOSITORY PROCEDURES FOR NEW NOTES

     The following information regarding the operations and procedures of DTC, Euroclear and Cedel has been provided by those organizations and is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations and procedures (or the description thereof) and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it, (1) upon deposit of the new global notes, DTC will credit the accounts of Participants with portions of the principal amount of the new global notes and
(2) ownership of interests in the new global notes will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interests in the new global notes.

     Investors in the new global notes may hold their interests directly through DTC, if they are Participants in the system, or indirectly through organizations, including Euroclear and Cedel, which are Participants in the system. All interests in a new global note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a new global note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a new global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE NEW GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, and interest on a new global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered

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holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the notes, including the new global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the new global notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the new global notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants, as the case may be, and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the new global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in those interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See
"-- Same-Day Settlement and Payment."

     Transfers between Participants in DTC will be made in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between indirect Participants who hold through a Participant will be made in accordance with their respective rules and operating procedures of such Participant.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the new global notes and only in respect of the portion of the aggregate principal amount of the notes as to which a Participant has given such direction. However, if there is an Event of Default with respect to the notes, DTC reserves the right to exchange the new global notes for legended notes in certificated form, and to distribute those notes to its Participants.

     Although DTC has agreed to the above procedures to facilitate transfers of interests in new global notes among Participants in DTC, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A new global note is exchangeable for definitive notes in registered certificated form only if (1) DTC either notifies us that it is unwilling or unable to continue as depositary for the new global notes and fails to appoint a successor depositary within 90 days or has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the notes or (3) there has occurred and is continuing an Event of Default with respect to the notes. In addition, beneficial interests in a new global note may be exchanged for notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, notes delivered in exchange for any new global note or beneficial interests will be registered in the

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names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the new notes represented by the new global notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of the new global notes. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest on the notes at the office or agency of the company maintained for that purpose within the City and State of New York (initially the office of the paying agent maintained for that purpose) or, at our option, by check mailed to the holders at their respective addresses in the register of holders of notes; however all payments of principal, premium, if any, and interest on notes in certificated form the holders of which have given wire transfer instructions to us will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders. The new notes represented by the new global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in those notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accounts Receivable Entity" means a Person, including, without limitation, a Subsidiary of the Company, whose operations consist solely of owning and/or selling accounts receivable of the Company and its Subsidiaries and engaging in other activities in connection with transactions that are Permitted Receivables Financings.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Acquired Subsidiary" means a Person which becomes a Restricted Subsidiary after the Spin-Off Date; provided that such Person has outstanding voting Capital Stock prior to becoming a Subsidiary of the Company and a majority of such voting Capital Stock was owned by Persons other than the Company and its Restricted Subsidiaries.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all

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or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $5 million;

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets";

          (3) any Restricted Payment made in accordance with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments";

          (4) sales of accounts receivable pursuant to a Permitted Receivables Financing made in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; or

          (5) transactions consummated on the Spin-Off Date in connection with the Spin-Off Transactions.

     "Blockage Period" has the meaning set forth under "-- Subordination."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

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          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

          (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Combined EBITDA" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary), for any period, the sum (without duplication) of:

          (1) Combined Net Income; and

          (2) to the extent Combined Net Income has been reduced thereby:

             (A) all income taxes of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) paid or accrued in accordance with GAAP for such period;

             (B) Combined Interest Expense; and

             (C) Combined Non-cash Charges,

less any non-cash items increasing Combined Net Income for such period, all as determined on a combined basis for the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) in accordance with GAAP.

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     "Combined Fixed Charge Coverage Ratio" means, with respect to the
Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary), the ratio of Combined EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Combined Fixed Charge Coverage Ratio (the "Transaction Date") to Combined Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Combined EBITDA" and "Combined Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sales or other disposition or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of one of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (including any Person who becomes such a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Combined EBITDA (provided that such Combined EBITDA shall be included only to the extent includable pursuant to the definition of "Combined Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     If any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) directly or indirectly guarantee Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Combined Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Combined Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

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     "Combined Fixed Charges" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum, without duplication, of:

          (1) Combined Interest Expense, plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Restricted Subsidiaries that are not Guarantors (other than Finance Subsidiaries and Accounts Receivable Entities that are Domestic Restricted Subsidiaries) paid, accrued and/or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Combined Interest Expense" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for such period determined on a combined basis in accordance with GAAP, including without limitation,

             (A) any amortization of debt discount,

             (B) the net costs under Interest Swap Obligations,

             (C) all capitalized interest, and

             (D) the interest portion of any deferred payment obligation;

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP; and

          (3) net losses relating to sales of accounts receivable pursuant to Permitted Receivable Financings during such period as determined on a combined basis in accordance with GAAP;

     provided that Combined Interest Expense shall not include any of the foregoing to the extent owing to the Company or any Restricted Subsidiary or to the extent owed by a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary.

     "Combined Net Income" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate net income (or loss) of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) for such period as determined on a combined basis in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with any Restricted Subsidiary that is not a Guarantor (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries);

          (4) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Restricted Subsidiaries that are not Guarantors (and are

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

     not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) by such Person;

          (5) any restoration to income of any contingency reserve, except to the extent that (x) provision for such reserve was made out of Combined Net Income accrued at any time following the Issue Date or (y) the restoration is with respect to a charge or reserve contemplated by clause (7) below;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (7) restructuring charges of not more than $55.0 million to the extent incurred in the quarter ending December 31, 1999 by Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries); and

          (8) any fees or expenses incurred in connection with the Spin-Off Transactions.

     "Combined Non-cash Charges" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate depreciation, amortization and other non-cash expenses of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) reducing Combined Net Income for such period, determined on a combined basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Spin-Off Date or issued after the Spin-Off Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income; and

          (2) to the extent Consolidated Net Income has been reduced thereby:

             (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

             (B) Consolidated Interest Expense; and

             (C) Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the

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     proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sales or other disposition or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense, plus

          (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

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     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

             (A) any amortization of debt discount,

             (B) the net costs under Interest Swap Obligations,

             (C) all capitalized interest, and

             (D) the interest portion of any deferred payment obligation;

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

          (3) net losses relating to sales of accounts receivable pursuant to Permitted Receivable Financings during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

          (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

          (6) any restoration to income of any contingency reserve, except to the extent that (x) provision for such reserve was made out of Consolidated Net Income accrued at any time following the Spin-Off Date or (y) the restoration is with respect to a charge or reserve contemplated by clause
     (9) below;

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (8) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (9) restructuring charges of not more than $55.0 million to the extent incurred in the fiscal quarter ending December 31, 1999; and

          (10) any fees or expenses incurred in connection with the Spin-Off Transactions.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Restricted Subsidiaries for the most

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

recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Corporate Restructuring" means the restructuring by the Company of the assets, liabilities and operations of (x) its packaging business and administrative services operations, so that such assets, liabilities and operations are owned directly and indirectly by Packaging and its Subsidiaries, and (y) its automotive business, so that such assets, liabilities and operations are owned directly or indirectly by the Company and its Subsidiaries, in each case in a manner consistent, in all material respects, with the description thereof in this prospectus.

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Credit Agreement" means the Credit Agreement dated as of September 30, 1999, among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Commerzbank and Bank of America, as co-documentation agents, Citibank, N.A., as syndication agent and The Chase Manhattan Bank, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (including the definition of Permitted Indebtedness)) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Debt Realignment" means the realignment of all of the Company's Indebtedness through a combination of tender offers, exchange offers, prepayments and/or other refinancings, the purpose of which is to allocate Indebtedness between the Company and Packaging before the separation of the Company and Packaging effected by means of the Corporate Restructuring and the Packaging Distribution and consistent in all material respects with the description thereof in this prospectus insofar as such matters relate to the Company.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

     "Default Notice" has the meaning set forth under "-- Subordination."

     "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Designation" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

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     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any state thereof or the District of Columbia.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

     "Finance Subsidiary" means a Restricted Subsidiary that is organized solely for the purpose of owning Indebtedness of the Company and/or other Restricted Subsidiaries and issuing securities the proceeds of which are utilized by the Company and/or other Restricted Subsidiaries, and which engages only in such activities and activities incident thereto.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantee" has the meaning set forth under "-- Certain Covenants -- Issuance of Subsidiary Guarantees."

     "Guarantor" means (1) each Wholly-Owned Domestic Restricted Subsidiary of the Company (other than any Immaterial Domestic Subsidiaries) as of the Spin-Off Date (after giving effect to the Spin-Off Transactions) and (2) each other Restricted Subsidiary that in the future executes a Guarantee pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Spin-Off Date (after giving effect to the Spin-Off Transactions) or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations of every nature of the Company or any Guarantor with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

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          (y) all Interest Swap Obligations; and

          (z) all obligations under Currency Agreements.

     Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (1) any Indebtedness of such Guarantor owing to a Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries;

          (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

          (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (6) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness";

          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Immaterial Domestic Subsidiaries" means at any time, any Domestic Restricted Subsidiary of the Company having total assets (as determined in accordance with GAAP) in an amount of less than 1% of the consolidated total assets of the Company and its Domestic Restricted Subsidiaries (as determined in accordance with GAAP); provided, however, that the total assets (as so determined) of all Immaterial Domestic Subsidiaries shall not exceed 5% of consolidated total assets of the Company and its Domestic Subsidiaries (as so determined). In the event that the total assets of all Immaterial Domestic Subsidiaries exceeds 5% of consolidated total assets of the Company and its Domestic Restricted Subsidiaries, the Company will designate Domestic Restricted Subsidiaries that would otherwise be Immaterial Domestic Subsidiaries to be excluded as Immaterial Domestic Subsidiaries until such 5% threshold is met. Notwithstanding the foregoing, no Domestic Restricted Subsidiary that guarantees the Credit Agreement shall be deemed an Immaterial Domestic Restricted Subsidiary.

     "Incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence on Additional Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all Obligations of such Person for borrowed money;

          (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such Person;

          (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

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          (6) guarantees and other contingent obligations in respect of
     Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

          (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under currency agreements and interest swap agreements of such Person;

          (9) all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

          (10) all Outstanding Permitted Receivables Financings.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

     "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchasers" means Salomon Smith Barney Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Commerzbank Capital Markets Corporation, First Union Securities, Inc., ING Barings LLC, Nesbitt Burns Securities Inc., Scotia Capital Markets (USA) Inc., SG Cowen Securities Corporation and TD Securities (USA) Inc.

     "Interest Swap Obligations" means the obligations of the Company and the Restricted Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Restricted Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the "Referent Subsidiary") such that, after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the notes.

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     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and
Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale; and

          (4) appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" had the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Outstanding Permitted Receivables Financings" means the aggregate amount of the receivables sold or financed pursuant to a Permitted Receivables Financing that remain uncollected at any one time.

     "Packaging" means Pactiv Corporation, a Delaware corporation formerly known as Tenneco Packaging Inc.

     "Packaging Distribution" means the distribution by the Company of all of the issued and outstanding common stock of Packaging to the holders of the Company's common stock consistent in all material respects with the description thereof in the offering memorandum relating to the initial issuance of the outstanding notes.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the notes, the Indenture and any Guarantees not to exceed $500.0 million in aggregate principal amount;

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          (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of:

             (x) $1,550 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

             (y) the sum of (A) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries;

          (3) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Spin-Off Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (7) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (A) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and (B) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

          (9) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or any such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

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

          (12) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed 5% of Consolidated Net Tangible Assets at any one time outstanding; and

          (13) Outstanding Permitted Receivables Financings not to exceed $150.0 million at any one time outstanding;

     If any Indebtedness incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Indebtedness as set forth in clauses (1) through (13) of this definition, the Company may designate under which category such incurrence shall be deemed to have been made.

     "Permitted Investments" means:

          (1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

          (2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured;

          (3) Investments in cash and Cash Equivalents;

          (4) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate of $15.0 million at any one time outstanding;

          (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture;

          (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (7) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain Covenants
     -- Limitation on Asset Sales";

          (8) Investments in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Spin-Off Date, not to exceed 5% of Consolidated Net Tangible Assets at any one time outstanding;

          (9) Investments in the notes; and

          (10) Investments in an Accounts Receivable Entity.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

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

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7) purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related purchase money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing the purchase money Indebtedness shall be created within 90 days after such acquisition;

          (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;

          (13) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

          (14) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Restricted Subsidiaries; and

          (15) Liens incurred in connection with a Permitted Receivables Financing.

     "Permitted Receivables Financing" means any sale by the Company or a Restricted Subsidiary of accounts receivable intended to be (and which shall be treated for purposes of the Indenture as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables sold and the corresponding sale or pledge of such accounts receivable (or an interest therein), in each case without any guarantee by the Company or any Restricted Subsidiary other than an Accounts Receivable Entity.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Public Equity Offerings."

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Refinance" means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9),
(11), (12) or (13) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

          (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchasers.

     "Replacement Assets" means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Spin-Off Date (after consummation of the Spin-Off Transactions) or in a business the same, similar or reasonably related thereto (including Capital Stock of a Person which becomes a Restricted Subsidiary).

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

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Spin-Off Date (after consummation of the Spin-Off Transactions) or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such Property.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Spin-Off Date (after consummation of the Spin-Off Transactions) or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y) all Interest Swap Obligations; and

          (z) all obligations under Currency Agreements.

     Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1) any Indebtedness of the Company to a Restricted Subsidiary or any Affiliate of the Company or any of such Affiliate's Subsidiaries;

          (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary (including without limitation, amounts owed for compensation);

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (4) Indebtedness represented by Disqualified Capital Stock;

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

          (5) any liability for federal, state, local or other taxes owed by the Company;

          (6) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness";

          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Spin-Off Date" means the date on which all of the Spin-Off Transactions shall have been consummated, which is November 4, 1999.

     "Spin-Off Transactions" means each of (1) the Corporate Restructuring, (2) the Debt Realignment, and (3) the Packaging Distribution.

     "Spin-Off Transaction Agreements" means the Distribution Agreement, Human Resources Agreement, Tax Sharing Agreement, Transition Services Agreement, Insurance Agreement and Trademark Transition License Agreement, each as entered into in connection with the Spin-off Transactions and consistent in all material respects with the description thereof in the offering memorandum relating to the original issuance of the outstanding notes.

     "Stub Debt" means any Indebtedness outstanding under the Indenture dated November 1, 1996 by and between the Company and The Chase Manhattan Bank, after the Company has consummated the Debt Realignment.

     "Subsidiary," with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Transaction Date" has the meaning set forth in the definition of Combined Fixed Charge Coverage Ratio.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Domestic Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary that is also a Domestic Restricted Subsidiary.

     "Wholly Owned Restricted Subsidiary" of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

     "Working Capital Borrowings" means Indebtedness incurred by the Company or the Restricted Subsidiaries prior to the consummation of the Spin-Off Transactions incurred on a short-term basis to fund working capital requirements.

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                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of various United States federal income tax consequences associated with the exchange of outstanding notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This discussion is the opinion of Jenner & Block, our tax counsel in connection with the exchange offers. Except as otherwise indicated, it applies only if you are a U.S. holder (as defined below) and are a beneficial owner of new notes. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations (the "Regulations"), judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or is expected to be sought with respect to such consequences. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions described in this prospectus. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of the notes.

     We assume in our discussion below that the notes are held as capital assets. This discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances. For instance, special rules may apply to certain types of holders such as:

     - banks and other financial institutions;

     - real estate investment trusts;

     - regulated investment companies;

     - insurance companies;

     - tax-exempt organizations;

     - S corporations;

     - brokers and dealers in securities; or

     - persons whose functional currency is not the U.S. Dollar.

     In addition, special rules may apply to integrated transactions such as certain hedging transactions, conversion transactions or "straddle" transactions. Finally, this discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular holder.

     When we use the term "U.S. holder" we generally mean a beneficial owner of new notes who (for U.S. federal income tax purposes):

     - is an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax laws);

     - is a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof (except in the case of a partnership, as provided by Treasury Regulations that may be issued in the future);

     - is an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - is a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) at least one U.S. person (alone or with other U.S. persons) has authority to control all substantial decisions of the trust.

     When we use the term "non-U.S. holder," we mean a beneficial owner of new notes that is not a U.S. holder.

     WE ADVISE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF THE NEW NOTES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUISITION, OWNERSHIP AND SALE OF THE NEW NOTES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAX CONSEQUENCES TO U.S. HOLDERS



     Exchange of Notes. The exchange of outstanding notes for new notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes because the new notes do not differ materially in kind or extent from the outstanding notes. As a result: (i) a U.S. holder will not recognize any gain or loss on the exchange of outstanding notes for new notes;
(ii) the adjusted tax basis in the new notes will be the same as the adjusted tax basis in the outstanding notes exchanged therefor; (iii) the holding period of the new notes will include the holding period of the outstanding notes exchanged therefor; and (iv) the adjusted issue price of the new notes will be the same as the adjusted issue price of the outstanding notes exchanged therefor.


     The exchange offer will result in no U.S. Federal income tax consequences to non-exchanging U.S. holders.


     Original Issue Discount. The new notes will be treated as issued with original issue discount ("OID"), which each holder will be required to include in its gross income. In general, a holder must include OID in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, OID must be included in income in advance of the receipt of cash representing such income. The amount of OID with respect to a new note will be equal to the excess of the stated redemption price at maturity over the issue price of the outstanding note exchanged for such new note. The stated redemption price at maturity of a new note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate.


     A holder must generally include in gross income, for all days during its tax year in which it holds such note, the sum of the "daily portion" of OID. The daily portions are determined by allocating to each day in an "accrual period" (generally the period between interest payments or compounding dates) a pro rata portion of the original issue discount that accrued during such accrual period. The amount of OID that will accrue during the accrual period is the product of the "adjusted issued price" of the new note at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of the particular accrual period). The adjusted issue price of the new note is the sum of the issue price of the outstanding note, plus prior accruals of OID, reduced by the total payments made with respect to such note other than a payment of qualified stated interest.

     Acquisition Premium. To the extent a holder had acquisition premium with respect to an outstanding note, the holder generally will have acquisition premium with respect to a new note. A holder will reduce the OID includible in gross income by a fraction the numerator of which is the acquisition premium, and the denominator of which is the OID remaining to be accrued. Rather than applying this constant fraction, a holder of an outstanding note with acquisition premium may elect to compute OID accruals arising the constant yield method described above.

     Market Discount. If you purchased the outstanding notes after the original issue but before this exchange offer for an amount that was less than the issue price of the new notes, the new notes will be considered to have market discount. Any gain recognized on the disposition of the new notes that have market discount or, to the extent provided in Regulations, on the disposition of exchanged basis property received in exchange for new notes that have market discount, will be treated as ordinary income to the extent of the market discount that accrued on the new notes while they were held by you. Alternatively, you may elect to include market discount in income currently over the life of the new notes. Such an election will apply to any bonds with market discount acquired on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless you elect to accrue the market discount on a constant-yield method. Such an election will apply to those new notes to which it is made and is irrevocable. Unless you elect to include market discount in income on a current basis, as described above, you could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the new notes.

     Election to Treat all Interest as OID. A holder may elect to treat all "interest" on any outstanding note, and as a result, any new note received in the exchange, as OID and calculated under the constant yield method described above. For this purpose, "interest" includes stated interest, acquisition discount, OID, de minimis OID, market discount and unstated interest, as adjusted by any amortizable original premium or acquisition premium. The election must be made for the taxable year in which the holder acquired the outstanding note and may not be revoked without the consent of the IRS. An election may also be made with respect to any new note not acquired in the exchange. The election would be made in the taxable year in which such new note was acquired.

     Disposition of the New Notes. You will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the new notes. The amount of your gain or loss equals the difference between the amount you receive for the new note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the new note. Your initial tax basis in a note equals the price you paid for the note.

     Your gain or loss will generally be a long-term gain or loss if you have held the note for more than one year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

     Information Reporting and Backup Withholding. We will report to holders of the new notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the new notes during the calendar year.

     In general, U.S. holders may be subject to information reporting requirements and backup withholding at a rate of 31% with respect to (1) interest (including OID) paid in respect of the notes and (2) proceeds received on the sale, exchange or redemption of the notes unless the holder:

     - is a corporation or comes within other applicable exempt categories and, when required, demonstrates this fact; or

     - provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     A U.S. holder who does not provide us with the correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the United States federal tax liability of a U.S. holder, and will be refundable to the extent that it results in an overpayment of tax.


TAX CONSEQUENCES TO NON-U.S. HOLDERS


     Exchange of Notes. The U.S. federal income tax consequences to non-U.S. holders of an exchange of outstanding notes for new notes are identical to those discussed above for U.S. holders. The exchange will not be a taxable event for U.S. federal income tax purposes. Similarly, the exchange offer will result in no U.S. federal income tax consequences to non-exchanging non-U.S. holders.


     Interest on the New Notes. Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, the "portfolio interest" exemption provides that no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a new note owned by a non-U.S. holder, if:

     - the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ours entitled to vote within the meaning of section 871(h)(3) of the Code and the related regulations;

     - the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership;

     - the beneficial owner is not a bank whose receipt of interest on a new note is described in section 881(c)(3)(A) of the Code; and

     - the beneficial owner satisfies the "statement requirement" (described generally below) set forth in section 871(h) and section 881(c) of the Code and the related Regulations.

     To satisfy the "statement requirement," the beneficial owner of the new note, or a financial institution holding the new note on behalf of the owner, must provide, in accordance with specified procedures, us or our paying agent with a statement to the effect that the beneficial owner is not a U.S. person. According to current temporary Regulations, these requirements will be met if:

     - the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)); or

     - a financial institution holding the new note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy of the statement.

     The beneficial owner must inform us or our paying agent or the financial institution within 30 days of any change of information to satisfy the "statement requirement."

     If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to that non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the new note provides us or our paying agent, as the case may be, with a properly executed:

     - IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of an applicable tax treaty; or

     - IRS Form 4224 (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-U.S. holder is engaged in a trade or business in the United States and premium, if any, or interest on the new note is effectively connected with the conduct of that trade or business, the non-U.S. holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax at applicable graduated individual or corporate rates on the interest in the same manner as if it were a U.S. Holder. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a new note will be included in the foreign corporation's earnings and profits.

     Sale, Exchange, Redemption or other Disposition of the New Notes. A non-U.S. holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of the new notes, unless:

     - the gain is "effectively connected" with a trade or business of the non-U.S. holder in the United States, or, if a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder; or

     - in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

     If an individual non-U.S. holder meets the "effectively connected" requirement described above, the individual will be taxed on the net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. If an individual non-U.S. holder meets the 183 day requirement described above, the individual will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States source capital losses recognized within the same taxable year as the sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

     If a non-U.S. holder that is a foreign corporation meets the "effectively connected" requirement described above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty.

     Federal Estate Tax. A new note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to United States federal estate tax as a result of his death if:

     - he does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of ours entitled to vote within the meaning of section 871(h)(3) of the Code; and

     - the interest payments with respect to his notes would not have been, if received at the time of his death, effectively connected with his conduct of a United States trade or business.

     Information Reporting and Backup Withholding. We will report to holders of the new notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the new notes during the calendar year.


     No information reporting or backup withholding will be required with respect to payments made by us or any paying agent to non-U.S. holders if the "statement requirement" described under "Tax Consequences to Non-U.S. Holders--Interest on the New Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.


     In addition, backup withholding and information reporting will not apply if payments of interest on the notes are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of the new notes, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of the notes to the owner. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States or, with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, interest payments will not be subject to backup withholding but will be subject to information reporting, unless:

     - such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or

     - the beneficial owner otherwise establishes an exemption.

     Temporary Treasury Regulations provide that the Treasury is considering whether backup withholding will apply with respect to payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal and interest on notes paid to the beneficial owner of notes by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of notes will be subject to both backup withholding and information reporting unless the beneficial owner satisfies the "statement requirement" described above and the company does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability if the required information is furnished to the IRS.


     New Withholding Regulations. New regulations relating to withholding tax on income paid to foreign persons will generally be effective for payments made after December 31, 2000, subject to various transition rules. The new withholding regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions, including the "portfolio interest" exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new withholding regulations will require new forms, which you generally will have to provide earlier than you would have had to provide replacements for expiring existing forms.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. All resales must be made in compliance with state securities or blue sky laws. We assume no responsibility with regard to compliance with these requirements.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time:

     - in one or more transactions in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the new notes, or

     - a combination of such methods of resale.

     Such notes may be sold:

     - at market prices prevailing at the time of resale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.


     Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any of them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS


     Legal matters regarding the new notes will be passed upon for us by Jenner & Block, Chicago, Illinois. Theodore R. Tetzlaff, a partner of Jenner & Block and our former General Counsel, was the beneficial owner of 13,847 shares of our common stock as of December 31, 1999.


                                    EXPERTS

     The financial statements and schedule included in this document to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                 INDEX TO FINANCIAL STATEMENTS AND SCHEDULE OF
             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES


                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED
DECEMBER 31, 1998
Report of independent public accountants....................  F-2
Statements of income for each of the three years in the
  period ended December 31, 1998............................  F-3
Balance sheets -- December 31, 1998 and 1997................  F-4
Statements of cash flows for each of the three years in the
  period ended December 31, 1998............................  F-5
Statements of changes in shareowners' equity for each of the three years in the period ended December 31, 1998.........  F-6
Statements of comprehensive income for each of the three
  years in the period ended December 31, 1998...............  F-7
Notes to financial statements...............................  F-8
UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1999 AND 1998
Statements of income for the nine month periods ended
  September 30, 1999 and 1998...............................  F-47
Statements of cash flows for the nine month periods ended
  September 30, 1999 and 1998...............................  F-48
Balance Sheets -- September 30, 1999, December 31, 1998 and
  September 30, 1998........................................  F-49
Statements of changes in shareowners' equity for the nine
  month periods ended September 30, 1999 and 1998...........  F-50
Statements of comprehensive income for the nine month
  periods ended September 30, 1999 and 1998.................  F-51
Notes to financial statements...............................  F-52
SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS............  S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Automotive Inc.:

     We have audited the accompanying balance sheets of Tenneco Automotive Inc. (formerly known as Tenneco Inc.) (a Delaware corporation) and consolidated subsidiaries (see Note 1) as of December 31, 1998 and 1997, and the related statements of income, cash flows, changes in shareowners' equity and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of Tenneco Automotive Inc.'s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tenneco Automotive Inc. and consolidated subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in the fourth quarter of 1997, Tenneco Automotive Inc. and consolidated subsidiaries changed their method of accounting for certain costs incurred in connection with information technology transformation projects.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the index to the financial statements and schedule relating to Tenneco Automotive Inc. and consolidated subsidiaries is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements of Tenneco Automotive Inc. and consolidated subsidiaries taken as a whole.

                                          ARTHUR ANDERSEN LLP
Houston, Texas
February 17, 1999
(except with respect to the
matters discussed in Notes 2 and 14
as to which the date is
August 20, 1999, and the
matters discussed in Note 15
as to which the date is
November 5, 1999)

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENTS OF INCOME

                                                                       YEARS ENDED DECEMBER 31,
                                                                --------------------------------------
                                                                   1998          1997          1996
                                                                ----------    ----------    ----------
                                                                 (MILLIONS EXCEPT SHARE AND PER SHARE
                                                                               AMOUNTS)
REVENUES
  Net sales and operating revenues..........................    $    3,237    $    3,226    $    2,980
  Other income, net.........................................           (25)           37           (22)
                                                                ----------    ----------    ----------
                                                                     3,212         3,263         2,958
                                                                ----------    ----------    ----------
COSTS AND EXPENSES
  Cost of sales (exclusive of depreciation shown below).....         2,332         2,303         2,140
  Engineering, research, and development....................            31            34            70
  Selling, general, and administrative......................           472           421           412
  Depreciation and amortization.............................           150           110            94
                                                                ----------    ----------    ----------
                                                                     2,985         2,868         2,716
                                                                ----------    ----------    ----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST..................................................           227           395           242
    Interest expense (net of interest capitalized)..........            69            58            60
    Income tax expense......................................            13            80            79
    Minority interest.......................................            29            23            21
                                                                ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS...........................           116           234            82
Income from discontinued operations, net of income tax......           139           127           564
                                                                ----------    ----------    ----------
Income before extraordinary loss............................           255           361           646
Extraordinary loss, net of income tax.......................            --            --          (236)
                                                                ----------    ----------    ----------
Income before cumulative effect of change in accounting
  principle.................................................           255           361           410
Cumulative effect of change in accounting principle, net of
  income tax................................................            --           (46)           --
                                                                ----------    ----------    ----------
NET INCOME..................................................           255           315           410
Preferred stock dividends...................................            --            --            12
                                                                ----------    ----------    ----------
NET INCOME TO COMMON STOCK..................................    $      255    $      315    $      398
                                                                ==========    ==========    ==========
EARNINGS PER SHARE
Average shares of common stock outstanding --
    Basic...................................................    33,701,115    34,052,946    33,921,875
    Diluted.................................................    33,766,906    34,160,327    34,105,223
Basic earnings per share of common stock --
    Continuing operations...................................    $     3.45    $     6.87    $     2.45
    Discontinued operations.................................          4.13          3.73         16.27
    Extraordinary loss......................................            --            --         (6.96)
    Cumulative effect of change in accounting principle.....            --         (1.35)           --
                                                                ----------    ----------    ----------
                                                                $     7.58    $     9.25    $    11.76
                                                                ==========    ==========    ==========
Diluted earnings per share of common stock --
    Continuing operations...................................    $     3.44    $     6.85    $     2.43
    Discontinued operations.................................          4.12          3.72         16.18
    Extraordinary loss......................................            --            --         (6.96)
    Cumulative effect of change in accounting principle.....            --         (1.35)           --
                                                                ----------    ----------    ----------
                                                                $     7.56    $     9.22    $    11.65
                                                                ==========    ==========    ==========
Cash dividends per share of common stock....................    $     6.00    $     6.00    $     9.00
                                                                ==========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements of income.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS


                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
ASSETS
Current assets:
  Cash and temporary cash investments.......................    $   29    $   29
  Receivables --
     Customer notes and accounts, net.......................       430       402
     Income taxes...........................................         3        38
     Other..................................................        10         4
  Inventories...............................................       414       378
  Deferred income taxes.....................................        39        21
  Prepayments and other.....................................       139       178
                                                                ------    ------
                                                                 1,064     1,050
                                                                ------    ------
Other assets:
  Long-term notes receivable, net...........................        23        26
  Goodwill and intangibles, net.............................       499       505
  Deferred income taxes.....................................        39        55
  Pension assets............................................       101        93
  Other.....................................................       201       153
                                                                ------    ------
                                                                   863       832
                                                                ------    ------
Plant, property, and equipment, at cost.....................     1,944     1,767
  Less -- Reserves for depreciation and amortization........       851       738
                                                                ------    ------
                                                                 1,093     1,029
                                                                ------    ------
Net assets of discontinued operations.......................     1,739     1,771
                                                                ------    ------
                                                                $4,759    $4,682
                                                                ======    ======
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt (including current maturities on long-term
     debt)..................................................    $  304    $   75
  Trade payables............................................       337       286
  Taxes accrued.............................................        31        73
  Accrued liabilities.......................................       161       141
  Other.....................................................        76       116
                                                                ------    ------
                                                                   909       691
                                                                ------    ------
Long-term debt..............................................       671       713
                                                                ------    ------
Deferred income taxes.......................................        98       165
                                                                ------    ------
Postretirement benefits.....................................       139       110
                                                                ------    ------
Deferred credits and other liabilities......................        31        67
                                                                ------    ------
Commitments and contingencies
Minority interest...........................................       407       408
                                                                ------    ------
Shareowners' equity:
  Common stock..............................................        --        --
  Premium on common stock and other capital surplus.........     2,712     2,681
  Accumulated other comprehensive income (loss).............       (91)     (122)
  Retained earnings.........................................       142        89
                                                                ------    ------
                                                                 2,763     2,648
  Less -- Shares held as treasury stock, at cost............       259       120
                                                                ------    ------
                                                                 2,504     2,528
                                                                ------    ------
                                                                $4,759    $4,682
                                                                ======    ======


  The accompanying notes to financial statements are an integral part of these balance sheets.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                                -------------------------
                                                                1998     1997      1996
                                                                -----    -----    -------
                                                                       (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................    $ 116    $ 234    $    82
Adjustments to reconcile income from continuing operations
  to cash provided (used) by continuing operations--
    Depreciation and amortization...........................      150      110         94
    Deferred income taxes...................................      (76)      31         10
    (Gain) loss on sale of businesses and assets, net.......       20       20          1
    Changes in components of working capital--
      (Increase) decrease in receivables....................      (88)     (25)       128
      (Increase) decrease in inventories....................      (32)     (12)        22
      (Increase) decrease in prepayments and other current
       assets...............................................       26      (79)        45
      Increase (decrease) in payables.......................      (12)     107        (39)
      Increase (decrease) in taxes accrued..................       (9)      (8)        (9)
      Increase (decrease) in interest accrued...............       --       30          6
      Increase (decrease) in other current liabilities......       10     (108)        45
    Other...................................................      (42)     (89)      (117)
                                                                -----    -----    -------
Cash provided (used) by continuing operations...............       63      211        268
Cash provided (used) by discontinued operations.............      469      308        (15)
                                                                -----    -----    -------
Net cash provided (used) by operating activities............      532      519        253
                                                                -----    -----    -------
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................       22       24      1,197
Net proceeds from sale of businesses and assets.............       10        5          3
Expenditures for plant, property, and equipment.............     (195)    (221)      (188)
Acquisitions of businesses..................................       (3)     (29)      (425)
Expenditures for plant, property, and equipment and business
  acquisitions--discontinued operations.....................     (498)    (622)    (1,106)
Investments and other.......................................      (90)     (44)      (166)
                                                                -----    -----    -------
Net cash provided (used) by investing activities............     (754)    (887)      (685)
                                                                -----    -----    -------
FINANCING ACTIVITIES
Issuance of common, treasury, and SECT shares...............       50       48        164
Purchase of common stock....................................     (154)    (132)      (172)
Issuance of NPS Preferred Stock.............................       --       --        296
Issuance of equity securities by a subsidiary...............       --       99         --
Redemption of preferred stock...............................       --       --        (20)
Issuance of long-term debt..................................        4      597      2,800
Retirement of long-term debt................................      (21)     (23)    (2,288)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................      540      (31)      (221)
Cash transferred in Merger and Distributions................       --       --        (99)
Dividends (common and preferred)............................     (203)    (204)      (313)
                                                                -----    -----    -------
Net cash provided (used) by financing activities............      216      354        147
                                                                -----    -----    -------
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................        6        3          1
                                                                -----    -----    -------
Increase (decrease) in cash and temporary cash
  investments...............................................       --      (11)      (284)
Cash and temporary cash investments, January 1..............       29       40        324
                                                                -----    -----    -------
Cash and temporary cash investments, December 31 (Note).....    $  29    $  29    $    40
                                                                =====    =====    =======
Cash paid during the year for interest......................    $ 259    $ 206    $   489
Cash paid during the year for income taxes (net of
  refunds)..................................................    $  80    $(145)   $   685

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY


                                                                             YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------------
                                                              1998                      1997                     1996
                                                     ----------------------    ----------------------    ---------------------
                                                       SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                                                     -----------    -------    -----------    -------    -----------    ------
                                                                          (MILLIONS EXCEPT SHARE AMOUNTS)
PREFERRED STOCK
Balance January 1................................             --    $   --              --    $   --              --    $   --
  Issuance of NPS Preferred Stock................             --        --              --        --       6,000,000       296
  Merger of energy business......................             --        --              --        --      (6,000,000)     (296)
                                                     -----------    ------     -----------    ------     -----------    ------
Balance December 31..............................             --        --              --        --              --        --
                                                     ===========    ------     ===========    ------     ===========    ------
COMMON STOCK
Balance January 1................................     34,513,977        --      34,313,531        --      38,270,323       957
  Issued pursuant to benefit plans...............        220,062        --         200,446        --          16,959        --
  Recapitalization of New Tenneco................             --        --              --        --      (3,973,751)     (957)
                                                     -----------    ------     -----------    ------     -----------    ------
Balance December 31..............................     34,734,039        --      34,513,977        --      34,313,531        --
                                                     ===========    ------     ===========    ------     ===========    ------
STOCK EMPLOYEE COMPENSATION TRUST (SECT)
Balance January 1................................                       --                        --                      (215)
  Shares issued..................................                       --                        --                       216
  Adjustment to market value.....................                       --                        --                        (1)
                                                                    ------                    ------                    ------
Balance December 31..............................                       --                        --                        --
                                                                    ------                    ------                    ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1................................                    2,681                     2,644                     3,602
  Premium on common stock issued pursuant to
    benefit plans................................                       31                        37                        28
  Adjustment of SECT to market value.............                       --                        --                         1
  Merger of energy business......................                       --                        --                      (372)
  Distribution of shipbuilding business..........                       --                        --                      (270)
  Recapitalization of New Tenneco................                       --                        --                      (346)
  Other..........................................                       --                        --                         1
                                                                    ------                    ------                    ------
Balance December 31..............................                    2,712                     2,681                     2,644
                                                                    ------                    ------                    ------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance January 1................................                     (122)                       23                        26
  Other comprehensive income.....................                       31                      (145)                       (3)
                                                                    ------                    ------                    ------
Balance December 31..............................                      (91)                     (122)                       23
                                                                    ------                    ------                    ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1................................                       89                       (21)                     (469)
  Net income.....................................                      255                       315                       410
  Dividends--
    Preferred stock..............................                       --                        --                        (9)
    Common stock.................................                     (202)                     (205)                     (312)
  Accretion of excess of redemption value of
    preferred stock over fair value at date of
    issue........................................                       --                        --                        (3)
  Recapitalization of New Tenneco................                       --                        --                       362
                                                                    ------                    ------                    ------
Balance December 31..............................                      142                        89                       (21)
                                                                    ------                    ------                    ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT
  COST
Balance January 1................................        585,637       120              --        --       3,284,524       753
  Shares acquired................................        876,076       161         656,151       134       1,023,781       267
  Shares issued pursuant to benefit and dividend
    reinvestment plans...........................       (110,178)      (22)        (70,514)      (14)       (334,554)      (79)
  Recapitalization of New Tenneco................             --        --              --        --      (3,973,751)     (941)
                                                     -----------    ------     -----------    ------     -----------    ------
Balance December 31..............................      1,351,535       259         585,637       120              --        --
                                                     ===========    ------     ===========    ------     ===========    ------
    Total........................................                   $2,504                    $2,528                    $2,646
                                                                    ======                    ======                    ======


  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                       STATEMENTS OF COMPREHENSIVE INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1998                            1997                            1996
                                    -----------------------------   -----------------------------   -----------------------------
                                     ACCUMULATED                     ACCUMULATED                     ACCUMULATED
                                        OTHER                           OTHER                           OTHER
                                    COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                       INCOME          INCOME          INCOME          INCOME          INCOME          INCOME
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                                                             (MILLIONS)
NET INCOME........................                  $         255                   $         315                   $         410
                                                      -----------                     -----------                     -----------
ACCUMULATED OTHER COMPREHENSIVE
  INCOME (LOSS)
  CUMULATIVE TRANSLATION
    ADJUSTMENT
  Balance January 1...............  $        (122)                  $          23                   $          26
    Translation of foreign
      currency statements.........             40              40            (160)           (160)             39              39
    Hedges of net investment in
      foreign subsidiaries........             --              --              23              23             (47)            (47)
    Income tax benefit
      (expense)...................             --              --              (8)             (8)             16              16
    Reclassification adjustment
      for disposition of
      investments in foreign
      subsidiaries................             --              --              --              --             (11)            (11)
                                      -----------                     -----------                     -----------
  Balance December 31.............            (82)                           (122)                             23
                                      -----------                     -----------                     -----------
  ADDITIONAL MINIMUM PENSION
    LIABILITY ADJUSTMENT
  Balance January 1...............             --                              --                              --
    Additional minimum pension
      liability adjustment........            (15)            (15)             --              --              --              --
    Income tax benefit
      (expense)...................              6               6              --              --              --              --
                                      -----------                     -----------                     -----------
  Balance December 31.............             (9)                             --                              --
                                      -----------                     -----------                     -----------
Balance December 31...............  $         (91)                  $        (122)                  $          23
                                    =============                   =============                   =============
                                                      -----------                     -----------                     -----------
Other comprehensive income
  (loss)..........................                             31                            (145)                             (3)
                                                      -----------                     -----------                     -----------
COMPREHENSIVE INCOME..............                  $         286                   $         170                   $         407
                                                    =============                   =============                   =============

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

  Consolidation and Presentation

     The financial statements of Tenneco Automotive Inc. and consolidated subsidiaries ("Tenneco") include all majority-owned subsidiaries. Investments in 20% to 50% owned companies where Tenneco has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since the date of acquisition and cumulative translation adjustments. Tenneco has no investments in 20% to 50% owned companies where it does not carry the investment at cost plus equity in undistributed earnings. All significant intercompany transactions have been eliminated.

     Prior to November 1999, Tenneco was known as Tenneco Inc. Tenneco changed its name to Tenneco Automotive Inc. following the spin-off of its packaging business in November 1999. This transaction is more fully described in Note 2. In December 1996, Tenneco was spun-off from the company then known as Tenneco Inc. ("Old Tenneco") in a series of transactions (the "Transaction"), which included distributions (the "Distributions") to Old Tenneco shareowners and a subsequent merger (the "Merger"). Following the Transaction, Tenneco owned the automotive parts ("Automotive"), packaging ("Specialty Packaging" and "Paperboard Packaging") and administrative services ("Tenneco Business Services") businesses of Old Tenneco. These transactions and their accounting treatment are described in more detail in Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

     Beginning in January 1999, Tenneco began a series of transactions that ultimately resulted in the discontinuance of its Paperboard Packaging operations in June 1999 and its Specialty Packaging operations in August 1999. See Note 2 for information regarding these transactions.

     For purposes of these financial statements, "Tenneco" or the "Company" refers to (1) Old Tenneco and its subsidiaries before the Transaction; (2) Tenneco Inc., formerly known as New Tenneco Inc. ("New Tenneco"), and its subsidiaries for the period after the Transaction through the spin-off; and (3) Tenneco Automotive Inc. and its subsidiaries for all periods following the spin-off.

  Changes in Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco expects to record an after-tax charge for

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES the cumulative effect of this change in accounting principle upon adoption of approximately $100 million. Tenneco will adopt this new accounting principle in the first quarter of 1999.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for fiscal years beginning after December 15, 1998. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

     Tenneco adopted FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and FAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. Disclosures required by these statements for earlier periods presented have been restated on a comparative basis.


     As required by the FASB's Emerging Issues Task Force ("EITF") Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Tenneco recorded an after-tax charge of $46 million ($1.35 per common share on both the basic and diluted bases), net of a tax benefit of $28 million, in the fourth quarter of 1997. EITF 97-13 establishes the accounting treatment and an allocation methodology for certain consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.


  Inventories

     At December 31, 1998 and 1997, inventory by major classification was as follows:

                                                              1998   1997
                                                              ----   ----
                                                              (MILLIONS)
Finished goods..............................................  $221   $187
Work in process.............................................    79     72
Raw materials...............................................    73     76
Materials and supplies......................................    41     43
                                                              ----   ----
                                                              $414   $378
                                                              ====   ====

     Inventories are stated at the lower of cost or market. A portion of total inventories (28% and 31% at December 31, 1998 and 1997, respectively) is valued using the "last-in, first-out" method. All other inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by Tenneco for all inventories, inventories would have been $15 million and $16 million higher at December 31, 1998 and 1997, respectively.

  Customer Acquisition Costs

     Tenneco capitalizes certain costs it incurs in connection with the acquisition of new customer contracts to sell its automotive aftermarket products. These new customer acquisition costs are incurred in exchange for contracts in which the aftermarket customer agrees to purchase Tenneco's automotive aftermarket products exclusively for periods of time ranging up to three years. These costs are amortized over the initial contract period. At December 31, 1998 and 1997, the net capitalized costs related to these activities was $54 million and $47 million, respectively.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

  Goodwill and Intangibles, net

     At December 31, 1998 and 1997, goodwill and intangibles, net of amortization, by major category were as follows:

                                                                1998    1997
                                                                ----    ----
                                                                 (MILLIONS)
Goodwill....................................................    $487    $497
Other intangible assets.....................................      12       8
                                                                ----    ----
                                                                $499    $505
                                                                ====    ====

     Goodwill is being amortized on a straight-line basis over periods ranging from 20 years to 40 years. Such amortization amounted to $16 million, $14 million, and $7 million for 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

     Tenneco has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years. Such amortization amounted to $2 million, $6 million, and $2 million in 1998, 1997, and 1996, respectively, and is included in the statements of income caption "Depreciation and amortization."

  Plant, Property, and Equipment, at Cost

     At December 31, 1998 and 1997, plant, property, and equipment, at cost, by major category was as follows:

                                                               1998     1997
                                                              ------   ------
                                                                (MILLIONS)
Land, buildings, and improvements...........................  $  341   $  265
Machinery and equipment.....................................   1,395    1,320
Other, including construction in progress...................     208      182
                                                              ------   ------
                                                              $1,944   $1,767
                                                              ======   ======

     Depreciation of Tenneco's properties is provided on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment.

  Notes Receivable and Allowance for Doubtful Accounts

     Short and long-term notes receivable of $36 million and $37 million were outstanding at December 31, 1998 and 1997, respectively.

     At December 31, 1998 and 1997, the short and long-term allowance for doubtful accounts on accounts and notes receivable was $39 million and $20 million, respectively.

  Other Long-Term Assets

     Tenneco capitalizes certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms, which are included in the balance sheet caption "Other assets -- Other." The platform engineering costs are amortized over the life of the underlying supply agreements and other start-up costs are amortized over the periods benefited, generally two years. Start-up costs capitalized, net of amortization, at December 31, 1998 and 1997, were $111 million and $79 million,

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES respectively, for continuing operations and $41 million and $20 million, respectively, for discontinued operations. Tenneco will adopt a new accounting standard in the first quarter of 1999, which will require these costs to be expensed. Refer to "Changes in Accounting Principles" discussed previously in this footnote.

     Tenneco capitalizes certain costs related to the purchase and development of software which is used in its business operations. The costs attributable to these software systems are amortized over their estimated useful lives, ranging from 3 to 12 years, based on various factors such as the effects of obsolescence, technology and other economic factors. Capitalized software development costs, net of amortization, at December 31, 1998 and 1997, were $67 million and $47 million, respectively, for continuing operations and $140 million and $104 million, respectively, for discontinued operations. As described previously in this footnote, Tenneco will adopt SOP 98-1 regarding software cost capitalization. The impact of this new standard will not have a significant effect on Tenneco's financial position or results of operations.

  Environmental Liabilities

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience, and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the financial statements. For further information on this subject, refer to Note 13, "Commitments and Contingencies."

  Income Taxes

     Tenneco utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

     Tenneco does not provide for U.S. income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $755 million for continuing operations and $95 million for discontinued operations at December 31, 1998. It is not practicable to determine the amount of U.S. income taxes that would be payable upon remittance of the assets that represent those earnings.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

  Earnings Per Share

     According to the requirements of FAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing income available to common shareowners by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common shareowners is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

     In 1996, Tenneco's preferred stock outstanding before the Merger was converted into El Paso Natural Gas Company ("El Paso") common stock as part of the Merger; therefore, preferred stock dividends have been deducted from income from discontinued operations in determining earnings per share. For more information regarding the Merger, see Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss."

  Allocation of Corporate Debt and Interest Expense

     Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco has been allocated to discontinued operations based upon the ratio of the discontinued operations' net assets to Tenneco's consolidated net assets plus debt. Interest expense, net of tax, has been allocated to Tenneco's discontinued operations based on the same allocation methodology. See Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," for further discussion.

  Research and Development

     Research and development costs are expensed as incurred. Research and development expenses were $30 million, $19 million, and $36 million for 1998, 1997, and 1996, respectively, and are included in the income statement caption "Engineering, research, and development expenses."

  Realignment Charges

     In 1996, the Company recorded charges to income from continuing operations of approximately $64 million in connection with the realignment of Automotive's:
(i) Walker exhaust system original equipment and aftermarket manufacturing operations in Europe, (ii) Walker aftermarket operations in North America, and
(iii) Monroe ride control product line. All actions related to the realignment plan have been completed.

  Foreign Currency Translation

     Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the balance sheet caption "Accumulated other comprehensive income
(loss)."

  Risk Management Activities

     Tenneco uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Tenneco's primary exposure to changes in foreign currency rates results from intercompany loans made between Tenneco affiliates to minimize the need for borrowings from third parties. Net gains or

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES losses on these foreign currency exchange contracts that are designated as hedges are recognized in the income statement to offset the foreign currency gain or loss on the underlying transaction. Additionally, Tenneco enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Since these anticipated transactions are not firm commitments, Tenneco marks these forward contracts to market each period and records any gain or loss in the income statement. Tenneco has from time to time also entered into forward contracts to hedge its net investment in foreign subsidiaries. The after-tax net gains or losses on these contracts are recognized on the accrual basis in the balance sheet caption "Accumulated other comprehensive income (loss)." In the statement of cash flows, cash receipts or payments related to these exchange contracts are classified consistent with the cash flows from the transaction being hedged.

     Tenneco does not currently enter into derivative financial instruments for speculative purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of Tenneco's assets, liabilities, revenues, and expenses. Reference is made to the "Income Taxes" and "Environmental Liabilities" sections of this footnote and Notes 11 and 13 for additional information on significant estimates included in Tenneco's financial statements.

  Reclassifications

     Prior years' financial statements have been reclassified where appropriate to conform to 1998 presentations.

2. DISCONTINUED OPERATIONS, DISPOSITION OF ASSETS, AND EXTRAORDINARY LOSS

   Strategic Alternatives Analysis

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives to separate the automotive, containerboard packaging, and specialty packaging businesses. Subsequently, Tenneco completed the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and specialty packaging businesses into two separate, independent companies. The spin-off and related transactions described in this Note 2 were subsequently completed in November 1999. See Note 15, "Subsequent Events."

     The separation of the automotive and packaging businesses will be accomplished by the spin-off of the common stock of Tenneco Packaging Inc. ("Packaging") to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations and the remaining interest in the containerboard joint venture.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments, and other refinancings. This debt realignment will be financed with internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and the corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

  Discontinued Operations

     The Specialty Packaging Business

     In April 1999, Tenneco Automotive Inc.'s Board of Directors approved the separation of its automotive and specialty packaging businesses into two separate, independent companies. This separation will be accomplished by the Spin-off, contingent upon, among other things, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off will be tax-free for U.S. federal income tax purposes. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners, and as a result has restated its financial statements to reflect its specialty packaging segment as a discontinued operation. Since Tenneco would not have proceeded with the Spin-off absent the receipt of a determination that the Spin-off would be tax-free, the establishment of a measurement date for discontinued operations did not occur until that determination was received.

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the specialty packaging business were as follows:

                                                               1998     1997     1996
                                                              ------   ------   ------
                                                                     (MILLIONS)
Net assets at December 31...................................  $1,373   $1,348   $1,424
                                                              ======   ======   ======
Net sales and operating revenues............................  $2,791   $2,563   $1,987
                                                              ======   ======   ======
Income before income taxes and interest allocation..........     280      302      231
Income tax (expense) benefit................................    (113)    (118)    (103)
                                                              ------   ------   ------
Income before interest allocation...........................     167      184      128
Allocated interest expense, net of income tax (Note)........     (85)     (78)     (63)
                                                              ------   ------   ------
Income from discontinued operations.........................  $   82   $  106   $   65
                                                              ======   ======   ======

---------------

Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The Paperboard Packaging Business

     In connection with the containerboard transaction, in April 1999, Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of the paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Tenneco

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Tenneco recognized a pre-tax loss of $293 million, $178 million after-tax or $5.35 per diluted common share in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.


     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. This transaction closed in June 1999.

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the paperboard packaging business were as follows:

                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
Net assets at December 31...................................    $  366    $  423    $  459
                                                                ======    ======    ======
Net sales and operating revenues............................    $1,570    $1,431    $1,605
                                                                ======    ======    ======
Income before income taxes and interest allocation..........    $  131    $   63    $  152
Income tax (expense) benefit................................       (48)      (19)      (60)
                                                                ------    ------    ------
Income before interest allocation...........................        83        44        92
Allocated interest expense, net of income tax (Note)........       (26)      (23)      (21)
                                                                ------    ------    ------
Income from discontinued operations.........................    $   57    $   21    $   71
                                                                ======    ======    ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The Energy Business and Shipbuilding Business


     Tenneco was spun-off from Old Tenneco on December 11, 1996, following a series of transactions undertaken to realign the assets, liabilities, and operations of Old Tenneco such that Automotive, Specialty Packaging, Paperboard Packaging, and Tenneco Business Services were owned by New Tenneco and the shipbuilding business was owned by Newport News Shipbuilding Inc. ("Newport News"). On December 11, 1996, Old Tenneco distributed the shares of New Tenneco and Newport News to its shareowners. On December 12, 1996, Old Tenneco, which then consisted primarily of the energy business and certain previously discontinued operations of Old Tenneco, merged with a subsidiary of El Paso.



     Although the separation of Tenneco from Old Tenneco was structured as a spin-off for legal, tax, and other reasons, Tenneco kept certain important aspects of Old Tenneco, including its executive management, Board of Directors, and headquarters. Most importantly, the combined assets, revenues, and operating income of Automotive, Specialty Packaging and Paperboard Packaging represented more than half the assets, revenues, and operating income of Old Tenneco before the Distributions and Merger. Consequently, Tenneco's financial statements for periods before the Distributions and Merger present the net assets and results of operations of Old Tenneco's shipbuilding and energy businesses, as well as its farm and construction equipment business which was disposed of before the Distributions and Merger, as discontinued operations.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     In connection with the Distributions, one share of New Tenneco common stock ($.01 par value) was issued for each share of Old Tenneco common stock ($5.00 par value) and one share of Newport News common stock was issued for each five shares of Old Tenneco common stock. Also, in connection with the Merger, Old Tenneco shareowners received shares of El Paso common stock valued at approximately $914 million in the aggregate in exchange for their shares of Old Tenneco common and preferred stock. The treasury shares held by Old Tenneco did not participate in the Merger and Distributions and were retained by Old Tenneco in the Merger. Subsequent to the Transaction, the common equity of Tenneco relates solely to the shares of New Tenneco common stock issued in the Distributions. In connection with the Transaction, the retained earnings (accumulated deficit) of Old Tenneco was eliminated. Retained earnings (accumulated deficit) shown on the balance sheets represents net earnings (losses) accumulated after the date of the Transaction. The effects of the issuance of New Tenneco common stock in the Distributions, the retention of treasury shares by Old Tenneco, and the elimination of Old Tenneco's retained earnings (accumulated deficit) have been reflected in the statements of changes in shareowners' equity as "Recapitalization of New Tenneco."


     Results of operations for the year ended December 31, 1996, for the energy business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $2,512
                                                                ======
Income before income taxes and interest allocation..........    $  291
Income tax expense..........................................       (78)
                                                                ------
Income before interest allocation...........................       213
Allocated interest expense, net of income tax (Note)........       (86)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $  127
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     On December 11, 1996, one day before the Merger, Old Tenneco completed the distribution of the common stock of Newport News to the holders of Old Tenneco common stock. As part of the Distributions, Newport News retained the net assets of the shipbuilding business, including approximately $600 million of debt that had been issued during November 1996.

     Results of operations for the year ended December 31, 1996, for the shipbuilding business were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................    $1,822
                                                                ======
Income before income taxes and interest allocation..........    $  133
Income tax expense..........................................       (43)
                                                                ------
Income before interest allocation...........................        90
Allocated interest expense, net of income tax (Note)........       (20)
                                                                ------
Income from discontinued operations before transaction
  costs.....................................................    $   70
                                                                ======

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

     The costs incurred to complete the Transaction, consisting primarily of financial advisory, legal, accounting, printing, and other costs, of approximately $108 million, net of a $17 million income tax benefit, were recorded as a component of 1996 income from discontinued operations.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

    Farm and Construction Equipment Operations

     In June 1994, Tenneco completed an initial public offering ("IPO") of approximately 29% of the common stock of Case Corporation ("Case"), the holder of Tenneco's farm and construction equipment segment. In November 1994, a secondary offering of Case common stock reduced Tenneco's ownership interest in Case to approximately 44%. Combined proceeds from the two transactions was $694 million, net of commissions and offering expenses. The combined gain on the transactions was $36 million, including a $7 million tax benefit. In an August 1995 public offering, Tenneco sold an additional 16.1 million shares of Case common stock for net proceeds of approximately $540 million. The sale resulted in a gain of $101 million and reduced Tenneco's ownership in Case from 44% to 21%. In December 1995, Tenneco sold to a third party a subordinated note receivable due from Case, which was received as part of the reorganization preceding the Case IPO, for net proceeds of $298 million and recognized a gain of $32 million. In March 1996, Tenneco sold its remaining 15.2 million shares of common stock of Case in a public offering. Net proceeds of approximately $788 million were received, resulting in a gain of $340 million, net of $83 million in income tax expense.

     Results of operations for the year ended December 31, 1996, for the farm and construction equipment segment were as follows:

                                                              (MILLIONS)
Net sales and operating revenues............................     $ --
                                                                 ====
Income before income taxes and interest allocation..........     $  1
Income tax benefit..........................................       --
                                                                 ----
Income before interest allocation...........................        1
Allocated interest expense, net of income tax (Note)........       (2)
                                                                 ----
Loss from operations........................................       (1)
                                                                 ----
Gain on disposition.........................................      423
Income tax expense from disposition.........................      (83)
                                                                 ----
Net gain on disposition.....................................      340
                                                                 ----
Income from discontinued operations.........................     $339
                                                                 ====

-------------------------
Note: Reference is made to Note 1, "Summary of Accounting Policies -- Allocation of Corporate Debt and Interest Expense," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

  Disposition of Assets

     Gains and losses on the sale of businesses and assets have been included in the caption "Other income, net" in the accompanying statements of income.

  Extraordinary Loss

     In preparation for the Transaction, Old Tenneco realigned $3.8 billion of indebtedness (the "1996 Debt Realignment") through various cash tender offers, debt exchanges, defeasances, and other retirements. The cash funding required to consummate the 1996 Debt Realignment was financed through internally generated cash, borrowings under new credit facilities of both Old Tenneco and New Tenneco, borrowings under a new credit facility and other financings at Newport News, and proceeds from the issuance of 8 1/4% cumulative junior preferred stock ("NPS Preferred Stock"), which was retained by Old Tenneco in the Merger. As a result of the Merger, El Paso indirectly acquired approximately $2.8 billion of debt and preferred stock obligations as well as certain liabilities related to operations previously discontinued by Old Tenneco.

     As a result of the 1996 Debt Realignment, Tenneco recognized an extraordinary loss of approximately $236 million, net of a tax benefit of approximately $126 million. This extraordinary loss consists principally

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES of the fair value paid in the cash tender offers and the fair value of debt exchanged in the debt exchange offers in excess of the historical net carrying value for the debt tendered and exchanged.

3. RESTRUCTURING AND OTHER CHARGES


     On July 21, 1998, Tenneco announced its intention to initiate a restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan to accomplish the overhead reduction goals as well as to consolidate the manufacturing and distribution operations of Automotive's North American aftermarket business. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax or $1.02 per share, in the fourth quarter of 1998 related to this restructuring plan. Of the pre-tax charge, for operational restructuring plans, $36 million is related to the Automotive aftermarket restructuring. A staff and related cost reduction plan, which covers staff reductions at the Automotive operating unit and corporate operations, is expected to cost $17 million.


     The Automotive aftermarket restructuring involves closing two plant locations and five distribution centers and the elimination of 302 positions at those locations. The staff and related cost reduction plan involves the elimination of 454 administrative positions.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of December 31, 1998, approximately 350 employees had been terminated.

     Amounts related to the restructuring plan are shown in the following table:

                                                                 FOURTH
                                                   1998         QUARTER     CHARGED      BALANCE AT
                                               RESTRUCTURING      1998      TO ASSET    DECEMBER 31,
                                                  CHARGE        PAYMENTS    ACCOUNTS        1998
                                               -------------    --------    --------    ------------
                                                                    (MILLIONS)
Severance..................................         $19           $ 4         $--           $15
Asset impairments..........................          33            --          33            --
Facility exit costs........................           1            --          --             1
                                                    ---           ---         ---           ---
                                                    $53           $ 4         $33           $16
                                                    ===           ===         ===           ===

4. ACQUISITIONS

     In 1998, Tenneco made one acquisition in the Automotive business for approximately $3 million. During 1997, Tenneco completed acquisitions or investments in the Automotive business for total consideration of approximately $29 million.

     In June 1996, Tenneco entered into agreements to acquire Clevite for $328 million. Clevite makes suspension bushings and other elastomeric parts for cars and trucks. Upon completion of the Clevite acquisition in July 1996, Clevite's operations became part of Automotive. Also during 1996, Tenneco completed the acquisitions of or investments in various other businesses and joint ventures in the automotive parts industry for total consideration of approximately $96 million.

     The acquisitions discussed above have been accounted for as purchases; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their fair values. The

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES excess of the purchase price over the fair value of the net assets acquired is included in the balance sheet caption "Goodwill and intangibles, net."

5. LONG-TERM DEBT, SHORT-TERM DEBT, AND FINANCING ARRANGEMENTS

  Long-Term Debt

     A summary of long-term debt obligations of Tenneco at December 31, 1998 and 1997, is set forth in the following table:

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Tenneco Automotive Inc. --
  Debentures due 2008 through 2027, average effective
     interest rate 7.5% in 1998 and in 1997 (net of $64
     million in 1998 and $68 million in 1997 of unamortized
     premium)...............................................    $1,213    $1,217
  Notes due 1999 through 2007, average effective interest
     rate 6.7% in 1998 and in 1997 (net of $33 million in
     1998 and $47 million in 1997 of unamortized premium)...     1,344     1,358
Other subsidiaries --
  Notes due 1999 through 2016, average effective interest
     rate 10.7% in 1998 and 11.2% in 1997 (net of $22
     million in 1998 and $24 million in 1997 of unamortized
     discount)..............................................        53        64
                                                                ------    ------
                                                                 2,610     2,639
Less -- current maturities..................................       250         6
                                                                ------    ------
Total long-term debt........................................     2,360     2,633
Less -- long-term corporate debt allocated to net assets of
  discontinued operations...................................     1,689     1,920
                                                                ------    ------
Total long-term debt, net of allocation to net assets of
  discontinued operations...................................    $  671    $  713
                                                                ======    ======

     The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1998, are $250 million, $10 million, $187 million, $498 million, and $7 million for 1999, 2000, 2001, 2002, and 2003, respectively.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

  Short-Term Debt

     Tenneco uses commercial paper, lines of credit, and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt as of and for the years ended December 31, 1998 and 1997, are as follows:

                                                              1998                         1997
                                                    -------------------------    -------------------------
                                                    COMMERCIAL      CREDIT       COMMERCIAL      CREDIT
                                                      PAPER       AGREEMENTS*      PAPER       AGREEMENTS*
                                                    ----------    -----------    ----------    -----------
                                                                    (DOLLARS IN MILLIONS)
Outstanding borrowings at end of year...........       $576          $245           $203          $ 69
Weighted average interest rate on outstanding
  borrowings at end of year.....................        5.8%          6.3%           5.9%          6.7%
Approximate maximum month-end outstanding
  borrowings during year........................       $576          $245           $613          $123
Approximate average month-end outstanding
  borrowings during year........................       $447          $157           $372          $ 52
Weighted average interest rate on approximate
  average month-end outstanding borrowings
  during year...................................        5.8%          6.9%           5.7%          8.4%

-------------------------
* Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Short-Term Corporate Debt Allocation

                                                                 1998      1997
                                                                ------    ------
                                                                   (MILLIONS)
Current maturities on long-term debt........................    $  250    $    6
Commercial paper............................................       576       203
Credit agreements...........................................       245        69
                                                                ------    ------
Total short-term debt.......................................     1,071       278
Less -- short-term corporate debt allocated to net assets of
  discontinued operations...................................       767       203
                                                                ------    ------
Total short-term debt, net of allocation to discontinued
  operations................................................    $  304    $   75
                                                                ======    ======

  Financing Arrangements


                                                                  COMMITTED CREDIT FACILITIES(A)
                                                         -------------------------------------------------
                                                          TERM      COMMITMENTS    UTILIZED      AVAILABLE
                                                         -------    -----------    --------      ---------
                                                                            (MILLIONS)
Tenneco Automotive Inc. credit agreements............       2001      $1,750         $576(b)      $1,174
Subsidiaries' credit agreements......................    Various         131          123              8
                                                                      ------         ----         ------
                                                                      $1,881         $699         $1,182
                                                                      ======         ====         ======


-------------------------
Notes: (a) Tenneco and its subsidiaries generally are required to pay commitment fees on the unused portion of the total commitment and facility fees on the total commitment.
       (b) Tenneco's committed long-term credit facilities support its commercial paper borrowings; consequently, the amount available under the committed long-term credit facilities is reduced by outstanding commercial paper borrowings.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     At December 31, 1998, Tenneco's principal credit facility, which expires in 2001, was a $1.75 billion committed financing arrangement with a syndicate of banks and other financial institutions. Committed borrowings under this credit facility bear interest at an annual rate equal to, at the borrower's option, either (i) a rate consisting of the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 50 basis points; (ii) a rate of LIBOR plus a margin determined based on the credit rating of Tenneco's long-term debt; or (iii) a rate based on money market rates pursuant to competitive bids by the syndicate banks.

     The credit facility requires that the Company's consolidated ratio of debt to total capitalization, as defined in the credit facility, not exceed 70%. Compliance with this requirement is a condition for any incremental borrowings under the credit facility and failure to meet the requirement enables the syndicate banks to require repayment of any outstanding loans after a 30-day cure period. At December 31, 1998, Tenneco's ratio of debt to total capitalization as defined in the credit facility was 57.9%. In addition, the credit facility imposes certain other restrictions, none of which are expected to limit the Company's ability to operate its business in the ordinary course.

     Before the Spin-off, Tenneco will realign substantially all of its debt and enter into a new credit facility. See Note 2, "Discontinued Operations, Dispositions of Assets, and Extraordinary Loss," for further discussion.

6. FINANCIAL INSTRUMENTS

     The carrying and estimated fair values of Tenneco's financial instruments by class at December 31, 1998 and 1997, were as follows:

                                                                   1998                   1997
                                                            -------------------    -------------------
                                                            CARRYING     FAIR      CARRYING     FAIR
                                                             AMOUNT      VALUE      AMOUNT      VALUE
                                                            --------    -------    --------    -------
                                                                            (MILLIONS)
                                                                       ASSETS (LIABILITIES)
Long-term debt (including current maturities) (Note)....    $(2,610)    $(2,606)   $(2,639)    $(2,606)
Instruments With Off-Balance-Sheet Risk
  Foreign currency contracts............................          1           1          2           2
  Financial guarantees..................................         --         (13)        --         (15)

-------------------------
Note: The carrying amounts and estimated fair value of long-term debt are before allocation of corporate debt to discontinued operations. Reference is made to Note 1 for information concerning corporate debt allocated to discontinued operations.

  Asset and Liability Instruments

     The fair value of cash and temporary cash investments, short and long-term receivables, accounts payable, and short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount.

     Long-term debt -- The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates.

  Instruments With Off-Balance-Sheet Risk

     Foreign Currency Contracts -- Note 1, "Summary of Accounting Policies -- Risk Management Activities" describes Tenneco's use of and accounting for foreign currency exchange contracts. The

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES following table summarizes by major currency the contractual amounts of foreign currency contracts utilized by Tenneco:

                                                                          NOTIONAL AMOUNT
                                                                ------------------------------------
                                                                  DECEMBER 31,        DECEMBER 31,
                                                                      1998                1997
                                                                ----------------    ----------------
                                                                PURCHASE    SELL    PURCHASE    SELL
                                                                --------    ----    --------    ----
                                                                             (MILLIONS)
Foreign currency contracts (in US$):
  Belgian Francs............................................      $ 17      $ 19      $ 24      $  6
  British Pounds............................................       163       252       156       257
  Canadian Dollars..........................................        73       115        58        16
  French Francs.............................................        89        17        52         1
  German Marks..............................................         2        33         4       121
  Spanish Pesetas...........................................        32         2        12         1
  U.S. Dollars..............................................       105        33        92        --
  Other.....................................................        40        49        61        55
                                                                  ----      ----      ----      ----
                                                                  $521      $520      $459      $457
                                                                  ====      ====      ====      ====

     Based on exchange rates at December 31, 1998 and 1997, the cost of replacing these contracts in the event of non-performance by the counterparties would not have been material.

     Guarantees -- Tenneco had guaranteed payment and performance of approximately $13 million and $15 million at December 31, 1998 and 1997, respectively, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

7. INCOME TAXES

     The domestic and foreign components of income from continuing operations before income taxes are as follows:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
U.S. income before income taxes.............................    $(65)   $ 91    $ 21
Foreign income before income taxes..........................     223     246     161
                                                                ----    ----    ----
Income before income taxes..................................    $158    $337    $182
                                                                ====    ====    ====

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     Following is a comparative analysis of the components of income tax expense applicable to continuing operations:

                                                                     YEARS ENDED
                                                                    DECEMBER 31,
                                                                ---------------------
                                                                1998     1997    1996
                                                                -----    ----    ----
                                                                     (MILLIONS)
Current --
  U.S. .....................................................    $  72    $(5)    $14
  State and local...........................................      (21)    --       2
  Foreign...................................................       38     54      53
                                                                -----    ---     ---
                                                                   89     49      69
                                                                -----    ---     ---
Deferred --
  U.S. .....................................................     (109)    13       3
  Foreign, state and other..................................       33     18       7
                                                                -----    ---     ---
                                                                  (76)    31      10
                                                                -----    ---     ---
Income tax expense..........................................    $  13    $80     $79
                                                                =====    ===     ===

     Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the statements of income:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
                                                                     (MILLIONS)
Tax expense computed at the statutory U.S. federal income
tax rate....................................................    $ 55    $118    $64
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
     with no tax benefit....................................     (12)    (25)     8
  State and local taxes on income, net of U.S. federal
     income tax benefit.....................................      (8)      4     (1)
  Recognition of previously unbenefited loss
     carryforwards..........................................      (5)    (11)    --
  Amortization of nondeductible goodwill....................       3       2      3
  Other.....................................................     (20)     (8)     5
                                                                ----    ----    ---
Income tax expense..........................................    $ 13    $ 80    $79
                                                                ====    ====    ===

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     The components of Tenneco's net deferred tax liability were as follows:

                                                                DECEMBER 31,
                                                                ------------
                                                                1998    1997
                                                                ----    ----
                                                                 (MILLIONS)
Deferred tax assets --
  Tax loss carryforwards:
     U.S. ..................................................    $104    $ 55
     State..................................................       7      --
     Foreign................................................      58      77
  Postretirement benefits other than pensions...............      32      26
  Other.....................................................      26       7
  Valuation allowance.......................................     (30)    (25)
                                                                ----    ----
       Net deferred tax asset...............................     197     140
                                                                ----    ----
Deferred tax liabilities --
  Tax over book depreciation................................     113      91
  Pensions..................................................      27      23
  Other.....................................................      77     115
                                                                ----    ----
       Total deferred tax liability.........................     217     229
                                                                ----    ----
  Net deferred tax liability................................    $ 20    $ 89
                                                                ====    ====

     As reflected by the valuation allowance in the table above, Tenneco had potential tax benefits of $30 million and $25 million at December 31, 1998 and 1997, respectively, which were not recognized in the statements of income when generated. These unrecognized tax benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities.

     Of the $298 million of U.S. tax loss carryforwards which exist at December 31, 1998, $139 million expire in 2012 and $159 million expire in 2018. The $82 million of state tax loss carryforwards which exist at December 31, 1998, will expire in varying amounts over the period from 2000 to 2012. Of the $142 million of foreign tax loss carryforwards which exist at December 31, 1998, $118 million do not expire and the remainder expires in varying amounts over the period from 1999 to 2008.

     In connection with the 1996 corporate reorganization transactions discussed in Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss," Tenneco entered into a tax sharing agreement with Newport News, Old Tenneco, and El Paso. The tax sharing agreement provides, among other things, for the allocation among the parties of tax liabilities arising before, as a result of, and after the Distributions. For periods after the Distributions, Tenneco will be liable for taxes imposed on its businesses, Old Tenneco will be liable for taxes imposed on the energy business, and Newport News will be liable for taxes imposed on the shipbuilding business. In the case of federal income taxes imposed on the activities of the Old Tenneco consolidated group before the Distributions, Tenneco and Newport News are generally liable to Old Tenneco for federal income taxes attributable to their respective businesses, and those entities have been allocated an agreed-upon share of estimated tax payments made by Old Tenneco.

8. COMMON STOCK


     On October 25, 1999, Tenneco's shareholders approved a reverse stock split whereby every five shares of Tenneco common stock were converted into one share of Tenneco's new common stock on the day following the spin-off of Pactiv. In addition, the stock options outstanding on the date of the spin-off were adjusted such that Pactiv employees received options in Pactiv and Tenneco Automotive employees received options in Tenneco. The number of shares subject to these options, as well as their exercise

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES prices, were adjusted so that the options immediately after the spin-off had equivalent economic terms to the options immediately before the spin-off. All share prices and amounts in this footnote, with the exception of the earnings per share table, are presented before the effect of the spin-off and reverse stock split. All other share and per share amounts in these financial statements and notes give effect to the reverse stock split.


     Tenneco Inc. has authorized 350 million shares ($.01 par value) of common stock, of which 173,670,197 shares and 172,569,889 shares were issued at December 31, 1998 and 1997, respectively. Tenneco Inc. held 6,757,678 shares and 2,928,189 shares of treasury stock at December 31, 1998 and 1997, respectively.

  Stock Repurchase Plans

     During 1997, Tenneco initiated a common stock repurchase program to acquire up to 8.5 million shares. Approximately 7.5 million shares have been acquired under this program at a total cost of approximately $289 million. All purchases executed through this program were in the open market or negotiated purchases.

  Reserved

     The total number of shares of Tenneco Automotive Inc. common stock reserved at December 31, 1998 and 1997, were as follows:

                                                               DECEMBER 31,
                                                         ------------------------
                 ORIGINAL ISSUE SHARES                      1998          1997
                 ---------------------                   ----------    ----------
Thrift Plan............................................      74,576       167,223
Restricted Stock Plans.................................          --        33,796
Stock Ownership Plan...................................  16,199,114    16,556,126
Employee Stock Purchase Plan...........................   1,642,037     2,255,232
                                                         ----------    ----------
                                                         17,915,727    19,012,377
                                                         ==========    ==========
TREASURY STOCK
--------------
Thrift Plan............................................     201,541        42,434
                                                         ==========    ==========

  Stock Plans

     Tenneco Automotive Inc. Stock Ownership Plan -- In December 1996, Tenneco adopted the 1996 Stock Ownership Plan, which permits the granting of a variety of awards, including common stock, restricted stock, performance shares, stock appreciation rights ("SARs"), and stock options to directors, officers, and employees of Tenneco. Tenneco can issue up to 17,000,000 shares of common stock under the 1996 Stock Ownership Plan, which will terminate December 31, 2001. All Old Tenneco stock options granted to New Tenneco employees before the Distributions were, in connection with the Distributions, cancelled and replaced with options to purchase New Tenneco common stock according to the provisions of the 1996 Stock Ownership Plan. The options were replaced with the appropriate number of New Tenneco options so that the aggregate option value immediately after the Distributions equaled the aggregate value immediately before the Distributions. The 1994 Stock Ownership Plan was terminated effective as of December 11, 1996.

     Restricted Stock and Performance Shares -- Tenneco has granted restricted stock and restricted units under the 1996 Stock Ownership Plan to certain key employees. These awards generally require, among other things, that the employee remain an employee of Tenneco during the restriction period. Tenneco has

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES also granted performance shares to certain key employees which will vest based upon the attainment of specified performance goals within four years from the date of grant. During 1998, 1997, and 1996, Tenneco granted 640,810, 494,350, and 465,075 shares and units, respectively, with a weighted average fair value based on the price of Tenneco's stock on the grant date of $38.03, $43.08, and $48.54 per share, respectively. Any restricted stock and performance shares awarded after the Distributions are issued under the 1996 Stock Ownership Plan. At December 31, 1998, 351,220 restricted shares at an average price of $37.76 per share, 562,145 performance shares at an average price of $41.35 per share, and 31,000 restricted units at an average price of $37.72 per unit were outstanding under this plan.


     Under another arrangement, restricted stock or restricted units are issued annually to each member of the Board of Directors who is not also an officer of Tenneco. From January 1, 1996, through October 31, 1996, 3,300 restricted shares were issued with a weighted average fair value based on the price of Tenneco's stock on the grant date of $48.25 per share. On November 1, 1996, all outstanding restricted shares were vested. In December 1996, Tenneco adopted a new restricted stock and unit plan for each member of the Board of Directors who is not also an officer of Tenneco. During 1998, 1997, and 1996, 1,700, 5,040, and 23,464 restricted shares and units, respectively, were issued under the new plan at a weighted average fair value of Tenneco's stock on the grant date of $37.31, $45.19, and $45.31 per share, respectively. At December 31, 1998, 27,696 restricted shares at an average price of $44.80 per share and 300 restricted units at an average price of $45.19 per unit were outstanding under the new plan.


     In conjunction with the Transaction, all outstanding restricted shares and performance shares as of November 1, 1996, were vested and Tenneco recognized an after-tax compensation expense of $18 million, of which approximately $7 million related to restricted stock and performance shares awarded to employees of the energy business and shipbuilding business.

     Employee Stock Purchase Plan -- In June 1992, Tenneco initiated an Employee Stock Purchase Plan (the "1992 ESPP"). The 1992 ESPP was terminated as of the date of the Distributions. Effective April 1, 1997, Tenneco adopted a new ESPP with provisions similar to the 1992 ESPP. The ESPP allows U.S. and Canadian Tenneco employees to purchase Tenneco Automotive Inc. common stock at a 15% discount. Each year employees participating in the ESPP may purchase shares with a discounted value not to exceed $21,250. Under the respective ESPPs, Tenneco sold 613,195, 244,768, and 657,936 shares to employees in 1998, 1997, and 1996, respectively. The weighted average fair value of the employee purchase right, which was estimated using the Black-Scholes option pricing model and the assumptions described below except that the average life of each purchase right was assumed to be 90 days, was $6.31, $11.16, and $10.84 in 1998, 1997, and
1996, respectively.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     Stock Options -- The following table reflects the status and activity for all stock options issued by Tenneco, including those outside the option plans discussed above, for the periods indicated:


                                            1998                    1997                    1996
                                    ---------------------   ---------------------   ---------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                      SHARES       AVG.       SHARES       AVG.       SHARES       AVG.
                                      UNDER      EXERCISE     UNDER      EXERCISE     UNDER      EXERCISE
          STOCK OPTIONS               OPTION      PRICES      OPTION      PRICES      OPTION      PRICES
          -------------             ----------   --------   ----------   --------   ----------   --------
Outstanding, beginning of year....  11,924,072    $43.42    10,877,758    $43.41     3,019,116    $46.99
  Granted -- Options..............   1,745,480     37.30     2,928,669     42.91     8,178,600     46.17
  Exercised -- Options............    (122,609)    38.58      (312,979)    39.64      (817,212)    45.29
             -- SARs..............          --        --            --        --       (25,741)    36.23
  Issuance of New Tenneco
     options......................          --        --            --        --     5,015,258     41.19
  Cancelled.......................  (1,123,639)    43.53    (1,569,376)    43.19    (4,492,263)    46.01
                                    ----------              ----------              ----------
Outstanding, end of year..........  12,423,304    $42.58    11,924,072    $43.42    10,877,758    $43.41
                                    ==========              ==========              ==========
Options exercisable at end of
  year............................   7,522,654    $42.84     2,703,948    $40.84     1,809,596    $41.67
Weighted average fair value of
  options granted during the
  year............................  $    10.82              $    12.62              $    11.37

     The fair value of each option granted during 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for grants in 1998, 1997, and 1996, respectively: (i) risk-free interest rates of 5.7%, 6.6%, and 5.9%; (ii) expected lives of 9.9, 7.5, and 5.0 years; (iii) expected volatility 25.6%, 25.6%, and 25.1%; and (iv) dividend yield of 3.2%, 2.8%, and 3.4%.

     The following table reflects summarized information about stock options outstanding at December 31, 1998:

                                                    OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                           --------------------------------------   ----------------------
                                                         WEIGHTED AVG.   WEIGHTED                 WEIGHTED
                                             NUMBER        REMAINING       AVG.       NUMBER        AVG.
                                           OUTSTANDING    CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
         RANGE OF EXERCISE PRICE           AT 12/31/98       LIFE         PRICE     AT 12/31/98    PRICE
         -----------------------           -----------   -------------   --------   -----------   --------
$31 to $38...............................   2,525,490     13.8 years      $36.40     1,323,014     $35.82
$38 to $44...............................   2,771,004    11.7              40.91     1,638,084      41.10
$44 to $51...............................   7,126,810    11.9              45.42     4,561,556      45.51
                                           ----------                                ---------
                                           12,423,304                                7,522,654
                                           ==========                                =========

     Tenneco applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for its stock-based compensation plans. Tenneco recognized after-tax stock-based compensation expense in 1998 of $3 million, in 1997 of $5 million, and in 1996 of $27 million, of which $3 million, $4 million, and $24 million, respectively, related to restricted stock and performance shares awarded to employees of its discontinued operations. Had compensation costs for Tenneco's stock-based compensation plans been determined in accordance with FAS No. 123, "Accounting for Stock-Based Compensation," based on the fair value at the grant dates for the awards under those plans, Tenneco's pro forma net income to common stock and earnings per share of common stock for the years ended December 31, 1998, 1997, and 1996, would have been lower by $33 million or $.19 per both basic and diluted common share, $34 million or $.20 per both basic and diluted common share, and $14 million or $.08 per both basic and diluted common share, respectively. The increase in compensation expense for 1997 versus 1996 was primarily the result of stock options issued subsequent to the Transaction.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

  Stock Employee Compensation Trust (SECT)

     In November 1992, Tenneco established the SECT to fund a portion of its obligations arising from its various employee compensation and benefit plans. Tenneco issued 12 million shares of treasury stock to the SECT in exchange for a promissory note of $432 million that accrued interest at the rate of 7.8% per annum. At December 31, 1996, all shares had been utilized.

  Grantor Trust

     In August 1998, Tenneco established a grantor trust and issued 1.9 million shares of common stock to the trust. This grantor trust is a so-called "rabbi trust" designed to assure the payment of deferred compensation and supplemental pension benefits. The trust is consolidated in Tenneco's financial statements and the shares are reflected in the financial statements as treasury stock. Consequently, the shares of common stock issued to the trust are not considered to be outstanding in the computation of earnings per share.

  Qualified Offer Rights Plan

     On September 9, 1998, Tenneco adopted a Qualified Offer Rights Plan and established an independent Board committee to review it every three years. The Qualified Offer Rights Plan was adopted to deter coercive takeover tactics and to prevent a potential acquiror from gaining control of Tenneco in a transaction which is not in the best interests of Tenneco shareholders. Generally, under the Qualified Offer Rights Plan, if a person becomes the beneficial owner of 20 percent or more of Tenneco's outstanding common stock, other than pursuant to a "qualified offer", each right will entitle its holder to purchase, at the right's exercise price, a number of shares of common stock of Tenneco or, under certain circumstances, of the acquiring person having a market value of twice the right's exercise price. Rights held by the 20 percent or more holder will become void and will not be exercisable.

     The rights will not become exercisable in connection with a "qualified offer," which is an all-cash tender offer for all outstanding common stock that is fully financed, remains open for a period of at least 60 business days, results in the offeror owning at least 85% of the common stock after consummation of the offer, assures a prompt second-step acquisition of shares not purchased in the initial offer, at the same price as the initial offer, and meets certain other requirements.

     In connection with the adoption of the Qualified Offer Rights Plan, the Board of Directors also adopted a three-year independent director evaluation ("TIDE") mechanism. Under the TIDE mechanism, an independent Board committee will review, on an ongoing basis, the Qualified Offer Rights Plan and developments in rights plans generally, and, if it deems appropriate, recommend modification or termination of the Qualified Offer Rights Plan. The independent committee will report to Tenneco's Board at least every three years as to whether the Qualified Offer Rights Plan continues to be in the best interests of Tenneco's shareholders.

  Dividend Reinvestment and Stock Purchase Plan


     Under the Tenneco Dividend Reinvestment and Stock Purchase Plan, holders of Tenneco common stock may apply their cash dividends and optional cash investments to the purchase of additional shares of Tenneco common stock.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

  Earnings Per Share


     Earnings per share of common stock outstanding were computed in the following table. Following the spin-off, Tenneco executed a one-for-five reverse stock split as previously described.



                                                                    YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1998          1997          1996
                                                             ----------    ----------    ----------
                                                              (MILLIONS EXCEPT SHARE AND PER SHARE
                                                                            AMOUNTS)
Basic Earnings Per Share --
  Income from continuing operations(a)...................    $      116    $      234    $       82
                                                             ==========    ==========    ==========
  Average shares of common stock outstanding(b)..........    33,701,115    34,052,946    33,921,875
                                                             ==========    ==========    ==========
  Earnings from continuing operations per average share
     of common stock.....................................    $     3.45    $     6.87    $     2.45
                                                             ==========    ==========    ==========
Diluted Earnings Per Share --
  Income from continuing operations(a)...................    $      116    $      234    $       82
                                                             ==========    ==========    ==========
  Average shares of common stock outstanding(b)..........    33,701,115    34,052,946    33,921,875
  Effect of dilutive securities:
       Restricted stock..................................        10,586            --       103,267
       Stock options.....................................        17,647        90,573        80,080
       Performance shares................................        37,558        16,808            --
                                                             ----------    ----------    ----------
  Average shares of common stock outstanding including
     dilutive securities.................................    33,766,906    34,160,327    34,105,222
                                                             ==========    ==========    ==========
  Earnings from continuing operations per average share
     of common stock.....................................    $     3.44    $     6.85    $     2.43
                                                             ==========    ==========    ==========


-------------------------
Notes: (a) All preferred stock outstanding before the Merger was acquired by El
           Paso. Therefore, preferred stock dividends were included in the computation of earnings per share from discontinued operations for 1996. There was no preferred stock outstanding in 1998 or 1997.


       (b) In 1992, without giving effect to the reverse stock split, 12 million shares of common stock were issued to the SECT. Shares of common stock issued to a related trust are not considered to be outstanding in the computation of average shares until the shares are used to fund the obligations of the trust. During the year ended December 31, 1996, the SECT used 4,358,084 shares without giving effect to the reverse stock split. At December 31, 1996, all shares were used. Stock repurchase plans also affect common stock outstanding. Refer to "Stock Employee Compensation Trust (SECT)" and "Stock Repurchase Plans" discussed previously in this footnote.


9. PREFERRED STOCK

     Tenneco had 50 million shares of preferred stock ($.01 par value) authorized at December 31, 1998 and 1997. No shares of preferred stock were outstanding at the respective dates. Tenneco has designated and reserved 2.0 million shares of the preferred stock as junior preferred stock for the Qualified Offer Rights Plan.

     As part of the Merger, Tenneco's $7.40 and $4.50 preferred stock (the "Preferred Stock") was acquired by El Paso in exchange for El Paso common stock. Consequently, Preferred Stock dividends have been subtracted from discontinued operations to compute basic and diluted earnings per share. Before the Merger, Tenneco made periodic accretions of the excess of the redemption value over the fair value of the Preferred Stock at the date of issue. Such accretions have been included in the statements of income

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES caption, "Preferred stock dividends" as a reduction of net income to arrive at net income to common stock.

     In connection with the Transaction and as part of the 1996 Debt Realignment, Old Tenneco issued the NPS Preferred Stock in November 1996 for proceeds of approximately $296 million. The proceeds from the issuance were used to fund a portion of the cash tender offers made in connection with the 1996 Debt Realignment and other cash requirements preceding the Merger. As a result of the Merger, the obligations relating to the NPS Preferred Stock remained with Old Tenneco.

  Changes in Preferred Stock with Mandatory Redemption Provisions

                                                                         1996
                                                                -----------------------
                                                                  SHARES         AMOUNT
                                                                ----------       ------
                                                                (MILLIONS EXCEPT SHARE
                                                                       AMOUNTS)
Balance January 1...........................................     1,390,993       $ 130
  Shares redeemed...........................................      (195,751)        (20)
  Merger of energy business.................................    (1,195,242)       (113)
  Accretion of excess of redemption value over fair value at
     date of issue..........................................            --           3
                                                                ----------       -----
Balance December 31.........................................            --       $  --
                                                                ==========       =====

10. MINORITY INTEREST

     At December 31, 1998 and 1997, Tenneco reported minority interest in the balance sheet of $407 million and $408 million, respectively. At December 31, 1998, $394 million of minority interest resulted from the December 1994 and December 1997 sales of preferred stock ($300 million and $100 million, respectively) of Tenneco International Holding Corp. ("TIHC") to a financial investor. Subsequent to each sale, the investor had approximately a 25% interest in TIHC, consisting of 100% of the issued and outstanding variable rate voting preferred stock of TIHC. Tenneco and certain of its subsidiaries hold 100% of the issued and outstanding $8.00 junior preferred stock and common stock of TIHC. TIHC holds certain assets including the capital stock of Tenneco Canada Inc., S.A. Monroe Europe N.V., Monroe Australia Proprietary Limited, Walker France S.A., and other subsidiaries. For financial reporting purposes, the assets, liabilities, and earnings of TIHC and its subsidiaries are consolidated in Tenneco's financial statements, and the investor's preferred stock interest has been recorded as "Minority interest" in the balance sheet.

     As of December 31, 1998, dividends on the TIHC preferred stock are based on the aggregate issue price of $400 million times a rate per annum equal to .92% over LIBOR and are payable quarterly in arrears on the last business day of each quarter. The weighted average rate paid on TIHC preferred stock was 6.66%, 6.92%, and 6.83% for 1998, 1997, and 1996, respectively. Additionally, the holder of the preferred stock is entitled to receive, when and if declared by the Board of Directors of TIHC, participating dividends based on the operating income growth rate of TIHC and its subsidiaries. For financial reporting purposes, dividends paid by TIHC to its financial investor have been recorded in Tenneco's statements of income as "Minority interest."

11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Tenneco has various defined benefit pension plans that cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES requirement of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of Tenneco participate in the Tenneco Retirement Plan.

     Tenneco has postretirement health care and life insurance plans that cover a majority of its domestic employees. For salaried employees, the plans cover employees retiring from Tenneco on or after attaining age 55 who have had at least 10 years service with Tenneco after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire according to one of Tenneco's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions, and other limitations, and Tenneco has reserved the right to change these benefits. Tenneco's postretirement benefit plans are not funded.

     A summary of the change in benefit obligation, the change in plan assets, the development of net amount recognized, and the amounts recognized in the statement of financial position for the pension plans and postretirement benefit plans follows:

                                                                PENSION     POSTRETIREMENT
                                                              -----------   ---------------
                                                              1998   1997    1998     1997
                                                              ----   ----   ------   ------
                                                                       (MILLIONS)
Change in benefit obligation:
  Benefit obligation at September 30 of the previous year...  $491   $444   $ 105    $ 100
  Service cost..............................................    13     12       3        4
  Interest cost.............................................    36     33       8        7
  Plan amendments...........................................     1     --      --       --
  Actuarial loss (gain).....................................    41     29       7       --
  Benefits paid.............................................   (30)   (27)     (8)      (6)
                                                              ----   ----   -----    -----
  Benefit obligation at September 30........................  $552   $491   $ 115    $ 105
                                                              ====   ====   =====    =====
Change in plan assets:
  Fair value at September 30 of the previous year...........  $593   $493   $  --    $  --
  Currency rate conversion..................................    (1)    --      --       --
  Actual return on plan assets..............................    13    121      --       --
  Employer contributions....................................     7      6       8        6
  Participants' contributions...............................     1     --      --       --
  Benefits paid.............................................   (30)   (27)     (8)      (6)
                                                              ----   ----   -----    -----
  Fair value at September 30................................  $583   $593   $  --    $  --
                                                              ====   ====   =====    =====
Development of net amount recognized:
  Funded status at September 30.............................  $ 31   $102   $(115)   $(105)
  Contributions during the fourth quarter...................     1      1       2        2
  Unrecognized cost:
     Actuarial loss (gain)..................................    20    (55)     27       22
     Prior service cost.....................................    12     14      (1)      (3)
     Transition liability (asset)...........................    (7)   (11)     --       --
                                                              ----   ----   -----    -----
  Net amount recognized at December 31......................  $ 57   $ 51   $ (87)   $ (84)
                                                              ====   ====   =====    =====
Amounts recognized in the statement of financial position:
  Prepaid benefit cost......................................  $ 81   $ 80   $  --    $  --
  Accrued benefit cost......................................   (39)   (33)    (87)     (84)
  Intangible asset..........................................     4      4      --       --
  Accumulated other comprehensive income....................    11     --      --       --
                                                              ----   ----   -----    -----
  Net amount recognized.....................................  $ 57   $ 51   $ (87)   $ (84)
                                                              ====   ====   =====    =====

-------------------------
Notes: Assets of one plan may not be utilized to pay benefits of other plans.
       Additionally, the prepaid (accrued) benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

       Amounts included in the above table reflect the participation of Automotive employees in the Tenneco Retirement Plan ("TRP"), however, Automotive employees will not accrue additional benefits under the TRP following the Spin-off. The prepaid pension costs related to the TRP will be transferred to Packaging in connection with the corporate restructuring transactions. Packaging will become the sponsor of the TRP.

       Amounts in the table are for continuing operations only. Amounts recognized in the statement of financial position for discontinued operations include the following:

                                                                PENSION     POSTRETIREMENT
                                                              -----------   ---------------
                                                              1998   1997    1998     1997
                                                              ----   ----   ------   ------
Net assets of discontinued operations.......................  $630   $585    $(61)    $(63)
Accumulated other comprehensive income......................     4     --      --       --
                                                              ----   ----    ----     ----
                                                              $634   $585    $(61)    $(63)
                                                              ====   ====    ====     ====

     Net periodic pension costs (income) from continuing operations for the years 1998, 1997, and 1996, consist of the following components:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                  (MILLIONS)
Service cost -- benefits earned during the year.............  $ 13   $ 12   $ 11
Interest on prior year's projected benefit obligation.......    36     33     22
Expected return on plan assets..............................   (48)   (45)   (30)
Net amortization:
  Actuarial loss (gain).....................................     1     --     --
  Prior service cost........................................     1      1      1
  Transition liability (asset)..............................    (2)    (2)    (2)
                                                              ----   ----   ----
Net pension costs (income)..................................  $  1   $ (1)  $  2
                                                              ====   ====   ====

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all pension plans with accumulated benefit obligations in excess of plan assets were $114 million, $108 million, and $68 million, respectively, as of September 30, 1998, and $40 million, $39 million, and $9 million, respectively, as of September 30, 1997.

     The weighted average discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 actuarial present value of the benefit obligations were 6.9%, 7.6%, and 7.7%, respectively. The rate of increase in future compensation was 4.7%, 5.0%, and 5.2%, for 1998, 1997, and 1996, respectively. The weighted average expected long-term rate of return on plan assets for 1998, 1997, and 1996 was 9.8%, 9.9%, and 9.9%, respectively.

     Net periodic postretirement benefit cost from continuing operations for the years 1998, 1997, and 1996 consist of the following components:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                  (MILLIONS)
Service cost -- benefits earned during the year.............  $ 2    $ 4    $ 3
Interest on accumulated postretirement benefit obligation...    8      7      6
Net amortization of actuarial loss (gain)...................    1     --      1
                                                              ---    ---    ---
Net periodic postretirement benefit cost....................  $11    $11    $10
                                                              ===    ===    ===

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     The initial weighted average assumed health care cost trend rate used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligation was 5%, 5%, and 6%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

     Increasing the assumed health care cost trend rate by one percentage point in each year would increase the 1998, 1997, and 1996 accumulated postretirement benefit obligations by approximately $13 million, $12 million, and $11 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $2 million each year for 1998, 1997, and 1996.

     Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the 1998 accumulated postretirement benefit obligation by approximately $12 million and would decrease the aggregate of service cost and interest cost components of the net periodic postretirement benefit cost by $2 million.

     The discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligations were 7.00%, 7.75%, and 7.75%, respectively.

12. SEGMENT AND GEOGRAPHIC AREA INFORMATION

     Tenneco is a global manufacturer with a single operating segment:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment and replacement markets.

     The accounting policies of the segments are the same as those described in
Note 1, "Summary of Accounting Policies." Tenneco evaluates operating performance based primarily on income before interest expense, income taxes, and minority interest. Individual operating segments have not been aggregated within this reportable segment.

     Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.

     The following table sets forth information relating to Tenneco's external customer and intersegment revenues for each product or each group of similar products:

                                                                      NET SALES AND
                                                                    OPERATING REVENUES
                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1998      1997      1996
                                                                ------    ------    ------
                                                                        (MILLIONS)
AUTOMOTIVE
  Exhaust systems products..................................    $1,814    $1,753    $1,699
  Ride control products.....................................     1,423     1,473     1,281
                                                                ------    ------    ------
     Consolidated...........................................    $3,237    $3,226    $2,980
                                                                ======    ======    ======

     During 1998, sales to two major customers comprised approximately 12.8% and 10.9% of consolidated net sales and operating revenues. During 1997, sales to one major customer comprised 13.2% of consolidated net sales and operating revenues. During 1996, sales to two major customers comprised approximately 11.5% and 9.6% of consolidated net sales and operating revenues.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

     The following tables summarize certain Tenneco segment and geographic information:

                                                                   SEGMENT         RECLASS
                                                             -------------------      &
                                                             AUTOMOTIVE   OTHER     ELIMS    CONSOLIDATED
                                                             ----------   ------   -------   ------------
                                                                              (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,237     $   --    $  --       $3,237
Interest income.............................................        5         --       --            5
Depreciation and amortization...............................      150         --       --          150
Income before interest, income taxes, and minority
  interest..................................................      248        (21)      --          227
Extraordinary loss..........................................       --         --       --           --
Cumulative effect of change in accounting principle.........       --         --       --           --
Total assets (Note).........................................    2,827      1,976      (44)       4,759
Net assets of discontinued operations.......................       --      1,739       --        1,739
Investment in affiliated companies..........................        1         --       --            1
Capital expenditures for continuing operations..............      195         --       --          195
Noncash items other than depreciation, depletion, and
  amortization..............................................      (13)        20       --            7
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $3,226     $   --    $  --       $3,226
Interest income.............................................        3         --       --            3
Depreciation and amortization...............................      110         --       --          110
Income before interest, income taxes, and minority
  interest..................................................      407        (12)      --          395
Extraordinary loss..........................................       --         --       --           --
Cumulative effect of change in accounting principle.........       (7)       (39)      --          (46)
Total assets (Note).........................................    2,754      1,997      (69)       4,682
Net assets of discontinued operations.......................       --      1,771       --        1,771
Investment in affiliated companies..........................        2         --       --            2
Capital expenditures for continuing operations..............      211         10       --          221
Noncash items other than depreciation, depletion, and
  amortization..............................................      (23)        17       --           (6)
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers............................   $2,980     $   --    $  --       $2,980
Interest income.............................................        3          4       --            7
Depreciation and amortization...............................       94         --       --           94
Income before interest, income taxes, and minority
  interest..................................................      249         (7)      --          242
Extraordinary loss..........................................       --       (236)      --         (236)
Cumulative effect of change in accounting principle.........       --         --       --           --
Total assets (Note).........................................    2,557      2,098       (2)       4,653
Net assets of discontinued operations.......................       --      1,883       --        1,883
Investment in affiliated companies..........................        2         --       --            2
Capital expenditures for continuing operations..............      177         11       --          188
Noncash items other than depreciation, depletion, and
  amortization..............................................       (3)        (5)      --           (8)

-------------------------
Note: The Other segment's total assets include the net assets of discontinued operations.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                                          GEOGRAPHIC AREA
                                                        -------------------
                                                        UNITED                RECLASS &
                                                        STATES   FOREIGN(A)     ELIMS     CONSOLIDATED
                                                        ------   ----------   ---------   ------------
                                                                          (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,432     $1,805       $ --         $3,237
Long-lived assets(c)..................................     648        770         --          1,418
Total assets..........................................   2,733      2,070        (44)         4,759
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,502     $1,724       $ --         $3,226
Long-lived assets(c)..................................     634        667         --          1,301
Total assets..........................................   2,982      1,740        (40)         4,682
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)...................  $1,344     $1,636       $ --         $2,980
Long-lived assets(c)..................................     545        658         --          1,203
Total assets..........................................   3,103      1,617        (67)         4,653

-------------------------
Notes: (a) Revenues from external customers and long-lived assets for individual foreign countries are not material.

       (b) Revenues are attributed to countries based on location of the seller.

       (c) Long-lived assets include all long-term assets except net assets from discontinued operations, goodwill, intangibles, and deferred tax assets.

13. COMMITMENTS AND CONTINGENCIES

  Capital Commitments

     Tenneco estimates that expenditures aggregating approximately $231 million will be required after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith. Of this amount, $121 million is in support of continuing operations and $110 million is in support of discontinued operations.

  Lease Commitments

     Tenneco holds certain of its facilities, equipment, and other assets under long-term leases. The minimum lease payments under non-cancelable operating leases with lease terms in excess of one year are $15 million, $17 million, $16 million, $14 million, and $12 million for the years 1999, 2000, 2001, 2002, and 2003, respectively, and $58 million for subsequent years.

     Commitments under capital leases were not significant to the accompanying financial statements. Total rental expense for continuing operations for the years 1998, 1997, and 1996, was $31 million, $30 million, and $35 million, respectively, including minimum rentals under non-cancelable operating leases of $16 million, $29 million, and $11 million for the corresponding periods.

  Litigation


     Tenneco and Newport News have received letters from the Defense Contract Audit Agency (the "DCAA"), inquiring about certain aspects of the Distributions, including the disposition of the Tenneco Retirement Plan ("TRP"), which covers salaried employees of Newport News and other Tenneco divisions and the 1986 asset valuation for the TRP and its cost accounting treatment. On January 15, 1999, Newport News entered into a settlement agreement with the Federal Government regarding the

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

TRP. Tenneco agreed to pay Newport News $14.5 million with respect to this and other matters. This payment had no material impact on Tenneco's financial position or results of operations.

     Tenneco Automotive Inc. and its subsidiaries are parties to various other legal proceedings arising from their operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of Tenneco Automotive Inc. and its subsidiaries.

  Environmental Matters

     Tenneco Automotive Inc. and its subsidiaries are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which they operate. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible clean-up costs and the timing, varying costs, and effectiveness of alternative clean-up technologies. However, Tenneco believes that any additional costs which arise as more information becomes available will not have a material effect on the financial condition or results of operations of Tenneco.

14. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

  Basis of Presentation

     Tenneco is offering $500,000,000 in aggregate principal amount of Senior Subordinated Notes Due 2009 (the Notes) as a component of a plan to realign its debt prior to the Spin-off. See Note 2, "Discontinued Operations, Disposition of Assets, and Extraordinary Loss" for further discussion of the Spin-off and debt realignment. Effective upon the Spin-off, all of Tenneco's then existing and future material domestic wholly owned subsidiaries (the Guarantor Subsidiaries) will fully and unconditionally guarantee the Notes on a joint and several basis. Separate financial statements of the Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries are jointly, severally, and unconditionally liable under the guarantees, and Tenneco believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantor Subsidiaries.

     Included in the financial information of the Guarantor Subsidiaries for each period presented are the financial position and results of operations of a domestic subsidiary, Tenneco International Holding Corp., which has issued preferred stock to a third party (See Note 10, "Minority Interest"). Prior to the Spin-off, Tenneco will acquire the subsidiary preferred stock outstanding, following which such subsidiary will become a Guarantor Subsidiary.


     These condensed consolidating financial statements are presented on the equity method. Under this method, investments are recorded at cost and adjusted for a company's ownership share of a subsidiary's cumulative results of operations, capital contributions and distributions, and other equity changes. The balance sheet caption "Investment in affiliated companies" includes investments in continuing and discontinued subsidiaries. The condensed consolidating financial statements of the Guarantor Subsidiaries should be read in connection with the financial statements of Tenneco Automotive Inc. and Consolidated Subsidiaries and notes thereto of which this note is an integral part.


  Distributions


     There are no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to Tenneco Automotive Inc.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENT OF INCOME

                                                           FOR THE YEAR ENDED DECEMBER 31, 1998
                                          -----------------------------------------------------------------------
                                                                          TENNECO INC.
                                           GUARANTOR      NONGUARANTOR      (PARENT       RECLASS
                                          SUBSIDIARIES    SUBSIDIARIES      COMPANY)      & ELIMS    CONSOLIDATED
                                          ------------    ------------    ------------    -------    ------------
                                                   )                                                    (MILLIONS
REVENUES
  Net sales and operating revenues --
     External.........................       $1,429          $1,804          $    4       $   --        $3,237
     Affiliated companies.............           90              74              --         (164)           --
  Other income, net...................          (25)             (1)              1           --           (25)
                                             ------          ------          ------       ------        ------
                                              1,494           1,877               5         (164)        3,212
                                             ------          ------          ------       ------        ------
COSTS AND EXPENSES
  Costs of sales (exclusive of
     depreciation shown below)........        1,086           1,408               2         (164)        2,332
  Engineering, research, and
     development......................           19              12              --           --            31
  Selling, general, and
     administrative...................          276             195               1           --           472
  Depreciation and amortization.......           79              71              --           --           150
                                             ------          ------          ------       ------        ------
                                              1,460           1,686               3         (164)        2,985
                                             ------          ------          ------       ------        ------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST EXPENSE, INCOME
  TAXES, MINORITY INTEREST, AND EQUITY
  IN NET INCOME FROM CONTINUING
  OPERATIONS OF AFFILIATED
  COMPANIES...........................           34             191               2           --           227
     Interest expense --
       External (net of interest
       capitalized)...................            2              17              50           --            69
       Affiliated companies (net of
          interest income)............           58               4             (62)          --            --
     Income tax expense (benefit).....          (35)             50              (2)          --            13
     Minority interest................           --               1              --           28            29
                                             ------          ------          ------       ------        ------
                                                  9             119              16          (28)          116
     Equity in net income from
       continuing operations of
       affiliated companies...........           97              --             100         (197)           --
                                             ------          ------          ------       ------        ------
INCOME FROM CONTINUING OPERATIONS.....          106             119             116         (225)          116
Income from discontinued operations,
  net of income tax...................           24             269             139         (293)          139
                                             ------          ------          ------       ------        ------
Income before extraordinary loss......          130             388             255         (518)          255
Extraordinary loss, net of income
  tax.................................           --              --              --           --            --
                                             ------          ------          ------       ------        ------
Income before cumulative effect of
  change in accounting principle......          130             388             255         (518)          255
Cumulative effect of change in
  accounting principle, net of income
  tax.................................           --              --              --           --            --
                                             ------          ------          ------       ------        ------
NET INCOME............................          130             388             255         (518)          255
Preferred stock dividends.............           28              --              --          (28)           --
                                             ------          ------          ------       ------        ------
NET INCOME TO COMMON STOCK............       $  102          $  388          $  255       $ (490)       $  255
                                             ======          ======          ======       ======        ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENT OF INCOME

                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                                           -----------------------------------------------------------------------
                                                                           TENNECO INC.
                                            GUARANTOR      NONGUARANTOR      (PARENT       RECLASS
                                           SUBSIDIARIES    SUBSIDIARIES      COMPANY)      & ELIMS    CONSOLIDATED
                                           ------------    ------------    ------------    -------    ------------
                                                                         (MILLIONS)
REVENUES
  Net sales and operating revenues --
     External..........................       $1,492          $1,723          $  11         $  --        $3,226
     Affiliated companies..............           97              97             --          (194)           --
  Other income, net....................            7              30             --            --            37
                                              ------          ------          -----         -----        ------
                                               1,596           1,850             11          (194)        3,263
                                              ------          ------          -----         -----        ------
COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below).........        1,130           1,359              8          (194)        2,303
  Engineering, research, and
     development.......................           19              15             --            --            34
  Selling, general, and
     administrative....................          226             194              1            --           421
  Depreciation and amortization........           64              46             --            --           110
                                              ------          ------          -----         -----        ------
                                               1,439           1,614              9          (194)        2,868
                                              ------          ------          -----         -----        ------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST EXPENSE, INCOME
  TAXES, MINORITY INTEREST, AND EQUITY
  IN NET INCOME FROM CONTINUING
  OPERATIONS OF AFFILIATED COMPANIES...          157             236              2            --           395
     Interest expense -- External (net
       of interest capitalized)........           (3)             14             47            --            58
       Affiliated companies (net of
          interest income).............          (31)            (10)            41            --            --
     Income tax expense (benefit)......           65              58            (43)           --            80
     Minority interest.................           --               2             --            21            23
                                              ------          ------          -----         -----        ------
                                                 126             172            (43)          (21)          234
     Equity in net income from
       continuing operations of
       affiliated companies............          100              --            277          (377)           --
                                              ------          ------          -----         -----        ------
INCOME FROM CONTINUING OPERATIONS......          226             172            234          (398)          234
Income from discontinued operations,
  net of income tax....................           16             229            127          (245)          127
                                              ------          ------          -----         -----        ------
Income before extraordinary loss.......          242             401            361          (643)          361
Extraordinary loss, net of income
  tax..................................           --              --             --            --            --
                                              ------          ------          -----         -----        ------
Income before cumulative effect of
  change in accounting principle.......          242             401            361          (643)          361
Cumulative effect of change in
  accounting principle, net of income
  tax..................................           (7)            (41)           (46)           48           (46)
                                              ------          ------          -----         -----        ------
NET INCOME.............................          235             360            315          (595)          315
Preferred stock dividends..............           21              --             --           (21)           --
                                              ------          ------          -----         -----        ------
NET INCOME TO COMMON STOCK.............       $  214          $  360          $ 315         $(574)       $  315
                                              ======          ======          =====         =====        ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                              STATEMENT OF INCOME

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                          -----------------------------------------------------------------------
                                                                          TENNECO INC.
                                           GUARANTOR      NONGUARANTOR      (PARENT       RECLASS
                                          SUBSIDIARIES    SUBSIDIARIES      COMPANY)      & ELIMS    CONSOLIDATED
                                          ------------    ------------    ------------    -------    ------------
                                                   )                                                    (MILLIONS
REVENUES
  Net sales and operating revenues --
     External.........................       $1,344          $1,636          $  --         $  --        $2,980
     Affiliated companies.............           78              82             --          (160)           --
  Other income, net...................          (63)             40              1            --           (22)
                                             ------          ------          -----         -----        ------
                                              1,359           1,758              1          (160)        2,958
                                             ------          ------          -----         -----        ------
COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below)........        1,005           1,295             --          (160)        2,140
  Engineering, research, and
     development......................           28              42             --            --            70
  Selling, general, and
     administrative...................          227             185             --            --           412
  Depreciation and amortization.......           42              52             --            --            94
                                             ------          ------          -----         -----        ------
                                              1,302           1,574             --          (160)        2,716
                                             ------          ------          -----         -----        ------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST EXPENSE, INCOME
  TAXES, MINORITY INTEREST, AND EQUITY
  IN NET INCOME FROM CONTINUING
  OPERATIONS OF AFFILIATED
  COMPANIES...........................           57             184              1            --           242
     Interest expense --
       External (net of interest
          capitalized)................            4               2             54            --            60
       Affiliated companies (net of
          interest income)............          (12)             --             12            --            --
     Income tax expense (benefit).....           41              56            (18)           --            79
     Minority interest................           --              --             --            21            21
                                             ------          ------          -----         -----        ------
                                                 24             126            (47)          (21)           82
     Equity in net income from
       continuing operations of
       affiliated companies...........           18              --            129          (147)           --
                                             ------          ------          -----         -----        ------
INCOME FROM CONTINUING OPERATIONS                42             126             82          (168)           82
Income from discontinued operations,
  net of income tax...................            5             555            564          (560)          564
                                             ------          ------          -----         -----        ------
Income before extraordinary loss......           47             681            646          (728)          646
Extraordinary loss, net of income
  tax.................................           --              --           (236)           --          (236)
                                             ------          ------          -----         -----        ------
Income before cumulative effect of
  change in accounting principle......           47             681            410          (728)          410
Cumulative effect of change in
  accounting principle, net of income
  tax.................................           --              --             --            --            --
                                             ------          ------          -----         -----        ------
NET INCOME............................           47             681            410          (728)          410
Preferred stock dividends.............           21              --             12           (21)           12
                                             ------          ------          -----         -----        ------
NET INCOME TO COMMON STOCK............       $   26          $  681          $ 398         $(707)       $  398
                                             ======          ======          =====         =====        ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEET

                                                                            DECEMBER 31, 1998
                                                   -------------------------------------------------------------------
                                                                                 TENNECO INC.
                                                    GUARANTOR     NONGUARANTOR     (PARENT      RECLASS
                                                   SUBSIDIARIES   SUBSIDIARIES     COMPANY)     & ELIMS   CONSOLIDATED
                                                   ------------   ------------   ------------   -------   ------------
                                                                               (MILLIONS)
                     ASSETS
Current assets:
  Cash and temporary cash investments............     $    1         $   25        $     3      $    --      $   29
  Receivables....................................        277            307             32         (173)        443
  Inventories....................................        149            265             --           --         414
  Deferred income taxes..........................         48             (9)            --           --          39
  Prepayments and other..........................         94             45             --           --         139
                                                      ------         ------        -------      -------      ------
                                                         569            633             35         (173)      1,064
                                                      ------         ------        -------      -------      ------
Other assets:
  Investment in affiliated companies.............        733             --          5,387       (6,120)         --
  Notes and advances receivable from
    affiliates...................................        635             --          2,772       (3,407)         --
  Long-term notes receivable, net................         12              9              2           --          23
  Goodwill and intangibles, net..................        348            151             --           --         499
  Deferred income taxes..........................         --             39             --           --          39
  Pension assets.................................         83             18             --           --         101
  Other..........................................         89            106              6           --         201
                                                      ------         ------        -------      -------      ------
                                                       1,900            323          8,167       (9,527)        863
                                                      ------         ------        -------      -------      ------
Plant, property, and equipment, at cost..........        875          1,069             --           --       1,944
  Less -- Reserves for depreciation and
    amortization.................................        419            432             --           --         851
                                                      ------         ------        -------      -------      ------
                                                         456            637             --           --       1,093
                                                      ------         ------        -------      -------      ------
Net assets of discontinued operations............      1,649          3,119         (3,029)          --       1,739
                                                      ------         ------        -------      -------      ------
                                                      $4,574         $4,712        $ 5,173      $(9,700)     $4,759
                                                      ======         ======        =======      =======      ======
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt (including current maturities
    on long-term debt)...........................     $   26         $  124        $   229      $   (75)     $  304
  Trade payables.................................        148            258             10          (79)        337
  Taxes accrued..................................         (3)            34             --           --          31
  Other..........................................        130             71             36           --         237
                                                      ------         ------        -------      -------      ------
                                                         301            487            275         (154)        909
Long-term debt...................................      1,571             25          2,480       (3,405)        671
Deferred income taxes............................        137             47            (86)          --          98
Postretirement benefits and other liabilities....        126             44             --           --         170
Commitments and contingencies
Minority interest................................         --             13             --          394         407
Preferred stock with mandatory redemption
  provisions.....................................        394             --             --         (394)         --
Shareowners' equity..............................      2,045          4,096          2,504       (6,141)      2,504
                                                      ------         ------        -------      -------      ------
                                                      $4,574         $4,712        $ 5,173      $(9,700)     $4,759
                                                      ======         ======        =======      =======      ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEET

                                                                         DECEMBER 31, 1997
                                              -----------------------------------------------------------------------
                                                                              TENNECO INC.
                                               GUARANTOR      NONGUARANTOR      (PARENT       RECLASS
                                              SUBSIDIARIES    SUBSIDIARIES      COMPANY)      & ELIMS    CONSOLIDATED
                                              ------------    ------------    ------------    -------    ------------
                                                       )                                                    (MILLIONS
                  ASSETS
Current assets:
  Cash and temporary cash investments.....       $    3          $   26         $    --       $    --       $   29
  Receivables.............................          231             290             102          (179)         444
  Inventories.............................          153             223               2            --          378
  Deferred income taxes...................           (8)            (13)             42            --           21
  Prepayments and other...................          118              60              --            --          178
                                                 ------          ------         -------       -------       ------
                                                    497             586             146          (179)       1,050
                                                 ------          ------         -------       -------       ------
Other assets:
  Investment in affiliated companies......          752              --           5,486        (6,238)          --
  Notes and advances receivable
    from affiliates.......................          757              92           1,949        (2,798)          --
  Long-term notes receivable, net.........           12              10               4            --           26
  Goodwill and intangibles, net...........          354             151              --            --          505
  Deferred income taxes...................           --              55              --            --           55
  Pension assets..........................           76              17              --            --           93
  Other...................................           93              54               6            --          153
                                                 ------          ------         -------       -------       ------
                                                  2,044             379           7,445        (9,036)         832
                                                 ------          ------         -------       -------       ------
Plant, property, and equipment, at cost...          816             951              --            --        1,767
  Less -- Reserves for depreciation and
    amortization..........................          369             369              --            --          738
                                                 ------          ------         -------       -------       ------
                                                    447             582              --            --        1,029
                                                 ------          ------         -------       -------       ------
Net assets of discontinued operations.....        1,582           2,939          (2,750)           --        1,771
                                                 ------          ------         -------       -------       ------
                                                 $4,570          $4,486         $ 4,841       $(9,215)      $4,682
                                                 ======          ======         =======       =======       ======

   LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt (including current
    maturities on long-term debt).........       $   26          $  109         $    43       $  (103)      $   75
  Trade payables..........................          118             220              22           (74)         286
  Taxes accrued...........................           10              59               4            --           73
  Other...................................          124              97              36            --          257
                                                 ------          ------         -------       -------       ------
                                                    278             485             105          (177)         691
Long-term debt............................        1,255              43           2,209        (2,794)         713
Deferred income taxes.....................          131              35              (1)           --          165
Postretirement benefits and other
  liabilities.............................          127              50              --            --          177
Commitments and contingencies
Minority interest.........................           --              16              --           392          408
Preferred stock with mandatory redemption
  provisions..............................          392              --              --          (392)          --
Shareowners' equity.......................        2,387           3,857           2,528        (6,244)       2,528
                                                 ------          ------         -------       -------       ------
                                                 $4,570          $4,486         $ 4,841       $(9,215)      $4,682
                                                 ======          ======         =======       =======       ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENT OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31, 1998
                                                        -------------------------------------------------------------------
                                                                                      TENNECO INC.
                                                         GUARANTOR     NONGUARANTOR     (PARENT      RECLASS
                                                        SUBSIDIARIES   SUBSIDIARIES     COMPANY)     & ELIMS   CONSOLIDATED
                                                        ------------   ------------   ------------   -------   ------------
                                                                                    (MILLIONS)
OPERATING ACTIVITIES
Net cash provided (used) by operating activities......     $ 238          $ 577          $(255)       $ (28)      $ 532
                                                           -----          -----          -----        -----       -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations..........................................        --             22             --           --          22
Net proceeds from sale of businesses and assets.......         7              3             --           --          10
Expenditures for plant, property, and equipment.......       (82)          (113)            --           --        (195)
Acquisitions of businesses............................        --             (3)            --           --          (3)
Expenditures for plant, property, and equipment and
  businesses acquisitions -- discontinued
  operations..........................................        --           (498)            --           --        (498)
Investments and other.................................       (49)           (43)             2           --         (90)
                                                           -----          -----          -----        -----       -----
Net cash provided (used) by investing activities......      (124)          (632)             2           --        (754)
                                                           -----          -----          -----        -----       -----
FINANCING ACTIVITIES
Issuance of common and treasury shares................        --             --             50           --          50
Purchase of common stock..............................        --             --           (154)          --        (154)
Issuance of long-term debt............................        --              4             --           --           4
Retirement of long-term debt..........................        (1)           (20)            --           --         (21)
Net increase (decrease) in short-term debt excluding
  current maturities on long-term debt................        --            115            425           --         540
Intercompany dividends and net increase (decrease) in
  intercompany obligations............................       (87)           (51)           138           --          --
Dividends (common and preferred)......................       (28)            --           (203)          28        (203)
                                                           -----          -----          -----        -----       -----
Net cash provided (used) by financing activities......      (116)            48            256           28         216
                                                           -----          -----          -----        -----       -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments..........................        --              6             --           --           6
                                                           -----          -----          -----        -----       -----
Increase (decrease) in cash and temporary cash
  investments.........................................        (2)            (1)             3           --          --
Cash and temporary cash investments, January 1........         3             26             --           --          29
                                                           -----          -----          -----        -----       -----
Cash and temporary cash investments, December 31
  (Note)..............................................     $   1          $  25          $   3        $  --       $  29
                                                           =====          =====          =====        =====       =====

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENT OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER 31, 1997
                                                       -------------------------------------------------------------------
                                                                                     TENNECO INC.
                                                        GUARANTOR     NONGUARANTOR     (PARENT      RECLASS
                                                       SUBSIDIARIES   SUBSIDIARIES     COMPANY)     & ELIMS   CONSOLIDATED
                                                       ------------   ------------   ------------   -------   ------------
                                                                                   (MILLIONS)
OPERATING ACTIVITIES
Net cash provided (used) by operating activities.....     $  22          $ 552          $ (34)       $ (21)      $ 519
                                                          -----          -----          -----        -----       -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations.........................................        --             24             --           --          24
Net proceeds from the sale of businesses and
  assets.............................................        --              5             --           --           5
Expenditures for plant, property, and equipment......       (69)          (152)            --           --        (221)
Acquisitions of businesses...........................        (7)           (22)            --           --         (29)
Expenditures for plant, property, and equipment and
  business acquisitions -- discontinued operations...        --           (622)            --           --        (622)
Investments and other................................       (11)           (51)            18           --         (44)
                                                          -----          -----          -----        -----       -----
Net cash provided (used) by investing activities.....       (87)          (818)            18           --        (887)
                                                          -----          -----          -----        -----       -----
FINANCING ACTIVITIES
Issuance of common and treasury shares...............        --             --             48           --          48
Purchase of common stock.............................        --             --           (132)          --        (132)
Issuance of equity securities by a subsidiary........        99             --             --           --          99
Issuance of long-term debt...........................        --              7            590           --         597
Retirement of long-term debt.........................        (1)           (22)            --           --         (23)
Net increase (decrease) in short-term debt excluding
  current maturities on long-term debt...............        25            (74)            18           --         (31)
Intercompany dividends and net increase (decrease) in
  intercompany obligations...........................       (40)           344           (304)          --          --
Dividends (common and preferred).....................       (21)            --           (204)          21        (204)
                                                          -----          -----          -----        -----       -----
Net cash provided (used) by financing activities.....        62            255             16           21         354
                                                          -----          -----          -----        -----       -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments.........................        --              3             --           --           3
                                                          -----          -----          -----        -----       -----
Increase (decrease) in cash and temporary cash
  investments........................................        (3)            (8)            --           --         (11)
Cash and temporary cash investments, January 1.......         6             34             --           --          40
                                                          -----          -----          -----        -----       -----
Cash and temporary cash investments, December 31
  (Note).............................................     $   3          $  26          $  --        $  --       $  29
                                                          =====          =====          =====        =====       =====

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENT OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31, 1996
                                                          -------------------------------------------------------------------
                                                                                        TENNECO INC.
                                                           GUARANTOR     NONGUARANTOR     (PARENT      RECLASS
                                                          SUBSIDIARIES   SUBSIDIARIES     COMPANY)     & ELIMS   CONSOLIDATED
                                                          ------------   ------------   ------------   -------   ------------
                                                                                      (MILLIONS)
OPERATING ACTIVITIES
Net cash provided (used) by operating activities........     $  16         $  (796)       $ 1,054       $(21)      $   253
                                                             -----         -------        -------       ----       -------
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations............................................        --             658            539         --         1,197
Net proceeds from sale of businesses and assets.........        --               3             --         --             3
Expenditures for plant, property, and equipment.........       (75)           (113)            --         --          (188)
Acquisitions of businesses..............................      (347)            (78)            --         --          (425)
Expenditures for plant, property, and equipment and
  business acquisitions -- discontinued operations......        --          (1,106)            --         --        (1,106)
Investments and other...................................       (29)            (42)           (95)        --          (166)
                                                             -----         -------        -------       ----       -------
Net cash provided (used) by investing activities........      (451)           (678)           444         --          (685)
                                                             -----         -------        -------       ----       -------
FINANCING ACTIVITIES
Issuance of common, treasury, and SECT shares...........        --              --            164         --           164
Purchase of common stock................................        --              --           (172)        --          (172)
Issuance of NPS Preferred Stock.........................        --              --            296         --           296
Redemption of preferred stock...........................        --              --            (20)        --           (20)
Issuance of long-term debt..............................        --             636          2,164         --         2,800
Retirement of long-term debt............................        --          (1,759)          (529)        --        (2,288)
Net increase (decrease) in short-term debt excluding
  current maturities on long-term debt..................        --              58           (279)        --          (221)
Cash transferred in Merger and Distributions............        --              --            (99)        --           (99)
Intercompany dividends and net increase (decrease) in
  intercompany obligations..............................       437           2,273         (2,710)        --            --
Dividends (common and preferred)........................       (21)             --           (313)        21          (313)
                                                             -----         -------        -------       ----       -------
Net cash provided (used) by financing activities........       416           1,208         (1,498)        21           147
                                                             -----         -------        -------       ----       -------
Effect of foreign exchange rate changes on cash and
  temporary cash investments............................        --               1             --         --             1
                                                             -----         -------        -------       ----       -------
Increase (decrease) in cash and temporary cash
  investments...........................................       (19)           (265)            --         --          (284)
Cash and temporary cash investments, January 1..........        24             300             --         --           324
                                                             -----         -------        -------       ----       -------
Cash and temporary cash investments, December 31
  (Note)................................................     $   5         $    35        $    --       $ --       $    40
                                                             =====         =======        =======       ====       =======

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months at the date of purchase.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

15. SUBSEQUENT EVENTS

     On November 4, 1999 Tenneco completed the spin-off of the common stock of Tenneco Packaging, Inc., now known as "Pactiv", to the Tenneco shareowners. At the time of the spin-off, Packaging included Tenneco's specialty packaging business, the remaining interest in the containerboard joint venture and Tenneco's administrative service operations. The morning after the spin-off, Tenneco changed its name from "Tenneco Inc." to "Tenneco Automotive Inc." and effected a reverse stock split whereby every five shares of Tenneco common stock were converted into one share of Tenneco's new common stock.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                     INCOME (LOSS)
                                     INCOME BEFORE                                       BEFORE        CUMULATIVE
                       NET SALES   INTEREST EXPENSE,                                   CUMULATIVE      EFFECT OF
                          AND        INCOME TAXES,     INCOME FROM   INCOME FROM    EFFECT OF CHANGE   CHANGE IN
                       OPERATING     AND MINORITY      CONTINUING    DISCONTINUED    IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                REVENUES        INTEREST        OPERATIONS     OPERATIONS       PRINCIPLE       PRINCIPLE      (LOSS)
-------                ---------   -----------------   -----------   ------------   ----------------   ----------   ----------
                                                                     (MILLIONS)
1998
  1st................   $  800           $ 83             $ 43           $ 32             $ 75            $ --         $ 75
  2nd................      864            124               63             74              137              --          137
  3rd................      804             81               63             40              103              --          103
  4th................      769            (61)             (53)            (7)             (60)             --          (60)
                        ------           ----             ----           ----             ----            ----         ----
                        $3,237           $227             $116           $139             $255            $ --         $255
                        ======           ====             ====           ====             ====            ====         ====
1997
  1st................   $  778           $ 80             $ 54           $ 22             $ 76            $ --         $ 76
  2nd................      873            134               84             20              104              --          104
  3rd................      785            114               62             43              105              --          105
  4th................      790             67               34             42               76             (46)          30
                        ------           ----             ----           ----             ----            ----         ----
                        $3,226           $395             $234           $127             $361            $(46)        $315
                        ======           ====             ====           ====             ====            ====         ====


                                                   BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                        ----------------------------------------------------------------------
                                                                         BEFORE        CUMULATIVE
                                                                       CUMULATIVE      EFFECT OF
                                           FROM          FROM       EFFECT OF CHANGE   CHANGE IN
                                        CONTINUING   DISCONTINUED    IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                                 OPERATIONS    OPERATIONS       PRINCIPLE       PRINCIPLE      (LOSS)
-------                                 ----------   ------------   ----------------   ----------   ----------
1998
  1st...............................      $ 1.26        $ .95            $ 2.21          $   --       $ 2.21
  2nd...............................        1.88         2.16              4.04              --         4.04
  3rd...............................        1.85         1.24              3.09              --         3.09
  4th...............................       (1.57)        (.23)            (1.80)             --        (1.80)
                                          ------        -----            ------          ------       ------
                                          $ 3.45        $4.13            $ 7.58          $   --       $ 7.58
                                          ======        =====            ======          ======       ======
1997
  1st...............................      $ 1.59        $ .63            $ 2.22          $   --       $ 2.22
  2nd...............................        2.45          .61              3.06              --         3.06
  3rd...............................        1.84         1.27              3.11              --         3.11
  4th...............................        1.00         1.22               .87           (1.35)         .87
                                          ------        -----            ------          ------       ------
                                          $ 6.87        $3.73            $10.60          $(1.35)      $ 9.25
                                          ======        =====            ======          ======       ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                                    DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                       ---------------------------------------------------------------------------
                                                                          BEFORE          CUMULATIVE
                                                                     CUMULATIVE EFFECT    EFFECT OF
                                          FROM           FROM            OF CHANGE        CHANGE IN
                                       CONTINUING    DISCONTINUED      IN ACCOUNTING      ACCOUNTING    NET INCOME
              QUARTER                  OPERATIONS     OPERATIONS         PRINCIPLE        PRINCIPLE       (LOSS)
              -------                  ----------    ------------    -----------------    ----------    ----------
1998
  1st..............................      $ 1.26         $ .94             $ 2.20            $   --        $ 2.20
  2nd..............................        1.88          2.15               4.03                --          4.03
  3rd..............................        1.84          1.24               3.08                --          3.08
  4th..............................       (1.57)         (.23)             (1.80)               --         (1.80)
                                         ------         -----             ------            ------        ------
                                         $ 3.44         $4.12             $ 7.56            $   --        $ 7.56
                                         ======         =====             ======            ======        ======
1997
  1st..............................      $ 1.59         $ .63             $ 2.22            $   --        $ 2.22
  2nd..............................        2.44           .61               3.05                --          3.05
  3rd..............................        1.82          1.27               3.09                --          3.09
  4th..............................        1.00          1.22               2.22             (1.35)          .87
                                         ------         -----             ------            ------        ------
                                         $ 6.85         $3.72             $10.57            $(1.35)       $ 9.22
                                         ======         =====             ======            ======        ======

-------------------------
Note: Reference is made to Notes 1, 2, 3, 4 and 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results. The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.
      (The preceding notes are an integral part of the foregoing financial statements.)

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                          STATEMENTS OF INCOME (LOSS)
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
                                                              (MILLIONS EXCEPT SHARE AND
                                                                  PER SHARE AMOUNTS)
REVENUES
    Net sales and operating revenues........................  $     2,473    $     2,468
    Other income --
         Gain (loss) on sale of businesses and assets,
           net..............................................           (5)           (14)
         Other income, net..................................           15             26
                                                              -----------    -----------
                                                                    2,483          2,480
                                                              -----------    -----------
COSTS AND EXPENSES
    Cost of sales (exclusive of depreciation shown below)...        1,812          1,731
    Engineering, research, and development..................           39             18
    Selling, general, and administrative....................          303            333
    Depreciation and amortization...........................          110            110
                                                              -----------    -----------
                                                                    2,264          2,192
                                                              -----------    -----------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES, AND MINORITY
  INTEREST..................................................          219            288
    Interest expense........................................           58             49
    Income tax expense (benefit)............................           60             48
    Minority interest.......................................           21             22
                                                              -----------    -----------
INCOME FROM CONTINUING OPERATIONS...........................           80            169
Income (loss) from discontinued operations, net of income
  tax.......................................................          (99)           146
                                                              -----------    -----------
Income (loss) before extraordinary loss.....................          (19)           315
Extraordinary loss, net of income tax.......................           (7)            --
                                                              -----------    -----------
Income (loss) before cumulative effect of change in
  accounting principle......................................          (26)           315
Cumulative effect of change in accounting principle, net of
  income tax................................................         (134)            --
                                                              -----------    -----------
NET INCOME (LOSS)...........................................  $      (160)   $       315
                                                              ===========    ===========
EARNINGS (LOSS) PER SHARE
Average shares of common stock outstanding --
    Basic...................................................   33,423,014     33,785,955
    Diluted.................................................   33,491,690     33,876,785
Basic earnings (loss) per share of common stock --
    Continuing operations...................................  $      2.40    $      4.99
    Discontinued operations.................................        (2.98)          4.35
    Extraordinary loss......................................         (.20)            --
    Cumulative effect of change in accounting principle.....        (4.00)            --
                                                              -----------    -----------
                                                              $     (4.78)   $      9.34
                                                              ===========    ===========
Diluted earnings (loss) per share of common stock --
    Continuing operations...................................  $      2.40    $      4.97
    Discontinued operations.................................        (2.98)          4.34
    Extraordinary loss......................................         (.20)            --
    Cumulative effect of change in accounting principle.....        (4.00)            --
                                                              -----------    -----------
                                                              $     (4.78)   $      9.31
                                                              ===========    ===========
Cash dividends per share of common stock....................  $      4.50    $      4.50
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements of income (loss).

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1999       1998
                                                              --------    ------
                                                                  (MILLIONS)
OPERATING ACTIVITIES
Income from continuing operations...........................  $    80     $ 169
Adjustments to reconcile income from continuing operations
  to cash provided (used) by operating activities --
     Depreciation and amortization..........................      110       110
     Deferred income taxes..................................       44        27
     (Gain) loss on sale of businesses and assets, net......        5        14
     Changes in components of working capital --
          (Increase) decrease in receivables................     (244)     (179)
          (Increase) decrease in inventories................       (7)      (16)
          (Increase) decrease in prepayments and other
           current assets...................................       15        (7)
          Increase (decrease) in payables...................       44         7
          Increase (decrease) in taxes accrued..............      (74)      (18)
          Increase (decrease) in interest accrued...........       39        30
          Increase (decrease) in other current
           liabilities......................................      (62)      (43)
     Other..................................................      (50)      (61)
                                                              -------     -----
Cash provided (used) by continuing operations...............     (100)       33
Cash provided (used) by discontinued operations.............      (66)      332
                                                              -------     -----
Net cash provided (used) by operating activities............     (166)      365
                                                              -------     -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................      342        13
Net proceeds from sale of assets............................        8        10
Expenditures for plant, property, and equipment.............     (104)     (121)
Acquisition of businesses...................................      (36)       --
Expenditures for plant, property, and equipment and business
  acquisitions -- discontinued operations...................   (1,249)     (301)
Investments and other.......................................      (29)      (70)
                                                              -------     -----
Net cash provided (used) by investing activities............   (1,068)     (469)
                                                              -------     -----
FINANCING ACTIVITIES
Issuance of common and treasury shares......................       28        39
Purchase of common stock....................................       (4)     (104)
Issuance of long-term debt..................................    1,761         3
Retirement of long-term debt................................      (30)      (18)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................     (360)      328
Dividends (common)..........................................     (151)     (152)
                                                              -------     -----
Net cash provided (used) by financing activities............    1,244        96
                                                              -------     -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................        3         3
                                                              -------     -----
Increase (decrease) in cash and temporary cash
  investments...............................................       13        (5)
Cash and temporary cash investments, January 1..............       29        29
                                                              -------     -----
Cash and temporary cash investments, September 30 (Note)....  $    42     $  24
                                                              =======     =====
Cash paid during the period for interest....................  $   150     $ 162
Cash paid during the period for income taxes (net of
  refunds)..................................................  $    77     $  25
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common equity interest received related to the sale of
  containerboard operations.................................  $   194     $  --
Principal amount of long-term debt assumed by buyers of
  containerboard operations.................................  $(1,760)    $  --

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to financial statements are an integral part of these statements of cash flows.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                -------------    ------------
                                                                    1999             1998
                                                                -------------    ------------
                                                                         (MILLIONS)
                           ASSETS
Current assets:
    Cash and temporary cash investments.....................       $   42           $   29
    Receivables --
         Customer notes and accounts, net...................          657              430
         Income taxes.......................................           --                3
         Other..............................................           23               10
    Inventories --
         Finished goods.....................................          209              221
         Work in process....................................           84               79
         Raw materials......................................           72               73
         Materials and supplies.............................           38               41
    Deferred income taxes...................................           28               39
    Prepayments and other...................................           63              139
                                                                   ------           ------
                                                                    1,216            1,064
                                                                   ------           ------
Other assets:
    Long-term notes receivable, net.........................           30               23
    Goodwill and intangibles, net...........................          505              499
    Deferred income taxes...................................           --               39
    Pension assets..........................................           99              101
    Other...................................................          106              201
                                                                   ------           ------
                                                                      740              863
                                                                   ------           ------
Plant, property, and equipment, at cost.....................        1,936            1,944
    Less -- Reserves for depreciation and amortization......          881              851
                                                                   ------           ------
                                                                    1,055            1,093
                                                                   ------           ------
Net assets of discontinued operations.......................        1,483            1,739
                                                                   ------           ------
                                                                   $4,494           $4,759
                                                                   ======           ======
            LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Short-term debt (including current maturities on
     long-term debt)........................................       $  237           $  304
    Trade payables..........................................          365              337
    Taxes accrued...........................................           46               31
    Accrued liabilities.....................................          194              161
    Other...................................................           46               76
                                                                   ------           ------
                                                                      888              909
                                                                   ------           ------
Long-term debt..............................................          796              671
                                                                   ------           ------
Deferred income taxes.......................................          104               98
                                                                   ------           ------
Postretirement benefits.....................................          136              139
                                                                   ------           ------
Deferred credits and other liabilities......................           19               31
                                                                   ------           ------
Commitments and contingencies
Minority interest...........................................          411              407
                                                                   ------           ------
Shareowners' equity:
    Common stock............................................           --               --
    Premium on common stock and other capital surplus.......        2,723            2,712
    Accumulated other comprehensive income (loss)...........         (174)             (91)
    Retained earnings (accumulated deficit).................         (168)             142
                                                                   ------           ------
                                                                    2,381            2,763
    Less -- Shares held as treasury stock, at cost..........          241              259
                                                                   ------           ------
                                                                    2,140            2,504
                                                                   ------           ------
                                                                   $4,494           $4,759
                                                                   ======           ======

  The accompanying notes to financial statements are an integral part of these balance sheets.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                  (UNAUDITED)

                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                       -----------------------------------------
                                                              1999                  1998
                                                       -------------------   -------------------
                                                         SHARES     AMOUNT     SHARES     AMOUNT
                                                       ----------   ------   ----------   ------
                                                            (MILLIONS EXCEPT SHARE AMOUNTS)
COMMON STOCK
Balance January 1....................................  34,734,039   $   --   34,513,978   $   --
     Issued pursuant to benefit plans................     109,004       --      183,742       --
                                                       ----------   ------   ----------   ------
Balance September 30.................................  34,843,043       --   34,697,720       --
                                                       ==========   ------   ==========   ------
PREMIUM ON COMMON STOCK AND OTHER CAPITAL SURPLUS
Balance January 1....................................                2,712                 2,681
     Premium on common stock issued pursuant to
       benefit plans.................................                   11                    25
                                                                    ------                ------
Balance September 30.................................                2,723                 2,706
                                                                    ------                ------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance January 1....................................                  (91)                 (122)
     Other comprehensive income (loss)...............                  (83)                   38
                                                                    ------                ------
Balance September 30.................................                 (174)                  (84)
                                                                    ------                ------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance January 1....................................                  142                    89
     Net income (loss)...............................                 (160)                  315
     Dividends on common stock.......................                 (150)                 (151)
                                                                    ------                ------
Balance September 30.................................                 (168)                  253
                                                                    ------                ------
LESS -- COMMON STOCK HELD AS TREASURY STOCK, AT COST
Balance January 1....................................   1,351,536      259      585,638      120
     Shares acquired.................................      34,669        5      553,162      107
     Shares issued pursuant to benefit and dividend
       reinvestment plans............................    (118,166)     (23)     (80,584)     (16)
                                                       ----------   ------   ----------   ------
Balance September 30.................................   1,268,039      241    1,058,216      211
                                                       ==========   ------   ==========   ------
     Total...........................................               $2,140                $2,664
                                                                    ======                ======

  The accompanying notes to financial statements are an integral part of these statements of changes in shareowners' equity.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                  (UNAUDITED)

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                           -------------------------------------------------------------
                                                       1999                            1998
                                           -----------------------------   -----------------------------
                                            ACCUMULATED                     ACCUMULATED
                                               OTHER                           OTHER
                                           COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                              INCOME          INCOME          INCOME          INCOME
                                           -------------   -------------   -------------   -------------
                                                                    (MILLIONS)
NET INCOME (LOSS)........................                      $(160)                          $315
                                                               -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME
  (LOSS)
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance January 1......................      $ (82)                          $(122)
     Translation of foreign currency
       statements........................        (83)            (83)             38             38
                                               -----                           -----
  Balance September 30...................       (165)                            (84)
                                               -----                           -----
  ADDITIONAL MINIMUM PENSION LIABILITY
     ADJUSTMENT
  Balance January 1......................         (9)                             --
     Additional minimum pension liability
       adjustment........................         --              --              --             --
                                               -----                           -----
  Balance September 30...................         (9)                             --
                                               -----                           -----
Balance September 30.....................      $(174)                          $ (84)
                                               =====                           =====
                                                               -----                           ----
Other comprehensive income (loss)........                        (83)                            38
                                                               -----                           ----
COMPREHENSIVE INCOME (LOSS)..............                      $(243)                          $353
                                                               =====                           ====

      The accompanying notes to financial statements are an integral part of these statements of comprehensive income (loss).

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (1) Tenneco Automotive Inc. was known as Tenneco Inc. before the spin-off on November 4, 1999 of Tenneco Inc.'s packaging business, as described in Note
2. In these notes, discussions of Tenneco refer to Tenneco Inc. and its subsidiaries before the spin-off and to Tenneco Automotive Inc. and its subsidiaries after the spin-off.

     In the opinion of Tenneco, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations, cash flows, changes in shareowners' equity, and comprehensive income for the periods indicated. The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The consolidated financial statements of Tenneco include all majority-owned subsidiaries. Investments in 20% to 50% owned companies where Tenneco has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings and cumulative translation adjustments since date of acquisition. Tenneco has no investments in 20% to 50% owned companies where it does not carry the investment at cost plus equity in undistributed earnings.

     Prior year's financial statements have been reclassified where appropriate to conform to 1999 presentations.

     (2) In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives to separate the automotive, paperboard packaging and specialty packaging businesses. Subsequently, Tenneco completed the following actions:

     - In January 1999, Tenneco announced an agreement to contribute its containerboard business to a new joint venture with an affiliate of Madison Dearborn Partners. The proceeds from the transaction, including debt assumed by the new joint venture, were approximately $2 billion. The transaction closed in April 1999. Tenneco retained a 43% percent interest in the joint venture.

     - In April 1999, Tenneco announced an agreement to sell its folding carton operations to Caraustar Industries. This transaction closed in June 1999. The folding carton operations and the containerboard business together represented Tenneco's paperboard packaging operating segment.

     - On November 4, 1999, Tenneco completed the spin-off of Tenneco Packaging Inc., now known as Pactiv Corporation ("Packaging"). The morning following the spin-off, Tenneco changed its name from "Tenneco Inc. " to "Tenneco Automotive Inc." and effected a reverse stock split whereby every five shares of Tenneco common stock were converted into one share of Tenneco's new common stock.

     The separation of the automotive and packaging businesses was accomplished by the spin-off of the common stock of Packaging to Tenneco shareowners. At the time of the spin-off, Packaging included Tenneco's specialty packaging business, the remaining interest in the containerboard joint venture and Tenneco's administrative services operations. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the spin-off would be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners.

     Before the spin-off, Tenneco realigned substantially all of its existing debt through a combination of tender offers, exchange offers, and other refinancings. The company's debt realignment was financed by borrowings by Tenneco under new credit facilities, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities, and the issuance by Packaging of its new publicly-traded debt in exchange for certain series of the publicly-traded debt of Tenneco that was outstanding

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


before the spin-off and debt realignment. The debt of Packaging was rated investment grade and the debt of Tenneco was rated non-investment grade by both Standard & Poor's and Moody's debt rating agencies.


     As a result of these transactions, Tenneco's former specialty and paperboard packaging operating segments are presented as discontinued operations in the accompanying financial statements. Tenneco's sole continuing operation is its automotive segment. Refer to Note 3 for further information related to discontinued operations.

     (3) Revenues and income for the paperboard packaging discontinued operations are shown in the following table:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              1999     1998
                                                              -----   ------
                                                                (MILLIONS)
Net sales and operating revenues............................  $ 445   $1,185
                                                              =====   ======
Income before income taxes and interest allocation..........  $  30   $  101
Income tax (expense) benefit................................    (11)     (38)
                                                              -----   ------
Income before interest allocation...........................     19       63
Allocated interest expense, net of income tax...............     (5)     (20)
                                                              -----   ------
Income from discontinued operations before disposition......     14       43
Gain (loss) on disposition, net of income tax...............   (169)      19
                                                              -----   ------
Income (loss) from discontinued operations..................  $(155)  $   62
                                                              =====   ======

     Revenues and income for the specialty packaging discontinued operations are shown in the following table:

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Net sales and operating revenues............................  $2,158   $2,067
                                                              ======   ======
Income before income taxes and interest allocation..........  $  213   $  247
Income tax (expense) benefit................................     (87)     (96)
                                                              ------   ------
Income before interest allocation...........................     126      151
Allocated interest expense, net of income tax...............     (70)     (67)
                                                              ------   ------
Income (loss) from discontinued operations..................  $   56   $   84
                                                              ======   ======

     Net assets of discontinued operations includes $1,985 million and $2,456 million of debt allocated to discontinued operations as of September 30, 1999, and December 31, 1998, respectively.

     (4) In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs. Tenneco recorded a pre-tax charge to income from continuing operations of $53 million, $34 million after-tax, or $1.02 per diluted common share. Of the pre-tax charge, for operational restructuring plans, $36 million related to the consolidation of the manufacturing and distribution operations of the North American automotive aftermarket business. A staff and related cost reduction plan, which covers employees in both the operating units and corporate operations, is expected to cost $17 million.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The automotive aftermarket restructuring involves closing two plant locations and five distribution centers, resulting in the elimination of 302 positions. The staff and related cost reduction plan involves the elimination of 454 administrative positions.

     The fixed assets at the locations to be closed were written down to their fair value, less costs to sell, in the fourth quarter of 1998. As a result of the single-purpose nature of the assets, fair value was estimated at scrap value less cost to dispose. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 2000. The effect of suspending depreciation for these impaired assets is a reduction in depreciation and amortization of approximately $2 million on an annual basis.

     As of September 30, 1999, approximately 670 employees have been terminated. To address customer service and production transfer issues, the closure of one plant location and one aftermarket distribution center has been delayed until the first and second quarters of 2000, respectively. All other restructuring actions, with the exception of the final disposal of certain assets, are being executed according to the initial plan and are expected to be complete by the fourth quarter of 1999. During the nine months ended September 30, 1999, the automotive aftermarket business closed one plant location and four distribution centers.

     Amounts related to the restructuring plan are shown in the following table:

                                                                              CASH
                                                                            PAYMENTS
                                                                           NINE MONTHS
                                                      DECEMBER 31, 1998       ENDED        BALANCE AT
                                                        RESTRUCTURING     SEPTEMBER 30,   SEPTEMBER 30,
                                                       CHARGE BALANCE         1999            1999
                                                      -----------------   -------------   -------------
                                                                         (MILLIONS)
Severance...........................................         $15               $ 6             $ 9
Facility exit costs.................................           1                 1              --
                                                             ---               ---             ---
                                                             $16               $ 7             $ 9
                                                             ===               ===             ===

     (5) Tenneco is a party to various legal proceedings arising from its operations. Tenneco believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

     (6) Tenneco is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. Tenneco has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Tenneco can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible cleanup costs and the timing, varying costs, and effectiveness of alternative cleanup technologies. However, Tenneco believes that any additional costs which may arise as more information becomes available will not have a material adverse effect on its financial position or results of operations.

     (7) In the first quarter of 1999, Tenneco recorded an extraordinary loss for extinguishment of debt of $7 million (net of a $3 million income tax benefit), or $.20 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

     (8) In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Tenneco is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Prior to January 1, 1999, Tenneco capitalized certain costs related to start-up activities, primarily engineering costs for new automobile original equipment platforms. Tenneco adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle of $102 million (net of a $50 million tax benefit), or $3.05 per diluted common share. The change in accounting principle decreased income from continuing operations by $11 million (net of a $8 million tax benefit), or $.33 per diluted common share for the nine months ended September 30, 1999. If the new accounting method had been applied retroactively, income from continuing operations for the nine months ended September 30, 1998, would have been lower by $10 million (net of a $7 million tax benefit), or $.30 per diluted common share. For the three months ended September 30, 1999, the change in accounting principle decreased income from continuing operations by $6 million (net of a $4 million tax benefit), or $.18 per diluted common share. If the new accounting method had been applied retroactively, income from continuing operations for the three months ended September 30, 1998, would have been lower by $5 million (net of a $3 million tax benefit), or $.15 per diluted common share.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Tenneco adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Tenneco's financial position or results of operations.

     Effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into independent public companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its aftermarket industry competitors. Tenneco recorded an after-tax charge for the cumulative effect of this change in accounting principle of $32 million (net of a $22 million tax benefit), or $.95 per diluted common share. The change in accounting principle increased income from continuing operations by $8 million (net of $5 million in income tax expense), or $.24 per diluted common share for the nine months ended September 30, 1999. If the new accounting principle had been applied retroactively, income from continuing operations for the nine months ended September 30, 1998, would have been higher by $1 million (net of $1 million in income tax expense), or $.03 per diluted common share. For the three months ended September 30, 1999, the change in accounting principle increased

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

income from continuing operations by $3 million (net of $1 million in income tax expense), or $.09 per diluted common share. If the new accounting principle had been applied retroactively, income from continuing operations for the three months ended September 30, 1998, would have been higher by $3 million (net of $2 million in income tax expense), or $.09 per diluted common share.

     (9) In October 1999, Tenneco's shareowners approved an amendment to the Certificate of Incorporation providing for a one-for-five reverse stock split of Tenneco's common stock. The reverse stock split is reflected for all periods presented in the accompanying financial statements, other footnotes, and this computation of earnings from continuing operations per share of common stock outstanding.

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
                                                              (MILLIONS EXCEPT SHARE AND
                                                                  PER SHARE AMOUNTS)
Basic Earnings Per Share --
     Income from continuing operations......................   $       80     $      169
                                                               ==========     ==========
     Average shares of common stock outstanding.............   33,423,014     33,785,955
                                                               ==========     ==========
     Earnings from continuing operations per average share
       of common stock......................................   $     2.40     $     4.99
                                                               ==========     ==========
Diluted Earnings Per Share --
     Income from continuing operations......................   $       80     $      169
                                                               ==========     ==========
     Average shares of common stock outstanding.............   33,423,014     33,785,955
     Effect of dilutive securities:
          Restricted stock..................................        9,973          8,888
          Stock options.....................................           --         32,984
          Performance shares................................       58,703         48,958
                                                               ----------     ----------
     Average shares of common stock outstanding including
       dilutive securities..................................   33,491,690     33,876,785
                                                               ==========     ==========
     Earnings from continuing operations per average share
       of common stock......................................   $     2.40     $     4.97
                                                               ==========     ==========

     (10) Tenneco is a global manufacturer with a single operating segment:

          Automotive -- Manufacture and sale of exhaust and ride control systems for both the original equipment market and the aftermarket.

     Tenneco evaluates business segment operating performance based primarily on income before interest expense, income taxes, and minority interest, exclusive of restructuring charges and other unusual items. Individual operating segments have not been aggregated within this reportable segment.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The following table summarizes certain Tenneco segment information:

                                                              SEGMENT
                                                        -------------------   RECLASS
                                                        AUTOMOTIVE   OTHER    & ELIMS   CONSOLIDATED
                                                        ----------   ------   -------   ------------
                                                                         (MILLIONS)
AT SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS THEN
ENDED
Revenues from external customers......................    $2,473     $   --    $ --        $2,473
Income (loss) before interest, income taxes, and
  minority interest...................................       223         (4)     --           219
Extraordinary loss....................................        --         (7)     --            (7)
Cumulative effect of change in accounting principle...       (33)      (101)     --          (134)
Total assets (Note)...................................     2,977      1,548     (31)        4,494
Net assets of discontinued operations.................        --      1,483      --         1,483

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
Revenues from external customers......................    $2,468     $   --    $ --        $2,468
Income (loss) before interest, income taxes, and
  minority interest...................................       305        (17)     --           288

---------------
Note: The Other segment's total assets include the net assets of discontinued operations.

     (11) Some of Tenneco's subsidiaries have guaranteed Tenneco debt. Supplemental guarantor condensed consolidating financial statements are presented below.

     Basis of Presentation

     On October 14, 1999, Tenneco issued $500,000,000 in aggregate principal amount of Senior Subordinated Notes Due 2009 ("the Notes") as a component of a plan to realign its debt prior to the spin-off. See Note 2 for further discussion of the spin-off and debt realignment. Effective upon the spin-off, all of Tenneco's then existing and future material domestic wholly owned subsidiaries (the Guarantor Subsidiaries) fully and unconditionally guaranteed the Notes on a joint and several basis. Additionally, the Guarantor Subsidiaries fully and unconditionally guarantee Tenneco's senior secured credit facility. Separate financial statements of the Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries are jointly, severally, and unconditionally liable under the guarantees, and Tenneco believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantor Subsidiaries.

     These condensed consolidating financial statements are presented on the equity method. Under this method, investments are recorded at cost and adjusted for a company's ownership share of a subsidiary's cumulative results of operations, capital contributions and distributions, and other equity changes. The balance sheet caption "Investment in affiliated companies" includes investments in continuing and discontinued subsidiaries. The condensed consolidating financial statements of the Guarantor Subsidiaries should be read in connection with the financial statements of Tenneco Automotive Inc. and Consolidated Subsidiaries and notes thereto of which this note is an integral part.

     Distributions

     There are no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to Tenneco Automotive Inc.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                              STATEMENT OF INCOME

                                                          NINE MONTHS ENDED SEPTEMBER 30, 1999
                                         ----------------------------------------------------------------------
                                                                           TENNECO
                                                                       AUTOMOTIVE INC.
                                          GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                         SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS   CONSOLIDATED
                                         ------------   ------------   ---------------   -------   ------------
                                                                       (MILLIONS)
REVENUES
  Net sales and operating revenues --
     External..........................     $1,089         $1,383           $   1         $  --       $2,473
     Affiliated companies..............         61             52              --          (113)          --
  Other income, net....................          9              2              --            (1)          10
                                            ------         ------           -----         -----       ------
                                             1,159          1,437               1          (114)       2,483
                                            ------         ------           -----         -----       ------
COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below).........        821          1,104               1          (114)       1,812
  Engineering, research, and
     development.......................         21             18              --            --           39
  Selling, general, and
     administrative....................        160            142               1            --          303
  Depreciation and amortization........         54             56              --            --          110
                                            ------         ------           -----         -----       ------
                                             1,056          1,320               2          (114)       2,264
                                            ------         ------           -----         -----       ------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST EXPENSE, INCOME
  TAXES, MINORITY INTEREST, AND EQUITY
  IN NET INCOME FROM CONTINUING
  OPERATIONS OF AFFILIATED COMPANIES...        103            117              (1)           --          219
     Interest expense --
       External (net of interest
          capitalized).................          2             13              42             1           58
       Affiliated companies (net of
          interest income).............         56              6             (62)           --           --
     Income tax expense (benefit)......         45             14              12           (11)          60
     Minority interest.................         --              1              --            20           21
                                            ------         ------           -----         -----       ------
                                                --             83               7           (10)          80
     Equity in net income from
       continuing operations of
       affiliated companies............         52             --              73          (125)          --
                                            ------         ------           -----         -----       ------
INCOME FROM CONTINUING OPERATIONS......         52             83              80          (135)          80
Income (loss) from discontinued
  operations, net of income tax........          1              9             (99)          (10)         (99)
                                            ------         ------           -----         -----       ------
Income (loss) before extraordinary
  loss.................................         53             92             (19)         (145)         (19)
Extraordinary loss, net of income
  tax..................................         --             (7)             (7)            7           (7)
                                            ------         ------           -----         -----       ------
Income (loss) before cumulative effect
  of change in accounting principle....         53             85             (26)         (138)         (26)
Cumulative effect of change in
  accounting principle, net of income
  tax..................................        (64)           (70)           (134)          134         (134)
                                            ------         ------           -----         -----       ------
NET INCOME (LOSS)......................        (11)            15            (160)           (4)        (160)
Preferred stock dividends..............         20             --              --           (20)          --
                                            ------         ------           -----         -----       ------
NET INCOME (LOSS) TO COMMON STOCK......     $  (31)        $   15           $(160)        $  16       $ (160)
                                            ======         ======           =====         =====       ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                              STATEMENT OF INCOME

                                                          NINE MONTHS ENDED SEPTEMBER 30, 1998
                                         ----------------------------------------------------------------------
                                                                           TENNECO
                                                                       AUTOMOTIVE INC.
                                          GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                         SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS   CONSOLIDATED
                                         ------------   ------------   ---------------   -------   ------------
REVENUES
  Net sales and operating revenues --
     External..........................     $1,099         $1,366           $  3          $  --       $2,468
     Affiliated companies..............         70             57             --           (127)          --
  Other income, net....................         21             (9)            --             --           12
                                            ------         ------           ----          -----       ------

                                             1,190          1,414              3           (127)       2,480
                                            ------         ------           ----          -----       ------
COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below).........        812          1,044              2           (127)       1,731
  Engineering, research, and
     development.......................         11              7             --             --           18
  Selling, general, and
     administrative....................        198            134              1             --          333
  Depreciation and amortization........         58             52             --             --          110
                                            ------         ------           ----          -----       ------
                                             1,079          1,237              3           (127)       2,192
                                            ------         ------           ----          -----       ------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST EXPENSE, INCOME
  TAXES, MINORITY INTEREST, AND EQUITY
  IN NET INCOME FROM CONTINUING
  OPERATIONS OF AFFILIATED COMPANIES...        111            177             --             --          288
     Interest expense --
       External (net of interest
          capitalized).................          2             11             36             --           49
       Affiliated companies (net of
          interest income).............         37              4            (41)            --           --
     Income tax expense (benefit)......          5             46             14            (17)          48
     Minority interest.................         --              1             --             21           22
                                            ------         ------           ----          -----       ------
                                                67            115             (9)            (4)         169
     Equity in net income from
       continuing operations of
       affiliated companies............         84             --            178           (262)          --
                                            ------         ------           ----          -----       ------
INCOME FROM CONTINUING OPERATIONS......        151            115            169           (266)         169
Income from discontinued operations,
  net of income tax....................         18            220            146           (238)         146
                                            ------         ------           ----          -----       ------
Income before extraordinary loss.......        169            335            315           (504)         315
Extraordinary loss, net of income
  tax..................................         --             --             --             --           --
                                            ------         ------           ----          -----       ------
Income before cumulative effect of
  change in accounting principle.......        169            335            315           (504)         315
Cumulative effect of change in
  accounting principle, net of income
  tax..................................         --             --             --             --           --
                                            ------         ------           ----          -----       ------
NET INCOME.............................        169            335            315           (504)         315
Preferred stock dividends..............         21             --             --            (21)          --
                                            ------         ------           ----          -----       ------
NET INCOME TO COMMON STOCK.............     $  148         $  335           $315          $(483)      $  315
                                            ======         ======           ====          =====       ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                            STATEMENT OF CASH FLOWS

                                                            NINE MONTHS ENDED SEPTEMBER 30, 1999
                                           ----------------------------------------------------------------------
                                                                             TENNECO
                                                                         AUTOMOTIVE INC.
                                            GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                           SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS   CONSOLIDATED
                                           ------------   ------------   ---------------   -------   ------------
                                                                         (MILLIONS)
OPERATING ACTIVITIES
Net cash provided (used) by operating
  activities.............................     $(148)        $    85           $ (83)        $(20)      $  (166)
                                              -----         -------           -----         ----       -------
INVESTING ACTIVITIES
Net proceeds related to the sale of
  discontinued operations................        --             342              --           --           342
Net proceeds from sale of businesses and
  assets.................................         6               2              --           --             8
Expenditures for plant, property, and
  equipment..............................       (39)            (65)             --           --          (104)
Acquisitions of businesses...............        (2)            (34)             --           --           (36)
Expenditures for plant, property, and
  equipment and business acquisitions --
  discontinued operations................        --          (1,249)             --           --        (1,249)
Investments and other....................        (8)            (24)              3           --           (29)
                                              -----         -------           -----         ----       -------
Net cash provided (used) by investing
  activities.............................       (43)         (1,028)              3           --        (1,068)
                                              -----         -------           -----         ----       -------
FINANCING ACTIVITIES
Issuance of common and treasury shares...        --              --              28           --            28
Purchase of common stock.................        --              --              (4)          --            (4)
Issuance of long-term debt...............        --           1,761              --           --         1,761
Retirement of long-term debt.............        (1)            (35)              6           --           (30)
Net increase (decrease) in short-term
  debt excluding current maturities on
  long-term debt.........................       (25)            (48)           (287)          --          (360)
Intercompany dividends and net increase
  (decrease) in intercompany
  obligations............................       236            (742)            506           --            --
Dividends (common and preferred).........       (20)             --            (151)          20          (151)
                                              -----         -------           -----         ----       -------
Net cash provided (used) by financing
  activities.............................       190             936              98           20         1,244
                                              -----         -------           -----         ----       -------
Effect of foreign exchange rate changes
  on cash and temporary cash
  investments............................        --               3              --           --             3
                                              -----         -------           -----         ----       -------
Increase (decrease) in cash and temporary
  cash investments.......................        (1)             (4)             18           --            13
Cash and temporary cash investments,
  January 1..............................         3              26              --           --            29
                                              -----         -------           -----         ----       -------
Cash and temporary cash investments,
  September 30 (Note)....................     $   2         $    22           $  18         $ --       $    42
                                              =====         =======           =====         ====       =======
NON-CASH INVESTING AND FINANCING
  ACTIVITIES
Common equity interest received related
  to the sale of containerboard
  operations.............................     $  --         $   194           $  --         $ --       $   194
Principal amount of long-term debt
  assumed by buyers of containerboard
  operations.............................     $  --         $(1,760)          $  --         $ --       $(1,760)

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                            STATEMENT OF CASH FLOWS

                                                         NINE MONTHS ENDED SEPTEMBER 30, 1998
                                        ----------------------------------------------------------------------
                                                                          TENNECO
                                                                      AUTOMOTIVE INC.
                                         GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                        SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS   CONSOLIDATED
                                        ------------   ------------   ---------------   -------   ------------
                                                                      (MILLIONS)
OPERATING ACTIVITIES
Net cash provided (used) by operating
  activities..........................      $ 54          $ 428            $ (97)        $(20)       $ 365
                                            ----          -----            -----         ----        -----
INVESTING ACTIVITIES
Net proceeds related to the sale of
  discontinued operations.............        --             13               --           --           13
Net proceeds from sale of businesses
  and assets..........................         6              4               --           --           10
Expenditures for plant, property, and
  equipment...........................       (52)           (69)              --           --         (121)
Acquisitions of businesses............        --             --               --           --           --
Expenditures for plant, property, and
  equipment and business
  acquisitions -- discontinued
  operations..........................        --           (301)              --           --         (301)
Investments and other.................       (33)           (38)               1           --          (70)
                                            ----          -----            -----         ----        -----
Net cash provided (used) by investing
  activities..........................       (79)          (391)               1           --         (469)
                                            ----          -----            -----         ----        -----
FINANCING ACTIVITIES
Issuance of common and treasury
  shares..............................        --             --               39           --           39
Purchase of common stock..............        --             --             (104)          --         (104)
Issuance of long-term debt............        --              3               --           --            3
Retirement of long-term debt..........        (1)           (17)              --           --          (18)
Net increase (decrease) in short-term
  debt excluding current maturities on
  long-term debt......................        --             57              271           --          328
Intercompany dividends and net
  increase (decrease) in intercompany
  obligations.........................        44            (91)              47           --           --
Dividends (common and preferred)......       (20)            --             (152)          20         (152)
                                            ----          -----            -----         ----        -----
Net cash provided (used) by financing
  activities..........................        23            (48)             101           20           96
                                            ----          -----            -----         ----        -----
Effect of foreign exchange rate
  changes on cash and temporary cash
  investments.........................        --              3               --           --            3
                                            ----          -----            -----         ----        -----
Increase (decrease) in cash and
  temporary cash investments..........        (2)            (8)               5           --           (5)
Cash and temporary cash investments,
  January 1...........................         3             26               --           --           29
                                            ----          -----            -----         ----        -----
Cash and temporary cash investments,
  September 30 (Note).................      $  1          $  18            $   5         $ --        $  24
                                            ====          =====            =====         ====        =====

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                                 BALANCE SHEET

                                                                        SEPTEMBER 30, 1999
                                              -----------------------------------------------------------------------
                                                                                TENNECO
                                                                            AUTOMOTIVE INC.
                                               GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                              SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS    CONSOLIDATED
                                              ------------   ------------   ---------------   --------   ------------
                                                                            (MILLIONS)
                   ASSETS
Current assets:
    Cash and temporary cash investments.....     $    2         $   22          $    18       $     --      $   42
    Receivables.............................        363            374               28            (85)        680
    Inventories.............................        151            252               --             --         403
    Deferred income taxes...................         39            (11)              --             --          28
    Prepayments and other...................         27             36               --             --          63
                                                 ------         ------          -------       --------      ------
                                                    582            673               46            (85)      1,216
                                                 ------         ------          -------       --------      ------
Other assets:
    Investment in affiliated companies......        351             --            4,935         (5,286)         --
    Notes and advances receivable from
      affiliates............................      2,417              9            3,334         (5,760)         --
    Long-term notes receivable, net.........         13             17               --             --          30
    Goodwill and intangibles, net...........        334            171               --             --         505
    Pension assets..........................         92              7               --             --          99
    Other...................................         43             54                9             --         106
                                                 ------         ------          -------       --------      ------
                                                  3,250            258            8,278        (11,046)        740
                                                 ------         ------          -------       --------      ------
Plant, property, and equipment, at cost.....        888          1,047                1             --       1,936
    Less -- Reserves for depreciation and
      amortization..........................        433            448               --             --         881
                                                 ------         ------          -------       --------      ------
                                                    455            599                1             --       1,055
                                                 ------         ------          -------       --------      ------
Net assets of discontinued operations.......         27          2,812           (1,356)            --       1,483
                                                 ------         ------          -------       --------      ------
                                                 $4,314         $4,342          $ 6,969       $(11,131)     $4,494
                                                 ======         ======          =======       ========      ======
        LIABILITIES AND SHAREOWNERS'
                   EQUITY
Current liabilities:
    Short-term debt (including current
      maturities on long-term debt).........     $    1         $  537          $   420       $   (721)     $  237
    Trade payables..........................        160            276               11            (82)        365
    Taxes accrued...........................         (1)            28              130           (111)         46
    Other...................................        100             67               73             --         240
                                                 ------         ------          -------       --------      ------
                                                    260            908              634           (914)        888
Long-term debt..............................      1,558             24            4,262         (5,048)        796
Deferred income taxes.......................        (27)            18              (67)           180         104
Postretirement benefits and other
  liabilities...............................        132             23               --             --         155
Commitments and contingencies
Minority interest...........................         --             16               --            395         411
Preferred stock with mandatory redemption
  provisions................................        395             --               --           (395)         --
Shareowners' equity.........................      1,996          3,353            2,140         (5,349)      2,140
                                                 ------         ------          -------       --------      ------
                                                 $4,314         $4,342          $ 6,969       $(11,131)     $4,494
                                                 ======         ======          =======       ========      ======

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                                 BALANCE SHEETS

                                                                         DECEMBER 31, 1998
                                               ----------------------------------------------------------------------
                                                                                 TENNECO
                                                                             AUTOMOTIVE INC.
                                                GUARANTOR     NONGUARANTOR       (PARENT       RECLASS
                                               SUBSIDIARIES   SUBSIDIARIES      COMPANY)       & ELIMS   CONSOLIDATED
                                               ------------   ------------   ---------------   -------   ------------
                                                                             (MILLIONS)
                   ASSETS
Current assets:
    Cash and temporary cash investments......     $    1         $   25          $     3       $    --      $   29
    Receivables..............................        277            307               32          (173)        443
    Inventories..............................        149            265               --            --         414
    Deferred income taxes....................         48             (9)              --            --          39
    Prepayments and other....................         94             45               --            --         139
                                                  ------         ------          -------       -------      ------
                                                     569            633               35          (173)      1,064
                                                  ------         ------          -------       -------      ------
Other assets:
    Investment in affiliated companies.......        733             --            5,387        (6,120)         --
    Notes and advances receivable from
      affiliates.............................        635             --            2,772        (3,407)         --
    Long-term notes receivable, net..........         12              9                2            --          23
    Goodwill and intangibles, net............        348            151               --            --         499
    Deferred income taxes....................         --             39               --            --          39
    Pension assets...........................         83             18               --            --         101
    Other....................................         89            106                6            --         201
                                                  ------         ------          -------       -------      ------
                                                   1,900            323            8,167        (9,527)        863
                                                  ------         ------          -------       -------      ------
Plant, property, and equipment, at cost......        875          1,069               --            --       1,944
    Less -- Reserves for depreciation and
      amortization...........................        419            432               --            --         851
                                                  ------         ------          -------       -------      ------
                                                     456            637               --            --       1,093
                                                  ------         ------          -------       -------      ------
Net assets of discontinued operations........      1,649          3,119           (3,029)           --       1,739
                                                  ------         ------          -------       -------      ------
                                                  $4,574         $4,712          $ 5,173       $(9,700)     $4,759
                                                  ======         ======          =======       =======      ======
     LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Short-term debt (including current
      maturities on long-term debt)..........     $   26         $  124          $   229       $   (75)     $  304
    Trade payables...........................        148            258               10           (79)        337
    Taxes accrued............................         (3)            34               --            --          31
    Other....................................        130             71               36            --         237
                                                  ------         ------          -------       -------      ------
                                                     301            487              275          (154)        909
Long-term debt...............................      1,571             25            2,480        (3,405)        671
Deferred income taxes........................        137             47              (86)           --          98
Postretirement benefits and other
  liabilities................................        126             44               --            --         170
Commitments and contingencies
Minority interest............................         --             13               --           394         407
Preferred stock with mandatory redemption
  provisions.................................        394             --               --          (394)         --
Shareowners' equity..........................      2,045          4,096            2,504        (6,141)      2,504
                                                  ------         ------          -------       -------      ------
                                                  $4,574         $4,712          $ 5,173       $(9,700)     $4,759
                                                  ======         ======          =======       =======      ======

                                                                     SCHEDULE II

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

                 COLUMN A                    COLUMN B          COLUMN C          COLUMN D    COLUMN E
-------------------------------------------  ---------   --------------------   ----------   --------
                                                              ADDITIONS
                                                         --------------------
                                              BALANCE     CHARGED    CHARGED
                                                AT          TO          TO                   BALANCE
                                             BEGINNING   COSTS AND    OTHER                   AT END
                DESCRIPTION                   OF YEAR    EXPENSES    ACCOUNTS   DEDUCTIONS   OF YEAR
-------------------------------------------  ---------   ---------   --------   ----------   --------
Allowance for Doubtful Accounts and Notes
  Deducted from Assets to Which it Applies:
     Year Ended December 31, 1998..........     $20         $20        $ 5         $ 6         $39
                                                ===         ===        ===         ===         ===
     Year Ended December 31, 1997..........     $10         $ 6        $ 4         $--         $20
                                                ===         ===        ===         ===         ===
     Year Ended December 31, 1996..........     $10         $ 1        $--         $ 1         $10
                                                ===         ===        ===         ===         ===

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                            TENNECO AUTOMOTIVE INC.
                        (FORMERLY KNOWN AS TENNECO INC.)

                   11 5/8% SENIOR SUBORDINATED NOTES DUE 2009

                                 EXCHANGE OFFER

                                 [TENNECO LOGO]

                            ------------------------
                                   PROSPECTUS

                                              , 2000

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Tenneco's restated certificate of incorporation provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation law ("DGCL"). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director's duty of loyalty to Tenneco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

     While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco's certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director's breach of his or her duty of care. The provisions of Tenneco's certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

     Tenneco's by-laws include the following provisions:

          "Section 14. (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

          (2) The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
     Section 14 or otherwise.

          (3) If a claim for indemnification or payment of expenses under this
     Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

          (4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the

     Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

          (5) The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

          (6) Any repeal or modification of the foregoing provisions of this
     Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

          (7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action."

     Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

     In addition, in the distribution agreement Pactiv has agreed to indemnify the directors and officers of Tenneco against some liabilities for any violations or alleged violations of securities or other laws arising out of some of the documents related to the spin-off. See "Item 22, Undertakings" for a description of the Commission's position regarding such indemnification provisions.

     The by-laws of Tenneco Automotive Operating Company Inc. ("Operating Company"), Clevite Industries Inc. ("Clevite"), Tenneco Global Holdings Inc. ("Tenneco Global"), Tenneco International Holding Corp. ("TIHC") and TMC Texas Inc. ("TMC Texas") provide that Operating Company, Clevite, Tenneco Global, TIHC and TMC Texas shall indemnify their directors and officers to the maximum extent permitted from time to time by the DGCL. The by-laws of The Pullman Company ("Pullman") provide that Pullman shall indemnify its directors and officers if they acted in good faith and in a manner reasonably believed to be in the best interests of Pullman, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. Such indemnification includes expenses and attorneys' fees incurred in connection with any claim. Expenses (including attorneys' fees) are to be paid by Pullman in advance of the final disposition of any action upon receipt of an undertaking by or on behalf of any director or officer to repay the advanced amount if it is determined that such officer or director is not entitled to be indemnified.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         1               -- None.
         2               -- Distribution Agreement by and between Tenneco Inc. (the
                            "registrant") and Tenneco Packaging Inc. dated November
                            3, 1999 (incorporated herein by reference to Exhibit 2 to
                            the registrant's Current Report on Form 8-K dated
                            November 4, 1999, File No. 1-12387).
         3.1(a)          -- Restated Certificate of Incorporation of the registrant dated December 11, 1996 (incorporated herein by reference
                            from Exhibit 3.1(a) of the registrant's Annual Report on
                            Form 10-K for the year ended December 31, 1997, File No.
                            1-12387).
         3.1(b)          -- Certificate of Amendment, dated December 11, 1996
                            (incorporated herein by reference from Exhibit 3.1(c) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997, File No. 1-12387).
         3.1(c)          -- Certificate of Ownership and Merger, dated July 8, 1997
                            (incorporated herein by reference from Exhibit 3.1(d) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997, File No. 1-12387).
         3.1(d)          -- Certificate of Designation of Series B Junior
                            Participating Preferred Stock dated September 9, 1998
                            (incorporated herein by reference from Exhibit 3.1(d) of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1998, File No. 1-12387).
         3.1(e)          -- Certificate of Elimination of the Series A Participating
                            Junior Preferred Stock of the registrant dated September
                            11, 1998 (incorporated herein by reference from Exhibit
                            3.1(e) of the registrant's Quarterly Report on Form 10-Q
                            for the quarter ended September 30, 1998, File No.
                            1-12387).
         3.1(f)          -- Certificate of Amendment to Restated Certificate of
                            Incorporation of the registrant dated November 5, 1999
                            (incorporated herein by reference from Exhibit 3.1(f) of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
         3.1(g)          -- Certificate of Amendment to Restated Certificate of
                            Incorporation of the registrant dated November 5, 1999
                            (incorporated herein by reference from Exhibit 3.1(g) of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
         3.1(h)          -- Certificate of Ownership and Merger merging Tenneco
                            Automotive Merger Sub Inc. with and into the registrant,
                            dated November 5, 1999 (incorporated herein by reference
                            from Exhibit 3.1(h) of the registrant's Quarterly Report
                            for the quarter ended September 30, 1999, File No.
                            1-12387).
         3.2(a)          -- By-Laws of the registrant, as amended December 1, 1999.
         3.3             -- Certificate of Incorporation of Tenneco Global Holdings
                            Inc. ("Global"), as amended.*
         3.4             -- By-laws of Global.*
         3.5             -- Certificate of Incorporation of TMC Texas Inc. ("TMC").*
         3.6             -- By-laws of TMC.*
         3.7             -- Amended and Restated Certificate of Incorporation of
                            Tenneco International Holding Corp. ("TIHC").*
         3.8             -- Amended and Restated By-laws of TIHC.*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         3.9             -- Certificate of Incorporation of Clevite Industries Inc.
                            ("Clevite"), as amended.*
         3.10            -- By-laws of Clevite.*
         3.11            -- Amended and Restated Certificate of Incorporation of the
                            Pullman Company ("Pullman").*
         3.12            -- By-laws of Pullman.*
         3.13            -- Certificate of Incorporation of Tenneco Automotive
                            Operating Company Inc. ("Operating").*
         3.14            -- By-laws of Operating.*
         4.1             -- Qualified Offer Plan Rights Agreement dated as of
                            September 8, 1998, by and between the registrant and
                            First Chicago Trust Company of New York, as Rights Agent
                            (incorporated herein by reference from Exhibit 4.1 of the
                            registrant's Current Report on Form 8-K dated September
                            24, 1999, File No. 1-12387).
         4.2(a)          -- Indenture, dated as of November 1, 1996, between the
                            registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.1 of the
                            registrant's Form S-4 Registration No. 333-14003).
         4.2(b)          -- First Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(b) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(c)          -- Second Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(c) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(d)          -- Third Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(d) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(e)          -- Fourth Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(e) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(f)          -- Fifth Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(f) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(g)          -- Sixth Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(g) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.2(h)          -- Seventh Supplemental Indenture dated as of December 11,
                            1996 to Indenture dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.3(h) of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
         4.2(i)          -- Eighth Supplemental Indenture, dated as of April 28,
                            1997, to Indenture, dated as of November 1, 1996 between
                            the registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.1 of the
                            registrant's Current Report on Form 8-K dated April 23,
                            1997, File No. 1-12387).
         4.2(j)          -- Ninth Supplemental Indenture, dated as of April 28, 1997, to Indenture, dated as of November 1, 1996, between the
                            registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.2 of the
                            registrant's Current Report on Form 8-K dated April 23,
                            1997, File No. 1-12387).
         4.2(k)          -- Tenth Supplemental Indenture, dated as of July 16, 1997, to Indenture, dated as of November 1, 1996, between the
                            registrant and The Chase Manhattan Bank, as Trustee
                            (incorporated herein by reference from Exhibit 4.1 of the
                            registrant's Current Report on Form 8-K dated June 11,
                            1997, File No. 1-12387).
         4.2(l)          -- Eleventh Supplemental Indenture, dated October 21, 1999, to Indenture dated November 1, 1996 between The Chase
                            Manhattan Bank, as Trustee, and the registrant
                            (incorporated herein by reference from Exhibit 4.2(l) of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
         4.3             -- Specimen stock certificate for Tenneco Automotive Inc.
                            common stock (incorporated herein by reference from
                            Exhibit 4.3 of the registrant's Quarterly Report on Form
                            10-Q for the quarter ended September 30, 1999, File No.
                            1-12387).
         4.4(a)          -- Indenture dated October 14, 1999 by and between the
                            registrant and The Bank of New York, as trustee
                            (incorporated herein by reference from Exhibit 4.4(a) of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
         4.4(b)          -- Supplemental Indenture dated November 4, 1999 among
                            Tenneco Automotive Operating Subsidiary Inc. (formerly
                            Tenneco Automotive Inc.), Tenneco International Holding
                            Corp., Tenneco Global Holdings Inc., the Pullman Company,
                            Clevite Industries Inc. and TMC Texas Inc. in favor of
                            The Bank of New York, as trustee (incorporated herein by
                            reference from Exhibit 4.4(b) of the registrant's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, File No. 1-12387).
         4.4(c)          -- Subsidiary Guarantee dated as of October 14, 1999 from
                            Tenneco Automotive Operating Subsidiary Inc. (formerly
                            Tenneco Automotive Inc.), Tenneco International Holding
                            Corp., Tenneco Global Holdings Inc., the Pullman Company,
                            Clevite Industries Inc. and TMC Texas Inc. in favor of
                            The Bank of New York, as trustee.
         4.5(a)          -- Credit Agreement, dated as of September 30, 1999, among the registrant, the Lenders named therein, Commerzbank
                            and Bank of America, N.A., Citicorp USA, Inc. and The
                            Chase Manhattan Bank (incorporated herein by reference
                            from Exhibit 4.5(a) of the registrant's Quarterly Report
                            on Form 10-Q for the quarter ended September 30, 1999,
                            File No. 1-12387).
         5               -- Opinion of Jenner & Block.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         8               -- Opinion of Jenner & Block regarding tax matters.
         9               -- None.
        10.1             -- Distribution Agreement, dated November 1, 1996, by and
                            among El Paso Tennessee Pipeline Co. (formerly Tenneco
                            Inc.) the registrant, and Newport News Shipbuilding Inc.
                            (incorporated herein by reference from Exhibit 2 of the
                            registrant's Form 10, File No. 1-12387).
        10.2             -- Amendment No. 1 to Distribution Agreement, dated as of
                            December 11, 1996, by and among El Paso Tennessee
                            Pipeline Co. (formerly Tenneco Inc.), the registrant, and
                            Newport News Shipbuilding Inc. (incorporated herein by
                            reference from Exhibit 10.2 of the registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1996,
                            File No. 1-12387).
        10.3             -- Debt and Cash Allocation Agreement, dated December 11,
                            1996, by and among El Paso Tennessee Pipeline Co.
                            (formerly Tenneco Inc.), the registrant, and Newport News
                            Shipbuilding Inc. (incorporated herein by reference from
                            Exhibit 10.3 of the registrant's Annual Report on Form
                            10-K for the year ended December 31, 1996, File No.
                            1-12387).
        10.4             -- Benefits Agreement, dated December 11, 1996, by and among
                            El Paso Tennessee Pipeline Co. (formerly Tenneco Inc.),
                            the registrant, and Newport News Shipbuilding Inc.
                            (incorporated herein by reference from Exhibit 10.4 of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
        10.5             -- Insurance Agreement, dated December 11, 1996, by and
                            among El Paso Tennessee Pipeline Co. (formerly Tenneco
                            Inc.), the registrant, and Newport News Shipbuilding Inc.
                            (incorporated herein by reference from Exhibit 10.5 of
                            the registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1996, File No. 1-12387).
        10.6             -- Tax Sharing Agreement, dated December 11, 1996, by and
                            among El Paso Tennessee Pipeline Co. (formerly Tenneco
                            Inc.), Newport News Shipbuilding Inc., the registrant,
                            and El Paso Natural Gas Company (incorporated herein by
                            reference from Exhibit 10.6 of the registrant's Annual
                            Report on Form 10-K for the year ended December 31, 1996,
                            File No. 1-12387.
        10.7             -- First Amendment to Tax Sharing Agreement, dated as of
                            December 11, 1996, among El Paso Tennessee Pipeline Co.
                            (formerly Tenneco Inc.), the registrant and Newport News
                            Shipbuilding Inc. (incorporated herein by reference from
                            Exhibit 10.7 of the registrant's Annual Report on Form
                            10-K for the year ended December 31, 1996, File No.
                            1-12387).
        10.8             -- Tenneco Automotive Inc. Executive Incentive Compensation
                            Plan (incorporated herein by reference from Exhibit 10.8
                            of the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
        10.9             -- Tenneco Automotive Inc. Change of Control Severance
                            Benefits Plan for Key Executives (incorporated herein by
                            reference from Exhibit 10.13 of the registrant's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, File No. 1-12387).
        10.10            -- Tenneco Automotive Inc. Stock Ownership Plan.
        10.11            -- Tenneco Automotive Inc. Key Executive Pension Plan
                            (incorporated herein by reference from Exhibit 10.15 of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.12            -- Tenneco Automotive Inc. Deferred Compensation Plan
                            (incorporated herein by reference from Exhibit 10.16 of
                            the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
        10.13            -- Tenneco Automotive Inc. Supplemental Executive Retirement
                            Plan (incorporated herein by reference from Exhibit 10.17
                            of the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
        10.14            -- Release Agreement dated as of October 18, 1999 by and
                            between Dana G. Mead and Tenneco Management Company and
                            Modification of Release Agreement dated as of October 18,
                            1999 among Dana G. Mead, Tenneco Automotive Inc. and
                            Tenneco Management Company (incorporated herein by
                            reference from Exhibit 10.18 of the registrant's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, File No. 1-12387).
        10.15            -- Human Resources Agreement by and between Tenneco
                            Automotive Inc. and Tenneco Packaging Inc. dated November
                            4, 1999 (incorporated herein by reference to Exhibit 99.1
                            to the registrant's Current Report on Form 8-K dated
                            November 4, 1999, File No. 1-12387).
        10.16            -- Tax Sharing Agreement by and between Tenneco Automotive
                            Inc. and Tenneco Packaging Inc. dated November 3, 1999
                            (incorporated herein by reference to Exhibit 99.2 to the
                            registrant's Current Report on Form 8-K dated November 4,
                            1999, File No. 1-12387).
        10.17            -- Amended and Restated Transition Services Agreement by and
                            between Tenneco Automotive Inc. and Tenneco Packaging
                            Inc. dated as of November 4, 1999 (incorporated herein by
                            reference from Exhibit 10.21 of the registrant's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1999, File No. 1-12387).
        10.18            -- Purchase Agreement among Salomon Smith Barney Inc., the other Initial Purchasers as named therein and Tenneco
                            Inc. dated October 8, 1999.*
        10.19            -- Registration Rights Agreement among Tenneco Inc., the
                            Guarantors named therein, Salomon Smith Barney Inc. and
                            the other Initial Purchasers named therein dated October
                            14, 1999.*
        10.20            -- Assumption Agreement among Tenneco Automotive Operating
                            Company Inc., Tenneco International Holding Corp.,
                            Tenneco Global Holdings Inc., The Pullman Company,
                            Clevite Industries Inc., TMC Texas Inc., Salomon Smith
                            Barney Inc. and the other Initial Purchasers listed in
                            the Purchase Agreement dated as of November 4, 1999.*
        11               -- None.
        12.1             -- Statement of Ratio of Earnings to Fixed
                            Charges -- September 30, 1999 and 1998.*
        12.2             -- Statement of Ratio of Earnings to Fixed
                            Charges -- December 31, 1998, 1997, 1996, 1995 and 1994.*
        13               -- None.
        15               -- None.
        16               -- None.
        21               -- List of Subsidiaries of the registrant.*
        23.1             -- Consent of Jenner & Block (included in Exhibit 5 and
                            Exhibit 8).
        23.2             -- Consent of Arthur Andersen LLP.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        24               -- Power of Attorney of Mark P. Frissora, Mark A. McCollum,
                            Kenneth R. Trammell, Dana G. Mead, Sir David Plastow, M.
                            Kathryn Eickhoff, Mark Andrews, Roger B. Porter, Paul T.
                            Stecko, David B. Price, Jr. and Timothy R. Donovan.*
        25               -- Statement of Eligibility of Trustee.*
        26               -- None.
        27.1             -- Financial Data Schedule -- Period ended September 30,
                            1999 (incorporated herein by reference from Exhibit 27.1
                            of the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
        27.2             -- Financial Data Schedule -- Period ended September 30,
                            1998 (incorporated herein by reference from Exhibit 27.2
                            of the registrant's Quarterly Report on Form 10-Q for the
                            quarter ended September 30, 1999, File No. 1-12387).
        99.1             -- Form of Letter of Transmittal.*
        99.2             -- Form of Letter to DTC Participants, including Brokers,
                            Dealers and Other Nominees.*
        99.3             -- Form of Letter to Beneficial Holders.*
        99.4             -- Form of Notice of Guaranteed Delivery.*


---------------


 * Filed on December 29, 1999.


     (b) Financial Statement Schedules


         Schedule II -- Valuation and Qualifying Accounts (see page S-1)


     (c) Not Applicable.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             b. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             c. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          5. To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            TENNECO AUTOMOTIVE INC.

                                            By:    /s/ MARK P. FRISSORA*
                                              ----------------------------------
                                                       Mark P. Frissora
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              Chief Executive Officer and Director
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

            /s/ MARK A. MCCOLLUM*              Senior Vice President and Chief Financial
---------------------------------------------  Officer
              Mark A. McCollum                 (principal financial officer)

          /s/ KENNETH R. TRAMMELL*             Vice President and Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell

              /s/ DANA G. MEAD*                Director
---------------------------------------------
                Dana G. Mead

           /s/ SIR DAVID PLASTOW*              Director
---------------------------------------------
              Sir David Plastow

          /s/ M. KATHRYN EICKHOFF*             Director
---------------------------------------------
             M. Kathryn Eickhoff

              /s/ MARK ANDREWS*                Director
---------------------------------------------
                Mark Andrews

            /s/ ROGER B. PORTER*               Director
---------------------------------------------
               Roger B. Porter

             /s/ PAUL T. STECKO*               Director
---------------------------------------------
               Paul T. Stecko

          /s/ DAVID B. PRICE, JR.*             Director
---------------------------------------------
             David B. Price, Jr.

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            TENNECO AUTOMOTIVE OPERATING COMPANY
                                            INC.

                                            By:    /s/ MARK P. FRISSORA*
                                              ----------------------------------
                                                       Mark P. Frissora
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              President and Director
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

            /s/ MARK A. MCCOLLUM*              Vice President and Chief Financial Officer
---------------------------------------------  (principal financial officer)
              Mark A. McCollum

          /s/ KENNETH R. TRAMMELL*             Vice President and Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell

              /s/ DANA G. MEAD*                Director
---------------------------------------------
                Dana G. Mead

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            CLEVITE INDUSTRIES INC.

                                            By:    /s/ MARK P. FRISSORA*
                                              ----------------------------------
                                                       Mark P. Frissora
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              President and Director
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

           /s/ MARK. A. MCCOLLUM*              Vice President and Chief Financial Officer
---------------------------------------------  (principal financial officer)
              Mark A. McCollum

          /s/ KENNETH R. TRAMMELL*             Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            THE PULLMAN COMPANY

                                            By:    /s/ MARK P. FRISSORA*
                                              ----------------------------------
                                                       Mark P. Frissora
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.



                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              President and Director
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

            /s/ MARK A. MCCOLLUM*              Vice President and Chief Financial Officer
---------------------------------------------  (principal financial officer)
              Mark A. McCollum

          /s/ KENNETH R. TRAMMELL*             Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell


*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            TENNECO GLOBAL HOLDINGS INC.

                                            By:    /s/ MARK A. MCCOLLUM*
                                              ----------------------------------
                                                       Mark A. McCollum
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK A. MCCOLLUM*              President, Controller and Director
---------------------------------------------  (principal executive, financial and
              Mark A. McCollum                 accounting officer)

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                        TENNECO INTERNATIONAL HOLDING CORP.

                                        By:      /s/ MARK P. FRISSORA*
                                           -------------------------------------
                                                     Mark P. Frissora
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              President
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

            /s/ MARK A. MCCOLLUM*              Vice President
---------------------------------------------  (principal financial officer)
              Mark A. McCollum

          /s/ KENNETH R. TRAMMELL*             Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell

           /s/ TIMOTHY R. DONOVAN              Director
---------------------------------------------
             Timothy R. Donovan

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, as of the 2nd day of February, 2000.


                                            TMC TEXAS INC.

                                            By:    /s/ MARK P. FRISSORA*
                                              ----------------------------------
                                                       Mark P. Frissora
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 2, 2000.


                  SIGNATURE                                        TITLE
                  ---------                                        -----
            /s/ MARK P. FRISSORA*              President
---------------------------------------------  (principal executive officer)
              Mark P. Frissora

            /s/ MARK A. MCCOLLUM*              Vice President
---------------------------------------------  (principal financial officer)
              Mark A. McCollum

          /s/ KENNETH R. TRAMMELL*             Controller
---------------------------------------------  (principal accounting officer)
             Kenneth R. Trammell

           /s/ TIMOTHY R. DONOVAN              Director
---------------------------------------------
             Timothy R. Donovan

*By:    /s/ TIMOTHY R. DONOVAN
     -------------------------------
           Timothy R. Donovan
            Attorney-in-fact